Form 10KSB, Exhibit 13
period 2001-12-31
AMERICAN BANK INC
filed 2002-03-29
CIK 1163747

EXHIBIT 13




                       2001 ANNUAL REPORT TO STOCKHOLDERS
                           AMERICAN BANK INCORPORATED

                                TABLE OF CONTENTS


                                                                           Page


Message to Our Stockholders...........................................      1
Selected Consolidated Financial Information and Other Data............      2
Management's Discussion and Analysis of Financial Condition
   and Results of Operations..........................................      3
Common Stock and Related Matters......................................     11
Stockholder Information...............................................     12
Directors and Officers................................................     12
Independent Auditors' Report..........................................    F-1
Consolidated Balance Sheets...........................................    F-2
Consolidated Statements of Income.....................................    F-3
Consolidated Statements of Stockholders' Equity.......................    F-4
Consolidated Statements of Cash Flows.................................    F-5
Notes to Consolidated Financial Statements............................    F-6

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

     The following information is derived from the audited financial statements of American Bank Incorporated. For additional information about the formation of American Bank Incorporated and it's acquisition of all the outstanding shares of American Bank, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of American Bank Incorporated and related notes included elsewhere herein.

                                                                     AT DECEMBER 31,
                                                 ----------------------------------------------------------
                                                   2001          2000        1999       1998        1997
                                                 ---------    ---------   ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Selected Financial Condition Data:
---------------------------------
Total assets...................................  $ 368,709    $ 244,256   $ 112,333   $  73,510   $  21,148
Loans receivable, net..........................    135,589      120,614      53,313      35,284       5,507
Securities available for sale..................    175,177       63,221      47,044      23,131       8,081
Securities held to maturity....................     14,822       17,498       1,137         599       1,990
Deposits.......................................    258,000      182,495      89,143      54,299      13,400
Short-term debt................................         --           --       3,000          --          --
Long-term debt.................................     83,238       37,456       8,194       8,893          --
Stockholders' equity...........................     25,508       23,255      11,620      10,024       7,681

                                                                      FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                 ----------------------------------------------------------
                                                  2001         2000         1999        1998        1997
                                                 ---------    ---------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Operating Data:
------------------------
Total interest income .......................... $  19,995    $  11,916   $   6,087   $   2,705   $     481
Total interest expense .........................    13,123        7,535       3,478       1,384         126
                                                 ---------    ---------   ---------   ---------   ---------
Net interest income ............................     6,875        4,381       2,609       1,321         355
Provision for loan losses ......................       651          475         259         397         111
                                                 ---------    ---------   ---------   ---------   ---------
Net interest income after provision for loan
 losses.........................................     6,221        3,906       2,350         924         244
                                                 ---------    ---------   ---------   ---------   ---------
Fees and service charges .......................       131           75          34          16           2
Net realized gain on sales of mortgage loans
 and securities ................................       151           77          86         173          18
Other income ...................................       193          214          73          15          --
                                                 ---------    ---------   ---------   ---------   ---------
Total other income .............................       475          366         193         204          20
Total other expenses ...........................     5,061        3,589       2,661       2,234       1,108
                                                 ---------    ---------   ---------   ---------   ---------
    Income (loss) before taxes on income             1,635          683        (118)     (1,106)       (844)
Taxes on income ................................       297          254          --          --          --
                                                 ---------    ---------   ---------   ---------   ---------
Net income (loss) .............................. $   1,338    $     429   $    (118)  $  (1,106)  $    (844)
                                                 =========    =========   =========   =========   =========
Dividend payout ratio per share ................        --           --          --          --          --
Earnings (loss) per share-basic(1) ............. $    0.22    $    0.08   $   (0.03)  $   (0.40)  $   (0.53)
Earning s (loss) per share-diluted(1) .......... $    0.22    $    0.08   $   (0.03)  $   (0.40)  $   (0.53)


Performance Ratios:
-------------------
Return on assets (ratio of net income (loss) to
 average total assets) .........................      0.43%        0.26%      (0.13)%     (2.34)%     (7.98)%
Return on equity (ratio of net income (loss) to
 average equity) ...............................      5.48%        2.54%      (1.15)%    (12.49)%    (10.99)%
Interest rate spread information:
Average during period ..........................      2.14%        2.37%       2.60%       2.71%       2.07%
End of period ..................................      2.18%        1.97%       2.51%       2.25%       2.08%
Net interest margin (ratio of net interest
 income divided by average earning assets) .....      2.40%        2.73%       2.94%       3.22%       4.56%
Ratio of operating expense to average total
 assets ........................................      1.60%        2.07%       2.88%       4.72%      10.48%
Ratio of average interest-earning assets to
 average interest-bearing liabilities ..........    105.55%      107.70%     108.61%     115.03%     116.25%


Asset Quality Ratios:
---------------------
Non-performing assets to total assets at end of
 period ........................................        --           --          --          --          --
Allowance for loan losses to non-performing
 loans .........................................       N/A          N/A         N/A         N/A         N/A
Allowance for loan losses to loans receivable,
 net ...........................................      1.47%        1.02%       1.41%       1.42%       2.03%


Capital Ratios:
---------------
Stockholders' equity to total assets at end of
 period ........................................      6.92%        9.52%      10.34%      13.63%      36.32%
Average stockholders' equity to average assets..      8.33%       10.58%      11.02%      18.71%      76.51%

-----------------------
(1)  Adjusted to reflect three-for-two stock split declared in January 2002.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

     This document contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.

GENERAL

     American Bank Incorporated's results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, primarily savings accounts and time deposits. Our results of operations are also affected by our provisions for loans losses, other income and other expense. Other income consists primarily of service charges on deposit accounts and gains on sales of residential mortgage loans. Other expense consists primarily of non-interest expenses, including salaries and employee benefits, occupancy, equipment, data processing and deposit insurance premiums. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, governmental policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES

     Note 1 to American Bank Incorporated's consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of American Bank Incorporated and its results of operations.

INTEREST SENSITIVITY

     We monitor and manage the pricing and maturity of our assets and liabilities in order to manage the potential adverse impact that changes in interest rates could have on its net interest income. One monitoring technique employed by us is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced or which mature within a given period of time. We also employ financial modeling techniques to assess the impact that varying interest rates and balance sheet mix assumptions may have on net interest income. We attempt to manage interest rate sensitivity by, among other actions, repricing assets or liabilities, selling securities classified as available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing or maturing in the same time interval helps to control the risk and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity and formulate guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to manage interest rate risk within our policy requirements.

     The following table illustrates our interest rate sensitivity, as well as the cumulative gap position, at December 31, 2001. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Savings deposits and demand and NOW accounts do not have contractual maturities and are assumed to run off, or decay, at 7.5%, 7.5%, 7.5%, 15%, 37.5%, and 25% during the time-frames shown on the following table.


                                                                               DECEMBER 31, 2001
                                          -----------------------------------------------------------------------------------------
                                                                           MATURITIES AND REPRICINGS
                                            WITHIN                                                               OVER
                                            1 YEAR      1-2 YEARS     2-3 YEARS    3-5 YEARS    5-10 YEARS    10 YEARS       TOTAL
                                          ----------   ----------    ----------   ----------    ----------   ----------   ---------
                                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposit with bank and
  Federal funds sold                      $    7,150   $       --    $       --   $       --   $       --   $       --   $    7,150
Loans receivable ........................     33,996        8,719        11,022       59,685        7,859       16,573      137,854
Mortgage-backed securities...............     11,072        7,889        58,809          208           --           --       77,978
Investment securities  ..................     87,380       27,638         6,276        2,095          500        2,113      126,002
Restricted investment in bank stock......      4,945           --            --           --           --           --        4,945
                                          ----------   ----------    ----------   ----------   ----------   ----------   ----------
  Total interest-earning assets.......... $  144,543   $   44,246    $   76,107   $   61,988   $    8,359   $   18,686   $  353,929
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========

Interest-bearing liabilities:
Savings.................................. $    5,420   $    5,420    $    5,420   $   10,840   $   27,101   $   18,069   $   72,270
Demand...................................      9,858        5,603         5,603       11,206       28,015       18,677       78,942
Time.....................................     71,524        5,990         7,092        8,341           --           --       92,947

Borrowings...............................     53,343        1,363           383       28,149           --           --       83,238
                                          ----------   ----------    ----------   ----------   ----------   ----------   ----------
  Total interest-bearing liabilities..... $  140,235   $   18,376    $   18,498   $   58,536   $   55,116   $   36,745   $  327,397
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========

Interest sensitivity gap................. $    4,418   $   25,870    $   57,609   $    3,452   $  (46,757)  $  (18,060)  $   26,532
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========
Cumulative interest sensitivity gap...... $    4,418   $   30,288    $   87,897   $   91,349   $   44,592   $   26,532   $   26,532
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========
Ratio of gap to total assets.............        1.2%         7.0%         15.6%         0.9%      (12.7)%        (4.9)%        7.2%
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========
Ratio of cumulative gap to total assets..        1.2%         8.2%         23.8%        24.7%        12.1%         7.2%         7.2%
                                          ==========   ==========    ==========   ==========   ==========   ==========   ==========

     American Bank generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and from decreasing market rates of interest when it is liability-sensitive. As of December 31, 2001, American Bank was asset sensitive over a time horizon of up to twelve months. This "positive gap" of $4.4 million within such time frame resulted principally from growth in transaction deposit accounts, six-month certificates of deposit and Federal Home Loan Bank Advances used to fund increases in loans and securities that had similar or shorter interest rate lives. Management anticipates that American Bank will remain asset sensitive, and that this "positive gap" may increase, in the foreseeable future. Management's goal is to continue to acquire assets with short interest rate lives and fund those assets with liabilities that have similar or longer interest rate lives. This strategy will allow the Bank to benefit or at least remain neutral from increasing interest rates. Falling interest rates would have a negative impact on the Bank's net interest income stream.

     A gap analysis is not a precise indicator of a financial institution's interest sensitivity position. Such an analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

     We have not engaged in off-balance sheet hedges or other transactions that may be deemed "speculative," as that term is defined by various regulatory agencies, for the purpose of managing interest rate risk and do not intend to do so in the foreseeable future.

AVERAGE BALANCE SHEETS

     The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax-equivalent adjustments have been made. All average balances are monthly average balances.

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------------------------------
                                              2001                              2000                             1999
                              --------------------------------   --------------------------------  -------------------------------
                                AVERAGE     INTEREST               AVERAGE    INTEREST               AVERAGE   INTEREST
                              OUTSTANDING   EARNED/    YIELD/    OUTSTANDING   EARNED/    YIELD/   OUTSTANDING  EARNED/    YIELD/
                                BALANCE       PAID      RATE       BALANCE      PAID       RATE      BALANCE     PAID       RATE
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits
  and Federal funds sold..... $    6,994   $     258      3.69%  $    4,133  $      264      6.39% $    8,505  $     484      5.69%
Loans receivable.............    129,941      10,301      7.93       82,700       6,563      7.94      44,393      3,459      7.79
Mortgage-backed securities...     46,839       3,096      6.61       18,982       1,269      6.69      11,091        691      6.23
Investment securities........     98,990       6,064      6.13       52,962       3,717      7.02      23,827      1,391      5.84
Correspondent bank stock.....      4,145         276      6.63        1,574         103      6.54         932         62      6.65
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
  Total interest-earning
    assets .................. $  286,909   $  19,995      6.97%  $  160,351  $   11,916      7.43% $   88,748  $   6,087      6.86%
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
Interest-bearing liabilities:
Demand....................... $   52,993   $   1,795      3.39   $   30,649  $      868      2.83  $   15,132  $     259      1.71%
Savings......................     55,460       2,288      4.13       38,127       1,844      4.84      34,500      1,606      4.65
Time.........................     94,130       5,394      5.73       58,212       3,605      6.19      23,546      1,184      5.03
Borrowings...................     69,227       3,646      5.27       21,901       1,218      5.56       8,534        429      5.03
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------
  Total Interest-bearing
    liabilities.............. $  271,810   $  13,123      4.83%  $  148,889  $    7,535      5.06% $   81,712  $   3,478      4.26%
                              ----------   ---------  --------   ----------  ----------  --------  ----------  ---------  --------

Net interest income..........              $   6,872                         $    4,381                        $   2,609
                                           =========                         ==========                        =========
Net interest rate spread.....                             2.14%                              2.37%                            2.60%
                                                      ========                           ========                         ========
Net earning assets........... $   15,099                         $   11,462                        $    7,036
                              ==========                         ==========                        ==========

Net yield on average
  interest-earning assets.....                            2.40%                              2.73%                            2.94%
Ratio of interest-earning                             ========                           ========                         ========
  assets to interest bearing
  liabilities................     105.55%                            107.70%                           108.61%
                              ==========                         ==========                        ==========


RATE/VOLUME ANALYSIS

     The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (a) changes in volume (i.e., changes in volume multiplied by old rate) and (b) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                          FOR THE YEARS ENDED             FOR THE YEARS ENDED
                                              DECEMBER 31,                   DECEMBER 31,
                                              2001 V. 2000                   2000 V. 1999
                                   -------------------------------   -----------------------------
                                    INCREASE/DECREASE                 INCREASE/DECREASE
                                          DUE TO           TOTAL            DUE TO          TOTAL
                                   -------------------   INCREASE/   -------------------  INCREASE/
                                     VOLUME      RATE     DECREASE     VOLUME     RATE    DECREASE
                                   ---------   -------   ---------   ---------   -------  --------
                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold..............  $     137   $  (143)  $      (6)  $    (274)  $    54  $   (220)
Loans receivable.................      3,744        (6)      3,738       3,035        69     3,104
Mortgage-backed securities.......      1,840       (13)      1,827         524        54       578
Investment securities............      3,028      (681)      2,347       1,994       332     2,326
Other............................        169         4         173          43        (2)       41
                                   ---------   -------   ---------   ---------   -------  --------
  Total interest-earning assets..      8,918      (839)      8,079       5,322       507     5,829
                                   ---------   -------   ---------   ---------   -------  --------

Interest-bearing liabilities:
Demand deposits..................        727       200         927         368       241       609
Savings deposits.................        749      (305)        444         171        67       238
Time deposits....................      2,117      (328)      1,789       2,091       330     2,421
Borrowings.......................      2,531      (103)      2,428         739        50       789
                                   ---------   -------   ---------   ---------   -------  --------
  Total interest-bearing
    liabilities..................      6,124      (536)      5,588       3,369       688     4,057
                                   ---------   -------   ---------   ---------   -------  --------

Net Increase.....................  $   2,794   $  (303)  $   2,491   $   1,953   $  (181) $  1,772
                                   =========   =======   =========   =========   =======  ========


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND 2000

     Total assets increased to $368.7 million at December 31, 2001 from $244.3 million at December 31, 2000, an increase of $124.4 million, or 50.9%. Investment securities increased by $102.4 million, or 100.8%, to $204.0 million at December 31, 2001 compared to $101.6 million at December 31, 2000. Loans outstanding increased by $15.0 million, or 12.4%, to $135.6 million at December 31, 2001, compared to $120.6 million at December 31, 2000.

     The growth in assets was funded by an increase in deposits of $75.5 million and an increase in borrowed money of $45.8 million, reflecting additional advances from the Federal Home Loan Bank of Pittsburgh.

     Loans receivable, net of allowance for loan losses and deferred origination fees and costs, at December 31, 2001 was $135.6 million, an increase of $15.0 million, or 12.4%, compared to the December 31, 2000 balance of $120.6 million. Loans receivable represented 36.8% of total assets at December 31, 2001, compared to 49.4% of total assets at December 31, 2000.

     Total investment securities increased by $102.4 million, or 100.8%, to $204.0 million at December 31, 2001 from $101.6 million at December 31, 2000. Short term investments, which consist of commercial paper with original maturities of 60 days or less, decreased by $6.9 million, or 33.0% to $14.0 million. Investment securities classified as available for sale increased by $112.0 million, or 177.1%, to $174.5 million, while investment securities classified as held to maturity decreased by $2.7 million, or 15.30%, to $14.8 million. The increase in our portfolio of securities available for sale was the result of our investing the increases in deposits and borrowed money, as well as the principal repayments and maturities of securities classified as held to maturity.

     Total deposits increased by $75.5 million, or 41.4%, to $258.0 million at December 31, 2001 from the December 31, 2000 balance of $182.5 million. Non-interest bearing demand deposits increased $3.3 million, or 30.0%, to $13.8 million at December 31, 2001, from $10.6 million at December 31, 2000. Interest-bearing checking accounts grew $39.5 million, or 100.0%, to $78.9 million, compared to $39.4 million at December 31, 2000. Savings deposits, including money market accounts, increased $32.4 million, or 81.1%, to $72.3 million from the balance of $39.9 million at December 31, 2000. Total certificates of deposit increased by $382,000 or 0.4%, to $92.9 million from the December 31, 2000 balance of $92.6 million. The increase in deposits resulted from our paying higher than market rates on certain types of deposit accounts to attract new customers and the related banking relationships those customers bring.

     As of December 31, 2001, the amount of advances outstanding from the Federal Home Loan Bank of Pittsburgh was $83.2 million, an increase of $45.7 million, or 121.9%, compared to the $37.5 million outstanding at December 31, 2000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

     NET INCOME. For the year ended December 31, 2001 we reported net income of $1.4 million, or $0.22 per basic and diluted share, both as adjusted to reflect the three-for-two stock split declared in January 2002, for a return on average assets of 0.43% and a return on average equity of 5.48%. This is an increase of $909,000, or 211.9%, over net income of $429,000 for the year ended December 31, 2000, or $0.08 per basic and diluted share, as adjusted. The increase in net income was primarily the result of an increase of $126.6 million in average earning assets for the year ended December 31, 2001 compared to the year ended December 31, 2000. The increase in earnings from the increase in earning assets was partially offset by a decrease of 33 basis points in the net interest margin.

     NET INTEREST INCOME. Net interest income increased by $2.5 million, or 56.8%, to $6.9 million for the year ended December 31, 2001, as compared to $4.4 million for the year ended December 31, 2000. Average interest-earning assets grew to $286.9 million for the year ended December 31, 2001, an increase of $126.6 million, or 78.9%, as compared to the average of $160.4 million for the year ended December 31, 2000. Average interest-bearing liabilities grew to $271.8 million for the year ended December 31, 2001, an increase of $122.9 million, or 82.6%, compared to the average of $148.9 million for the year ended December 31, 2000. The yield on average interest-earning assets was 6.97% for the year ended December 31, 2001, a decrease of 46 basis points from the yield of 7.43% for the year ended December 31, 2000. The decrease in the yield on earning assets resulted from declining market interest rates during the year ended December 31, 2001. The cost of funds was 4.83% for the year ended December 31, 2001, a decrease of 23 basis points from the cost of 5.06% for the year ended December 31, 2000, as a result of the decline in market interest rates. During this period, management reduced our deposit rates at a slower pace than the market. We maintain higher deposit rates than our competition as a means to attract new customers and the related banking relationships those customers bring. As a result of the foregoing, our net interest margin (net interest income as a percentage or average interest-earning assets) decreased 33 basis points, to 2.40% for the year ended December 31, 2001, as compared to 2.73% for the year ended December 31, 2000.

     PROVISION FOR LOAN LOSSES. Management records a provision for loan losses in amounts that result in an allowance for loan losses sufficient to cover all potential net charge-offs and risks believed to be inherent in the loan portfolio. Management's evaluation includes such factors as past loan loss experience, economic conditions, delinquency statistics and re-evaluation of the credit quality of the loans in the portfolio. During the year ended December 31, 2001, the provision for loan losses amounted to $651,000, an increase of $176,000, or 37.1%, over the $475,000 provision for the year ended December 31, 2000. The increase in the provision in the current period was primarily related to management's recording a specific reserve of $324,000 for a loan to a single borrower. Subsequent to December 31, 2001, Management has reclassified this loan to "Doubtful" from "Substandard" and increased the specific reserve to $535,000, or 50.0% of the unpaid balance. Management continues to try to resolve this problem loan and expects to have final resolution in the second quarter of 2002. At December 31, 2001, the allowance for loan losses as a percentage of outstanding loans was 1.47%, as compared to 1.02% at December 31, 2000. The increase resulted from management providing the specific reserve discussed above. Management considers the allowance for loan losses at December 31, 2001 to be adequate for the inherent risks of loss in its loan portfolio at that date.

     NON-INTEREST INCOME. Total non-interest income for the year ended December 31, 2001 was $475,000, an increase of $109,000, or 29.8%, compared to $366,000 for the year ended December 31, 2000. Service charges on deposit accounts increased to $131,000 for the year 2001, compared to $75,000 for the year 2000. The increase of $56,000, or 74.7%, was the result of increases in the fees charged on deposit accounts and the volume of activity within those accounts. Gain on sale of loans increased $87,000, or 113.0%, to $164,000 in 2001 compared to $77,000 in 2000. This increase reflects our increased residential real estate loan originations, which primarily resulted from an increase in the volume of loan refinancing activity due to the declining market interest rate environment. Realized losses on the sale of securities totaled $13,000 for the year ended December 31, 2001. There were no security gains or losses for the year ended December 31, 2000. Other non-interest income, comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees and sales of checks and checkbooks, decreased $21,000, or 9.8% to $193,000 for year ended December 31, 2001, compared to $214,000 for the year ended December 30, 2000.

     NON-INTEREST EXPENSE. Non-interest expense for the year ended December 31, 2001 increased $1.5 million, or 41.7%, to $5.1 million, as compared to $3.6 million for the year ended December 31, 2000. Our efficiency ratio (ratio of non-interest expense to the sum of net interest income and non-interest income) improved to 68.9% for the year ended December 31, 2001, as compared to 75.6% for the year ended December 31, 2000. Salaries and benefits for the year ended December 31, 2001 totaled $1.8 million, an increase of $388,000, or 27.0%, as compared to salaries and benefits expense for the year ended December 31, 2000, primarily the result of an increase in our staff of ten employees. Net occupancy expense of $648,000 represented an increase of $117,000, or 22.0%, compared to the prior year, due to an increase in the amount of space being rented for our operations. Professional fees increased by $122,000, or 134.1%, to $213,000 for the year ended December 31, 2001, compared to $91,000 for the year ended December 31, 2000. This increase was primarily due to legal, accounting and other consulting fees associated with our public registration filings and applications to form a bank holding company. Equipment and data processing expense increased $333,000, or 80.4%, to $747,000 for the year ended December 31, 2001, compared to $414,000 for the year ended December 31, 2000, the result of costs associated with upgrading our data systems and security related to our internet systems and electronic banking. Other operating expense increased $280,000, to $740,000 for the year ended December 31, 2001, representing a 60.9% increase from the year ended December 31, 2000. The largest variances in other operating expenses compared to the prior year were as follows: postage increased by $80,000, due to both increased volume and rates; supplies and printing expenses increased $47,000, as a result of increased volume; and web site access cost increased by $154,000 as a result of increases in our internet banking activities.

     INCOME TAX EXPENSE. Income tax expense for the year ended December 31, 2001, amounted to $297,000, an increase of $43,000 from the $254,000 incurred for the year ended December 31, 2000, due primarily to our increase in pretax income being offset by our ability to reduce our deferred tax valuation allowance by $255,000 in the current year. Our effective tax rate for the year ended December 31, 2001 was 18.2%, as compared to 37.2% for the year ended December 31, 2000. The reduction in the effective tax rate reflected our ability to recognize deferred tax assets in the current period as a result of our continued profitability.

CAPITAL RESOURCES AND LIQUIDITY

     Our liquidity management objectives are to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit account withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the Federal Home Loan Bank of Pittsburgh.

     We monitor our liquidity position on an on-going basis and reports regularly to the Board of Directors the level of liquidity as compared to minimum levels established by Board policy. As of December 31, 2001, our level of liquidity was in excess of the minimum established by Board policy.

     American Bank is subject to various regulatory capital adequacy requirements promulgated by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System. Failure to meet minimum capital requirements can result in certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on American Bank's financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, American Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

     Quantitative measures established by regulation to ensure capital adequacy require American Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. As of December 31, 2001, American Bank exceeded all applicable capital adequacy requirements.

     At December 31, 2001, American Bank's actual and required minimum capital ratios were as follows:

                                                                        REQUIRED FOR CAPITAL    REQUIRED TO BE CONSIDERED
                                                       ACTUAL             ADEQUACY PURPOSES        "WELL CAPITALIZED"
                                              ---------------------     ---------------------     ---------------------
                                                AMOUNT      PERCENT       AMOUNT      PERCENT       AMOUNT      PERCENT
                                              ----------    -------     ----------    -------     ----------    -------
                                                                    (DOLLARS IN THOUSANDS)
As of September 30, 2001:
Total Capital (to risk weighted assets).....  $   26,572     11.24%     $   18,920      8.00%     $   23,650     10.00%
Tier I Capital (to risk weighted assets)....      24,574     10.39           9,460      4.00          14,190      6.00
Tier I Capital (to average assets) .........      24,574      6.80          14,455      4.00          18,069      5.00

IMPACT OF NEW ACCOUNTING STANDARDS

     In June of 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets".

     Statement No. 141 requires all business combinations to be accounted for using the purchase method of accounting as use of the pooling-of-interests method is prohibited. In addition, this Statement requires that negative goodwill that exists after the basis of certain acquired assets is reduced to zero should be recognized as an extraordinary gain. The provisions of this Statement apply to all business combinations initiated after June 30, 2001.

     Statement No. 142 prescribes that goodwill associated with a business combination and intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. The Statement requires intangibles that are separable from goodwill and that have a determinable useful life to be amortized over the determinable useful life. The provisions of this Statement became effective for us in January of 2002.

     In July 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting For Asset Retirement Obligations", which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement became effective for us in January 2002.

     In August 2001, the Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets". This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business". This Statement also amends ARB No. 51, "Consolidated Financial Statements". The provisions of this Statement became effective for us on January 1, 2002.

     Adoption of these statements did not have or are not expected to have a material impact on our financial condition or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related notes of American Bank Incorporated have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                        COMMON STOCK AND RELATED MATTERS

     Payment of dividends on American Bank Incorporated's common stock is subject to determination and declaration by the Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, American Bank Incorporated's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that dividends will be declared or, if declared, what the amount of dividends will be, or whether such dividends, once declared, will continue.

     Our common stock is listed for trading on the OTC Bulletin Board under the symbol "AMBK." As of February 28, 2002, we had six registered market makers, 642 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 6,003,094 shares outstanding.

     The following tables set forth market price and dividend information for the common stock since the completion of American Bank's public offering on June 15, 2000, as adjusted to reflect the three-for-two stock split declared in January 2002.

 FISCAL YEAR ENDED
 DECEMBER 31, 2001            HIGH           LOW        CASH DIVIDENDS DECLARED
-------------------       -------------  ------------   -----------------------
Fourth Quarter            $    7.83      $    7.27            $    --
Third Quarter                  8.33           8.00                 --
Second Quarter                 8.00           7.77                 --
First Quarter                  8.00           7.89                 --

 FISCAL YEAR ENDED
 DECEMBER 31, 2000            HIGH           LOW        CASH DIVIDENDS DECLARED
-------------------       -------------  ------------   -----------------------
Fourth Quarter            $    9.17      $    9.09            $    --
Third Quarter                 10.00           9.59                 --

                             STOCKHOLDER INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 9:00 a.m. on May 21, 2002 at The Holiday Inn West, Route 100 and Interstate 78 Fogelsville, Pennsylvania.

STOCK LISTING

The Company's Common Stock trades on the Nasdaq SmallCap Market under the symbol "AMBK."

SPECIAL COUNSEL

Luse Lehman Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C.  20015


INDEPENDENT AUDITORS

Beard Miller Company LLP
2609 Keiser Blvd.
P.O. Box 311
Reading, Pennsylavnia  19603

TRANSFER AGENT

StockTrans, Inc.
44 West Lancaster Ave.
Ardmore, Pennsylvania  19003

ANNUAL REPORT ON FORM 10-KSB

A copy of the Company's Form 10-KSB for the fiscal year ended December 31, 2001, will be furnished without charge to stockholders as of April 15, 2002, upon written request to the Secretary, American Bank Incorporated, 4029 West Tilghman Street, Allentown, Pennsylvania 18104.


<

                             DIRECTORS AND OFFICERS

            DIRECTORS                                     OFFICERS
            ---------                                     --------

       Frederick J. Jaindl                      Mark W. Jaindl
       Chairman                                 President and
                                                   Chief Executive Officer
       Mark W. Jaindl
       Vice Chairman                            Sandra A. Berg
                                                Senior Vice President,
       David M. Jaindl                             Senior Operating Officer

       Elizabeth B. Gaul                        Chris J. Persichetti
                                                Senior Vice President,
       Arthur A. Haberberger                       Senior Loan Officer

       Philip S. Schwartz                       Harry C. Birkhimer
                                                Vice President, Treasurer and
       Martin F. Spiro                             Chief Financial Officer

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
American Bank Incorporated
Allentown, Pennsylvania

     We have audited the accompanying consolidated balance sheets of American Bank Incorporated and its subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and its subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.




                                                  /s/ Beard Miller Company LLP

Reading, Pennsylvania
February 1, 2002


AMERICAN BANK INCORPORATED
CONSOLIDATED BALANCE SHEETS


-----------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                  2001               2000
-----------------------------------------------------------------------------------------------------------------------------
                    (Dollars in Thousands, Except Per Share Data)

   ASSETS
Cash and due from banks                                                                $          11,958  $          6,351
Interest bearing deposit with bank                                                                   377             6,939
Securities purchased under agreement to resell                                                     6,773             2,458
                                                                                       --------------------------------------

   Cash and cash equivalents                                                                      19,108            15,748
Short-term investments                                                                            13,981            20,910
Securities available for sale                                                                    175,177            63,221
Securities held to maturity, fair value 2001 $15,106; 2000 $17,581                                14,822            17,498
Loans receivable, net of allowance for loan losses 2001 $1,998;
   2000 $1,242                                                                                   135,589           120,614
Restricted investments in bank stock                                                               4,945             2,438
Premises and equipment, net                                                                        2,499             1,951
Accrued interest receivable                                                                        2,393             1,705
Other assets                                                                                         195               171
                                                                                       --------------------------------------

         Total assets                                                                  $         368,709  $        244,256
                                                                                       ======================================

   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits:
      Non-interest bearing                                                             $          13,841  $         10,569
      Interest bearing                                                                           244,159           171,926
                                                                                       --------------------------------------

         Total deposits                                                                          258,000           182,495
   Long-term debt                                                                                 83,238            37,456
   Accrued interest payable                                                                          725               607
   Other liabilities                                                                               1,238               443
                                                                                       --------------------------------------

         Total liabilities                                                                       343,201           221,001
                                                                                       --------------------------------------

Stockholders' equity:
   Preferred stock, par value $.10 per share; authorized 5,000,000
      shares; issued and outstanding -0- shares                                                       --                --
   Common stock, par value $.10 per share; authorized 15,000,000 shares;
      issued and outstanding; 2001 6,012,770 shares, 2000; 6,010,970 shares                          601               601
   Paid-in capital                                                                                24,359            24,347
   Unallocated ESOP shares, at cost                                                                  (86)              (52)
   Accumulated deficit                                                                              (300)           (1,638)
   Accumulated other comprehensive income (loss)                                                     934                (3)
                                                                                       --------------------------------------

         Total stockholders' equity                                                               25,508            23,255
                                                                                       --------------------------------------

         Total liabilities and stockholders' equity                                    $         368,709  $        244,256
                                                                                       ======================================


See Notes to Financial Statements.


AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME


----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                      2001              2000
----------------------------------------------------------------------------------------------------------------------------
                                                                                               (Dollars in Thousands,
                                                                                               Except Per Share Data)
Interest income:
   Loans receivable, including fees                                                     $         10,301   $          6,563
   Securities, taxable                                                                             9,436              5,089
   Interest-bearing deposit with bank                                                                119                183
   Securities purchased under agreement to resell                                                    139                 81
                                                                                        -------------------------------------

         Total interest income                                                                    19,995             11,916
                                                                                        -------------------------------------

Interest expense:
   Deposits                                                                                        9,477              6,317
   Short-term debt                                                                                     1                610
   Long-term debt                                                                                  3,645                608
                                                                                        -------------------------------------

         Total interest expense                                                                   13,123              7,535
                                                                                        -------------------------------------

         Net interest income                                                                       6,872              4,381

Provision for loan losses                                                                            651                475
                                                                                        -------------------------------------

         Net interest income after provision for loan losses                                       6,221              3,906
                                                                                        -------------------------------------

Other income:
   Service fees                                                                                      131                 75
   Net realized gains on sale of residential mortgage loans                                          164                 77
   Net realized losses on sales of securities available for sale                                     (13)                --
   Other                                                                                             193                214
                                                                                        -------------------------------------

         Total other income                                                                          475                366
                                                                                        -------------------------------------

Other expenses:
   Salaries and wages                                                                              1,827              1,439
   Employee benefits                                                                                 250                205
   Occupancy                                                                                         648                531
   Equipment and data processing                                                                     747                414
   Marketing and business development                                                                195                152
   Loan origination and product management                                                           320                165
   Professional services                                                                             213                 91
   Pennsylvania bank shares tax                                                                      121                132
   Other                                                                                             740                460
                                                                                        -------------------------------------

         Total other expenses                                                                      5,061              3,589
                                                                                        -------------------------------------

         Income before income taxes                                                                1,635                683

Income taxes                                                                                         297                254
                                                                                        -------------------------------------

         Net income                                                                     $          1,338   $            429
                                                                                        =====================================

Net income per common share:
   Basic                                                                                $           0.22   $           0.08
                                                                                        =====================================

   Diluted                                                                              $           0.22   $           0.08
                                                                                        =====================================

See Notes to Financial Statements.



AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


-----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31, 2001 and 2000
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                       Accumulated
                                                                         Unallocated                      Other
                                             Common         Paid-In         ESOP       Accumulated    Comprehensive
                                              Stock         Capital        Shares        Deficit      Income (Loss)       Total
                                         ------------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)

Balance, December 31, 1999               $         449   $      14,488  $        --   $      (2,067)  $      (1,250) $      11,620
                                                                                                                     --------------
   Comprehensive income:
      Net income                                    --              --           --             429              --            429
      Net change in unrealized gains
         (losses) on securities
         available for sale,
         net of tax effect                          --              --           --              --           1,247          1,247
                                                                                                                     --------------

         Total comprehensive income                                                                                          1,676
                                                                                                                     --------------

   Purchase of shares by ESOP Trust                 --              --          (67)             --              --            (67)
   Allocation of shares by ESOP Trust               --              --           15              --              --             15
   Issuance of common stock,
      net of offering costs                        152           9,847           --              --              --          9,999
   Exercise of stock warrants                       --              12           --              --              --             12
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 2000                         601          24,347          (52)         (1,638)             (3)        23,255
                                                                                                                     --------------
   Comprehensive income:
      Net income                                    --              --           --           1,338              --          1,338
      Net change in unrealized gains
         (losses) on securities
         available for sale, net of
         reclassification adjustment
         and tax effect                             --              --           --              --             937            937
                                                                                                                     --------------

         Total comprehensive income                                                                                          2,275
                                                                                                                     --------------

   Purchase of shares by ESOP Trust                 --              --          (60)             --              --            (60)
   Allocation of shares by ESOP Trust               --              --           26              --              --             26
   Exercise of stock warrants                       --              12           --              --              --             12
                                         ------------------------------------------------------------------------------------------

BALANCES, DECEMBER 31, 2001              $         601   $      24,359  $       (86)  $        (300)  $         934  $      25,508
                                         ==========================================================================================


See Notes to Financial Statements.


AMERICAN BANK INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS


-----------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                      2001              2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                              (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                           $          1,338   $            429
   Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for loan losses                                                                      651                475
      Depreciation and amortization                                                                  472                356
      Proceeds from sale of residential mortgage loans held for sale                              12,437              5,007
      Net realized gains on sale of loans                                                           (164)               (77)
      Originations of residential mortgage loans held for sale                                   (12,273)            (4,930)
      Net accretion of securities premiums and discounts                                          (1,062)              (215)
      Net realized losses on sales of securities                                                      13                 --
      Deferred tax benefit                                                                          (457)               (71)
      Allocation of ESOP shares                                                                       26                 15
      (Increase) in:
         Accrued interest receivable                                                                (688)              (935)
         Prepaid expenses and other assets                                                           (43)               (40)
      Increase in:
         Accrued interest payable                                                                    118                392
         Other liabilities                                                                           795                282
                                                                                        -------------------------------------

         Net cash provided by operating activities                                                 1,163                688
                                                                                        -------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Purchases                                                                                 (151,173)           (21,140)
      Maturities and principal repayments                                                         40,279              6,312
      Sales                                                                                          182                 --
   Securities held to maturity:
      Purchases                                                                                  (10,734)           (17,748)
      Maturities and principal repayments                                                         14,628              1,500
   Net (increase) decrease in short-term investments                                               6,929            (20,910)
   Purchase of loans receivable                                                                  (24,691)           (48,842)
   Net (increase) decrease in loans receivable                                                     9,065            (18,934)
   Purchases of bank premises and equipment                                                       (1,020)              (384)
   Purchase of restricted investments in bank stock                                               (2,507)            (1,194)
                                                                                        -------------------------------------

         Net cash used in investing activities                                                  (119,042)          (121,340)
                                                                                        -------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand and savings deposits                                                    75,123             29,051
   Net increase in time deposits                                                                     382             64,301
   Net decrease in short-term debt                                                                    --             (3,000)
   Proceeds from long-term debt                                                                   47,500             30,000
   Repayments on long-term debt                                                                   (1,718)              (738)
   Issuance of common stock                                                                           12             10,011
   Purchase of common stock, ESOP Trust                                                              (60)               (67)
                                                                                        -------------------------------------

         Net cash provided by financing activities                                               121,239            129,558
                                                                                        -------------------------------------

         Increase in cash and cash equivalents                                                     3,360              8,906

Cash and cash equivalents:
   Beginning                                                                                      15,748              6,842
                                                                                        -------------------------------------

   Ending                                                                               $         19,108   $         15,748
                                                                                        =====================================

Cash payments for interest                                                              $         13,005   $          7,143
                                                                                        =====================================

Cash payments for income taxes                                                          $            230   $            207
                                                                                        =====================================


See Notes to Financial Statements.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations and basis of presentation:
     American Bank Incorporated (the "Company") was formed in August 2001. On January 2, 2002, American Bank Incorporated acquired all the outstanding shares of American Bank (the "Bank"), a full service Bank. This transaction was completed in accordance with an Agreement and Plan of Reorganization (the "Plan") approved and adopted by the Bank's Board of Directors on March 20, 2001 and the Bank's shareholders on April 17, 2001. Pursuant to the Plan, the outstanding shares of common stock of the Bank became, by operation of law on a one-for-one basis, common stock, par value $.10 per share, of the Company. As a result of this transaction, the consolidated financial statements include the accounts of American Bank Incorporated and its wholly-owned subsidiary, American Bank (collectively "American"). All material intercompany transactions have been eliminated. The Company is subject to regulation and supervision by the Federal Reserve Bank.

     The Bank was incorporated September 3, 1996 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank commenced operations on June 5, 1997 and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank. The Bank maintains its principal office in Allentown, Pennsylvania and its local service area includes Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. The Bank also offers internet banking services on a national basis to United States citizens regardless of geographic location.

Estimates:
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of cash flows:
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and securities purchased under agreement to resell and interest-bearing deposits with bank. Generally, federal funds and securities purchased under agreement to resell are purchased and sold for one day periods.

Short-term investments:
     Short-term investments are comprised of commercial paper which is carried at cost.

Securities:
     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

     Securities classified as available for sale are those securities that American intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are included in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Securities classified as held to maturity are those debt securities American has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the period to maturity.

     Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula.

     Restricted investments in bank stock are carried at cost and consist of stock in the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and the Federal Reserve Bank.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Residential mortgage loans held for sale:
     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in other income. Servicing rights are not retained on residential mortgage loans sold. There were no loans held for sale at December 31, 2001 and 2000.

Purchased mortgage loans:
     American records its investment in purchased mortgage loans at cost. The related premium or discount is recognized over the life of the purchased loan and is included as part of interest income. Principal is reduced as payments are received. American evaluates the realization of such loans when determining the allowance for loan losses.

Loans receivable:
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. American is generally amortizing these amounts over the contractual life of the loan.

     The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due unless the credit is well secured and in the process of collection, or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgement as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses:
     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that American will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial mortgage loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, American does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and equipment:
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets estimated useful lives. Leasehold improvements are depreciated over the estimated useful life of the improvement. The estimated useful lives for calculating depreciation range between three and twelve years.

Advertising costs:
     American follows the policy of charging the costs of advertising to expense as incurred. Advertising costs of $95,000 and $103,000 are included in marketing and business development expenses for the years ended December 31, 2001 and 2000, respectively.

Income taxes:
     Income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Concentrations of credit risk:
     American grants commercial, residential and consumer loans to customers primarily in Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. In addition, American purchases loans from various brokers. These loans are usually outside American's normal market area. The concentration of credit by type of loan is set forth in Note 4. Although American has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by their local economy.

Interest rate risk:
     American is principally engaged in the business of attracting deposits from the general public, and using these deposits, together with borrowed funds, to make commercial, commercial mortgage, residential mortgage and consumer loans, to purchase residential mortgages and to invest in overnight and term investment securities. Inherent in such activities is the potential for American to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities. For this reason, management regularly monitors the level of interest rate risk and the potential impact on net interest income.

Off-balance sheet financial instruments:
     In the ordinary course of business, American has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Earnings per share:
     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by American relate to outstanding stock options and warrants and are determined using the treasury stock method.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Comprehensive income:
     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are the components of comprehensive income.

     The components of other comprehensive income and related tax effects are as follows:


                                                                                          2001             2000
                                                                                     ----------------------------------
                                                                                              (In Thousands)

         Unrealized holding gains on available for sale securities                    $        1,405   $       1,245

         Reclassification adjustment for losses realized in net income                            13              --
                                                                                     ----------------------------------

         Net unrealized gains                                                                  1,418           1,245

         Tax effect                                                                             (481)              2
                                                                                     ----------------------------------

                       Net of tax amount                                              $          937   $       1,247
                                                                                     ==================================

New accounting standards:
     In June of 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

     Statement No. 141 requires all business combinations to be accounted for using the purchase method of accounting as use of the pooling-of-interests method is prohibited. In addition, this Statement requires that negative goodwill that exists after the basis of certain acquired assets is reduced to zero should be recognized as an extraordinary gain. The provisions of this Statement apply to all business combinations initiated after June 30, 2001.

     Statement No. 142 prescribes that goodwill associated with a business combination and intangible assets with an indefinite useful life should not be amortized but should be tested for impairment at least annually. The Statement requires intangibles that are separable from goodwill and that have a determinable useful life to be amortized over the determinable useful life. Upon adoption of this Statement, goodwill and other intangible assets arising from acquisitions completed before July 1, 2001 should be accounted for in accordance with the provisions of this Statement. The provisions of this Statement became effective for American in January of 2002. At December 31, 2001, American had no goodwill or intangible assets on its balance sheet.

     In July of 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," which addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. This Statement will become effective for American on January 1, 2003.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1
--------------------------------------------------------------------------------
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New accounting standards (continued):
     In August of 2001, the Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets." This Statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business." This Statement also amends ARB No. 51, "Consolidated Financial Statements." The provisions of this Statement became effective for American on January 1, 2002.

     Adoption of these statements did not have or is not expected to have a material impact on American's financial condition or results of operations.

Reclassifications:
     Certain items in the 2000 financial statements have been reclassified to conform to the 2001 financial statement presentation format. These reclassifications had no effect on net income.


2
--------------------------------------------------------------------------------
RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

American is required to maintain reserve balances with the Federal Reserve Bank. The required reserve balances at December 31, 2001 and 2000 were $4,750,000 and $666,000, respectively.


3
--------------------------------------------------------------------------------
SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

American enters into purchases of securities under agreement to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 2001 and 2000 consist of U.S. Treasury securities.

The amounts advanced under these agreements are reflected as assets in the balance sheet. It is American's policy to take possession of securities purchased under agreements to resell. Agreements with third parties specify American's rights to request additional collateral, based on its monitoring of the fair value of the underlying securities on a daily basis. The securities are delivered by appropriate entry into American's account or a third-party custodian's account designated by American under a written custodial agreement that explicitly recognizes American's interest in the securities. At December 31, 2001 and 2000, these agreements matured within one day.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3
--------------------------------------------------------------------------------
SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2001 and 2000 are summarized as follows:


                                                                    GROSS            GROSS
                                                 AMORTIZED        UNREALIZED      UNREALIZED           FAIR
                                                    COST            GAINS           LOSSES            VALUE
                                              ----------------------------------------------------------------------
                                                                        (In Thousands)
     DECEMBER 31, 2001:
          Available for sale securities:
              U.S. Government agencies        $         26,351  $         294   $           --   $         26,645
              Corporate notes                           45,079          1,216             (228)            46,067
              Mortgage-backed securities                67,375            326              (83)            67,618
              Mutual funds, mortgage-backed
                   securities                           30,470             15               --             30,485
              U.S. Government agency
                   preferred stock                       2,505              3              (37)             2,471
              Trust preferred obligations                1,984             --              (93)             1,891
                                              ----------------------------------------------------------------------

                                              $        173,764  $       1,854   $         (441)  $        175,177
                                              ======================================================================

          Held to maturity:
              Trust preferred obligations     $          2,113  $          51   $           (3)  $          2,161
              Corporate notes                            2,249            119               --              2,368
              Mortgage-backed securities                10,360            181              (64)            10,477
              Other                                        100             --               --                100
                                              ----------------------------------------------------------------------

                                              $         14,822  $         351   $          (67)  $         15,106
                                              ======================================================================

     DECEMBER 31, 2000:
          Available for sale securities:
              U.S. Government agencies                  27,168             74             (113)            27,129
              Corporate notes                           21,379            234              (55)            21,558
              Mortgage-backed securities                12,700             73             (105)            12,668
              Other                                      1,979             --             (113)             1,866
                                              ----------------------------------------------------------------------

                                              $         63,226  $         381   $         (386)  $         63,221
                                              ======================================================================

          Held to maturity:
              Trust preferred obligations     $          1,870  $          10   $         (155)  $          1,725
              Corporate notes                            2,247             51               --              2,298
              Mortgage-backed securities                 8,281            177               --              8,458
              Other                                      5,100             --               --              5,100
                                              ----------------------------------------------------------------------

                                              $         17,498  $         238   $         (155)  $         17,581
                                              ======================================================================


Gross realized losses on the sale of available for sale securities totaled $13,000 and $-0-, respectively, for the years ended December 31, 2001 and 2000. There were no realized gains during either year.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




3
--------------------------------------------------------------------------------
SECURITIES (CONTINUED)

The amortized cost and fair value of securities as of December 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.


                                                     HELD TO MATURITY                  AVAILABLE FOR SALE
                                            -----------------------------------------------------------------------
                                                AMORTIZED           FAIR           AMORTIZED           FAIR
                                                   COST             VALUE             COST             VALUE
                                            -----------------------------------------------------------------------
                                                                        (In Thousands)
     Due in one year or less                $            100  $            100 $         17,477  $         17,786
     Due after one year through five years             2,249             2,368           53,953            54,926
     Due after five years through ten years               --                --               --                --
     Due after ten years                               2,113             2,161            4,489             4,362
     Mortgage-backed securities                       10,360            10,477           67,375            67,618
     Mutual funds                                         --                --           30,470            30,485
                                            -----------------------------------------------------------------------

                                            $         14,822  $         15,106 $        173,764  $        175,177
                                            =======================================================================


4
--------------------------------------------------------------------------------
LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2001 and 2000 is as follows:


                                                                                      2001               2000
                                                                             ---------------------------------------
                                                                                        (In Thousands)
     Commercial                                                              $          21,139   $          18,264
     Commercial mortgage                                                                40,668              29,183
     Residential mortgage                                                               64,810              64,466
     Consumer                                                                           11,237              10,235
                                                                             ---------------------------------------
                                                                                       137,854             122,148
     Deduct:
         Net deferred loan fees and premiums                                              (267)               (292)
         Allowance for loan losses                                                      (1,998)             (1,242)
                                                                             ---------------------------------------

                   Net loans receivable                                      $         135,589   $         120,614
                                                                             =======================================


AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




5
--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses at December 31, 2001 and 2000:

                                                                                    2001             2000
                                                                              -----------------------------------
                                                                                       (In Thousands)
     Balance, beginning                                                       $          1,242  $           767
     Provision for loan losses                                                             651              475
     Allowance recorded in connection with the purchase of mortgage loans                  105               --
                                                                              -----------------------------------

     Balance, ending                                                          $          1,998  $         1,242
                                                                              ===================================

At December 31, 2001 and 2000, American had no impaired loans.


6
--------------------------------------------------------------------------------
PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2001 and 2000 are as follows:


                                                                                    2001               2000
                                                                              ------------------------------------
                                                                                        (In Thousands)
     Leasehold improvements                                                   $            881   $          822
     Furniture, fixtures and equipment                                                     972              829
     Computer equipment and data processing software                                     2,035            1,217
                                                                              ------------------------------------
                                                                                         3,888            2,868
     Less accumulated depreciation                                                       1,389              917
                                                                              ------------------------------------

                                                                              $          2,499   $        1,951
                                                                              ====================================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




7
--------------------------------------------------------------------------------
DEPOSITS


The components of deposits at December 31, 2001 and 2000 are as follows:

                                                                                   2001               2000
                                                                            ---------------------------------------
                                                                                       (In Thousands)
     Demand, non-interest bearing                                           $          13,841    $         10,569
     Demand, interest bearing                                                          78,942              39,452
     Savings                                                                           72,270              39,909
     Time, $100,000 and over                                                           18,113              14,118
     Time, other                                                                       74,834              78,447
                                                                            ---------------------------------------

                                                                            $         258,000    $        182,495
                                                                            =======================================


At December 31, 2001, the scheduled maturities of time deposits approximated the following (in thousands):

     2002                                                                                        $         71,524
     2003                                                                                                   5,990
     2004                                                                                                   7,092
     2005                                                                                                   5,587
     2006                                                                                                   2,754
                                                                                                 ------------------

                                                                                                 $         92,947
                                                                                                 ==================


8
--------------------------------------------------------------------------------
DEBT

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) which permits the Bank to obtain funding in the form of advances, subject to a maximum borrowing capacity of $130,990,000, of which $83,238,000 was outstanding at December 31, 2001.

The FHLB advances require the Bank to provide collateral, which may be in the form of a blanket lien on the Bank's assets or through a pledge, assignment or delivery of specific assets. At December 31, 2001, the Bank had pledged securities with a carrying value of approximately $6,031,000 as collateral for advances outstanding.

Membership in the FHLB also requires that American maintain a certain percentage of its assets in home mortgage assets, which may include mortgage-backed securities, and to purchase a certain amount of FHLB common stock. Both requirements follow formulas established by the FHLB and, at December 31, 2001, American was in compliance with these requirements.

At December 31, 2001, long-term debt consists of $80,500,000 in fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB, may, at its option elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then current 30 day LIBOR. If the FHLB does reprice the advance, American has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2001 range from 3.31% to 6.07%, with a weighted average interest rate of 4.68%.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




8
--------------------------------------------------------------------------------
DEBT (CONTINUED)

At December 31, 2001, there is $1,738,000 of advances from the FHLB that amortize principal monthly and have fixed interest rates ranging from 5.26% to 5.46% with a weighted average interest rate of 5.32%. These advances fully amortize by 2008.

At December 31, 2001, there is an additional advance from the FHLB of $1,000,000 that has a fixed interest rate of 5.11%. This advance is due in October 2003.

Scheduled repayments are as follows (in thousands):

     2002                                                     $            447
     2003                                                                1,434
     2004                                                                  262
     2005                                                                  247
     2006                                                                  113
     Thereafter                                                         80,735
                                                              ------------------

                                                              $         83,238
                                                              ==================


9
--------------------------------------------------------------------------------
LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

American leases the premises for its principal office and full service banking operation under a five-year operating lease agreement expiring November 2002. American has the option to extend the lease agreement for five additional five-year lease terms. American is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is chairman and a principal shareholder of American. In addition, American leases two vehicles under 36-month leases expiring May 2003 and an offsite disaster recovery facility expiring November 2004.

Future minimum lease payments by year are as follows:

                                 Minimum          Minimum           Total
                              Annual Lease     Annual Lease
                                Payments         Payments
                               To Related        To Third
                                  Party           Parties
                            ----------------------------------------------------
                                              (In Thousands)

     2002                    $           268  $           28   $           296
     2003                                 --              22                22
     2004                                 --              16                16
                            ----------------------------------------------------

                             $           268  $           66   $           334
                            ====================================================

Rental expense, which includes accruals for common charges, was $269,000 and $224,000 for the years ended December 31, 2001 and 2000, respectively, including $259,000 and $214,000, respectively, to the related party.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




10
--------------------------------------------------------------------------------
EMPLOYMENT AGREEMENTS

American entered into employment agreements with its President and Chief Executive Officer, and Chief Operating Officer which include minimum annual salary commitments over terms of three years and one year respectively. The agreements automatically extend by one day for each day of the contract term and include restrictions on competition and confidentiality.


11
--------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY

On May 1, 2000, American's subsidiary, American Bank, offered to the public a minimum of 1,500,000 and a maximum of 2,250,000 shares of common stock at a price of $6.67. The offering closed on June 15, 2000 and 1,520,391 shares of stock were issued, resulting in additional capital of $9,999,000 net of expenses associated with the offering. In addition, American's subsidiary granted warrants entitling subscribers in the public offering to purchase one additional share for each three shares purchased during the offering. The warrants are exercisable at any time through June 30, 2003 at an exercise price of $6.67. The total number of warrants issued in connection with the public offering were 760,205, of which 1,762 were exercised in 2000 and 1,800 were exercised in 2001.

On December 20, 2001, American filed a registration statement with the Securities and Exchange Commission to issue up to 1,200,000 securities of 6% convertible trust preferred securities at $8.50 per security to existing common stockholders. The offering is expected to commence in the first quarter of 2002.

On January 2, 2002, American Bank Incorporated acquired all of the outstanding shares of American Bank in exchange for an equal number of shares of its $0.10 par value common stock (see Note 1).


12
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2001 and 2000:

                                                                                      2001              2000
                                                                                -----------------------------------
                                                                               (In Thousands, Except Per Share Data)
     Numerator, net income                                                      $         1,338    $          429
                                                                                ===================================

     Denominators:
        Average basic shares outstanding                                                  6,001             5,312
        Average dilutive option effect                                                      102               103
        Average dilutive warrant effect                                                     116                54
                                                                                -----------------------------------

        Average diluted shares outstanding                                                6,219             5,469
                                                                                ===================================

     Net income per common share:
        Basic                                                                   $          0.22    $         0.08
                                                                                ===================================

        Diluted                                                                 $          0.22    $         0.08
                                                                                ===================================

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




12
--------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (CONTINUED)

Options to purchase 64,000 and 46,000 shares of common stock outstanding at December 31, 2001 and 2000, respectively, were not included in dilutive earnings per share since their exercise price exceeded the weighted average fair value of the related common stock.


13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS

American has a 401(k) plan covering substantially all employees. American matches 50% of an employee's contribution on the first 6% of gross pay, up to a maximum of 3%. Additionally, discretionary contributions may be determined annually by the Board of Directors. American's contributions are expensed as costs are incurred. Total expense amounted to $36,000 and $27,000 for the years ended December 31, 2001 and 2000, respectively.

American has a Non-Qualified Stock Option Plan (the "Plan") that includes officers and independent directors. The Plan covers 390,000 shares of common stock. Options granted under the Plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. The options expire not more than ten years after the date of the grant. Exercise and vesting dates and terms may vary and are specified at the date of the grant.

Stock option transactions under the Plan were as follows:


                                                                       Years Ended December 31,
                                                                  2001                           2000
                                                     --------------------------------------------------------------
                                                                        WEIGHTED-                     Weighted-
                                                                         AVERAGE                       Average
                                                                        EXERCISE                       Exercise
                                                         OPTIONS          PRICE         Options         Price
                                                     --------------------------------------------------------------
     Outstanding at the beginning of the year               264,000   $       5.09         195,000   $      3.60
     Granted                                                 18,000           8.00          69,000          9.33
                                                     --------------------------------------------------------------

     Outstanding at the end of the year                     282,000   $       5.27         264,000   $      5.09
                                                     ==============================================================

     Exercisable at December 31                             231,750   $       4.30         109,500   $      3.43
                                                     ==============================================================

     Weighted average fair value of options
          granted during the year                                     $       2.83                   $      4.39
                                                                     ================               ===============

195,000 options outstanding at December 31, 2001 were exercisable at prices ranging from $3.33 to $4.42 per share. The weighted average remaining life of these options is 7 years. 87,000 options outstanding at December 31, 2001 were exercisable at prices ranging from $8.00 to $9.42 per share. The weighted average remaining life of these options is 9 years. The weighted-average remaining contractual life of the outstanding options at December 31, 2001 is approximately 8.6 years.

Options available for grant at December 31, 2001 were 108,000.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS (CONTINUED)

American has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee and director stock options. Under APB 25, because the exercise price of the American's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and net income per share is required by FASB Statement No. 123, and has been determined as if American had accounted for its stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2001 and 2000, respectively: dividend yield 0%; expected volatility 0%; risk-free interest rates of 4.9% and 6.0% and an expected life of the options of nine years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                 Years Ended December 31,
                                                  2001             2000
                                             ----------------------------------
                                                      (In Thousands)
     Net income:
        As reported                          $        1,338   $         429
        Pro forma                                     1,175             369

     Earnings per share:
        As reported:
            Basic                                      0.22            0.08
            Diluted                                    0.22            0.08
        Pro forma:
            Basic                                      0.20            0.07
            Diluted                                    0.19            0.07

As of January 1, 2000, American adopted an Employee Stock Ownership Plan (ESOP) covering employees who meet certain eligibility requirements. The Plan is designed to provide officers and eligible employees with proprietary interest in American as an incentive to contribute to the success of American and to help insure the attainment of American's goals. American intends that the ESOP be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, and has filed for a determination and qualification with the Internal Revenue Service.

The Plan is administered by a committee of the Board of Directors. At present, the securities held by the plan consist solely of shares of common stock of American which were purchased on the open market. Contributions to the plan and allocations of shares under the plan are discretionary on the part of the Board of Directors. American has engaged the services of an independent Trustee to hold the assets of the Plan and Trust.

During the year ended December 31, 2001, the Trust acquired 7,050 shares of the common stock of American. During 2001, American made contributions to the Plan, recognized a cost of $26,000 and authorized the allocation of 3,000 shares of stock to eligible employees, leaving 9,675 shares of stock being held as unallocated at year end.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




13
--------------------------------------------------------------------------------
EMPLOYEE BENEFITS (CONTINUED)

During the year ended December 31, 2000, the Trust acquired 7,500 shares of the common stock of American. During 2000, American made contributions to the Plan, recognized a cost of $15,000 and authorized the allocation of 1,875 shares of stock to eligible employees.

The ESOP has entered into a loan arrangement with a third party bank to provide funds to acquire shares in the Plan. The loan is payable in ten annual installments of $12,000 plus interest on the unpaid balance at the prime rate minus 1.00%. American has guaranteed the payment of this loan and has recorded the unpaid balance as a liability of American. The balance outstanding was $119,000 and $67,000 at December 31, 2001 and 2000, respectively, and is included in other liabilities.


14
--------------------------------------------------------------------------------
INCOME TAXES

The provision for federal income taxes at December 31, 2001 and 2000 consisted of the following:

                                                    2001             2000
                                              ----------------------------------
                                                       (In Thousands)

     Current                                   $          754   $         325
     Deferred                                            (457)            (71)
                                              ----------------------------------

                                               $          297   $         254
                                              ==================================

Reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                    2001             2000
                                              ----------------------------------
                                                       (In Thousands)

     Computed statutory tax expense            $          556   $         232
     Reversal of valuation allowance                     (255)             --
     Dividends received deduction                         (25)            (12)
     Other, net                                            21              34
                                              ----------------------------------

                                               $          297   $         254
                                              ==================================

The income tax provision (benefit) applicable to net realized losses on the sale of securities was ($4,000) in 2001 and $-0- in 2000.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




14
--------------------------------------------------------------------------------
INCOME TAXES (CONTINUED)

At December 31, 2001 and 2000, the significant components of deferred tax assets and liabilities for federal income tax purposes are as follows:


                                                                                       2001             2000
                                                                                ---------------------------------
     Deferred tax assets:
        Allowance for loan losses                                               $          635   $         403
        Unrealized losses on securities available for sale                                  --               1
        Other                                                                               --               8
                                                                                ---------------------------------
                                                                                           635             412
        Less valuation allowance                                                            --             255
                                                                                ---------------------------------

           Total deferred tax assets                                                       635             157
                                                                                ---------------------------------

     Deferred tax liabilities:
        Depreciation expense                                                               (67)            (26)
        Cash basis adjustment, net                                                         (40)            (59)
        Unrealized gains on securities available for sale                                 (480)             --
                                                                                ---------------------------------

           Total deferred tax liabilities                                                 (587)            (85)
                                                                                ---------------------------------

           Net deferred tax asset                                               $           48   $          72
                                                                                =================================


15
--------------------------------------------------------------------------------
TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL
STOCKHOLDERS

American has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $10,185,000 and $7,845,000 at December 31, 2001 and 2000, respectively. Loans to related parties totaled $1,241,000 and $1,441,000 at December 31, 2001 and 2000, respectively. During 2001, $-0- of new loans were made and repayments totaled $200,000. In addition, American leases property from a related party (see Note 9).

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




16
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

American is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

American's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. American uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of American's financial instrument commitments at December 31, 2001 and 2000 is as follows:


                                                                                    2001               2000
                                                                             --------------------------------------
                                                                                        (In Thousands)
     Commitments to extend credit                                             $          2,561   $          6,419
     Unfunded commitments under lines of credit                                         27,590             23,189
     Outstanding letters of credit                                                       2,170              1,459

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. American evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by American upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by American to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


17
--------------------------------------------------------------------------------
REGULATORY MATTERS

American and the Bank are subject to various regulatory capital requirements administered by the Pennsylvania Department of Banking and the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on American's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the American must meet specific capital guidelines that involve quantitative measures of American's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. American's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the American to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 2001, that American meets all the requirements, to which it is subject, to be considered well capitalized.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



17
--------------------------------------------------------------------------------
REGULATORY MATTERS (CONTINUED)

The Bank's actual capital amounts and ratios at December 31, 2001 and 2000 are also presented below:

                                                                                                       To Be Well
                                                                              For Capital          Capitalized Under
                                                                                Adequacy           Prompt Corrective
                                                          Actual                Purposes           Action Provisions
                                                   ----------------------------------------------------------------------
                                                     Amount     Ratio      Amount       Ratio      Amount       Ratio
                                                   ----------------------------------------------------------------------
                                                                       (Dollar Amounts In Thousands)
      AS OF DECEMBER 31, 2001:
           Total capital (to risk weighted assets) $   26,572    11.24%  $ =>18,920    =>8.0%    $  =>23,650  =>10.0%
           Tier I capital (to risk weighted assets)    24,574    10.39     => 9,460    =>4.0        =>14,190  => 6.0
           Tier I capital (to average assets)          24,574     6.80     =>14,455    =>4.0        =>18,069  => 5.0

      AS OF DECEMBER 31, 2000:
           Total capital (to risk weighted assets) $   24,500    15.54%  $ =>12,610    =>8.0%    $  =>15,763  =>10.0%
           Tier I capital (to risk weighted assets)    23,258    14.75     => 6,305    =>4.0        => 9,458  => 6.0
           Tier I capital (to average assets)          23,258    10.58     => 8,793    =>4.0        =>10,991  => 5.0


The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.


18
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgement in estimating the fair value of American's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts American could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the entire fair value of American since a fair value calculation is only provided for a limited portion of American's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between American's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used by American in estimating its fair value disclosures for financial instruments:

     Cash and due from banks, interest bearing deposit with bank, and securities purchased under agreement to resell:
          The carrying amounts reported approximate those assets' fair value.

     Short-term investments:
          Fair values of short-term investments are based on quoted market prices.

     Securities:
          Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




18
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     Loans receivable:
          For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     Accrued interest receivable and payable:
          The carrying amount of accrued interest receivable and payable approximate their fair values.

     Restricted investments in bank stock:
          The carrying amounts approximate their fair values.

     Deposit liabilities:
          The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

     Long-term debt:
          The fair value of long-term debt is calculated on the discounted value of contractual cash flows, using rates currently available for borrowings from the FHLB with similar maturities.

     Off-balance sheet instruments:
          Off-balance sheet instruments of American consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for American's off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Any fees charged are immaterial.

AMERICAN BANK INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




18
--------------------------------------------------------------------------------
FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

A summary of the estimated fair values of American's financial instruments are as follows:

                                                                2001                           2000
                                                    -------------------------------------------------------------
                                                       CARRYING         FAIR          Carrying         Fair
                                                        AMOUNT          VALUE          Amount         Value
                                                    -------------------------------------------------------------
                                                                          (In Thousands)
     Financial assets:
        Cash and due from banks                     $      11,958   $     11,958   $       6,351   $     6,351
        Interest-bearing deposit with bank                    377            377           6,939         6,939
        Securities purchased under agreement
           to resell                                        6,773          6,773           2,458         2,458
        Short-term investments                             13,981         13,967          20,910        20,910
        Securities                                        189,999        190,283          80,719        80,802
        Loans receivable, net                             135,589        135,189         120,614       120,528
        Restricted investments in bank stock                4,945          4,945           2,438         2,438
        Accrued interest receivable                         2,393          2,393           1,705         1,705

     Financial liabilities:
        Deposits                                          258,000        258,462         182,495       183,467
        Long-term debt                                     83,238         84,329          37,456        34,671
        Accrued interest payable                              725            725             607           607

     Off-balance sheet financial instruments:
        Commitments to extend credit                           --             --              --            --
        Standby letters of credit                              --             --              --            --



19
--------------------------------------------------------------------------------
SUBSEQUENT EVENT

On January 15, 2002, the Board of Directors declared a three-for-two stock split to stockholders of record on February 1, 2002. All share and per share amounts have been adjusted to give retroactive effect to the stock split.