Form 10KSB, Exhibit 13
period 2003-12-31
AMERICAN BANK INC
filed 2004-03-30
CIK 1163747

EXHIBIT 13

                    PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

                       2003 ANNUAL REPORT TO STOCKHOLDERS
                           AMERICAN BANK INCORPORATED

                                TABLE OF CONTENTS

                                                                                                 Page

Message to Our Stockholders..................................................................      1
Selected Consolidated Financial Information and Other Data...................................      2
Management's Discussion and Analysis of Financial Condition and Results of Operations........      3
Common Stock and Related Matters.............................................................     17
Independent Auditors' Report.................................................................    F-1
Consolidated Balance Sheets..................................................................    F-2
Consolidated Statements of Income............................................................    F-3
Consolidated Statements of Stockholders' Equity..............................................    F-4
Consolidated Statements of Cash Flows........................................................    F-5
Notes to Consolidated Financial Statements...................................................    F-6

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

         The following information is derived from the audited financial statements of American Bank Incorporated or, prior to January 2, 2001, American Bank. For additional information about the formation of American Bank Incorporated and its acquisition of all the outstanding shares of American Bank, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of American Bank Incorporated and related notes included elsewhere herein.

                                                                       AT DECEMBER 31,
                                                 ----------------------------------------------------------
                                                   2003          2002        2001        2000        1999
                                                 ---------    ---------   ---------   ---------   ---------
                                                                       (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets...................................  $ 481,992    $ 453,265   $ 368,709   $ 244,256   $ 112,333
Loans receivable, net..........................    204,832      134,926     135,589     120,614      53,313
Securities available for sale..................    236,746      276,569     175,177      63,221      47,044
Securities held to maturity....................     15,361       13,466      14,822      17,498       1,137
Deposits.......................................    332,286      306,751     253,763     182,495      89,143
Short-term debt................................      6,909        7,784       4,237          --       3,000
Long-term debt.................................     96,357       97,791      83,238      37,456       8,194
Mandatory redeemable convertible debentures....     10,200       10,200          --          --          --
Stockholders' equity...........................     34,963       28,593      25,508      23,255      11,620

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------------
                                                   2003          2002        2001        2000        1999
                                                 ---------    ---------   ---------   ---------   ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
------------------------
Total interest income...........................  $  19,225   $  20,489   $  19,995   $  11,916   $   6,087
Total interest expense..........................     11,937      12,409      13,123       7,535       3,478
                                                  ---------   ---------   ---------   ---------   ---------
Net interest income.............................      7,288       8,080       6,872       4,381       2,609
Provision for loan losses.......................        405         212         651         475         259
                                                  ---------   ---------   ---------   ---------   ---------
Net interest income after provision for loan
 losses.........................................      6,883       7,868       6,221       3,906       2,350
                                                  ---------   ---------   ---------   ---------   ---------
Fees and service charges........................        165         160         131          75          34
Net realized gains on sale of mortgage loans....        401         296         164          77          86
Net realized gains (losses) on sale of
 securities.....................................        862         112         (13)         --          --

Earnings on bank owned life insurance...........        318         160          --          --          --
Other income....................................        255         229         193         214          73
                                                  ---------   ---------   ---------   ---------   ---------
Total other income..............................      2,001         957         475         366         193
Total other expenses............................      5,111       5,212       5,061       3,589       2,661
                                                  ---------   ---------   ---------   ---------   ---------
      Income (loss) before taxes on income......      3,773       3,613       1,635         683        (118)
Taxes on income.................................      1,136       1,097         297         254          --
                                                  ---------   ---------   ---------   ---------   ---------
Net income (loss)...............................  $   2,637   $   2,516   $   1,338   $     429   $    (118)
                                                  =========   =========   =========   =========   =========

Dividend payout ratio per share.................         --          --          --          --          --
Earnings (loss) per share-basic(1)..............  $    0.41   $    0.42   $    0.22   $    0.08   $   (0.03)
Earnings (loss) per share-diluted(1)............  $    0.39   $    0.40   $    0.22   $    0.08   $   (0.03)

PERFORMANCE RATIOS:
-------------------
Return on assets (ratio of net income (loss) to
 average total assets)..........................       0.56%       0.62%       0.43%       0.26%      (0.13)%
Return on equity (ratio of net income (loss) to
 average equity)................................       8.27%       9.51%       5.48%       2.54%      (1.15)%
Interest rate spread information:
Average during period...........................       1.37%       1.89%       2.14%       2.37%       2.60%
End of period...................................       1.57%       1.60%       2.18%       1.97%       2.51%
Net interest margin (ratio of net interest
 income divided by average earning assets)......       1.59%       2.08%       2.40%       2.73%       2.94%
Ratio of operating expense to average total
 assets.........................................       1.07%       1.28%       1.60%       2.07%       2.88%
Ratio of average interest-earning assets to
 average interest-bearing liabilities...........     108.48%     106.18%     105.55%     107.70%     108.61%

ASSET QUALITY RATIOS:
---------------------
Non-performing assets to total assets at end of
 period.........................................         --          --          --          --          --
Allowance for loan losses to non-performing
 loans..........................................        n/a         n/a         n/a         n/a         n/a
Allowance for loan losses to loans receivable,
 net............................................       1.16%       1.28%       1.47%       1.02%       1.41%

CAPITAL RATIOS:
Stockholders' equity to total assets at end of
 period.........................................       7.25%       6.31%       6.92%       9.52%      10.34%
Average stockholders' equity to average assets..       6.77%       6.52%       8.33%      10.58%      11.02%

(1)  Adjusted to reflect three-for-two stock split declared in January 2002.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

         This document contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, product pricing and services.

GENERAL

         American Bank Incorporated's results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, time deposits and borrowed funds. Our results of operations are also affected by our provisions for loan losses, other income and other expense. Other income consists primarily of service charges on deposit accounts and gains on sales of residential mortgage loans and securities. Other expense consists primarily of non-interest expenses, including salaries and employee benefits, occupancy, equipment, data processing, professional fees and marketing and business development costs. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, governmental policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES

         Disclosure of our significant accounting policies is included in Note 2 to the consolidated financial statements. Certain of these policies are particularly sensitive, requiring significant estimates and assumptions to be made by management. Senior management has discussed the development of such estimates and the related disclosure in this Section of our Annual Report with the Audit Committee of the Board of Directors. The following accounting policies are identified by management as being critical to the results of operations:

                  ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for us.

                  Management performs a monthly evaluation of the adequacy of the allowance for loan losses. Consideration is given to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loans reviews, the present value of future cash flows and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

                  The analysis has three components: specific, general and unallocated components. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience (we currently review peer group data when considering this factor), delinquency trends, general economic conditions, geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on the financial results.

                  STOCK BASED COMPENSATION. We have a Non-Qualified Stock Option Plan for which we follow the disclosure requirements of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized in our financial statements. If compensation cost for the plan had been recognized, net income for 2003 would have been reduced by $35,000, from $2,637,000 to $2,602,000, and basic earnings per share would have been reduced by $0.01, from $0.41 to $0.40.

                  We calculate the compensation cost of the options using the Black-Scholes model to determine the fair value of the options granted. In calculating the fair value of the options, management makes assumptions regarding the risk-free rate of return, the expected volatility of our common stock and the expected life of the options. Management has no current plans to begin recognizing expense associated with the options.

         The following discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of American Bank Incorporated and its results of operations.

INTEREST SENSITIVITY

         We monitor and manage the pricing and maturity of our assets and liabilities in order to manage the potential adverse impact that changes in interest rates could have on our net interest income. One monitoring technique employed by us is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced or which mature within a given period of time. We also employ financial modeling techniques to assess the impact that varying interest rates and balance sheet mix assumptions may have on net interest income. We attempt to manage interest rate sensitivity by, among other actions, repricing assets or liabilities, selling securities classified as available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing or maturing in the same time interval helps to control the risk and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest sensitivity and formulate guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to manage interest rate risk within our policy requirements.

         The following table illustrates our gap position at December 31, 2003. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Savings deposits and demand and NOW accounts do not have contractual maturities and are assumed to run off, or decay, at 10%, 20%, 15%, 15%, 25%, and 15% during the time-frames shown on the following table.

                                                                                         DECEMBER 31, 2003
                                                           ------------------------------------------------------------------------
                                                                                     MATURITIES AND REPRICINGS
                                                             WITHIN
                                                             1 YEAR      1-2 YEARS      2-3 YEARS     3-5 YEARS      5-10 YEARS
                                                           ----------    ----------     ----------    ----------     ----------
                                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposit with bank and Federal funds sold  $      237    $       --     $       --    $       --     $       --
Loans receivable .....................................         74,417         7,368          7,609        77,597         18,191
Mortgage-backed securities............................         50,328        57,337         86,848         4,986          1,966
Investment securities  ...............................         35,988           880          1,113           396             --
Restricted investments in bank stock..................          6,994            --             --            --             --
                                                           ----------    ----------     ----------    ----------     ----------
  Total interest-earning assets.......................     $  167,964    $   65,585     $   95,570    $   82,979     $   20,157
                                                           ==========    ==========     ==========    ==========     ==========

Interest-bearing liabilities:

Demand................................................     $   10,321    $   20,642     $   15,482    $   15,482     $   25,801
Savings...............................................          9,047        18,095         13,571        13,571         22,619
Time..................................................         64,721        24,353          6,556        23,008             --
Borrowings............................................         75,022        20,262          7,748           232             --
Mandatory redeemable convertible debentures...........             --            --             --            --             --
                                                           ----------    ----------     ----------    ----------     ----------
  Total interest-bearing liabilities..................     $  159,110    $   83,352     $   43,357    $   52,294     $   48,420
                                                           ==========    ==========     ==========    ==========     ==========

Interest sensitivity gap..............................     $    8,854    $  (17,767)    $   52,213    $   30,685     $  (28,263)
                                                           ==========    ===========    ==========    ==========     ===========
Cumulative interest sensitivity gap...................     $    8,854    $   (8,913)    $   43,300    $   73,985     $   45,722
                                                           ==========    ===========    ==========    ==========     ==========
Ratio of gap to total assets..........................            1.8%         (3.7)%         10.8%          6.4%          (5.8)%
                                                           ===========   ============   ===========   ===========    ===========
Ratio of cumulative gap to total assets...............            1.8%         (1.9)%          8.9%         15.3%           9.5%
                                                           ===========   ============   ===========   ===========    ===========
[RESTUBBED]

                                                                 DECEMBER 31, 2003
                                                           ---------------------------
                                                            MATURITIES AND REPRICINGS
                                                               OVER
                                                              10 YEARS        TOTAL
                                                             ----------    ----------
                                                             (DOLLARS IN THOUSANDS
Interest-earning assets:
Interest bearing deposit with bank and Federal funds sold    $       --    $      237
Loans receivable .....................................           21,855       207,037
Mortgage-backed securities............................              607       202,072
Investment securities  ...............................           11,658        50,035
Restricted investments in bank stock..................               --         6,994
                                                             ----------    ----------
  Total interest-earning assets.......................       $   34,120    $  466,375
                                                             ==========    ==========

Interest-bearing liabilities:

Demand................................................       $   15,482    $  103,210
Savings...............................................           13,571        90,474
Time..................................................               --       118,638
Borrowings............................................               --       103,266
Mandatory redeemable convertible debentures...........           10,200        10,200
                                                             ----------    ----------
  Total interest-bearing liabilities..................       $   39,253    $  425,786
                                                             ==========    ==========

Interest sensitivity gap..............................       $   (5,133)   $   40,589
                                                             ===========   ==========
Cumulative interest sensitivity gap...................       $   40,589    $   40,589
                                                             ==========    ==========
Ratio of gap to total assets..........................             (1.1)%         8.4%
                                                             ===========   ===========
Ratio of cumulative gap to total assets...............              8.4%          8.4%
                                                             ===========   ===========

         American Bank Incorporated generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and from decreasing market rates of interest when it is liability-sensitive. As of December 31, 2003, we were asset sensitive over a time horizon of up to twelve months. This "positive gap" of $8.9 million within such time frame resulted principally from growth in transaction deposit accounts and stockholders' equity, resulting from the exercise of warrants, used to fund increases in loans and securities that had similar or shorter interest rate lives. Management's goal is to continue to acquire assets with short interest rate lives and fund those assets with liabilities that have similar or longer interest rate lives. This strategy will allow us to benefit or at least remain neutral from increasing interest rates. Falling interest rates would have a negative impact on our net interest income stream.

         A gap analysis is not a precise indicator of a financial institution's interest sensitivity position. Such an analysis presents only a static view of the timing of maturities and repricing opportunities without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income is also affected by other significant factors, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

         We have not engaged in off-balance sheet hedges or other transactions that may be deemed "speculative," as that term is defined by various regulatory agencies, for the purpose of managing interest rate risk and do not intend to do so in the foreseeable future.

AVERAGE BALANCE SHEETS

         The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax-equivalent adjustments have been made. All average balances are daily average balances.


                                                              FOR THE YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------
                                                     2003                                          2002
                                ------------------------------------------      -------------------------------------------
                                   AVERAGE         INTEREST                       AVERAGE         INTEREST
                                 OUTSTANDING        EARNED/       YIELD/        OUTSTANDING        EARNED/         YIELD/
                                   BALANCE           PAID          RATE           BALANCE           PAID            RATE
                                -------------   -----------     ----------      -------------    -----------     ----------
                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
    federal funds sold.....     $       5,307   $        54           1.02%     $       7,748    $       113           1.46%
Loans receivable...........           164,289         9,984           6.08            132,262          9,508           7.19
Mortgage-backed securities.           233,866         6,534           2.79            133,011          5,538           4.16
Investment securities......            47,134         2,485           5.27            110,005          5,132           4.67
Restricted bank stock......             6,730           168           2.50              5,099            198           3.88
                                -------------   -----------     ----------      -------------    -----------     ----------
  Total interest-earning
    assets ...............            457,326        19,225           4.20            388,125         20,489           5.28
                                -------------   -----------     ----------      -------------    -----------     ----------

Interest-bearing liabilities:
Demand.....................            94,011         1,263           1.34             76,535          1,673           2.19
Savings....................            91,416         1,386           1.52             85,818          1,975           2.30
Time.......................           120,628         4,163           3.45            103,007          4,115           3.99
Borrowings.................           105,302         4,513           4.29             93,213          4,229           4.54
Mandatory redeemable
    convertible debentures             10,200           612           6.00              6,950            417           6.00
                                -------------   -----------     ----------      -------------    -----------     ----------
  Total interest-bearing
    liabilities...........            421,557        11,937           2.83            365,523         12,409           3.39
                                -------------   -----------     ----------      -------------    -----------     ----------

Net interest income........                     $     7,288                                      $     8,080
                                                ===========                                      ===========
Net interest rate spread...                                           1.37%                                            1.89%
                                                                ===========                                      ==========
Net earning assets.........     $      35,769                                   $      22,602
                                =============                                   =============

Net yield on average
interest-earning assets...                                            1.59%                                            2.08%
                                                                ===========                                      ==========

Ratio of interest-earning
assets to interest bearing
liabilities................             108.48%                                         106.18%
                                ===============                                 ==============

[RESTUBBED[

                                          FOR THE YEARS ENDED DECEMBER 31,
                                   ------------------------------------------
                                                      2001
                                   ------------------------------------------
                                    AVERAGE         INTEREST
                                  OUTSTANDING        EARNED/         YIELD/
                                    BALANCE           PAID            RATE
                                   ------------    -----------     ----------
                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
    federal funds sold.....        $      6,994    $       258           3.69%
Loans receivable...........             129,941         10,301           7.93
Mortgage-backed securities.              46,839          3,096           6.61
Investment securities......              98,990          6,064           6.13
Restricted bank stock......               4,145            276           6.66
                                   ------------    -----------     ----------
  Total interest-earning
    assets ...............              286,909         19,995           6.97
                                   ------------    -----------     ----------

Interest-bearing liabilities:
Demand.....................              52,993          1,795           3.39
Savings....................              48,955          2,188           4.47
Time.......................              94,130          5,394           5.73
Borrowings.................              75,732          3,746           4.95
Mandatory redeemable
    convertible debentures                   --             --             --
                                   ------------    -----------     ----------
  Total interest-bearing
    liabilities...........              271,810         13,123           4.83
                                   ------------    -----------     ----------

Net interest income........                        $     6,872
                                                   ===========
Net interest rate spread...                                              2.14%
                                                                   ==========
Net earning assets.........        $     15,099
                                   ============

Net yield on average
interest-earning assets...                                               2.40%
                                                                   ==========

Ratio of interest-earning
assets to interest bearing
liabilities................                105.55%
                                   ==============

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

                                               FOR THE YEARS ENDED                     FOR THE YEARS ENDED
                                                   DECEMBER 31,                            DECEMBER 31,
                                                     2003 V. 2002                          2002 V. 2001
                                       ---------------------------------        -----------------------------------
                                        INCREASE/DECREASE                         INCREASE/DECREASE
                                             DUE TO               TOTAL                DUE TO               TOTAL
                                       -------------------       INCREASE       --------------------       INCREASE/
                                       VOLUME        RATE        DECREASE       VOLUME        RATE         DECREASE
                                       ------        ----        --------       ------        ----         --------
                                                                 (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold ............      $   (33)      $   (26)      $   (59)      $    21      $  (166)      $  (145)

Loans receivable ...............        2,060        (1,584)          476           179         (972)         (793)

Mortgage-backed securities .....        4,196        (3,200)          996         4,589       (2,147)        2,442

Investment securities ..........       (3,136)          489        (2,647)          613       (1,545)         (932)

Other ..........................           53           (83)          (30)           53         (131)          (78)
                                      -------       -------       -------       -------      -------       -------

  Total interest-earning assets         3,140        (4,404)       (1,264)        5,455       (4,961)          494
                                      -------       -------       -------       -------      -------       -------

Interest-bearing liabilities:
Demand deposits ................          313          (723)         (410)          598         (720)         (122)
Savings deposits ...............          110          (699)         (589)        1,115       (1,328)         (213)
Time deposits ..................          699          (651)           48            52       (1,331)       (1,279)
Borrowings .....................          549          (265)          284         1,064         (581)          483
Mandatory redeemable convertible
  debentures ...................          195            --           195           417           --           417
                                      -------       -------       -------       -------      -------       -------
  Total interest-bearing
    liabilities ................        1,866        (2,338)         (472)        3,246       (3,960)         (714)
                                      -------       -------       -------       -------      -------       -------

Net interest income ............      $ 1,274       $(2,066)      $  (792)      $ 2,209      $(1,001)      $ 1,208
                                      =======       =======       =======       =======      =======       =======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2003 AND 2002

OVERVIEW

         Total assets increased to $482.0 million at December 31, 2003 from $453.3 million at December 31, 2002, an increase of $28.7 million, or 6.3%. Investment securities decreased by $37.9 million, or 13.1%, to $252.1 million at December 31, 2003 compared to $290.0 million at December 31, 2002. Loans outstanding increased by $69.9 million, or 51.8%, to $204.8 million at December 31, 2003, compared to $134.9 million at December 31, 2002. The growth in assets was funded by an increase in deposits of $25.5 million. In addition, stockholders' equity increased $6.4 million to $35.0 million at December 31, 2003 from $28.6 million at December 31, 2002.

LOANS

         Loans receivable, net of allowance for loan losses and deferred origination fees and costs, were $204.8 million at December 31, 2003, an increase of $69.9 million, or 51.8%, compared to the December 31, 2002 balance of $134.9 million. Loans receivable represented 42.5% of total assets at December 31, 2003, compared to 29.8% of total assets at December 31, 2002. During 2003, we emphasized the origination of commercial and consumer loans. These types of loans generally have higher interest rates and shorter maturities than residential real estate loans.

         Commercial real estate loans increased $31.0 million, or 47.3%, to $96.6 million, compared to $65.6 million at December 31, 2002. Commercial loans secured by other than real estate increased by $16.7 million, or 66.3%, to $41.9 million at December 31, 2003, from $25.2 million at December 31, 2002. Consumer loans increased by $1.3 million, or 9.4%, to $15.1 million at December 31, 2003, from $13.8 million at December 31, 2002.

         Residential real estate loans increased to $53.4 million at December 31, 2003, an increase of $21.1 million, or 65.3%, compared to $32.3 million at December 31, 2002. The increase resulted from the significant increase in refinancing activity during 2003 with the historically low interest rate environment. The increase in the residential real estate loan portfolio is comprised primarily of adjustable-rate mortgage loans that have initial interest rate locks of three to seven years, after which the loan converts to an annual adjustment, based on the one year constant maturity treasury note plus a margin of 275 to 300 basis points. We originated and retained $6.1 million of fixed-rate residential mortgage loans with terms of 15 to 30 years. In addition to the residential real estate loans that were retained in our portfolio, we originated and sold $25.0 million of fixed-rate residential mortgage loans during the year 2003. At the present time management does not desire to retain the long-term, fixed-rate residential mortgage loans in portfolio due to the interest rate risk that is associated with these assets.

ALLOWANCE FOR LOAN LOSSES

         We have established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

         In originating loans, we recognize that losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the collateral for the loan.

         The general valuation allowance is maintained to cover losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions, as such factors may be applicable. Specific valuation allowances are established to absorb losses on loans for which full collectibility cannot be reasonably assured.

         Our evaluation of the adequacy of the allowance for loan losses includes a review of all loans on a monthly basis. For residential mortgage loans and consumer loans, the primary factors used to determine the adequacy of the allowance are delinquency, collateral value, general economic conditions and, where applicable, individual borrower information that is known to us. For commercial loans and commercial real estate loans the review includes financial performance of the borrower, payment history, collateral value, general economic conditions and more specific economic conditions affecting specific industries or business activities of the borrowers within the portfolio segments.

         The amount of the general portion of the allowance for loan losses is determined by applying loss factors to the outstanding loans in the portfolio. The amount of the factor applied to the loans is dependent upon the type of loan and management's assessment of the relative risk associated with that loan type. The factors may change from time to time if conditions or events warrant such change. American Bank commenced operations in 1997, and as of December 31, 2003 had recorded charge-offs on three loans. In addition, we have had very limited amounts of loan delinquencies. As a result, we rely upon the past experience and knowledge of management, gained at other banking institutions where they have worked and the experience of our peer group, as a basis for determining our loss factors.

         Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that it performs on a monthly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is recorded as the unallocated portion.

         At December 31, 2003 and December 31, 2002, we had an allowance for loan losses of approximately $2,412,000 and $1,759,000, respectively. Management believes that the allowance for loan losses at December 31, 2003 was adequate to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions we used in making the determinations. Furthermore, while we believe we have established our existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Pennsylvania Department of Banking or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

INVESTMENT SECURITIES

         Total investment securities decreased by $37.9 million, or 13.1%, to $252.1 million at December 31, 2003 from $290.0 million at December 31, 2002. Investment securities classified as available for sale decreased by $39.8 million, or 14.4%, to $236.7 million, while investment securities classified as held to maturity increased by $1.9 million, or 14.1%, to $15.4 million. The decrease in our portfolio of securities available for sale, which resulted primarily from securities being called and from prepayments of mortgage backed securities, was used to fund the growth in our loan portfolio.

DEPOSITS

         Total deposits increased by $25.5 million, or 8.3%, to $332.3 million at December 31, 2003 from the December 31, 2002 balance of $306.8 million. Interest-bearing checking accounts grew $18.4 million, or 21.7%, to $103.2 million, at December 31, 2003, compared to $84.8 million at December 31, 2002. Non-interest bearing demand deposits decreased $400,000, or 2.0%, to $20.0 million at December 31, 2003, from $20.4 million at December 31, 2002. Savings deposits, including money market accounts, increased $4.9 million, or 5.7%, to $90.5 million at December 31, 2003, from the balance of $85.6 million at December 31, 2002. Total certificates of deposit increased by $2.6 million, or 2.2%, to $118.6 million from the December 31, 2003 balance of $116.0 million. The increase in deposits resulted from our paying higher rates than our competition on certain types of deposit accounts to attract new customers and the related banking relationships those customers bring.

BORROWED MONEY

         Borrowed money consists of short-term overnight borrowings in the form of securities sold under agreements to repurchase and long-term debt from the Federal Home Loan Bank of Pittsburgh ("FHLB").

         Securities sold under agreements to repurchase totaled $6.9 million at December 31, 2003, a decrease of $0.9 million, or 11.5%, from the total of $ 7.8 million at December 31, 2002. These transactions generally mature in one day and are secured by U.S. Government agency securities. This account is typically used by commercial business customers as a way to generate interest income on funds that would otherwise sit idle in non-interest bearing demand accounts.

         As of December 31, 2003, the amount of advances outstanding from the FHLB was $96.4 million, a decrease of $1.4 million, or 1.4%, compared to the $97.8 million outstanding at December 31, 2002. The decrease resulted from the maturity of a $1.0 million advance with an interest rate of 5.11% and scheduled payments of principal on certain other advances. American Bank is subject to maximum borrowing limitations with the FHLB based, in part, on the amount of qualifying assets American Bank holds in the form of residential mortgage loans and U.S. Government agency securities, including mortgage backed securities. As of December 31, 2003 American Bank's maximum borrowing capacity was $253.4 million.

MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

         On April 26, 2002, American Bank Incorporated issued $10.2 million principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"). American Bank Incorporated owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10.2 million of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by American Bank Incorporated after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the trust preferred securities may elect to convert the preferred securities into common stock of American Bank Incorporated at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,200,000 shares of common stock at December 31, 2003. American Bank Incorporated's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by American Bank Incorporated of the Trust's obligations under the preferred securities.

         The Trust and the underlying securities are subject to Financial Accounting Standards Board Interpretation No. 46 (FIN 46) which provides guidance for the consolidation of variable interest entities (VIEs). Management has determined that the under the provisions of FIN 46, American Capital Trust I must be de-consolidated as of March 31, 2004. Upon adoption of FIN 46 the junior subordinated debentures issued to the Trust will continue to be reported on the Consolidated Balance Sheets as "Long-term debt." American Bank Incorporated's equity interest in the Trust of $315,469 will be reported in "Other assets". Please refer to Notes 2 and 11 to the Consolidated Financial Statements for additional discussion of FIN 46.

         The debentures qualify as Tier 1, or core capital of American Bank Incorporated, subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% of capital limitation qualifies as Tier 2, or supplementary capital of American Bank Incorporated. At December 31, 2003 the entire $10.2 million of the debentures qualified as Tier 1 capital of American Bank Incorporated. The Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier I Capital, subject to the above noted limitations, until further notice.

STOCKHOLDERS' EQUITY

         Stockholders' equity at December 31, 2003 was $35.0 million, an increase of $6.4 million, or 22.4%, from the December 31, 2002 balance of $28.6 million. This increase was attributable to net income of $2.6 million, the exercise of warrants by warrant holders, which resulted in an increase of $4.8 million, the exercise of options by option holders, which resulted in an increase of $166,000 and a decrease in the unrealized gain on investment securities classified as available for sale (net of the related tax effect) of $1.2 million.

         As part of the our public offering of common stock during June 2000, each purchaser in the offering was granted one warrant for each two shares of common stock purchased. Each warrant entitled the holder to purchase one share of common stock. The warrants were exercisable at any time through June 30, 2003, at an exercise price of $6.67 per share (adjusted for the three-for-two stock split declared in January 2002). The total number of warrants issued in connection with the public offering was 760,205. As of June 30, 2003, the expiration date of the warrants, 727,588 warrants were exercised.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NET INCOME

         For the year ended December 31, 2003 we reported net income of $2.6 million, or $0.41 per basic share and $0.39 per diluted share for a return on average assets of 0.56% and a return on average equity of 8.27%. This was an increase of $121,000, or 4.8%, over net income of $2.5 million for the year ended December 31, 2002, or $0.42 per basic and $0.40 per diluted share. The increase in net income was primarily the result of an increase of $1.0 million in non-interest income, partially offset by a decrease of $792,000 of net interest income.

NET INTEREST INCOME

         Net interest income, which is the sum of interest and certain fees generated by interest-earning assets minus interest paid on deposits and other funding sources, is the principal source of our earnings. Net interest income decreased by $792,000 or 9.8%, to $7.3 million for the year ended December 31, 2003, as compared to $8.1 million for the year ended December 31, 2002. Average interest-earning assets grew to $457.3 million for the year ended December 31, 2003, an increase of $69.2 million, or 17.8%, as compared to the average of $388.1 million for the year ended December 31, 2002. Average interest-bearing liabilities grew to $421.6 million for the year ended December 31, 2003, an increase of $56.1 million, or 15.4%, compared to the average of $365.5 million for the year ended December 31, 2002. The yield on average interest-earning assets was 4.20% for the year ended December 31, 2003, a decrease of 108 basis points from the yield of 5.28% for the year ended December 31, 2002. The decrease in the yield on earning assets resulted from declining market interest rates during the year ended December 31, 2003. The historic low interest rates in 2003 provided borrowers the opportunity to refinance loans to lower rates. In addition, prepayments on mortgage-backed securities increased dramatically and accelerated the amortization of the premiums paid for these securities, thereby reducing the yield realized for these investments. The cost of funds was 2.83% for the year ended December 31, 2003, a decrease of 56 basis points from the cost of 3.39% for the year ended December 31, 2002, also a result of the decline in market interest rates. During this period, we reduced our deposit rates at a slower pace than the rate of decline in market rates and the rate of decline of our assets. We maintain higher deposit rates than our competition as a means to attract new customers and the related banking relationships those customers bring. As a result our net interest margin (net interest income as a percentage or average interest-earning assets) decreased 49 basis points, to 1.59%, for the year ended December 31, 2003, as compared to 2.08%, for the year ended December 31, 2002.

PROVISION FOR LOAN LOSSES

         Management records a provision for loan losses in amounts that result in an allowance for loan losses sufficient to absorb losses believed to be inherent in the loan portfolio. Management's evaluation includes such factors as past loan loss experience, economic conditions, delinquency statistics and re-evaluation of the credit quality of the loans in the portfolio. During the year ended December 31, 2003, the provision for loan losses amounted to $405,000, an increase of $193,000, or 91.0%, from the $212,000 provision for the year ended December 31, 2002. The increase in the provision in the current year was primarily the result of the increase in loans outstanding. During January of 2003, we recovered $251,000 of a loan charged-off in the prior year. At December 31, 2003, the allowance for loan losses as a percentage of outstanding loans was 1.16%, as compared to 1.28% at December 31, 2002. Management considers the allowance for loan losses at December 31, 2003 to be adequate for the inherent risks of loss in the loan portfolio at that date.

NON-INTEREST INCOME

         Total non-interest income for the year ended December 31, 2003 was $2,001,000, an increase of $1,044,000, or 109.1%, compared to $957,000 for the year ended December 31, 2002. Net realized gains on the sale of securities totaled $862,000 for the year ended December 31, 2003, compared to $112,000 for year 2002. The net realized gains for the years ended December 31, 2003 and 2002, resulted from management's desire and ability to reposition the securities portfolio to achieve its interest rate risk objectives. Service charges on deposit accounts increased to $165,000 for the year 2003, compared to $160,000 for the year 2002. The increase of $5,000, or 3.1%, was the result of increases in the number of deposit accounts. Gain on sale of loans increased $105,000, or 35.5%, to $401,000 in 2003 compared to $296,000 in 2002. This increase resulted from an increase in residential real estate loans originated and sold, which primarily resulted from an increase in the volume of loan refinancing activity due to the historic low interest rate environment. Other non-interest income, comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees and sales of checks and checkbooks increased $26,000, or 11.4%, to $255,000 for year ended December 31, 2003, compared to $229,000 for the year ended December 30, 2002. The increases in these fees were due to greater volume of transactions. The increase in the carrying value of bank-owned life insurance included in income for the year ended December 31, 2003, was $318,000, compared to $160,000 for the year ended December 31, 2002. The bank-owned life insurance was purchased during July 2002. As such, the earnings shown for the year 2002 were for less than a full year. In November 2003 the Bank purchased an additional $2.0 million of bank owned life insurance, which had a minor impact on 2003 earnings and no impact on 2002 earnings.

NON-INTEREST EXPENSE

         Non-interest expense for the year ended December 31, 2003 decreased $101,000, or 1.9%, to $5,111,000, as compared to $5,212,000 for the year ended
December 31, 2002. Our efficiency ratio (ratio of non-interest expense to the sum of net interest income and non-interest income) improved to 55.0% for the year ended December 31, 2003, as compared to 57.7% for the year ended December 31, 2002. Salaries and wages for the year ended December 31, 2003 totaled $1.7 million, a decrease of $146,000, or 7.9%, as compared to salaries and wages for the year ended December 31, 2002, primarily the result of a decrease of two employees and an increase in the amount of salary cost deferred as direct loan origination costs in the current year. Net occupancy expense of $784,000 represented an increase of $32,000, or 4.3%, compared to the prior year, due to scheduled increases in base rents provided for in our lease agreements and increased utility cost. Loan origination and product management expense decreased $49,000, or 12.0%, to $361,000 for the year ended December 31, 2003 from $410,000 for the year ended December 31, 2002, primarily the result of increased direct loan origination costs being deferred, the result of increased loan origination volume. Professional fees decreased by $61,000, or 23.3%, to $201,000 for the year ended December 31, 2003, compared to $262,000 for the year ended December 31, 2002. For the year 2002, professional fees included legal, accounting and other consulting fees associated with the formation of American Bank Incorporated as American Bank's holding company, the registration of our common stock and warrants with the Securities and Exchange Commission and our application and listing on the Nasdaq SmallCap Market. Pennsylvania bank shares tax increased $59,000, to $176,000, as a result of a higher amount of capital subject to tax in the year 2003 compared to the year 2002. Other operating expense decreased $7,000, to $636,000 for the year ended December 31, 2003, representing a 1.6% decrease from the year ended December 31, 2002.

INCOME TAX EXPENSE

         Income tax expense for the year ended December 31, 2003, amounted to $1,136,000, an increase of $39,000 from the $1,097,000 incurred for the year ended December 31, 2002, due primarily to the increase in pretax income. Our effective tax rate for the year 2003 was 30.1%, as compared to 30.4% for the year 2002. The effective tax rate for the ended December 31, 2003 benefited from our acquiring assets with preferential tax treatment.

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

         We monitor our liquidity position on an on-going basis and report regularly to the Board of Directors the level of liquidity as compared to minimum levels established by Board policy. As of December 31, 2003, our level of liquidity was in excess of the minimum established by Board policy.

         American Bank Incorporated is subject to various regulatory capital adequacy requirements promulgated by the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System. Failure to meet minimum capital requirements can result in certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, American Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

         Quantitative measures established by regulation to ensure capital adequacy require American Bank Incorporated and American Bank to maintain minimum amounts and ratios (set forth in the tables below) of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. As of December 31, 2003, American Bank Incorporated and American Bank exceeded all applicable capital adequacy requirements.

         At December 31, 2003, American Bank's actual and required minimum capital ratios were as follows:

                                                                           REQUIRED FOR CAPITAL   REQUIRED TO BE CONSIDERED
                                                     ACTUAL                  ADEQUACY PURPOSES         "WELL CAPITALIZED"
                                               ---------------------      ----------------------   ------------------------
                                               AMOUNT        PERCENT        AMOUNT       PERCENT       AMOUNT       PERCENT
                                               ------        -------        ------       -------       ------       -------
                                                                        (DOLLARS IN THOUSANDS)
As of December 31, 2003:
Total Capital (to risk weighted assets)... $   39,548         14.86%   $     21,288        8.00%   $    26,610       10.00%
Tier I Capital (to risk weighted assets)..     37,136         13.96          10,644        4.00         15,966        6.00
Tier I Capital (to average assets)........     37,136          7.81          19,016        4.00         23,770        5.00

         At December 31, 2003, American Bank Incorporated's actual and required minimum capital ratios were as follows:

                                                                          REQUIRED FOR CAPITAL
                                                      ACTUAL               ADEQUACY PURPOSES
                                            -------------------------   ------------------------
                                              AMOUNT          PERCENT      AMOUNT         PERCENT
                                            ----------       --------   ------------     --------
                                                             (DOLLARS IN THOUSANDS)
As of December 31, 2003:
Total Capital (to risk weighted assets)...  $   47,782         17.68%   $     21,690        8.00%
Tier I Capital (to risk weighted assets)..      45,106         16.69          10,845        4.00
Tier I Capital (to average assets)........      45,106          9.40          19,200        4.00

         American Bank Incorporated's financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2003 totaled $51.2 million. This consisted of $6.9 million in commitments to fund commercial business, commercial real estate, residential real estate and commercial and residential construction loans, $40.5 million under lines of credit, including $5.2 million in home equity lines of credit and $3.8 million in standby letters of credit. Because these commitments have a fixed maturity date and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to American Bank Incorporated.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. American Bank Incorporated has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS AND CAPITAL RESOURCES

         The following table represents American Bank Incorporated's aggregate on- and off-balance sheet contractual obligations to make future payments as of December 31, 2003.

                                                    DUE AFTER       DUE AFTER
                                                   DECEMBER 31,    DECEMBER 31,
                                     DUE BY        2004 THROUGH    2006 THROUGH     DUE AFTER
                                  DECEMBER 31,     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                      2004             2006            2008            2008            TOTAL
                                 -------------    -------------   -------------   -------------    -------------
                                                                  (IN THOUSANDS)

   Time deposits.............    $      64,721    $      30,909   $      23,008   $          --    $     118,638
   Short-term debt...........            6,909               --              --              --            6,909
   Long-term debt............              261              361          18,235          77,500           96,357
   Manditory redeemable
     convertible debentures..               --               --              --          10,200           10,200
   Operating leases..........              331              641             295              --            1,267
                                 -------------    -------------   -------------   -------------    -------------
     Total...................    $      72,222    $      31,911   $      41,538   $      87,700    $     233,171
                                 =============    =============   =============   =============    =============

         American Bank Incorporated is not aware of any known trends or any known demands, commitments, events or uncertainties which would result in any material increase or decrease in liquidity.

         The greater the capital resources, the more likely we will be able to meet our cash obligations and unforeseen expenses. American Bank Incorporated has a strong capital position. Stockholders' equity at December 31, 2003 totaled $35.0 million, an increase of $6.4 million over $28.6 million at December 31, 2002. The increase was the result of net income of $2.6 million, the exercise of warrants by warrant holders of $4.8 million, the exercise of options by option holders of $166,000 and a decrease in the unrealized gain on investment securities classified as available for sale (net of the related tax effect) of $1.2 million.

ASSET QUALITY

NON-PERFORMING ASSETS AND DELINQUENCIES

         When a borrower fails to make a required payment on a loan, we attempt to cure the deficiency by contacting the borrower and seeking the payment. Late notices are mailed no more than 16 days after the payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, additional contact is made through written notice and direct contact from an assigned account officer. American Bank will remain in continual contact with the borrower and, if needed, will attempt to work out a payment schedule acceptable to us and the borrower. While we generally prefer to work with borrowers to resolve such problems, we will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

         Loans are generally placed on non-accrual status if, in the opinion of management, principal or interest payments are not likely to be made in accordance with the terms of the loan agreement, or when principal or interest is past due more than 90 days. Interest accrued but not collected at the date the loan is placed on non-accrual status is reversed against income in the current period. Loans may be reinstated to accrual status when payments are less than 90 days past due and, in the opinion of management, collection of the remaining balance can be reasonably expected. The Board of Directors is informed monthly of the status of all loans delinquent more than 15 days.

         At December 31, 2003, we had no loans delinquent more than 30 days, no loans classified as non-performing or non-accrual, and no assets acquired in settlement of loans. During the year ended December 31, 2003, we charged-off two loans with unpaid balances totaling $3,000. During the year we recovered $251,000 of a loan charged-off the previous year.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired by American Bank as a result of foreclosure or by deed in lieu of foreclosure would be classified as real estate acquired in settlement of loans until sold. At December 31, 2003 and 2002, we had no real estate acquired in settlement of loans.

RESTRUCTURED LOANS

         Under accounting principles generally accepted in the United States of America ("GAAP"), American Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if American Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings and troubled debt restructurings do not necessarily result in non-accrual loans. We had no restructured loans as of December 31, 2003.

ASSET CLASSIFICATION

         The Pennsylvania Department of Banking and Board of Governors of the Federal Reserve System have adopted various regulations regarding problem assets of banking institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, regulatory examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: "Substandard," "Doubtful," and "Loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of "Substandard" assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values questionable, and there is a high probability of loss, although the amount of such loss may not be determinable at such time. An asset classified as "Loss" is considered uncollectible and of such little value that continuance as an asset of American Bank is not warranted. If an asset or portion thereof is classified as "Loss", we must establish a specific allowance for loss for the amount of the portion of the asset classified as "Loss." All or a portion of general loan loss allowances established to cover possible losses related to assets classified "Substandard" or "Doubtful" can be included in determining our regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as "Special Mention" and monitored by us.

         At December 31, 2003, the aggregate amount of our assets classified as "Special Mention" and "Substandard" were $1,550,000 and $1,432,000, respectively. No assets were classified as "Doubtful," and no assets were classified as "Loss."

IMPACT OF NEW ACCOUNTING STANDARDS

         In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, we do not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 19. Adoption of FIN 45 did not have a significant impact on our financial condition or results of operations.

         In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities ("VIEs") and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The consolidation requirements apply to companies that have interests in special-purpose entities for periods ending after December 31, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after December 15, 2004.

         We have evaluated the impact of FIN 46 on American Capital Trust I, a variable interest entity, currently consolidated into our financial statements. Management has determined that the provisions of FIN 46 will require de-consolidation of the subsidiary trust, which issued mandatorily redeemable convertible preferred capital securities to third-party investors. Upon adoption of FIN 46 as of March 31, 2004, the trust will be de-consolidated and our junior subordinated debentures will continue to be reported in the Consolidated Balance Sheets as "Long-term debt". Our equity interest in the trust of $315,469 will be reported in "Other assets". For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier I Capital subject to previously specified limitations, until further notice. Additional information on the trust is summarized in Notes 2 and
11. The adoption of this interpretation did not have and is not expected to have a significant impact on our results of operations or liquidity.

         In April 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on our financial condition or results of operations.

         In May 2003, the Financial Accounting Standards board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on our financial condition or results of operations

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related notes of American Bank Incorporated have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                        COMMON STOCK AND RELATED MATTERS

         We began paying a cash dividend to shareholders in March 2004. Payment of dividends on American Bank Incorporated's common stock is subject to determination and declaration by the Board of Directors and depends upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, American Bank Incorporated's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that cash dividends will continue to be declared and paid or, if declared, what the amount of dividends will be.

         Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "AMBK." As of March 26, 2004, we had six registered market makers, 708 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 7,184,092 shares outstanding.

         The following tables set forth market price and dividend information for the common stock for the last two fiscal years, as adjusted to reflect the three-for-two stock split declared in January 2002.

YEAR ENDED DECEMBER 31, 2003      HIGH                LOW            CASH DIVIDENDS DECLARED
---------------------------    ---------         -----------         -----------------------
Fourth Quarter                 $    9.95         $      7.50            $        --
Third Quarter                       9.15                7.55                     --
Second Quarter                     10.06                7.30                     --
First Quarter                       9.96                9.00                     --

YEAR ENDED DECEMBER 31, 2002       HIGH                LOW            CASH DIVIDENDS DECLARED
---------------------------    ---------         -----------         -----------------------
Fourth Quarter                 $    9.91         $      7.15            $        --
Third Quarter                       7.60                6.55                     --
Second Quarter                      9.60                7.00                     --
First Quarter                      10.00                7.53                     --

STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 9:00 a.m. on April 27, 2004 at The Holiday Inn West, Route 100 and Interstate 78 Fogelsville, Pennsylvania.

STOCK LISTING

Our common stock trades on the Nasdaq SmallCap Market under the symbol "AMBK".

American Capital Trust I's preferred stock trades on the OTC Bulletin Board under the symbol "AMBKP.OB."

SPECIAL COUNSEL

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C. 20015

INDEPENDENT AUDITORs

Beard Miller Company LLP
2609 Keiser Blvd.
P.O. Box 311
Reading, Pennsylvania 19603

TRANSFER AGENT

StockTrans, Inc.
44 West Lancaster Ave.
Ardmore, Pennsylvania  19003

ANNUAL REPORT ON FORM 10-KSB

A copy of our Form 10-KSB for the fiscal year ended December 31, 2003, will be furnished without charge to stockholders of record as of March 26, 2004, upon written request to the Secretary, American Bank Incorporated, 4029 West Tilghman Street, Allentown, Pennsylvania 18104.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders of American Bank Incorporated may communicate with the Board or any individual Director through our website at www.pcbanker.com or by writing to:

                           American Bank Incorporated
                          Attention: Board of Directors
                          Frederick J. Jaindl, Chairman
                            4029 West Tilghman Street
                               Allentown, PA 18104

                             DIRECTORS AND OFFICERS
                 * Denotes officer of American Bank Incorporated

              DIRECTORS                           OFFICERS
              ---------                           --------

          Frederick J. Jaindl*                 Mark W. Jaindl *
          CHAIRMAN                             PRESIDENT AND
                                                 CHIEF EXECUTIVE OFFICER
          Mark W. Jaindl
          VICE CHAIRMAN                        Sandra A. Berg *
                                               SENIOR VICE PRESIDENT,SECRETARY
          David M. Jaindl                        SENIOR OPERATING OFFICER

          Elizabeth B. Gaul                    Chris J. Persichetti
                                               SENIOR VICE PRESIDENT,
          John C. Long                           SENIOR LOAN OFFICER

          Philip S. Schwartz                   Harry C. Birkhimer *
                                               VICE PRESIDENT, TREASURER AND
          Martin F. Spiro                        CHIEF FINANCIAL OFFICER

                                               Robert W. Turner
                                                 VICE PRESIDENT, DIRECTOR
                                                   OF  TECHNOLOGY

[logo]
BEARD MILLER
COMPANY LLP
Certified Public Accountants and Consultants

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
American Bank Incorporated
Allentown, Pennsylvania

         We have audited the accompanying consolidated balance sheets of American Bank Incorporated and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and its subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ Beard Miller Company LLP

Reading, Pennsylvania
January 30, 2004

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                           DECEMBER 31,
                                                                                      2003            2002
                                                                                    ---------       ---------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                           SHARE DATA)
ASSETS
   Cash and due from banks                                                          $   4,623       $   3,291
   Interest bearing deposit with bank                                                     237             275
   Securities purchased under agreement to resell                                          --           6,874
                                                                                    ---------       ---------

       Cash and Cash Equivalents                                                        4,860          10,440

   Securities available for sale                                                      236,746         276,569
   Securities held to maturity, fair value 2003 $15,584; 2002 $13,644                  15,361          13,466
   Loans receivable, net of allowance for loan losses 2003 $2,412; 2002 $1,759        204,832         134,926
   Restricted investments in bank stocks                                                6,994           6,131
   Bank owned life insurance                                                            8,178           5,860
   Premises and equipment, net                                                          1,808           2,253
   Accrued interest receivable                                                          1,973           2,449
   Other assets                                                                         1,240           1,171
                                                                                    ---------       ---------

       TOTAL ASSETS                                                                 $ 481,992       $ 453,265
                                                                                    =========       =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing                                                          $  19,964       $  20,398
      Interest-bearing                                                                312,322         286,353
                                                                                    ---------       ---------

       Total Deposits                                                                 332,286         306,751
   Securities sold under agreements to repurchase                                       6,909           7,784
   Long-term debt                                                                      96,357          97,791
   Mandatory redeemable convertible debentures                                         10,200          10,200
   Accrued interest payable                                                               629             702
   Other liabilities                                                                      648           1,444
                                                                                    ---------       ---------

       TOTAL LIABILITIES                                                              447,029         424,672
                                                                                    ---------       ---------

STOCKHOLDERS' EQUITY

   Preferred stock, par value $.10 per share; authorized 5,000,000 shares;                 --              --
      issued and outstanding -0- shares
   Common stock, par value $.10 per share; authorized 15,000,000 shares;
      issued and outstanding 2003 6,807,279 shares; 2002 6,077,827 shares                 681             608
   Paid-in capital                                                                     29,489          24,614
   Unallocated ESOP shares, at cost                                                      (117)           (139)
   Retained earnings                                                                    4,853           2,216
   Accumulated other comprehensive income                                                  57           1,294
                                                                                    ---------       ---------

       TOTAL STOCKHOLDERS' EQUITY                                                      34,963          28,593
                                                                                    ---------       ---------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 481,992       $ 453,265
                                                                                    =========       =========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEARS ENDED DECEMBER 31,
                                                                   ------------------------
                                                                       2003         2002
                                                                     -------      -------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                          SHARE DATA)
INTEREST INCOME
   Loans receivable, including fees                                  $ 9,984      $ 9,508
   Securities, taxable                                                 9,187       10,868
   Interest-bearing deposit with bank                                     27           24
   Securities purchased under agreement to resell                         27           89
                                                                     -------      -------

       TOTAL INTEREST INCOME                                          19,225       20,489
                                                                     -------      -------

INTEREST EXPENSE
   Deposits                                                            6,812        7,763
   Short-term debt                                                        57           48
   Long-term debt                                                      4,456        4,181
   Mandatory redeemable convertible debentures                           612          417
                                                                     -------      -------

       TOTAL INTEREST EXPENSE                                         11,937       12,409
                                                                     -------      -------

       NET INTEREST INCOME                                             7,288        8,080

PROVISION FOR LOAN LOSSES                                                405          212
                                                                     -------      -------

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES             6,883        7,868
                                                                     -------      -------

OTHER INCOME
   Service fees                                                          165          160
   Net realized gains on sale of residential mortgage loans              401          296
   Net realized gains on sales of securities available for sale          862          112
   Earnings on bank owned life insurance                                 318          160
   Other                                                                 255          229
                                                                     -------      -------

       TOTAL OTHER INCOME                                              2,001          957
                                                                     -------      -------

OTHER EXPENSES
   Salaries and wages                                                  1,700        1,846
   Employee benefits                                                     413          373
   Occupancy                                                             784          752
   Equipment and data processing                                         697          698
   Marketing and business development                                    143          111
   Loan origination and product management                               361          410
   Professional services                                                 201          262
   Pennsylvania bank shares tax                                          176          117
   Other                                                                 636          643
                                                                     -------      -------

       TOTAL OTHER EXPENSES                                            5,111        5,212
                                                                     -------      -------

       INCOME BEFORE INCOME TAXES                                      3,773        3,613

INCOME TAXES                                                           1,136        1,097
                                                                     -------      -------

       NET INCOME                                                    $ 2,637      $ 2,516
                                                                     =======      =======
NET INCOME PER COMMON SHARE
   Basic                                                             $  0.41      $  0.42
                                                                     =======      =======

   Diluted                                                           $  0.39      $  0.40
                                                                     =======      =======

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002

                                SHARES OF                                                         ACCUMULATED
                                 COMMON                                ALLOCATED      RETAINED       OTHER
                                 STOCK         COMMON      PAID-IN        ESOP        EARNINGS   COMPREHENSIVE
                                 ISSUED        STOCK       CAPITAL       SHARES       (DEFICIT)     INCOME         TOTAL
                                ---------    ---------    ---------    ---------     ---------     ---------     ---------
                                                               (DOLLARS IN THOUSANDS)

BALANCE - DECEMBER 31, 2001     6,012,753    $     601    $  24,359    $     (86)    $    (300)    $     934     $  25,508
                                                                                                                 ---------
Comprehensive income:
    Net income                         --           --           --           --         2,516            --         2,516
    Net change in unrealized
     gains on securities
     available for
     sale, net of
     reclassification
     adjustment and tax
     effect                            --           --           --           --            --           360           360
                                                                                                                 ---------
    TOTAL COMPREHENSIVE
      INCOME                                                                                                         2,876
                                                                                                                 ---------

Purchase of shares by ESOP
  Trust                                --           --           --          (72)           --            --           (72)
Allocation of shares by ESOP
  Trust                                --           --           --           19            --            --            19
Exercise of stock options          58,500            6          210           --            --            --           216
Exercise of stock warrants          6,574            1           45           --            --            --            46
                                ---------    ---------    ---------    ---------     ---------     ---------     ---------

BALANCE - DECEMBER 31, 2002     6,077,827          608       24,614         (139)        2,216         1,294        28,593
                                                                                                                 ---------
Comprehensive income:
    Net income                         --           --           --           --         2,637            --         2,637
    Net change in unrealized
      gains on securities
      available for
      sale, net of
      reclassification
      adjustment and tax
      effect                           --           --           --           --            --        (1,237)       (1,237)
                                                                                                                 ---------
    TOTAL COMPREHENSIVE
      INCOME                                                                                                         1,400
                                                                                                                 ---------
Allocation of shares by ESOP
  Trust                                --           --            7           22            --            --            29
Exercise of stock options          12,000            1          165           --            --            --           166
Exercise of stock warrants        717,452           72        4,703           --            --            --         4,775
                                ---------    ---------    ---------    ---------     ---------     ---------     ---------

BALANCE - DECEMBER 31, 2003     6,807,279    $     681    $  29,489    $    (117)    $   4,853     $      57     $  34,963
                                =========    =========    =========    =========     =========     =========     =========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                                     2003         2002
                                                                                  ---------     ---------
                                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                     $   2,637     $   2,516
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                      405           212
         Depreciation and amortization                                                  627           611
         Proceeds from sale of residential mortgage loans held for sale              25,394        19,988
         Net realized gains on sale of loans                                           (401)         (296)
         Originations of residential mortgage loans held for sale                   (24,993)      (19,692)
         Net amortization (accretion) of securities premiums and discounts            2,481        (1,991)
         Net realized gains on sales of securities                                     (862)         (112)
         Deferred tax expense (benefit)                                                (197)            2
         Income tax benefit on stock options exercised                                   99            --
         Earnings on bank owned life insurance                                         (318)         (160)
         Allocation of ESOP shares                                                       29            19
         (Increase) decrease in accrued interest receivable and other assets          1,100          (535)
         Increase (decrease) in accrued interest payable and other liabilities         (728)         (503)
                                                                                  ---------     ---------

         NET CASH PROVIDED BY OPERATING ACTIVITIES                                    5,273            59
                                                                                  ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Purchases                                                                    (155,676)     (255,381)
      Maturities and principal repayments                                           174,291       155,725
      Sales                                                                          17,768           854
   Securities held to maturity:
      Purchases                                                                     (12,626)       (3,772)
      Maturities and principal repayments                                            10,678         5,188
   Net decrease in short-term investments                                                --        13,981
   Net (increase) decrease in loans receivable                                      (70,311)          451
   Purchase of bank owned life insurance                                             (2,000)       (5,700)
   Purchases of premises and equipment                                                 (182)         (365)
   Purchase of restricted investments in bank stock                                    (863)       (1,186)
                                                                                  ---------     ---------

         NET CASH USED IN INVESTING ACTIVITIES                                      (38,921)      (90,205)
                                                                                  ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand and savings deposits                                       22,894        29,938
   Net increase in time deposits                                                      2,641        23,050
   Net increase (decrease) in securities sold under agreements to repurchase           (875)        3,547
   Proceeds from long-term debt                                                          --        15,000
   Repayments on long-term debt                                                      (1,434)         (447)
   Proceeds from mandatory redeemable convertible debentures                             --        10,200
   Issuance of common stock                                                           4,842           262
   Purchase of common stock, ESOP Trust                                                  --           (72)
                                                                                  ---------     ---------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                                   28,068        81,478
                                                                                  ---------     ---------

         NET DECREASE IN CASH AND CASH EQUIVALENTS                                   (5,580)       (8,668)

CASH AND CASH EQUIVALENTS - BEGINNING                                                10,440        19,108
                                                                                  ---------     ---------

CASH AND CASH EQUIVALENTS - ENDING                                                $   4,860     $  10,440
                                                                                  =========     =========

SUPPLEMENTARY CASH FLOWS INFORMATION
   Interest paid                                                                  $  12,010     $  12,432
                                                                                  =========     =========

   Income taxes                                                                   $   1,140     $   1,372
                                                                                  =========     =========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

American Bank Incorporated (the "Company") was formed in August 2001. On January 2, 2002, American Bank Incorporated acquired all the outstanding shares of American Bank (the "Bank"), a full service Bank. This transaction was completed in accordance with an Agreement and Plan of Reorganization (the "Plan") approved and adopted by the Bank's Board of Directors on March 20, 2001 and the Bank's shareholders on April 17, 2001. Pursuant to the Plan, the outstanding shares of common stock of the Bank became, by operation of law on a one-for-one basis, common stock, par value $.10 per share, of the Company. As a result of this transaction, the consolidated financial statements include the accounts of American Bank Incorporated and its wholly-owned subsidiaries, American Bank and American Capital Trust I (collectively "American"). American Capital Trust I is the trust formed for the purpose of issuing the mandatory redeemable debentures on behalf of the Company. All material intercompany transactions have been eliminated. The Company is subject to regulation and supervision by the Federal Reserve Bank.

The Bank was incorporated September 3, 1996 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank commenced operations on June 5, 1997 and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

ESTIMATES

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

SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     The Bank maintains its principal office in Allentown, Pennsylvania and its local service area includes Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. The Bank also offers internet banking services on a national basis to United States citizens regardless of geographic location. Note 5 discusses the types of securities that the Company invests in. Note 6 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by their local economy.

PRESENTATION OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, securities purchased under agreement to resell and interest-bearing deposits with bank. Generally, federal funds and securities purchased under agreement to resell are purchased and sold for one day periods.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

SECURITIES

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

     Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Unrealized gains or losses are included in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

     Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over the terms of the securities.

RESIDENTIAL MORTGAGE LOANS HELD FOR SALE

     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in other income. Servicing rights are not retained on residential mortgage loans sold. There were no loans held for sale at December 31, 2003 and 2002.

PURCHASED MORTGAGE LOANS

     The Company records its investment in purchased mortgage loans at cost. The related premium or discount is recognized over the life of the purchased loan and is included as part of interest income. Principal is reduced as payments are received. The Company evaluates the realization of such loans when determining the allowance for loan losses.

LOANS RECEIVABLE

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances, net of any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

     The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due unless the credit is well secured and in the process of collection, or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

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

     The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial mortgage loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets estimated useful lives. Leasehold improvements are depreciated over the estimated useful life of the improvement. The estimated useful lives for calculating depreciation are as follows:

                                                                      YEARS
                                                                      -----
             Leasehold improvements                                   7 - 12
             Furniture, fixtures and equipment                        5 - 7
             Computer equipment and software                          3 - 5

RESTRICTED INVESTMENT IN BANK STOCKS

     The Company owns several restricted investments in bank stocks including stock in the FHLB, the Federal Reserve Bank of Philadelphia and the Atlantic Central Bankers Bank. These stocks are reflected on the balance sheet at historical cost. Under the Bank's membership agreement with the FHLB, required stock purchases are based on a percentage of outstanding borrowings, a percentage of unused borrowing capacity and may also include a percentage of assets sold to the FHLB.

BANK OWNED LIFE INSURANCE

     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies in the amount of $8,178,000 and $5,860,000 at December 31, 2003 and 2002, respectively.
     Income from the increase in cash surrender value of the policies is included in non-interest income on the income statement.

TRANSFERS OF FINANCIAL ASSETS

     Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company,
     (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs of $70,000 and $62,000 are included in marketing and business development expenses for the years ended December 31, 2003 and 2002, respectively.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

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

INTEREST RATE RISK

     The Company is principally engaged in the business of attracting deposits from the general public, and using these deposits, together with borrowed funds, to make commercial, commercial mortgage, residential mortgage and consumer loans, to purchase residential mortgages and to invest in overnight and term investment securities. Inherent in such activities is the potential for the Company to assume interest rate risk that results from differences in the maturities and repricing characteristics of assets and liabilities. For this reason, management regularly monitors the level of interest rate risk and the potential impact on net interest income.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

EARNINGS PER SHARE

     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and warrants and are determined using the treasury stock method. Potential common shares also include the mandatory redeemable convertible debentures determined using the "if converted" method.

COMPREHENSIVE INCOME

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet. Such items, along with net income, are the components of comprehensive income.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (CONTINUED)

     The components of other comprehensive income (loss) and related tax effects are as follows:

                                                                                 2003       2002
                                                                               -------     -------
                                                                                 (IN THOUSANDS)

         Unrealized holding gains (losses) on securities available for sale    $(1,012)    $   659
         Reclassification adjustment for gains realized in net income             (862)       (112)
                                                                               -------     -------

                NET UNREALIZED GAINS (LOSSES)                                   (1,874)        547

         Tax effect                                                                637        (187)
                                                                               -------     -------

                NET OF TAX AMOUNT                                              $(1,237)    $   360
                                                                               =======     =======

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee and director stock options, which are discussed in Note 16 Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and net income per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The weighted average fair value of options granted during 2003 and 2002 was $2.61 and $2.69, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2003 and 2002, respectively: dividend yield -0-%; expected volatility of 22% and 31%; risk-free interest rates of 3.94% and 5.00% and an expected life of the options of ten years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                                           YEARS ENDED DECEMBER 31,
                                                                               2003        2002
                                                                             -------     -------
                                                                               (IN THOUSANDS)

         Net income, as reported                                             $ 2,637     $ 2,516
         Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax
              effects                                                            (35)       (147)
                                                                             -------     -------

                PRO FORMA NET INCOME                                         $ 2,602     $ 2,369
                                                                             =======     =======

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

                                            YEARS ENDED DECEMBER 31,
                                            ------------------------
                                                2003       2002
                                                ----       ----

         Earnings per share:
              As reported:
                  Basic                      $  0.41     $ 0.42
                  Diluted                       0.39       0.40
              Pro forma:
                  Basic                         0.40       0.39
                  Diluted                       0.38       0.37

NEW ACCOUNTING STANDARDS

     In November 2002, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 45 (FIN45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under certain specified guarantees. Under FIN 45, the Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit, as discussed in Note 19. Adoption of FIN 45 did not have a significant impact on the Company's financial condition or results of operations.

     In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 was revised in December 2003. This Interpretation provides new guidance for the consolidation of variable interest entities (VIEs) and requires such entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among the parties involved. The Interpretation also adds disclosure requirements for investors that are involved with unconsolidated VIEs. The consolidation requirements apply to companies that have interests in special-purpose entities for periods ending after December 31, 2003. Consolidation of other types of VIEs is required in financial statements for periods ending after December 15, 2004.

     The Company has evaluated the impact of FIN 46 on American Capital Trust I, a variable interest entity, currently consolidated by the Company. Management has determined that the provisions of FIN 46 will require de-consolidation of the subsidiary trust, which issued mandatorily redeemable convertible preferred capital securities to third-party investors. Upon adoption of FIN 46 as of March 31, 2004, the trust will be de-consolidated and the junior subordinated debentures of the Company will continue to be reported in the Consolidated Balance Sheets as "Long-term debt." The Company's equity interest in the trust of $315,000, will be reported in "Other assets." For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier I Capital subject to previously specified limitations, until further notice. Additional information on the trust is summarized in
     Note 11. The adoption of this interpretation did not have and is not expected to have a significant impact on the Company's results of operations or liquidity.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS (CONTINUED)

     In April 2003, the Financial Accounting Standards Board issued Statement No. 149, "Amendment of Statement No. 133, Accounting for Derivative Instruments and Hedging Activities." This Statement clarifies the definition of a derivative and incorporates certain decisions made by the Board as part of the Derivatives Implementation Group process. This Statement is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The provisions of the statement that relate to implementation issues addressed by the Derivatives Implementation Group that have been effective should continue to be applied in accordance with their respective dates. Adoption of this standard did not have an impact on the Company's financial condition or results of operations.

     In May 2003, the Financial Accounting Standards board issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of these instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective beginning July 1, 2003. The adoption of this standard did not have an impact on the Company' financial condition or results of operations.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

American Bank is required to maintain reserve balances with the Federal Reserve Bank. The required reserve balances at December 31, 2003 and 2002 were $112,000 and $131,000, respectively.

NOTE 4 - SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

American Bank enters into purchases of securities under agreement to resell substantially identical securities. Securities purchased under agreements to resell at December 31, 2002 consist of U.S. Treasury securities.

The amounts advanced under these agreements are reflected as assets in the balance sheet. It is American Bank's policy to take possession of securities purchased under agreements to resell. Agreements with third parties specify the Bank's rights to request additional collateral, based on its monitoring of the fair value of the underlying securities on a daily basis. The securities are delivered by appropriate entry into the Bank's account or a third-party custodian's account designated by the Bank under a written custodial agreement that explicitly recognizes American Bank's interest in the securities. At December 31, 2002, these agreements matured within one day.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2003 and 2002 are summarized as follows:

                                                                  DECEMBER 31, 2003
                                                 --------------------------------------------------------
                                                                  GROSS           GROSS
                                                  AMORTIZED     UNREALIZED      UNREALIZED        FAIR
                                                    COST          GAINS           LOSSES          VALUE
                                                 ---------      ---------       ---------       ---------
                                                                     (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies                    $  15,997      $      36       $      --       $  16,033
     Corporate notes                                 6,685            127              --           6,812
     Mortgage-backed securities                    184,774            689            (999)        184,464
     Mutual funds, mortgage-backed
         mutual funds                               20,427             --            (100)         20,327
     U.S. Government agency preferred stock          2,505             25            (273)          2,257
     Common stock                                    4,224            677              --           4,901
     Trust preferred obligations                     2,047              9            (104)          1,952
                                                 ---------      ---------       ---------       ---------

                                                 $ 236,659      $   1,563       $  (1,476)      $ 236,746
                                                 =========      =========       =========       =========

SECURITIES HELD TO MATURITY:
     Trust preferred obligations                 $  11,530      $     263       $     (94)      $  11,699
     Mortgage-backed securities                      3,481             54              --           3,535
     Other                                             350             --              --             350
                                                 ---------      ---------       ---------       ---------

                                                 $  15,361      $     317       $     (94)      $  15,584
                                                 =========      =========       =========       =========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SECURITIES (CONTINUED)

                                                                   DECEMBER 31, 2002
                                                 --------------------------------------------------------
                                                                  GROSS           GROSS
                                                  AMORTIZED     UNREALIZED      UNREALIZED        FAIR
                                                    COST          GAINS           LOSSES          VALUE
                                                 ---------      ---------       ---------       ---------
                                                                    (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies                    $  35,993      $     181       $      --       $  36,174
     Corporate notes                                26,759            570            (372)         26,957
     Mortgage-backed securities                    164,192          2,198            (179)        166,211
     Mutual funds, mortgage-backed
         mutual funds                               40,552             18              --          40,570
     U.S. Government agency preferred stock          2,505             27            (115)          2,417
     Common stock                                    2,622             --            (135)          2,487
     Trust preferred obligations                     1,985             --            (232)          1,753
                                                 ---------      ---------       ---------       ---------

                                                 $ 274,608      $   2,994       $  (1,033)      $ 276,569
                                                 =========      =========       =========       =========

SECURITIES HELD TO MATURITY:
     Trust preferred obligations                 $   5,451      $      82       $     (33)      $   5,500
     Corporate notes                                 2,249             36              --           2,285
     Mortgage-backed securities                      5,666             93              --           5,759
     Other                                             100             --              --             100
                                                 ---------      ---------       ---------       ---------

                                                 $  13,466      $     211       $     (33)      $  13,644
                                                 =========      =========       =========       =========

Gross realized gains on the sale of securities available for sale totaled $1,128,000 and $112,000 for the years ended December 31, 2003 and 2002, respectively. Gross realized losses on the sale of securities available for sale totaled $266,000 and $-0- for the years ended December 31, 2003 and 2002, respectively.

Securities with a carrying value of $31,367,000 and $30,020,000 at December 31, 2003 and 2002, respectively, were pledged to secure advances from the Federal Home Loan Bank, public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - SECURITIES (CONTINUED)

The following table shows gross unrealized losses and fair value on securities, aggregated by category and length of time that individual securities have been in continuous unrealized loss positions, at December 31, 2003.

                                    LESS THAN 12 MONTHS         12 MONTHS OR MORE                 TOTAL
                                  -----------------------     -----------------------     -----------------------
                                    FAIR       UNREALIZED       FAIR       UNREALIZED       FAIR        UNREALIZED
                                    VALUE        LOSSES         VALUE        LOSSES         VALUE         LOSSES
                                  ---------     ---------     ---------     ---------     ---------     ---------
                                                               (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     Mortgage-backed
         securities               $ 120,293     $    (990)    $   1,732     $      (9)    $ 122,025     $    (999)
     Mutual funds, mortgage-
         backed mutual funds         20,327          (100)           --            --        20,327          (100)
     U.S. Government agency
         preferred stock                 --            --         2,257          (273)        2,257          (273)
     Trust preferred
         obligations                     --            --         1,881          (104)        1,881          (104)
                                  ---------     ---------     ---------     ---------     ---------     ---------

                                    140,620        (1,090)        5,870          (386)      146,490        (1,476)
SECURITIES HELD TO MATURITY:
     Trust preferred
         obligations                  3,200           (78)        1,121           (16)        4,321           (94)
                                  ---------     ---------     ---------     ---------     ---------     ---------

       TOTAL TEMPORARILY
           IMPAIRED SECURITIES    $ 143,820     $  (1,168)    $   6,991     $    (402)    $ 150,811     $  (1,570)
                                  =========     =========     =========     =========     =========     =========

In management's opinion, the unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. There were 70 securities available for sale and 22 securities held to maturity that are classified as temporarily impaired. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of the securities.

The amortized cost and fair value of securities as of December 31, 2003, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.

                                               HELD TO MATURITY           AVAILABLE FOR SALE
                                            ----------------------      ----------------------
                                            AMORTIZED       FAIR        AMORTIZED       FAIR
                                              COST          VALUE         COST          VALUE
                                            --------      --------      --------      --------
                                                             (IN THOUSANDS)
Due in one year or less                     $    250      $    250      $  7,687      $  7,811
Due after one year through five years             --            --        14,995        15,034
Due after five years through ten years           100           100            --            --
Due after ten years                           11,530        11,699         4,552         4,209
Mortgage-backed securities                     3,481         3,535       184,774       184,464
Mutual funds                                      --            --        20,427        20,327
Common stock                                      --            --         4,224         4,901
                                            --------      --------      --------      --------

                                            $ 15,361      $ 15,584      $236,659      $236,746
                                            ========      ========      ========      ========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2003 and 2002 is as follows:

                                                    2003            2002
                                                 ---------       ---------
                                                      (IN THOUSANDS)

         Commercial                              $  41,937       $  25,249
         Commercial mortgage                        96,609          65,569
         Residential mortgage                       53,393          32,344
         Consumer                                   15,098          13,762
                                                 ---------       ---------

                                                   207,037         136,924

         Net deferred loan (fees) and costs            207            (239)
         Allowance for loan losses                  (2,412)         (1,759)
                                                 ---------       ---------

                NET LOANS RECEIVABLE             $ 204,832       $ 134,926
                                                 =========       =========

NOTE 7 - ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2003 and 2002:

                                                  2003            2002
                                                -------          -------
                                                     (IN THOUSANDS)
         Balance, beginning                     $ 1,759          $ 1,998
              Provision for loan losses             405              212
              Charge-offs                            (3)            (455)
              Recoveries                            251                4
                                                -------          -------

         Balance, ending                        $ 2,412          $ 1,759
                                                =======          =======

At December 31, 2003 and 2002, the Company had no impaired loans. At December 31, 2003 and 2002, the Company had no loans that were in non-accrual status nor were there any loans that were delinquent more than 90 days and still accruing interest.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2003 and 2002 are as follows:

                                                                2003          2002
                                                              -------       -------
                                                                  (IN THOUSANDS)
         Leasehold improvements                               $   885       $   885
         Furniture, fixtures and equipment                      1,053         1,026
         Computer equipment and data processing software        2,497         2,342
                                                              -------       -------

                                                                4,435         4,253
         Accumulated depreciation                              (2,627)       (2,000)
                                                              -------       -------

                                                              $ 1,808       $ 2,253
                                                              =======       =======

NOTE 9 - DEPOSITS

The components of deposits at December 31, 2003 and 2002 are as follows:

                                                            2003              2002
                                                          --------         --------
                                                                (IN THOUSANDS)
         Demand, non-interest bearing                     $ 19,964         $ 20,398
         Demand, interest-bearing                          103,210           84,761
         Savings                                            90,474           85,595
         Time, $100,000 and over                            26,354           24,014
         Time, other                                        92,284           91,983
                                                          --------         --------

                                                          $332,286         $306,751
                                                          ========         ========

At December 31, 2003, the scheduled maturities of time deposits approximated the following (in thousands):

         2004                                                    $ 64,721
         2005                                                      24,353
         2006                                                       6,556
         2007                                                      19,298
         2008                                                       3,710
                                                                 --------

                                                                 $118,638
                                                                 ========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - DEBT

The Bank enters into agreements with customers as part of cash management services where the Bank sells securities to the customer overnight with the agreement to repurchase them at par. Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one day of the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The securities underlying the agreements are under the Bank's control and the fair value of the underlying securities are monitored on a daily basis.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                       2003             2002
                                                                       ----             ----
                                                                        (DOLLARS IN THOUSANDS)
         Average balance during the year                            $    7,502       $   6,172
         Average interest rate during the year                            0.67%           0.49%
         Maximum month-end balance during the year                      15,895           9,557
         Weighted average interest rate at the end of the year            0.75%           0.10%

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) which permits the Bank to obtain funding in the form of advances, subject to a maximum borrowing capacity of $253,400,000, of which $96,357,000 was outstanding at December 31, 2003.

The FHLB advances require the Bank to provide collateral, which may be in the form of a blanket lien on the Bank's assets or through a pledge, assignment or delivery of specific assets. At December 31, 2003, the Bank had pledged securities with a carrying value of approximately $14,360,000 as specific collateral for advances outstanding.

Membership in the FHLB also requires that the Bank maintain a certain percentage of its assets in home mortgage assets, which may include mortgage-backed securities, and to purchase a certain amount of FHLB common stock. Both requirements follow formulas established by the FHLB and, at December 31, 2003, American Bank was in compliance with these requirements.

At December 31, 2003, long-term debt consists of $95,500,000 in fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB may, at its option, elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then current 90 day LIBOR. If the FHLB does reprice the advance, the Bank has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2003 range from 2.74% to 6.07%, with a weighted average interest rate of 4.50%.

At December 31, 2003, there are $857,000 of advances from the FHLB that amortize principal monthly and have fixed interest rates ranging from 5.26% to 5.46% with a weighted average interest rate of 5.33%. These advances fully amortize by 2008.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - DEBT (CONTINUED)

Scheduled repayments are as follows (in thousands):

               2004                                                 $   261
               2005                                                     248
               2006                                                     113
               2007                                                  15,119
               2008                                                   3,116
               Thereafter                                            77,500
                                                                    -------

                                                                    $96,357
                                                                    =======

NOTE 11 - MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

On April 26, 2002, the Company issued $10,200,000 principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"), a Delaware Business Trust. The Company owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10,200,000 of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by the Company after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the preferred securities may elect to convert the preferred securities into common stock of the Company at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,200,000 shares of common stock at December 31, 2003. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

The debentures currently qualify as Tier 1 capital of the Company, subject to a 25% of capital limitation under risk based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% of capital limitation qualifies as Tier 2 capital of the Company. For regulatory reporting purposes, the Federal Reserve Board has indicated that the preferred securities will continue to qualify as Tier I Capital subject to these limitations, until further notice.

NOTE 12 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases the premises for its principal office and full service banking operation under a five-year operating lease agreement expiring November 2007. The Company has the option to extend the lease agreement for four additional five-year lease terms. The Company is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is chairman and a principal shareholder of the Company. In addition, the Company leases two vehicles under 36-month leases expiring May 2006 and an offsite disaster recovery facility with a lease expiring November 2004.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE (CONTINUED)

Future minimum lease payments by year are as follows:

                                          MINIMUM      MINIMUM
                                          ANNUAL       ANNUAL
                                           LEASE        LEASE
                                         PAYMENTS     PAYMENTS
                                        TO RELATED    TO THIRD
                                           PARTY       PARTIES     TOTAL
                                        ----------    --------     -----
                                                   (IN THOUSANDS)
         2004                              $  303    $   28      $  331
         2005                                 305        11         316
         2006                                 322         3         325
         2007                                 295        --         295
                                           ------    ------      ------

                                           $1,225    $   42      $1,267
                                           ======    ======      ======

Rental expense, which includes accruals for common charges, was $335,000 and $329,000 for the years ended December 31, 2003 and 2002, respectively, including $303,000 and $288,000, respectively, to the related party.

NOTE 13 - EMPLOYMENT AGREEMENT

The Company entered into an employment agreement with its President and Chief Executive Officer which includes minimum annual salary commitments over a term of three years. The agreement automatically extends by one day for each day of the contract term and includes restrictions on competition and confidentiality.

NOTE 14 - STOCKHOLDERS' EQUITY

On June 15, 2000, the Company's subsidiary, American Bank issued to the public 1,520,391 shares of common stock at $6.67 per share. In addition, the Company's subsidiary granted warrants entitling subscribers in the public offering to purchase one additional share for each two shares purchased during the offering. The warrants were exercisable at any time through June 30, 2003 at an exercise price of $6.67. The total number of warrants issued in connection with the public offering were 760,205, of which 727,588 were exercised by the expiration date. During 2003, 717,452 warrants were exercised and 6,574 were exercised during 2002.

In January 2004, the Company established a dividend reinvestment and stock purchase plan to provide the shareholders of the Company with a convenient and economic method of investing cash dividends and optional cash payments in additional shares of the common stock of the Company. The Company registered 2,127,275 shares of its common stock for sale under the plan.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - NET INCOME PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2003 and 2002:

                                                                                   2003        2002
                                                                                  ------      ------
                                                                              (IN THOUSANDS, EXCEPT PER
                                                                                      SHARE DATA)
         Numerator, basic earnings per share, net income                          $2,637      $2,516
         Interest paid on mandatory redeemable debentures, net of tax effect         404         275
                                                                                  ------      ------

         Numerator, diluted earnings per share                                    $3,041      $2,791
                                                                                  ======      ======

         Denominators:
              Average basic shares outstanding                                     6,458       6,034
              Average dilutive option effect                                          83          75
              Average dilutive warrant effect                                         87         127
              Average dilutive mandatory redeemable debentures effect              1,200         818
                                                                                  ------      ------

                AVERAGE DILUTED SHARES OUTSTANDING                                 7,828       7,054
                                                                                  ======      ======

         Net income per common share:
              Basic                                                               $ 0.41      $ 0.42
                                                                                  ======      ======

              Diluted                                                             $ 0.39      $ 0.40
                                                                                  ======      ======

Options to purchase 58,600 and 56,000 shares of common stock outstanding at December 31, 2003 and 2002, respectively, were not included in dilutive earnings per share since their exercise price exceeded the weighted average fair value of the related common stock.

NOTE 16 - EMPLOYEE BENEFITS

The Company has a 401(k) plan covering substantially all employees. The Company matches 50% of an employee's contribution on the first 6% of gross pay, up to a maximum of 3%. Additionally, discretionary contributions may be determined annually by the Board of Directors. The Company's contributions are expensed as costs are incurred. Total expense amounted to $43,000 and $40,000 for the years ended December 31, 2003 and 2002, respectively.

The Company has a Non-Qualified Stock Option Plan (the "Plan") that includes officers and independent directors. The Plan covers 371,973 shares of common stock. Options granted under the Plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. The options expire not more than ten years after the date of the grant. Exercise and vesting dates and terms may vary and are specified at the date of the grant.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - EMPLOYEE BENEFITS (CONTINUED)

Stock option transactions under the Plan were as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------------------
                                                                 2003                         2002
                                                       ------------------------     ------------------------
                                                                       WEIGHTED                    WEIGHTED
                                                                       AVERAGE                      AVERAGE
                                                                       EXERCISE                     EXERCISE
                                                        OPTIONS          PRICE       OPTIONS         PRICE
                                                       ---------       --------     ---------       --------
         Outstanding at the beginning of the year        265,250       $   6.02       282,000       $   5.27
              Granted                                      2,338           9.31        54,500           7.70
              Exercised                                  (12,000)          5.58       (58,500)          3.70
              Forfeited                                       --             --       (12,750)          9.42
                                                       ---------       --------     ---------       --------

         Outstanding at the end of the year              255,588       $   6.07       265,250       $   6.02
                                                       =========       ========     =========       ========

         Exercisable at December 31                      216,750       $   5.76       192,750       $   5.13
                                                       =========       ========     =========       ========

At December 31, 2003, 177,000 outstanding options had exercise prices ranging from $3.33 to $7.67 per share. The weighted average remaining life of these options is 6.0 years. In addition, at December 31, 2003, 78,588 outstanding options had exercise prices ranging from $7.68 to $9.42 per share. The weighted average remaining life of these options is 7.0 years. The weighted-average remaining contractual life of the outstanding options at December 31, 2003 is approximately 6.3 years.

Options available for grant at December 31, 2003 were 116,385.

The Company maintains an Employee Stock Ownership Plan (ESOP) covering employees who meet certain eligibility requirements. The Plan is designed to provide officers and eligible employees with proprietary interest in American as an incentive to contribute to the success of American and to help ensure the attainment of the Company's goals.

The Plan is administered by a committee of the Board of Directors. At present, the securities held by the plan consist solely of shares of common stock of the Company, which were purchased on the open market. Contributions to the plan and allocations of shares under the plan are discretionary on the part of the Board of Directors. The Company has engaged the services of an independent Trustee to hold the assets of the Plan and Trust.

During 2003, the Company made contributions to the Plan, recognized expense of $29,000 and authorized the allocation of 3,000 shares of stock to eligible employees, leaving 15,775 shares of stock being held as unallocated at year end. The fair value of the unallocated ESOP shares at December 31, 2003 was $154,000.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - EMPLOYEE BENEFITS (CONTINUED)

During the year ended December 31, 2002, the Trust acquired 11,000 shares of the common stock of the Company. During 2002, the Company made contributions to the Plan, recognized expense of $19,000 and authorized the allocation of 2,500 shares of stock to eligible employees.

American Bank established a Non-qualified Deferred Compensation Plan for Senior Employees (the "Plan"), effective January 1, 2003, for senior employees designated by the Board of Directors. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. Each year American Bank may, but is not required to, make discretionary contributions to the Plan on behalf of participants. The rate of return credited to participants' accounts each year, the vesting provisions, and other provisions are set forth in the Plan document. For as long as the participant participates in the Plan as an employee of American Bank or while receiving benefits under the Plan, the participant will be bound by the non-disclosure/trade secret and non-solicitation provisions of the Plan. At December 31, 2003, the liability for the Plan was $42,000, which was the amount charged to expense in connection with the Plan for the year ended December 31, 2003.

NOTE 17 - INCOME TAXES

The provision for federal income taxes for the years ended December 31, 2003 and 2002 consisted of the following:

                                              2003                2002
                                            -------             -------
                                                  (IN THOUSANDS)

         Current                            $ 1,333             $ 1,095
         Deferred                              (197)                  2
                                            -------             -------

                                            $ 1,136             $ 1,097
                                            =======             =======

Reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                      2003          2002
                                                    -------       -------
                                                        (IN THOUSANDS)

         Computed statutory tax expense             $ 1,283       $ 1,228
         Earnings on bank owned life insurance         (108)          (54)
         Dividends received deduction                   (44)          (44)
         Other, net                                       5           (33)
                                                    -------       -------

                                                    $ 1,136       $ 1,097
                                                    =======       =======

The income tax provision applicable to net realized gains on the sale of securities was $293,000 in 2003 and $38,000 in 2002.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - INCOME TAXES (CONTINUED)

At December 31, 2003 and 2002, the significant components of deferred tax assets and liabilities are as follows:

                                                                     2003        2002
                                                                     -----       -----
                                                                      (IN THOUSANDS)
         Deferred tax assets:
              Allowance for loan losses                              $ 809       $ 580
              Other                                                      2          --
                                                                     -----       -----

                TOTAL DEFERRED TAX ASSETS                              811         580
                                                                     -----       -----

         Deferred tax liabilities:
              Depreciation                                             (88)        (34)
              Cash basis adjustment, net                                --         (20)
              Unrealized gains on securities available for sale        (30)       (667)
                                                                     -----       -----

                TOTAL DEFERRED TAX LIABILITIES                        (118)       (721)
                                                                     -----       -----

                NET DEFERRED TAX ASSET (LIABILITY)                   $ 693       $(141)
                                                                     =====       =====

NOTE  18  -  TRANSACTIONS  WITH  EXECUTIVE  OFFICERS,  DIRECTORS  AND  PRINCIPAL
             STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $15,839,000 and $16,645,000 at December 31, 2003 and 2002, respectively. Loans to related parties totaled $229,000 and $272,000 at December 31, 2003 and 2002, respectively. During 2003, $-0- of new loans were made and repayments totaled $43,000. In addition, the Company leases property from a related party (see Note
12).

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

A summary of the Company's financial instrument commitments at December 31, 2003 and 2002 is as follows:

                                                           2003         2002
                                                           ----         ----
                                                             (IN THOUSANDS)

         Commitments to extend credit                    $ 6,870      $22,042
         Unfunded commitments under lines of credit       40,477       23,973
         Outstanding letters of credit                     3,842        2,640

Commitments to extend credit and unfunded commitments under lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2003 for guarantees under standby letters of credit issued is not material.

NOTE 20 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the Pennsylvania Department of Banking and the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - REGULATORY MATTERS (CONTINUED)

As of December 31, 2003, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios at December 31, 2003 and 2002 are presented below:

                                                                                                              TO BE WELL
                                                                                                           CAPITALIZED UNDER
                                                                               FOR CAPITAL ADEQUACY        PROMPT CORRECTIVE
                                                            ACTUAL                   PURPOSES              ACTION PROVISIONS
                                                    ---------------------       --------------------      ---------------------
                                                     AMOUNT         RATIO        AMOUNT       RATIO        AMOUNT        RATIO
                                                    -------         -----       ---------     ------      --------       ------
                                                                            (DOLLAR AMOUNTS IN THOUSANDS)
AS OF DECEMBER 31, 2003:
     Total capital (to risk-weighted assets):
         Consolidated                               $47,782         17.68%     $=>21,690       =>8.0%          N/A          N/A
         Bank                                        39,548         14.86       =>21,288       =>8.0     $=>26,610      =>10.0%
     Tier 1 capital (to risk-weighted assets):
         Consolidated                                45,106         16.69       =>10,845       =>4.0           N/A         N/A
         Bank                                        37,136         13.96       =>10,644       =>4.0      =>15,966       =>6.0
     Tier 1 capital (to average assets):
         Consolidated                                45,106          9.40       =>19,200       =>4.0           N/A         N/A
         Bank                                        37,136          7.81       =>19,016       =>4.0      =>23,770       =>5.0

AS OF DECEMBER 31, 2002:
     Total capital (to risk-weighted assets):
         Consolidated                               $39,092         15.05%     $=>20,779       =>8.0%           N/A         N/A
         Bank                                        34,050         13.25       =>20,552       =>8.0     $=>25,689      =>10.0%
     Tier 1 capital (to risk-weighted assets):
         Consolidated                                36,177         13.93       =>10,390       =>4.0           N/A         N/A
         Bank                                        32,282         12.57       =>10,276       =>4.0      =>15,414       =>6.0
     Tier 1 capital (to average assets):
         Consolidated                                36,177          8.13       =>17,828       =>4.0           N/A         N/A
         Bank                                        32,282          7.29       =>17,702       =>4.0      =>22,127       =>5.0

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY)

BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                   --------------------
                                                                                     2003         2002
                                                                                   -------      -------
                                                                                      (IN THOUSANDS)
                   ASSETS

         Cash and equivalents                                                      $ 3,359      $ 2,150
         Investment in common stock                                                  4,974        2,487
         Investment in bank subsidiary                                              36,808       33,665
         Other assets                                                                  162          491
                                                                                   -------      -------

                TOTAL ASSETS                                                       $45,303      $38,793
                                                                                   =======      =======

              LIABILITIES AND STOCKHOLDERS' EQUITY

         Corporate obligation for mandatory redeemable convertible debentures      $10,200      $10,200
         Other liabilities                                                             140           --

         Stockholders' equity                                                       34,963       28,593
                                                                                   -------      -------

                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $45,303      $38,793
                                                                                   =======      =======

STATEMENTS OF INCOME

                                                                           YEARS ENDED DECEMBER 31,
                                                                           ------------------------
                                                                             2003         2002
                                                                           -------       -------
                                                                               (IN THOUSANDS)
         Dividend income on common stock                                   $    96       $    66
         Interest expense on corporate obligation for mandatory
              redeemable convertible debentures                               (612)         (417)
         Gains on sales of investments                                         976           109
         Operating expenses                                                   (149)          (56)
                                                                           -------       -------

                INCOME (LOSS) BEFORE INCOME TAXES                              311          (298)

         Income tax expense (benefits)                                          96           (92)
                                                                           -------       -------

                INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS          215          (206)
                    OF BANK SUBSIDIARY

         Equity in undistributed earnings of bank subsidiary                 2,422         2,722
                                                                           -------       -------

                NET INCOME                                                 $ 2,637       $ 2,516
                                                                           =======       =======

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                                      -----------------------
                                                                        2003             2002
                                                                      --------       --------
                                                                           (IN THOUSANDS)
         CASH FLOWS FROM OPERATING ACTIVITIES
              Net income                                              $  2,637       $  2,516
              Adjustments to reconcile net income to
                  net cash provided by operating
                  activities:
                  Net gains realized on sales of securities               (976)          (109)
                  Deferred tax benefit                                    (276)           (92)
                  Income tax benefit on stock options exercised             99             --
                  (Increase) decrease in other assets                      329           (399)
                  Increase in other liabilities                            175             --
                  Equity in undistributed earnings of bank
                       subsidiary                                       (2,422)        (2,722)
                                                                      --------       --------

                       Net cash used in operating activities              (434)          (806)
                                                                      --------       --------

         CASH FLOWS FROM INVESTING ACTIVITIES
              Securities available for sale:
                  Purchases                                             (7,127)        (3,282)
                  Sales                                                  6,428            776
              Capital contribution in bank subsidiary                   (2,500)        (5,000)
                                                                      --------       --------

                       Net cash used in investing activities            (3,199)        (7,506)
                                                                      --------       --------

         CASH FLOWS FROM FINANCING ACTIVITIES
              Proceeds from mandatory redeemable convertible
                  debentures                                                --         10,200
              Issuance of common stock                                   4,842            262
                                                                      --------       --------

                       Net cash provided by financing activities         4,842         10,462
                                                                      --------       --------

                       Increase in cash and cash equivalents             1,209          2,150

         Cash and cash equivalents:
              Beginning                                                  2,150             --
                                                                      --------       --------

              Ending                                                  $  3,359       $  2,150
                                                                      ========       ========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts that could have been realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The following information should not be interpreted as an estimate of the entire fair value of the Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between American's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used by the company in estimating its fair value disclosures for financial instruments:

CASH AND DUE FROM  BANKS,  INTEREST  BEARING  DEPOSIT  WITH BANK AND  SECURITIES
     PURCHASED UNDER AGREEMENT TO RESELL

     The carrying amounts reported approximate those assets' fair value.

SECURITIES

     Fair values of securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE

     For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans receivable were estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

ACCRUED INTEREST RECEIVABLE AND PAYABLE

     The carrying amount of accrued interest receivable and payable approximate their fair values.

RESTRICTED INVESTMENTS IN BANK STOCK

     The carrying amounts approximate their fair values.

DEPOSIT LIABILITIES

     The fair values disclosed for demand deposits (e.g., interest-bearing and non-interest bearing checking, passbook, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The carrying amounts approximate their fair value.

LONG-TERM DEBT

     The fair value of long-term debt is calculated on the discounted value of contractual cash flows, using rates currently available for borrowings from the FHLB with similar maturities.

MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

     The fair value of mandatory redeemable convertible debentures is based on a quoted market price.

OFF-BALANCE SHEET INSTRUMENTS

     Off-balance sheet instruments consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Any fees charged are immaterial.

A summary of the estimated fair values of the Company's financial instruments are as follows:

                                                                   2003                       2002
                                                          ---------------------      ----------------------
                                                          CARRYING       FAIR        CARRYING        FAIR
                                                           AMOUNT        VALUE        AMOUNT         VALUE
                                                          -------       -------       -------       -------
                                                                          (IN THOUSANDS)
Financial assets:
     Cash and due from banks                             $  4,623      $  4,623      $  3,291      $  3,291
     Interest-bearing deposit with bank                       237           237           275           275
     Securities purchased under agreement to resell            --            --         6,874         6,874
     Securities                                           252,107       252,330       290,035       290,213
     Loans receivable, net                                204,832       206,684       134,926       135,304
     Restricted investments in bank stock                   6,994         6,994         6,131         6,131
     Accrued interest receivable                            1,973         1,973         2,449         2,449

Financial liabilities:
     Deposits                                             332,286       333,972       306,751       308,458
     Securities sold under agreements to repurchase         6,909         6,909         7,784         7,784
     Long-term debt                                        96,357        98,614        97,791        99,107
     Mandatory redeemable convertible debentures           10,200        12,300        10,200        13,800
     Accrued interest payable                                 629           629           702           702

Off-balance sheet financial instruments:
     Commitments to extend credit                              --            --            --            --
     Unfunded commitment under lines of credit                 --            --            --            --
     Outstanding letters of credit                             --            --            --            --