Form 10KSB, Exhibit 13
period 2004-12-31
AMERICAN BANK INC
filed 2005-03-30
CIK 1163747

EXHIBIT 13


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


























--------------------------------------------------------------------------------
                               2004 ANNUAL REPORT
--------------------------------------------------------------------------------

                        CONSOLIDATED FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
                                                                      PERCENTAGE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        2004        2003   CHANGE
--------------------------------------------------------------------------------

AT YEAR END
Assets ........................................   $ 503,436   $ 481,992     4.4%
Loans, net ....................................     242,348     204,832    18.3%
Deposits ......................................     345,732     332,286     4.0%
Shareholders' Equity ..........................      41,910      34,963    19.9%

FOR THE YEAR
Net Interest Income ...........................       9,146       7,288    25.5%
Net Income ....................................       3,167       2,637    20.1%

PER SHARE DATA
Earnings-Basic ................................   $    0.44   $    0.41     7.3%
Earnings-Diluted ..............................        0.43        0.39    10.3%
Book Value ....................................        5.80        5.14    12.8%

FINANCIAL RATIOS
Return on average assets ......................        0.64%       0.56%
Return on average equity ......................        8.24%       8.27%
Average shareholders' equity to average
  assets ......................................        7.71%       6.77%
Net interest margin ...........................        1.90%       1.59%
Net interest spread ...........................        1.68%       1.37%
Non-interest expense ..........................        1.09%       1.07%
Efficiency ratio ..............................       52.30%      55.00%
Non-performing assets/Total assets ............        0.15%       none
Allowance for loan losses/Non-performing
  loans .......................................      373.66%        n/a

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
Message to Our Stockholders ............................................     1
Selected Consolidated Financial Information and Other Data .............     3
Management's Discussion and Analysis of Financial Condition
     and Results of Operations .........................................     4
Common Stock and Related Matters .......................................    19
Report of Independent Registered Public Accounting Firm ................   F-1
Consolidated Balance Sheets ............................................   F-2
Consolidated Statements of Income ......................................   F-3
Consolidated Statements of Stockholders' Equity ........................   F-4
Consolidated Statements of Cash Flows ..................................   F-5
Notes to Consolidated Financial Statements .............................   F-6

                                [GRAPHIC OMITTED]
                                                                  March 25, 2005

Dear Fellow Stockholder:

Your Company had another record year in 2004 with net income of $3,167,000 and year-end assets of over $503 million. The increase in net income was the result of an increase of $23.7 million of average earning assets and an increase of 31 basis points in the net interest margin.

In order to illustrate the progress of American Bank, we want to highlight some of the accomplishments during 2004.

EARNINGS GROWTH: For the year ended December 31, 2004, American Bank posted record net income of $3,167,000, or $0.43 per diluted share, an increase of $530,000 from the prior year. Basic earnings per share was $0.44 for the year. Beginning with our first annual profit in 2000, American Bank has had five straight years of record earnings.

ASSET GROWTH: At December 31, 2004, American Bank, Inc. ended the year with $503.4 million in assets, an increase of $21.4 million. This increase is due in large part to an increase in our loan portfolio of $37.5 million, or 18.3%, to $242.3 million at December 31, 2004.

ASSET QUALITY: Asset quality continues to be one of American Bank's strongest qualities. At December 31, 2004 we had non-performing assets totaling $741,000, which represented 0.15% of total assets. The average ratio for our peer group is 0.88% of total assets.

EXPENSE CONTROL: For the year ended December 31, 2004, our operating expense to assets ratio was 1.09%. This figure compares favorably to that of our peers, who average over 3.25%, and makes us one of the most efficient commercial banks in the country.

COMMON STOCK PORTFOLIO: American Bank, Inc. maintains an investment portfolio comprised of the common stock of community banks located throughout the United States. The stocks held in this portfolio are acquired for investment purposes. At December 31, 2004 this portfolio was comprised of seventeen banking companies with a total investment of $11.5 million. During March of 2005, our largest investment, which represented almost 350,000 shares of PSB Bancorp, Inc., announced that their Board of Directors had retained an investment banker to evaluate strategic alternatives, including a possible sale of the company.

Other factors that affected American Bank in 2004 and are expected to continue to have an effect in 2005 include:

RISING INTEREST RATES: The year 2004 began with interest rates at historic lows. Beginning in June, the Federal Open Market Committee ("FOMC") started raising the benchmark Federal Funds rate to combat potential inflationary pressure on the economy. During the period from June through December, the FOMC raised the Federal Funds rate five times reaching 2.25% at year end compared to 1.0% at the beginning of the year. To date, in 2005 the FOMC has raised the Federal Funds rate two times to 2.75%. We expect that the FOMC will continue to raise the Federal Funds rate throughout the remainder of the year and we have positioned our balance sheet so that rising interest rates should not have a material negative impact on our earnings.

SARBANES-OXLEY: The Sarbanes-Oxley Act was passed into law in 2002. This legislation makes sweeping changes in the way public companies do business. One of the most significant sections of this Act is Section 404 ("SOX 404"). This section requires that public companies review, test, document and assert to the level of effectiveness of internal controls over financial reporting. It also requires that the independent registered public accounting firm review and verify the results of management's assessment and render an opinion on the effectiveness of internal control over financial reporting. This legislation as it now stands will be effective for the Company for the year ending December 31, 2006. We anticipate that compliance with SOX 404 will have a material and ongoing negative impact on our net income in 2006 and thereafter and we estimate the annual impact to be between $150,000 and $300,000.

As we reflect on the Company's performance in 2004, it should be noted that we continue to invest in team members who embody the values we set forth in our mission statement: Honesty, Integrity, Responsiveness, Flexibility and Excellence. Each and every member of our team is committed to delivering superior products and services to our customers and I would like to commend them for their efforts.

While our staff is committed to providing excellent service to our customers, the Board of Directors is committed to enhancing stockholder value through improved earnings. At the same time, your Board has sought other ways to enhance shareholder value and in March approved a 375,000 Share Repurchase Program.

In addition, during the first quarter of 2005, we paid an annual dividend of $0.11 per share, which represented an increase of 10% over the dividend paid in 2004. Shareholders participating in the Dividend Reinvestment and Stock Purchase Plan were given the opportunity to purchase additional shares of American Bank Inc. common stock at a 10% discount to the market price. We had share participation of over 80.3% in this program.

The entire American Bank team, comprised of your Board of Directors, staff, customers and stockholders, is to be commended for their unwavering dedication to your Company. We realize that without the hard work of every team member, we could not have succeeded as much as we have thus far.

Thank you for your continued support.

[OBJECT OMITTED]

/s/Mark W. Jaindl
---------------------
Mark W. Jaindl
Chairman of the Board
President and CEO

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

         The following information is derived from the audited financial statements of American Bank Incorporated or, prior to January 2, 2001, American Bank. For additional information about the formation of American Bank Incorporated and its acquisition of all the outstanding shares of American Bank, reference is made to the Consolidated Financial Statements of American Bank Incorporated and related notes included elsewhere herein.

                                                                                AT DECEMBER 31,
                                                          --------------------------------------------------------
                                                            2004        2003        2002        2001        2000
                                                          --------    --------    --------    --------    --------
                                                                                  (In thousands)
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total assets .........................................    $503,436    $481,992    $453,265    $368,709    $244,256
Loans receivable, net ................................     242,348     204,832     134,926     135,589     120,614
Securities available for sale ........................     220,911     236,746     276,569     175,177      63,221
Securities held to maturity ..........................      13,480      15,361      13,466      14,822      17,498
Deposits .............................................     345,732     332,286     306,751     253,763     182,495
Short-term debt ......................................       6,991       6,909       7,784       4,237          --
Long-term debt .......................................      96,095      96,357      97,791      83,238      37,456
Junior subordinated debentures .......................      10,187          --          --          --          --
Mandatory redeemable convertible debentures ..........          --      10,200      10,200          --          --
Stockholders' equity .................................      41,910      34,963      28,593      25,508      23,255

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                           ---------------------------------------------------------
                                                             2004         2003       2002        2001         2000
                                                           --------    --------    --------    --------     --------
                                                                  (Dollars in thousands, except per share data)
SELECTED OPERATING DATA:
------------------------
Total interest income ................................     $ 20,729    $ 19,225    $ 20,489    $ 19,995     $ 11,916
                                                           --------    --------    --------    --------     --------
Total interest expense ...............................       11,583      11,937      12,409      13,123        7,535
Net interest income ..................................        9,146       7,288       8,080       6,872        4,381
Provision for loan losses ............................          393         405         212         651          475
                                                           --------    --------    --------    --------     --------
Net interest income after provision for loan
 losses ..............................................        8,753       6,883       7,868       6,221        3,906
                                                           --------    --------    --------    --------     --------
Fees and service charges .............................          207         165         160         131           75
Net realized gains on sale of mortgage loans .........          122         401         296         164           77
Net realized gains (losses) on sale of
 securities ..........................................          334         862         112         (13)          --
Earnings on bank owned life insurance ................          349         318         160          --           --
Other income .........................................          230         255         229         193          214
                                                           --------    --------    --------    --------     --------
Total other income ...................................        1,242       2,001         957         475          366
Total other expenses .................................        5,435       5,111       5,212       5,061        3,589
                                                           --------    --------    --------    --------     --------
Income before taxes on income ........................        4,560       3,773       3,613       1,635          683
Taxes on income ......................................        1,393       1,136       1,097         297          254
                                                           --------    --------    --------    --------     --------
Net income ...........................................     $  3,167    $  2,637    $  2,516    $  1,338     $    429
                                                           ========    ========    ========    ========     ========
Dividend payout per share ............................     $   0.10          --          --          --           --
Earnings per share-basic(1) ..........................     $   0.44    $   0.41    $   0.42    $   0.22     $   0.08
Earnings per share-diluted(1) ........................     $   0.43    $   0.39    $   0.40    $   0.22     $   0.08

PERFORMANCE RATIOS:
-------------------
Return on assets (ratio of net income to
 average total assets) ...............................         0.64%      0.56%      0.62%      0.43%      0.26%
Return on equity (ratio of net income to
 average equity) .....................................         8.24%      8.27%      9.51%      5.48%      2.54%
Interest rate spread information:
Average during period ................................         1.68%      1.37%      1.89%      2.14%      2.37%
End of period ........................................         1.83%      1.57%      1.60%      2.18%      1.97%
Net interest margin (ratio of net interest
 income divided by average earning assets) ...........         1.90%      1.59%      2.08%      2.40%      2.73%
Ratio of operating expense to average total
 assets ..............................................         1.09%      1.07%      1.28%      1.60%      2.07%
Ratio of average interest-earning assets to
 average interest-bearing liabilities ................       109.27%    108.48%    106.18%    105.55%    107.70%

ASSET QUALITY RATIOS:
---------------------
Non-performing assets to total assets at end of
 period ..............................................         0.15%        --         --         --         --
Allowance for loan losses to non-performing
 loans ...............................................       373.66%       n/a        n/a        n/a        n/a
Allowance for loan losses to loans receivable,
 net .................................................         1.13%      1.16%      1.28%      1.47%      1.02%

CAPITAL RATIOS:
---------------
Stockholders' equity to total assets at end of
 period ..............................................         8.33%      7.25%      6.31%      6.92%      9.52%
Average stockholders' equity to average assets .......         7.71%      6.77%      6.52%      8.33%     10.58%

----------
(1)  Adjusted to reflect three-for-two stock split declared in January 2002.

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

OVERVIEW

         American Bank Incorporated is a bank holding company whose assets consist primarily of its investment in American Bank, its wholly owned subsidiary. The principal business activity of American Bank Incorporated is overseeing and directing the business of American Bank.

         American Bank is a full-service, state chartered bank in Pennsylvania. We currently operate from a single branch located in Allentown, PA. Our principal business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investment securities. We offer a comprehensive menu of deposit and loan products for consumer, business, institutional and governmental customers, including interest-bearing checking and money market accounts, savings accounts, certificates of deposit and individual retirement accounts. We also engage in mortgage banking activities, which include the origination, purchase and, in certain instances, subsequent sale of residential mortgage loans.

         AmericanBank Online and pcbanker.com are registered trademarks of American Bank and the brand names for Internet banking and financial services provided by American Bank. Through AmericanBank Online and pcbanker.com, American Bank delivers convenience through innovative technology, absent the restrictions of time and geography, by offering an expanding menu of real-time, web-browser based Internet banking and financial services.

         American Bank Incorporated's results of operations depend primarily on net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, consisting primarily of interest bearing checking accounts, money market accounts, savings accounts, time deposits and borrowed funds. Our results of operations are also affected by our provisions for loan losses, other income and other expense. Other income consists primarily of service charges on deposit accounts and gains on sales of residential mortgage loans and securities. Other expense consists primarily of non-interest expenses, including salaries and employee benefits, occupancy, equipment, data processing, professional fees and marketing and business development costs. Our results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, governmental policies and actions of regulatory authorities.

         Net income increased $530,000, or 20.1%, to $3.2 million for the year ended December 31, 2004 from $2.6 million for the year ended December 31, 2003. Net interest income increased $1.9 million, or 26.0%, to $9.2 million for the year ended December 31, 2004 from $7.3 million for the year ended December 31, 2003. Non-interest income decreased $759,000, or 37.9%, to $1.2 million for the year ended December 31, 2004 compared to $2.0 million for the year ended December 31, 2003, while non-interest expense increased $324,000, or 6.3%, to $5.4 million for the year ended December 31, 2004 from $5.1 million for the year ended December 31, 2003.

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

                  ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for us.

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

                  STOCK BASED COMPENSATION. We have a Non-Qualified Stock Option Plan for which we follow the disclosure requirements of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized in our financial statements. If compensation cost for the plan had been recognized, net income for 2004 would have been reduced by $43,000, from $3,167,000 to $3,124,000, and basic earnings per share would have been unchanged at $0.44.

                  We calculate the compensation cost of the options using the Black-Scholes model to determine the fair value of the options granted for disclosure purposes. In calculating the fair value of the options, management makes assumptions regarding the risk-free rate of return, the expected volatility of our common stock and the expected life of the options.

                  OTHER THAN TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES. Management evaluates the individual securities in the investment portfolio for other than temporary impairment on at least a quarterly basis. The evaluation considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, the current interest rate cycle and the expected direction of interest rates in the near term horizon and the intent and ability of the Company to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

         Securities that are determined to be other than temporarily impaired are recorded at the then current fair value and the loss is recorded in current income. Subsequent recoveries in fair value are not recorded in the carry value of the investment and gain is not recognized until the security is sold.

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

         The following table illustrates our gap position at December 31, 2004. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Savings deposits and demand and NOW accounts do not have contractual maturities and are assumed to run off, or decay, at 25%, 20%, 15%, 15%, 15%, and 10% during the time-frames shown on the following table.

                                                                               DECEMBER 31, 2004
                                                -----------------------------------------------------------------------------------
                                                                          MATURITIES AND REPRICINGS
                                           WITHIN                                                             OVER
                                           1 YEAR      1-2 YEARS    2-3 YEARS     3-5 YEARS    5-10 YEARS   10 YEARS       TOTAL
                                         ---------     ---------    ---------     ---------    ---------    ---------    ---------
                                                                          (DOLLARS IN THOUSANDS)

Interest-earning assets:
Interest bearing deposits and Federal
      funds sold ......................   $     216     $      --    $      --     $      --    $      --    $      --    $     216
Loans receivable ......................      81,648         2,880       23,632        75,651       39,699       21,090      244,600
Mortgage-backed securities ............      57,929        55,175       23,256         3,055        1,170          304      140,889
Investment securities .................      64,589        20,952        5,977         6,233          580        1,681      100,012
Restricted investments in bank stock ..       6,887            --           --            --           --           --        6,887
                                          ---------     ---------    ---------     ---------    ---------    ---------    ---------
  Total interest-earning assets .......   $ 211,269     $  79,007    $  52,865     $  84,939    $  41,449    $  23,075    $ 492,604
                                          =========     =========    =========     =========    =========    =========    =========

Interest-bearing liabilities:

Demand ................................   $  26,416     $  21,131    $  15,847     $  15,847    $  15,847    $  10,565    $ 105,653
Savings ...............................      24,141        19,314       14,486        14,486       14,486        9,657       96,570
Time ..................................      69,782        17,458       25,993        13,468           --           --      126,701
Borrowings ............................      95,239         7,613          119           115           --           --      103,086
Junior subordinated debentures ........          --            --           --            --           --       10,187       10,187
                                          ---------     ---------    ---------     ---------    ---------    ---------    ---------
  Total interest-bearing liabilities ..   $ 215,578     $  65,516    $  56,445     $  43,916    $  30,333    $  30,409    $ 442,197
                                          =========     =========    =========     =========    =========    =========    =========

Interest sensitivity gap ..............   $  (4,309)    $  13,491    $  (3,580)    $  41,023    $  11,116    $  (7,334)   $  50,407
                                          =========     =========    =========     =========    =========    =========    =========
Cumulative interest sensitivity gap ...   $  (4,309)    $   9,182    $   5,602     $  46,625    $  57,741    $  50,407    $  50,407
                                          =========     =========    =========     =========    =========    =========    =========
Ratio of gap to total assets ..........        (0.9)%         2.7%        (0.7)%         8.2%         2.2%        (1.5)%       10.0%
                                          =========     =========    =========     =========    =========    =========    =========
Ratio of cumulative gap to
      total assets ....................       (0.9)%         1.8%         1.1%          9.3%        11.5%        10.0%         10.0%
                                          =========     =========    =========     =========    =========    =========    =========

         American Bank Incorporated generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and from decreasing market rates of interest when it is liability-sensitive. As of December 31, 2004, we were liability sensitive over a time horizon of up to twelve months. This "negative gap" of $4.3 million within such time frame resulted principally from growth in transaction deposit accounts, six-month certificates of deposit and stockholders' equity, resulting from the exercise of warrants, used to fund increases in loans and securities that had similar or longer interest rate lives. Management's goal is to continue to acquire assets with short interest rate lives and fund those assets with liabilities that have similar interest rate lives. This strategy will allow us to benefit or at least remain neutral from increasing interest rates. Falling interest rates would have a positive impact on our net interest income stream.

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

                                                                   For the Years Ended December 31,
                                   -----------------------------------------------------------------------------------------------
                                                  2004                           2003                              2002
                                   ---------------------------    ------------------------------    ------------------------------
                                    Average    Interest            Average     Interest              Average     Interest
                                  Outstanding   Earned/  Yield/  Outstanding    Earned/    Yield/  Outstanding    Earned/     Yield/
                                    Balance      Paid     Rate     Balance       Paid       Rate     Balance       Paid       Rate
                                   --------   --------    ----    --------    --------      ----    --------    --------      ----
                                                                     (Dollars   in Thousands)
Interest-earning assets:
Interest bearing deposits and
    federal funds sold ........... $    248   $      2    0.81%   $  5,307    $     54      1.02%   $  7,748    $    113      1.46%
Loans receivable .................  219,961     12,818    5.83     164,289       9,984      6.08     132,262       9,508      7.19
Mortgage-backed securities .......  172,676      4,804    2.78     233,866       6,534      2.79     133,011       5,538      4.16
Investment securities ............   81,071      2,949    3.64      47,134       2,485      5.27     110,005       5,132      4.67
Restricted bank stock ............    7,055        156    2.21       6,730         168      2.50       5,099         198      3.88
                                   --------   --------    ----    --------    --------      ----    --------    --------      ----
  Total interest-earning assets ..  481,011     20,729    4.31     457,326      19,225      4.20     388,125      20,489      5.28
                                   --------   --------    ----    --------    --------      ----    --------    --------      ----

Interest-bearing liabilities:
Demand ...........................  103,761      1,313    1.27      94,011       1,263      1.34      76,535       1,673      2.19
Savings ..........................  102,236      1,386    1.36      91,416       1,386      1.52      85,818       1,975      2.30
Time .............................  120,834      3,809    3.15     120,628       4,163      3.45     103,007       4,115      3.99
Borrowings .......................  103,185      4,464    4.33     105,302       4,513      4.29      93,213       4,229      4.54
Junior subordinated debentures ...   10,190        611    6.00          --          --        --          --          --        --
Mandatory redeemable .............
    convertible debentures .......       --         --      --      10,200         612      6.00       6,950         417      6.00
                                   --------   --------    ----    --------    --------      ----    --------    --------      ----
  Total interest-bearing
     liabilities .................  440,206     11,583    2.63     421,557      11,937      2.83     365,523      12,409      3.39
                                   --------   --------    ----    --------    --------      ----    --------    --------      ----

Net interest income ..............            $  9,146                        $  7,288                          $  8,080
                                              ========                        ========                          ========
Net interest rate spread .........                        1.68%                             1.37%                             1.89%
                                                          ====                              ====                              ====
Net earning assets ............... $ 40,805                       $ 35,769                          $ 22,602
                                   ========                       ========                          ========
Net yield on average
interest-earning assets ..........                       1.90%                             1.59%                             2.08%
                                                         ====                              ====                              ====
Ratio of interest-earning
assets to interest bearing
liabilities ......................  109.27%                        108.48%                           106.18%
                                  ========                       ========                          ========

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

                                           FOR THE YEARS ENDED            FOR THE YEARS ENDED
                                              DECEMBER 31,                   DECEMBER 31,
                                             2004 V. 2003                    2003 V. 2002
                                   -----------------------------    -----------------------------
                                     INCREASE/DECREASE              INCREASE/DECREASE
                                          DUE TO           TOTAL          DUE TO          TOTAL
                                   ------------------    INCREASE/  ------------------   INCREASE/
                                    VOLUME      RATE     DECREASE    VOLUME      RATE    DECREASE
                                   -------    -------    -------    -------    -------    -------
                                                                (IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold ............   $   (48)   $    (4)   $   (52)   $   (33)   $   (26)   $   (59)
Loans receivable ...............     3,275       (441)     2,834      2,060     (1,584)       476
Mortgage-backed securities .....    (1,727)        (3)    (1,730)     4,196     (3,200)       996
Investment securities ..........     1,328       (864)       464     (3,136)       489     (2,647)
Restricted bank stock ..........         8        (20)       (12)        53        (83)       (30)
                                   -------    -------    -------    -------    -------    -------
  Total interest-earning assets      2,836     (1,332)     1,504      3,140     (4,404)    (1,264)
                                   -------    -------    -------    -------    -------    -------

Interest-bearing liabilities:
Demand deposits ................       122        (72)        50        313       (723)      (410)
Savings deposits ...............       155       (155)        --        110       (699)      (589)
Time deposits ..................         7       (361)      (354)       699       (651)        48
Borrowings .....................       (91)        42        (49)       549       (265)       284
Mandatory redeemable convertible
  debentures ...................        (1)        --         (1)       195         --        195
                                   -------    -------    -------    -------    -------    -------
  Total interest-bearing
  liabilities ..................       192       (546)      (354)     1,866     (2,338)      (472)
                                   -------    -------    -------    -------    -------    -------

Net interest income ............   $ 2,644    $  (786)   $ 1,858    $ 1,274    $(2,066)   $  (792)
                                   =======    =======    =======    =======    =======    =======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003

OVERVIEW

         Total assets increased to $503.4 million at December 31, 2004 from $482.0 million at December 31, 2003, an increase of $21.4 million, or 4.4%. Investment securities decreased by $17.7 million, or 7.0%, to $234.4 million at December 31, 2004 compared to $252.1 million at December 31, 2003. Loans receivable, net, increased by $37.5 million, or 18.3%, to $242.3 million at December 31, 2004, compared to $204.8 million at December 31, 2003. The growth in assets was funded by an increase in deposits of $13.4 million. In addition, stockholders' equity increased $6.9 million to $41.9 million at December 31, 2004 from $35.0 million at December 31, 2003.

LOANS

         Loans receivable, net of allowance for loan losses and deferred origination fees and costs, were $242.3 million at December 31, 2004, an increase of $37.5 million, or 18.3%, compared to the December 31, 2003 balance of $204.8 million. Loans receivable represented 48.2% of total assets at December 31, 2004, compared to 42.5% of total assets at December 31, 2003. During 2004, we emphasized the origination of residential and commercial real estate loans.

         Residential real estate loans increased to $72.8 million at December 31, 2004, an increase of $19.4 million, or 36.4%, compared to $53.4 million at December 31, 2003. The increase resulted from the significant increase in refinancing activity during 2003 and 2004 with the historically low interest rate environment and, during 2004, the increase in the demand for housing in the Lehigh Valley and surrounding areas. The increase in the residential real estate loan portfolio is comprised primarily of adjustable-rate mortgage loans that have initial interest rate locks of three to seven years, after which the loan converts to an annual adjustment, based on the one year constant maturity treasury note plus a margin of 275 to 300 basis points. We originated and retained $2.1 million of fixed-rate residential mortgage loans with terms of 15 to 30 years. In addition to the residential real estate loans that were retained in our portfolio, we originated and sold $10.8 million of fixed-rate residential mortgage loans during 2004. At the present time management does not desire to retain the long-term, fixed-rate residential mortgage loans in portfolio due to the interest rate risk that is associated with these assets.

         Commercial real estate loans increased $12.1 million, or 12.5%, to $108.7 million, compared to $96.6 million at December 31, 2003. Commercial business loans (not secured by real estate) increased by $2.3 million, or 5.5%, to $44.3 million at December 31, 2004, from $42.0 million at December 31, 2003. Consumer loans increased by $3.7 million, or 24.6%, to $18.8 million at December 31, 2004, from $15.1 million at December 31, 2003.

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

         The amount of the general portion of the allowance for loan losses is determined by applying loss factors to the outstanding loans in the portfolio. The amount of the factor applied to the loans is dependent upon the type of loan and management's assessment of the relative risk associated with that loan type. The factors may change from time to time if conditions or events warrant such change. American Bank commenced operations in 1997, and as of December 31, 2004 had recorded charge-offs on five loans. In addition, we have had very limited amounts of loan delinquencies. As a result, we consider the past experience and knowledge of management, gained at other banking institutions where they have worked and the experience of our peer group, in determining our loss factors.

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

         At December 31, 2004 and December 31, 2003, we had an allowance for loan losses of approximately $2,768,000 and $2,412,000, respectively. Management believes that the allowance for loan losses at December 31, 2004 was sufficient to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions we used in making the determinations. Furthermore, while we believe we have established our existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Pennsylvania Department of Banking or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

INVESTMENT SECURITIES

         Total investment securities decreased by $17.7 million, or 7.0%, to $234.4 million at December 31, 2004 from $252.1 million at December 31, 2003. Investment securities classified as available for sale decreased by $15.8 million, or 6.7%, to $220.9 million, while investment securities classified as held to maturity decreased by $1.9 million, or 12.3%, to $13.5 million. The decrease in our portfolio of securities resulted primarily from securities being called and from prepayments of mortgage backed securities; we used the proceeds to fund the growth in our loan portfolio.

DEPOSITS

         Total deposits increased by $13.4 million, or 4.0%, to $345.7 million at December 31, 2004 from the December 31, 2003 balance of $332.3 million. Non-interest bearing demand deposits decreased $3.2 million, or 16.0%, to $16.8 million at December 31, 2004, from $20.0 million at December 31, 2003. Interest-bearing checking accounts grew $2.5 million, or 2.4%, to $105.7 million, at December 31, 2004, compared to $103.2 million at December 31, 2003. Savings deposits, including money market accounts, increased $6.1 million, or 6.7%, to $96.6 million at December 31, 2004, from the balance of $90.5 million at December 31, 2003. Total certificates of deposit increased by $8.1 million, or 6.8%, to $126.7 million from the December 31, 2003 balance of $118.6 million. The increase in deposits resulted from our paying higher rates than our competition on certain types of deposit accounts to attract new customers and the related banking relationships those customers bring.

BORROWED MONEY

         Borrowed money consists of short-term overnight borrowings in the form of securities sold under agreements to repurchase and long-term debt from the Federal Home Loan Bank of Pittsburgh ("FHLB").

         Securities sold under agreements to repurchase totaled $7.0 million at December 31, 2004, an increase of $100,000, or 1.5%, from the total of $ 6.9 million at December 31, 2003. These transactions generally mature in one day and are secured by U.S. Government agency securities. This account is typically used by commercial business customers as a way to generate interest income on funds that would otherwise sit idle in non-interest bearing demand accounts.

         As of December 31, 2004, the amount of advances outstanding from the FHLB was $96.1 million, a decrease of $300,000, or 0.3%, compared to the $96.4 million outstanding at December 31, 2003. The decrease resulted from the scheduled payments of principal on certain other advances. American Bank is subject to maximum borrowing limitations with the FHLB based, in part, on the amount of qualifying assets American Bank holds in the form of residential mortgage loans and U.S. Government agency securities, including mortgage backed securities. As of December 31, 2004 American Bank's maximum borrowing capacity was $265.9 million.

JUNIOR SUBORDINATED /MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

         On April 26, 2002, American Bank Incorporated issued $10.2 million principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"). American Bank Incorporated owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10.2 million of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by American Bank Incorporated after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the trust preferred securities may elect to convert the preferred securities into common stock of American Bank Incorporated at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,187,000 shares of common stock at December 31, 2004. American Bank Incorporated's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by American Bank Incorporated of the Trust's obligations under the preferred securities.

         The trust and the underlying securities are subject to Financial Accounting Standards Board Interpretation No. 46R (FIN 46R) which provides guidance for the consolidation of variable interest entities (VIEs). Management determined that under the provisions of FIN 46, American Capital Trust I was required to be de-consolidated as of March 31, 2004. After adoption of FIN 46 the junior subordinated debentures issued to the Trust continue to be reported on the Consolidated Balance Sheets as "Long-term debt". American Bank Incorporated's equity interest in the Trust of $315,469 (which was eliminated in consolidation prior to adoption of FIN 46R) is reported in "Other assets". Please refer to Note 10 to the Consolidated Financial Statements for additional discussion of FIN 46R.

         The debentures qualify as Tier 1, or core capital of American Bank Incorporated, subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% of capital limitation qualifies as Tier 2, or supplementary capital of American Bank Incorporated. At December 31, 2004 the entire $10.2 million of the debentures outstanding qualified as Tier 1 capital of American Bank Incorporated. The Federal Reserve Board ("FRB") has indicated that the preferred securities will continue to qualify as Tier I Capital, subject to the above noted limitations, until further notice. Should the FRB determine that the preferred securities no longer qualify as Tier I capital, American Bank Incorporated has the right to call the entire issue.

STOCKHOLDERS' EQUITY

         Stockholders' equity at December 31, 2004 was $41.9 million, an increase of $6.9 million, or 19.7%, from the December 31, 2003 balance of $35.0 million. This increase was attributable to net income of $3.2 million, shares purchased under the Dividend Reinvestment and Optional Purchase Plan of $2.1 million, the exercise of options by option holders of $548,000 (including tax benefits) and an increase of $1.2 million in the unrealized gain on investment securities classified as available for sale (net of the related tax effect). Stockholders' equity was reduced by $120,000 in cash dividends paid.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

NET INCOME

         For the year ended December 31, 2004 we reported net income of $3.2 million, or $0.44 per basic share and $0.43 per diluted share for a return on average assets of 0.64% and a return on average equity of 8.24%. This was an increase of $530,000, or 20.1%, over net income of $2.6 million for the year ended December 31, 2003, or $0.41 per basic and $0.39 per diluted share. The increase in net income was primarily the result of an increase of $1.9 million in net interest income, partially offset by a decrease of $759,000 of non-interest income and increases of $324,000 of non-interest expense and $257,000 of taxes on income.

NET INTEREST INCOME

         Net interest income, which is the sum of interest and certain loan origination fees generated by interest-earning assets minus interest paid on deposits and other funding sources, is the principal source of our earnings. Net interest income increased by $1.9 million or 26.0%, to $9.2 million for the year ended December 31, 2004, as compared to $7.3 million for the year ended December 31, 2003. Average interest-earning assets grew to $481.0 million for the year ended December 31, 2004, an increase of $23.7 million, or 5.2%, as compared to the average of $457.3 million for the year ended December 31, 2003. Average interest-bearing liabilities grew to $440.2 million for the year ended December 31, 2004, an increase of $18.6 million, or 4.4%, compared to the average of $421.6 million for the year ended December 31, 2003. The yield on average interest-earning assets was 4.31% for the year ended December 31, 2004, an increase of 11 basis points from the yield of 4.20% for the year ended December 31, 2003. The increase in the yield on earning assets resulted from level to modestly rising interest rates and the American Bank Incorporated's continued efforts to increase the size of the loan portfolio as a percent of total assets. The cost of funds was 2.63% for the year ended December 31, 2004, a decrease of 20 basis points from the cost of 2.83% for the year ended December 31, 2003. The decrease in the cost of funds results from the historically low interest rate environment. Our strategy is to price fixed maturity and non-maturity deposits in the top 5% of financial institutions nationwide. As interest rates have fallen and remained low our cost of funds has declined accordingly. As a result our net interest margin (net interest income as a percentage or average interest-earning assets) increased 31 basis points, to 1.90%, for the year ended December 31, 2004, as compared to 1.59%, for the year ended December 31, 2003.

PROVISION FOR LOAN LOSSES

         Management records a provision for loan losses in amounts that result in an allowance for loan losses that management believes is sufficient to absorb losses inherent in the loan portfolio. Management's evaluation includes such factors as past loan loss experience, economic conditions, delinquency statistics and re-evaluation of the credit quality of the loans in the portfolio. During the year ended December 31, 2004, the provision for loan losses amounted to $393,000, a decrease of $12,000, or 3.0%, from the $405,000 provision for the year ended December 31, 2003. The increase in the provision in the current year was primarily the result of the increase in loans outstanding. During January of 2003, we recovered $250,000 of a loan charged-off in the prior year. At December 31, 2004, the allowance for loan losses as a percentage of outstanding loans was 1.13%, as compared to 1.16% at December 31, 2003. Management considers the allowance for loan losses at December 31, 2004 to be adequate for the inherent risks of loss in its loan portfolio at that date.

NON-INTEREST INCOME

         Total non-interest income for the year ended December 31, 2004 was $1,242,000, a decrease of $759,000, or 37.9%, compared to $2,001,000 for the year ended December 31, 2003. Service charges on deposit accounts increased to $207,000 for the year 2004, compared to $165,000 for the year 2003. The increase of $42,000, or 25.5%, was the result of increases in the number of deposit accounts and increases in the fees charged for certain services connected with those accounts. Net realized gains on sale of loans decreased $279,000, or 69.6%, to $122,000 in 2004 compared to $401,000 in 2003. The decrease resulted from a lower volume of residential real estate loans originated and sold, primarily the result of the leveling of and then modest increasing of interest rates during the year 2004. Net realized gains on the sale of securities totaled $334,000 for the year ended December 31, 2004, compared to $862,000 for year 2003. The net realized gains on sales of securities for the years ended December 31, 2004 and 2003, resulted from management's desire and ability to reposition the securities portfolio to achieve interest rate risk objectives. Other non-interest income, comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees and sales of checks and checkbooks decreased $25,000, or 9.8%, to $230,000 for year ended December 31, 2004, compared to $255,000 for the year ended December 30, 2003. The decreases in these fees were due to lower volumes of foreign ATM transactions and slower sales of checks and checkbooks. The increase in the carrying value of bank-owned life insurance included in income for the year ended December 31, 2004, was $349,000, compared to $318,000 for the year ended December 31, 2003. The increase in earnings for 2004 was due to a larger amount of insurance owned and higher crediting rates.

NON-INTEREST EXPENSE

         Non-interest expense for the year ended December 31, 2004 increased $324,000, or 6.4%, to $5,435,000, as compared to $5,111,000 for the year ended
December 31, 2003. Our efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income) improved to 52.3% for the year ended December 31, 2004, as compared to 55.0% for the year ended December 31, 2003. Salaries and wages for the year ended December 31, 2004 totaled $1.8 million, an increase of $107,000, or 6.3%, as compared to salaries and wages for the year ended December 31, 2003, primarily the result of an increase of two employees and merit based pay raises. Employee benefit costs increased by $69,000, compared to 2003, most notably from increases in group medical insurance premiums. Net occupancy expense of $815,000 represented an increase of $31,000, or 4.0%, compared to the prior year, due to scheduled increases in base rents provided for in our lease agreements, an increase in the amount of space rented and increased utility costs. Marketing and business development costs increased $28,000 due largely to increases in advertising expense. Loan origination and product management expense decreased $23,000, or 6.4%, to $338,000 for the year ended December 31, 2004 from $361,000 for the year ended December 31, 2003, primarily the result of the slow-down in residential mortgage refinancing activity during the current year. Professional fees increased by $102,000, or 50.8%, to $303,000 for the year ended December 31, 2004, compared to $201,000 for the year ended December 31, 2003 primarily from legal, accounting and consulting fees paid in connection with the Dividend Reinvestment and Optional Purchase Plan that was established in 2004 and from legal fees associated with certain trademark and fictitious name filings. Pennsylvania bank shares tax increased $36,000, to $212,000, the result of a higher amount of capital subject to tax in 2004 compared to 2003.

INCOME TAX EXPENSE

         Income tax expense for the year ended December 31, 2004, amounted to $1,393,000, an increase of $257,000 from the $1,136,000 incurred for the year ended December 31, 2003, due primarily to the increase in pretax income. Our effective tax rate for the year 2004 was 30.6%, as compared to 30.1% for the year 2003. The benefit realized from income with preferential tax treatment was less in 2004 than in 2003 due to income subject to preferential tax treatment being less in 2004 than in 2003.

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

         We monitor our liquidity position on an on-going basis and report regularly to the Board of Directors the level of liquidity as compared to minimum levels established by Board policy. As of December 31, 2004, our level of liquidity was in excess of the minimum established by Board policy.

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

         Quantitative measures established by regulation to ensure capital adequacy require American Bank Incorporated and American Bank to maintain minimum amounts and ratios (set forth in the tables below) of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. As of December 31, 2004, American Bank Incorporated and American Bank exceeded all applicable capital adequacy requirements.

         At December 31, 2004, American Bank's actual and required minimum capital ratios were as follows:

                                                                   REQUIRED FOR CAPITAL  REQUIRED TO BE CONSIDERED
                                                       ACTUAL        ADEQUACY PURPOSES      "WELL CAPITALIZED"
                                                  ---------------   -------------------  -------------------------
                                                  AMOUNT   PERCENT  AMOUNT    PERCENT        AMOUNT    PERCENT
                                                  -------   -----   -------   -------        -------   -------
                                                                  (DOLLARS IN THOUSANDS)
As of December 31, 2004:
Total Capital (to risk weighted assets) ........  $43,267   14.33%  $24,161    8.00%         $30,201    10.00%
Tier I Capital (to risk weighted assets) .......   40,491   13.41    12,080    4.00           18,121     6.00
Tier I Capital (to average assets) .............   40,491    8.14    19,895    4.00           24,869     5.00

         At December 31, 2004, American Bank Incorporated's actual and required minimum capital ratios were as follows:

                                                                          REQUIRED FOR CAPITAL
                                                         ACTUAL             ADEQUACY PURPOSES
                                              ------------------------    ---------------------
                                                 AMOUNT         PERCENT     AMOUNT       PERCENT
                                              ----------         -----    ---------        ----
                                                         (DOLLARS IN THOUSANDS)
As of December 31, 2004:
Total Capital (to risk weighted assets) ..... $   54,133         17.50%   $  24,973        8.00%
Tier I Capital (to risk weighted assets) ....     50,828         16.28       12,486        4.00
Tier I Capital (to average assets) ..........     50,828          9.98       20,365        4.00

         American Bank Incorporated's consolidated financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2004 totaled $58.7 million. This consisted of $7.9 million in commitments to fund commercial business, commercial real estate, residential real estate and commercial and residential construction loans, $44.7 million under lines of credit, including $5.1 million in home equity lines of credit and $6.1 million in standby letters of credit. Because these commitments have a fixed maturity date and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to American Bank Incorporated.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. American Bank Incorporated has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS AND CAPITAL RESOURCES

         The following table represents American Bank Incorporated's aggregate on- and off-balance sheet contractual obligations to make future payments as of December 31, 2004.

                                           DUE AFTER       DUE AFTER
                                          DECEMBER 31,    DECEMBER 31,
                            DUE BY        2005 THROUGH    2007 THROUGH     DUE AFTER
                          DECEMBER 31,     DECEMBER 31,    DECEMBER 31,  DECEMBER 31,
                             2005            2007            2009            2009            TOTAL
                           --------        --------        --------        --------        --------
                                                       (IN THOUSANDS)
Time deposits ...........  $ 69,782        $ 43,451        $ 13,468        $   --          $126,701
Short-term debt .........     6,991            --              --              --             6,991
Long-term debt ..........       248          15,232           3,115          77,500          96,095
Junior subordinated
debentures ..............      --              --              --            10,187          10,187
Operating leases ........       372             729            --              --             1,101
                           --------        --------        --------        --------        --------
  Total .................  $ 77,393        $ 59,412        $ 16,583        $ 87,687        $241,075
                           ========        ========        ========        ========        ========

         American Bank Incorporated is not aware of any known trends or any known demands, commitments, events or uncertainties which would result in any material increase or decrease in liquidity.

         The greater the capital resources, the more likely we will be able to meet our cash obligations and unforeseen expenses. Stockholders' equity at December 31, 2004 totaled $41.9 million, an increase of $6.9 million over $35.0 million at December 31, 2003. The increase was the result of net income of $3.2 million, net proceeds from the DRIP of $2.0 million, the exercise of options by option holders of $548,000 and an increase in the unrealized gain on investment securities classified as available for sale (net of the related tax effect) of $1.2 million.

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

         At December 31, 2004, we had no loans delinquent more than 30 days. At that date we had four loans classified as non-performing or non-accrual, and no assets acquired in settlement of loans. During the year ended December 31, 2004, we recorded charge-offs on three loans. One of the loans was unsecured and written off. The other two loans are secured by real estate and currently in the process of foreclosure. We classified both loans as impaired and recorded a loss of $39,000 to write the loans down to the estimated net realizable value. During the year we recovered $2,000 of loans charged-off in previous years.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired by American Bank as a result of foreclosure or by deed in lieu of foreclosure would be classified as real estate acquired in settlement of loans until sold. At December 31, 2004 and 2003, we had no real estate acquired in settlement of loans.

RESTRUCTURED LOANS

         Under accounting principles generally accepted in the United States of America ("GAAP"), American Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if American Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings and troubled debt restructurings do not necessarily result in non-accrual loans. We had no restructured loans as of December 31, 2004.

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

         At December 31, 2004, the aggregate amount of our assets classified as "Special Mention" and "Substandard" were $1,709,000 and $160,000, respectively. No assets were classified as "Doubtful," and $39,000 assets were classified as "Loss."

IMPACT OF NEW ACCOUNTING STANDARDS

         In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) revised Statement No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Statement No. 123(R) will require compensation costs related to share-based payment transactions to be recognized in the financial statements (with limited exceptions). The amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. American Bank Incorporated is currently evaluating the impact from this standard on its results of operations and financial position.

         In March 2004, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on our consolidated financial statements.

         In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. American Bank Incorporated intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a material effect on the consolidated financial statements.

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

         Our common stock is listed for trading on the Nasdaq SmallCap Market under the symbol "AMBK." As of March 18, 2005, we had seven registered market makers, 725 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 7,539,249 shares outstanding.

         The following tables set forth market price and dividend information for the common stock for the last two fiscal years.

YEAR ENDED DECEMBER 31, 2004       HIGH         LOW      CASH DIVIDENDS DECLARED
----------------------------    ---------    --------    -----------------------
Fourth Quarter                  $    9.25    $   8.25           $--
Third Quarter                        9.75        8.12            --
Second Quarter                      11.43        8.61            --
First Quarter                       13.75        8.61          0.10

YEAR ENDED DECEMBER 31, 2003       HIGH         LOW      CASH DIVIDENDS DECLARED
----------------------------    ---------    --------    -----------------------
Fourth Quarter                  $    9.95    $   7.50           $--
Third Quarter                        9.15        7.55            --
Second Quarter                      10.06        7.30            --
First Quarter                        9.96        9.00            --

BEARD MILLER
COMPANY LLP
--------------------------------------------
Certified Public Accountants and Consultants




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
American Bank Incorporated
Allentown, Pennsylvania

         We have audited the accompanying consolidated balance sheets of American Bank Incorporated and its subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and its subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Beard Miller Company LLP
                                          -------------------------------------
Reading, Pennsylvania
March 4, 2005

AMERICAN BANK INCORPORATED
================================================================================
CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                               2004          2003
                                                            ---------     ---------
                                                             (Dollars in Thousands,
                                                             Except per Share Data)
ASSETS
   Cash and due from banks                                  $   6,510     $   4,623
   Interest bearing deposit with bank                             216           237
                                                            ---------     ---------

       Cash and Cash Equivalents                                6,726         4,860

   Securities available for sale                              220,911       236,746
   Securities held to maturity, fair value 2004 $13,886;
      2003 $15,584                                             13,480        15,361
   Loans receivable, net of allowance for loan losses
      2004 $2,768; 2003 $2,412                                242,348       204,832
   Restricted investments in bank stocks                        6,887         6,994
   Bank owned life insurance                                    8,527         8,178
   Premises and equipment, net                                  1,462         1,808
   Accrued interest receivable                                  2,122         1,973
   Other assets                                                   973         1,240
                                                            ---------     ---------

       TOTAL ASSETS                                         $ 503,436     $ 481,992
                                                            =========     =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing                                  $  16,808     $  19,964
      Interest-bearing                                        328,924       312,322
                                                            ---------     ---------

       Total Deposits                                         345,732       332,286
   Securities sold under agreements to repurchase               6,991         6,909
   Long-term debt                                              96,095        96,357
   Junior subordinated debentures                              10,187            --
   Mandatory redeemable convertible debentures                     --        10,200
   Accrued interest payable                                       646           629
   Other liabilities                                            1,875           648
                                                            ---------     ---------

       TOTAL LIABILITIES                                      461,526       447,029
                                                            ---------     ---------

STOCKHOLDERS' EQUITY

   Preferred stock, par value $.10 per share; authorized           --            --
      5,000,000 shares; issued and outstanding -0- shares
   Common stock, par value $.10 per share; authorized
      15,000,000 shares; issued and outstanding 2004
      7,223,102 shares; 2003 6,807,279 shares                     722           681
   Paid-in capital                                             32,720        29,489
   Unallocated ESOP shares, at cost                              (118)         (117)
   Retained earnings                                            7,336         4,853
   Accumulated other comprehensive income                       1,250            57
                                                            ---------     ---------

       TOTAL STOCKHOLDERS' EQUITY                              41,910        34,963
                                                            ---------     ---------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITy           $ 503,436     $ 481,992
                                                            =========     =========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
CONSOLIDATED STATEMENTS OF INCOME

                                                                YEARS ENDED DECEMBER 31,
                                                                   ------------------
                                                                     2004       2003
                                                                   -------    -------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)

INTEREST INCOME
   Loans receivable, including fees                                $12,818    $ 9,984
   Securities, taxable                                               7,909      9,187
   Interest-bearing deposit with bank                                    2         27
   Securities purchased under agreement to resell                       --         27
                                                                   -------    -------

       TOTAL INTEREST INCOME                                        20,729     19,225
                                                                   -------    -------

INTEREST EXPENSE

   Deposits                                                          6,508      6,812
   Short-term debt                                                      55         57
   Long-term debt                                                    4,409      4,456
   Junior subordinated debentures                                      611         --
   Mandatory redeemable convertible debentures                          --        612
                                                                   -------    -------

       TOTAL INTEREST EXPENSE                                       11,583     11,937
                                                                   -------    -------

       NET INTEREST INCOME                                           9,146      7,288

PROVISION FOR LOAN LOSSES                                              393        405
                                                                   -------    -------

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           8,753      6,883
                                                                   -------    -------

OTHER INCOME

   Service fees                                                        207        165
   Net realized gains on sale of residential mortgage loans            122        401
   Net realized gains on sales of securities available for sale        334        862
   Earnings on bank owned life insurance                               349        318
   Other                                                               230        255
                                                                   -------    -------

       TOTAL OTHER INCOME                                            1,242      2,001
                                                                   -------    -------

OTHER EXPENSES

   Salaries and wages                                                1,807      1,700
   Employee benefits                                                   482        413
   Occupancy                                                           815        784
   Equipment and data processing                                       676        697
   Marketing and business development                                  171        143
   Loan origination and product management                             338        361
   Professional services                                               303        201
   Pennsylvania bank shares tax                                        212        176
   Other                                                               631        636
                                                                   -------    -------

       TOTAL OTHER EXPENSES                                          5,435      5,111
                                                                   -------    -------

       INCOME BEFORE INCOME TAXES                                    4,560      3,773

INCOME TAXES                                                         1,393      1,136
                                                                   -------    -------

       NET INCOME                                                  $ 3,167    $ 2,637
                                                                   =======    =======
NET INCOME PER COMMON SHARE

   Basic                                                           $  0.44    $  0.41
                                                                   =======    =======

   Diluted                                                         $  0.43    $  0.39
                                                                   =======    =======

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       F-3

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2004 and 2003

                               SHARES OF                                                   ACCUMULATED
                                 COMMON                           UNALLOCATED                 OTHER
                                 STOCK      COMMON      PAID-IN      ESOP       RETAINED   COMPREHENSIVE
                                 ISSUED     STOCK       CAPITAL     SHARES      EARNINGS      INCOME        TOTAL
                               ---------   ---------   ---------   ---------    ---------    ---------    ---------
                                                             (Dollars in Thousands)

BALANCE - DECEMBER 31, 2002    6,077,827   $     608   $  24,614   $    (139)   $   2,216    $   1,294    $  28,593
                                                                                                          ---------
Comprehensive income:
    Net income                        --          --          --          --        2,637           --        2,637
    Net change in unrealized
      gains on securities
      available for sale,
      net of reclassification
      adjustment and tax effect       --          --          --          --           --       (1,237)      (1,237)
                                                                                                          ---------
    Total Comprehensive Income                                                                                1,400
                                                                                                          ---------
Allocation of shares by ESOP
    Trust                             --          --           7          22           --           --           29
Exercise of stock options         12,000           1         165          --           --           --          166
Exercise of stock warrants       717,452          72       4,703          --           --           --        4,775
                               ---------   ---------   ---------   ---------    ---------    ---------    ---------
BALANCE - DECEMBER 31, 2003    6,807,279         681      29,489        (117)       4,853           57       34,963
                                                                                                          ---------
Comprehensive income:
    Net income                        --          --          --          --        3,167           --        3,167
    Net change in unrealized
      gains on securities
      available for sale,
      net of reclassification
      adjustment and tax effect       --          --          --          --           --        1,193        1,193
                                                                                                          ---------
    Total Comprehensive Income                                                                                4,360
                                                                                                          ---------
Purchase of shares by ESOP            --          --          --         (22)          --           --          (22)
Allocation of shares by ESOP
    Trust                             --          --          --          21           --           --           21
Dividends declared                    --          --          --          --         (684)          --         (684)
Dividends reinvested              68,163           7         557          --           --           --          564
Optional purchase through
DRIP                             259,654          26       2,121          --           --           --        2,147
Conversion of trust
preferred
    securities                     1,506          --          13          --          --           --            13
Exercise of stock options         86,500           8         540          --           --           --          548
                               ---------   ---------   ---------   ---------    ---------    ---------    ---------
BALANCE - DECEMBER 31, 2004    7,223,102   $     722   $  32,720   $    (118)   $   7,336    $   1,250    $  41,910
                               =========   =========   =========   =========    =========    =========    =========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       F-4

AMERICAN BANK INCORPORATED
================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 YEARS ENDED DECEMBER 31,
                                                                                 ----------------------
                                                                                    2004        2003
                                                                                 ---------    ---------
                                                                                 (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                    $   3,167    $   2,637
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                     393          405
         Depreciation and amortization                                                 595          627
         Proceeds from sale of residential mortgage loans held for sale             10,939       25,394
         Net realized gains on sale of loans                                          (122)        (401)
         Originations of residential mortgage loans held for sale                  (10,817)     (24,993)
         Net amortization of securities premiums and discounts                       1,866        2,481
         Net realized gains on sales of securities                                    (334)        (862)
         Deferred tax expense (benefit)                                                201         (197)
         Income tax benefit on stock options exercised                                 140           99
         Earnings on bank owned life insurance                                        (349)        (318)
         Allocation of ESOP shares                                                      21           29
         (Increase) decrease in accrued interest receivable and other assets          (697)       1,100
         Increase (decrease) in accrued interest payable and other liabilities       1,244         (728)
                                                                                 ---------    ---------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                                   6,247        5,273
                                                                                 ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Purchases                                                                   (109,201)    (155,676)
      Maturities and principal repayments                                          115,826      174,291
      Sales                                                                          9,560       17,768
   Securities held to maturity:
      Purchases                                                                     (1,576)     (12,626)
      Maturities and principal repayments                                            3,382       10,678
   Net increase in loans receivable                                                (37,909)     (70,311)
   Purchase of bank owned life insurance                                              --         (2,000)
   Purchases of premises and equipment                                                (249)        (182)
   (Purchase) redemption of restricted investments in bank stocks                      107         (863)
                                                                                 ---------    ---------
         NET CASH USED IN INVESTING ACTIVITIES                                     (20,060)     (38,921)
                                                                                 ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES

   Net increase in demand and savings deposits                                       5,383       22,894
   Net increase in time deposits                                                     8,063        2,641
   Net increase (decrease) in securities sold under agreements to repurchase            82         (875)
   Repayments on long-term debt                                                       (262)      (1,434)
   Issuance of common stock                                                          2,711        4,842
   Proceeds from exercise of stock options                                             408           --
   Dividends paid                                                                     (684)          --
   Purchase of common stock, ESOP Trust                                                (22)          --
                                                                                 ---------    ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                                  15,679       28,068
                                                                                 ---------    ---------
         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        1,866       (5,580)

CASH AND CASH EQUIVALENTS - BEGINNING                                                4,860       10,440
                                                                                 ---------    ---------
CASH AND CASH EQUIVALENTS - ENDING                                               $   6,726    $   4,860
                                                                                 =========    =========
SUPPLEMENTARY CASH FLOWS INFORMATION
   Interest paid                                                                 $  11,566    $  12,010
                                                                                 =========    =========
   Income taxes                                                                  $     810    $   1,140
                                                                                 =========    =========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------
                                       F-5

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

American Bank Incorporated (the "Company") was formed in August 2001. On January 2, 2002, American Bank Incorporated acquired all the outstanding shares of American Bank (the "Bank"), a full service Bank. This transaction was completed in accordance with an Agreement and Plan of Reorganization (the "Plan") approved and adopted by the Bank's Board of Directors on March 20, 2001 and the Bank's shareholders on April 17, 2001. Pursuant to the Plan, the outstanding shares of common stock of the Bank became, by operation of law on a one-for-one basis, common stock, par value $.10 per share, of the Company. As a result of this transaction, the consolidated financial statements include the accounts of American Bank Incorporated and its wholly-owned subsidiary, American Bank. American Bank's trust subsidiary, American Capital Trust I, is the trust formed for the purpose of issuing the mandatory redeemable debentures on behalf of the Company (for additional information, see Note 10). All material intercompany transactions have been eliminated. The Company is subject to regulation and supervision by the Federal Reserve Bank.

The Bank was incorporated September 3, 1996 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank commenced operations on June 5, 1997 and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     The Bank maintains its principal office in Allentown, Pennsylvania and its local service area includes Lehigh and Northampton counties, along with portions of Berks, Bucks and Montgomery counties, in Pennsylvania. The Bank also offers internet banking services on a national basis to United States citizens regardless of geographic location. Note 4 discusses the types of securities that the Company invests in. Note 5 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by their local economy.

PRESENTATION OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, securities purchased under agreement to resell and interest-bearing deposits with bank. Generally, federal funds and securities purchased under agreement to resell are purchased and sold for one day periods.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

     Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer and (3) the intent and ability of the Company to hold the security until its anticipated recovery in fair value. Gains and losses on the sale of securities are recorded n the trade date and are determined using the specific identification method.

RESIDENTIAL MORTGAGE LOANS HELD FOR SALE

     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in other income. Servicing rights are not retained on residential mortgage loans sold. There were no loans held for sale at December 31, 2004 and 2003.

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


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE (CONTINUED)

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


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets estimated useful lives. Leasehold improvements are depreciated over the estimated useful life of the improvement. The estimated useful lives for calculating depreciation are as follows:

                                                                  YEARS
                                                                 --------
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

BANK OWNED LIFE INSURANCE

     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies in the amount of $8,527,000 and $8,178,000 at December 31, 2004 and 2003, respectively.
     Income from the increase in cash surrender value of the policies is included in non-interest income on the income statement.

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

ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs of $87,000 and $70,000 are included in marketing and business development expenses for the years ended December 31, 2004 and 2003, respectively.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (CONTINUED)

     The components of other comprehensive income (loss) and related tax effects are as follows:

                                                            2004       2003
                                                          -------     -------
                                                            (IN THOUSANDS)

Unrealized holding gains (losses) on securities
     available for sale                                   $ 2,141     $(1,012)
Reclassification adjustment for gains realized
     in net income                                           (334)       (862)
                                                          -------     -------

       NET UNREALIZED GAINS (LOSSES)                        1,807      (1,874)

Tax effect                                                   (614)        637
                                                          -------     -------

       NET OF TAX AMOUNT                                  $ 1,193     $(1,237)
                                                          =======     =======

STOCK-BASED COMPENSATION

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee and director stock options, which are discussed in Note 15. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and net income per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The weighted average fair value of options granted during 2004 and 2003 was $2.22 and $2.61, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2004 and 2003, respectively: dividend yield 1.16% and -0-%; expected volatility of 27% and 22%; risk-free interest rates of 4.24% and 3.94% and an expected life of the options of ten years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                          --------------------
                                                           2004         2003
                                                          -------      -------
                                                             (IN THOUSANDS)

Net income, as reported                                   $ 3,167      $ 2,637
Total stock based employee compensation expense
     determined under fair value based method for
     all awards, net of related tax effects                   (43)         (35)
                                                          -------      -------

       PRO FORMA NET INCOME                               $ 3,124      $ 2,602
                                                          =======      =======


-------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

                                         YEARS ENDED
                                         DECEMBER 31,
                                    ----------------------
                                      2004          2003
                                    --------     ---------
         Earnings per share:
              As reported:
                  Basic             $   0.44     $   0.41
                  Diluted               0.43         0.39
              Pro forma:
                  Basic                 0.44         0.40
                  Diluted               0.42         0.38

NEW ACCOUNTING STANDARDS

     In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), "Share-Based Payment." Statement No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Statement No. 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, "Accounting for Stock Issued to Employees," which was permitted under Statement No. 123, as originally issued.

     The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements.

     Statement No. 123(R) is effective for public companies that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 (i.e., first quarter 2006 for the Company). All public companies must use either the modified prospective or the modified retrospective transition method. Early adoption of this Statement for interim or annual periods for which financial statements or interim reports have not been issued is encouraged. The Company has not yet evaluated the impact of adoption of this pronouncement.

     In March 2004, the SEC released Staff Accounting Bulletin (SAB) No. 105, "Application of Accounting Principles to Loan Commitments." SAB 105 provides guidance about the measurements of loan commitments recognized at fair value under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SAB 105 also requires companies to disclose their accounting policy for those loan commitments including methods and assumptions used to estimate fair value and associated hedging strategies. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of SAB 105 did not have a material effect on our consolidated financial statements.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

SOP 03-3

In December 2003, the Accounting Standards Executive Committee issued Statement of Position 03-3 (SOP 03-3), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer, including business combinations, if those differences are attributable, at least in part, to credit quality. SOP 03-3 is effective for loans for debt securities acquired in fiscal years beginning after December 15, 2004. The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a material effect on the Company's consolidated financial statements.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

American Bank is required to maintain reserve balances with the Federal Reserve Bank. The required reserve balances at December 31, 2004 and 2003 were $168,000 and $112,000, respectively.

NOTE 4 - SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2004 and 2003 are summarized as follows:

                                                                              DECEMBER 31, 2004
                                                     --------------------------------------------------------------------
                                                                           GROSS              GROSS
                                                     AMORTIZED          UNREALIZED         UNREALIZED             FAIR
                                                        COST               GAINS             LOSSES              VALUE
                                                     ---------          ---------           ---------           ---------
                                                                               (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies                        $  27,750          $       1           $    (131)          $  27,620
     Mortgage-backed securities                        132,727                560                (524)            132,763
     Mutual funds, mortgage-backed
         mutual funds                                   19,254                 --                 (86)             19,168
     U.S. Government agency preferred stock              2,505                 --                (522)              1,983
     Common stock                                        9,114              2,402                 (55)             11,461
     Trust preferred obligations                        27,667                368                (119)             27,916
                                                     ---------          ---------           ---------           ---------

                                                     $ 219,017          $   3,331           $  (1,437)          $ 220,911
                                                     =========          =========           =========           =========
SECURITIES HELD TO MATURITY:

     Trust preferred obligations                     $  10,683          $     361           $      (5)          $  11,039
     Mortgage-backed securities                          2,446                 50                  --               2,496
     Other                                                 351                 --                  --                 351
                                                     ---------          ---------           ---------           ---------

                                                     $  13,480          $     411           $      (5)          $  13,886
                                                     =========          =========           =========           =========


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES (CONTINUED)

                                                                              DECEMBER 31, 2003
                                                     --------------------------------------------------------------------
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
                                                     =========          =========           =========           =========

Gross realized gains on the sale of securities available for sale totaled $440,000 and $1,128,000 for the years ended December 31, 2004 and 2003, respectively. Gross realized losses on the sale of securities available for sale totaled $106,000 and $266,000 for the years ended December 31, 2004 and 2003, respectively.

Securities with a carrying value of $8,493,000 and $31,367,000 at December 31, 2004 and 2003, respectively, were pledged to secure advances from the Federal Home Loan Bank, public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES (CONTINUED)

The following table shows gross unrealized losses and fair value on securities, aggregated by category and length of time that individual securities have been in continuous unrealized loss positions, at December 31, 2004.

                                      LESS THAN 12 MONTHS             12 MONTHS OR MORE                  TOTAL
                                   ------------------------      ------------------------      ------------------------
                                     FAIR         UNREALIZED       FAIR         UNREALIZED       FAIR         UNREALIZED
                                     VALUE          LOSSES         VALUE          LOSSES         VALUE          LOSSES
                                   ---------      ---------      ---------      ---------      ---------      ---------
                                                                        (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies      $  23,619      $    (131)     $      --      $      --      $  23,619      $    (131)
     Mortgage-backed securities       52,126           (363)        23,359           (161)        75,485           (524)
     Mutual funds, mortgage-
         backed mutual funds              --             --          6,035            (86)         6,035            (86)
     U.S. Government agency
         preferred stock                 499             (1)         1,484           (521)         1,983           (522)
     Common stock                      2,236            (55)            --             --          2,236            (55)
     Trust preferred  obligations      6,113            (55)         1,922            (64)         8,035           (119)
                                   ---------      ---------      ---------      ---------      ---------      ---------

                                      84,593           (605)        32,800           (832)       117,393         (1,437)

SECURITIES HELD TO MATURITY:
     Trust preferred obligations         420             (4)           454             (1)           874             (5)
                                   ---------      ---------      ---------      ---------      ---------      ---------

       TOTAL TEMPORARILY
           IMPAIRED SECURITIES     $  85,013      $    (609)     $  33,254      $    (833)     $ 118,267      $  (1,442)
                                   =========      =========      =========      =========      =========      =========

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

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

The amortized cost and fair value of securities as of December 31, 2004, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES (CONTINUED)

                                              HELD TO MATURITY        AVAILABLE FOR SALE
                                           ---------------------     ---------------------
                                           AMORTIZED      FAIR       AMORTIZED     FAIR
                                             COST         VALUE        COST        VALUE
                                           --------     --------     --------     --------
                                                            (IN THOUSANDS)

Due in one year or less                    $    251     $    251     $     --       $   --
Due after one year through five years            --           --       27,750       27,620
Due after five years through ten years          100          100           --           --
Due after ten years                          10,683       11,039       30,172       29,899
Mortgage-backed securities                    2,446        2,496      132,727      132,763
Mutual funds                                     --           --       19,254       19,168
Common stock                                     --           --        9,114       11,461
                                           --------     --------     --------     --------

                                           $ 13,480     $ 13,886     $219,017     $220,911
                                           ========     ========     ========     ========

NOTE 5 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2004 and 2003 is as follows:

                                             2004              2003
                                          ---------         ---------
                                                (IN THOUSANDS)

       Commercial                         $  44,254         $  41,937
       Commercial mortgage                  108,702            96,609
       Residential mortgage                  72,840            53,393
       Consumer                              18,804            15,098
                                          ---------         ---------
                                            244,600           207,037
       Net deferred loan costs                  516               207
       Allowance for loan losses             (2,768)           (2,412)
                                          ---------         ---------

       NET LOANS RECEIVABLE               $ 242,348         $ 204,832
                                          =========         =========

Summary of information related to impaired loans at December 31, 2004 and 2003 is as follows:

                                                                2004        2003
                                                                ----        ----
                                                                 (IN THOUSANDS)

Impaired loans without a valuation allowance                    $700        $  0
Impaired loans with a valuation allowance                         41           0
                                                                ----        ----

       TOTAL IMPAIRED LOANS                                     $741        $  0
                                                                ====        ====

       TOTAL NON-ACCRUAL LOANS                                  $741        $  0
                                                                ====        ====

Average investment in impaired loans                            $163        $  0
                                                                ====        ====

Interest income recognized on a cash basis on impaired loans    $  9        $  0
                                                                ====        ====



--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2004 and 2003:

                                                             2004         2003
                                                            -------     -------
                                                              (IN THOUSANDS)

       Balance, beginning                                   $ 2,412     $ 1,759
            Provision for loan losses                           393         405
            Charge-offs                                         (39)         (3)
            Recoveries                                            2         251
                                                            -------     -------
       Balance, ending                                      $ 2,768     $ 2,412
                                                            =======     =======

NOTE 7 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2004 and 2003 are as follows:

                                                             2004         2003
                                                            -------     -------
                                                              (IN THOUSANDS)

       Leasehold improvements                               $   885     $   885
       Furniture, fixtures and equipment                      1,224       1,053
       Computer equipment and data processing software        2,575       2,497
                                                            -------     -------
                                                              4,684       4,435
       Accumulated depreciation                              (3,222)     (2,627)
                                                            -------     -------
                                                            $ 1,462     $ 1,808
                                                            =======     =======

NOTE 8 - DEPOSITS

The components of deposits at December 31, 2004 and 2003 are as follows:

                                                             2004         2003
                                                            -------     -------
                                                              (IN THOUSANDS)

       Demand, non-interest bearing                         $ 16,808    $ 19,964
       Demand, interest-bearing                              105,653     103,210
       Savings                                                96,570      90,474
       Time, $100,000 and over                                33,468      26,354
       Time, other                                            93,233      92,284
                                                            --------    --------
                                                            $345,732    $332,286
                                                            ========    ========


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSITS (CONTINUED)

At December 31, 2004, the scheduled maturities of time deposits approximated the following (in thousands):

                  2005               $ 69,782
                  2006                 17,458
                  2007                 25,993
                  2008                  3,782
                  2009                  9,686
                                     --------

                                     $126,701
                                     ========

NOTE 9 - DEBT

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

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                                 2004               2003
                                                              ----------         ----------
                                                                  (DOLLARS IN THOUSANDS)

     Average balance during the year                          $    6,693         $    7,502
     Average interest rate during the year                          0.76%              0.67%
     Maximum month-end balance during the year                    10,417             15,895
     Weighted average interest rate at the end of the year          0.91%              0.75%

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) which permits the Bank to obtain funding in the form of advances, subject to a maximum borrowing capacity of $265,900,000, of which $96,095,000 was outstanding at December 31, 2004.

Membership in the FHLB also requires that the Bank maintain a certain percentage of its assets in home mortgage assets, which may include mortgage-backed securities, and to purchase a certain amount of FHLB common stock. Both requirements follow formulas established by the FHLB and, at December 31, 2004, American Bank was in compliance with these requirements.

At December 31, 2004, long-term debt consists of $95,500,000 in fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB may, at its option, elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then current 90 day LIBOR. If the FHLB does reprice the advance, the Bank has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2004 range from 2.74% to 6.07%, with a weighted average interest rate of 4.50%.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - DEBT (CONTINUED)

At December 31, 2004, there are $595,000 of advances from the FHLB that amortize principal monthly and have fixed interest rates ranging from 5.26% to 5.46% with a weighted average interest rate of 5.33%. These advances fully amortize by 2008.

Scheduled repayments are as follows (in thousands):

               2005                        $   248
               2006                            113
               2007                         15,119
               2008                          3,115
               2009                             --
               Thereafter                   77,500
                                           -------

                                           $96,095
                                           =======

NOTE 10 - JUNIOR SUBORDINATED DEBENTURES

On April 26, 2002, the Company issued $10,200,000 principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"), a Delaware Business Trust. The Company owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10,200,000 of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by the Company after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the preferred securities may elect to convert the preferred securities into common stock of the Company at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,198,494 shares of common stock at December 31, 2004. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

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

Financial Interpretation 46 (FIN 46) required the Company to deconsolidate American Capital Trust I from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $10,200,000 and reduce mandatory redeemable convertible securities by $10,200,000, which had represented the trust preferred securities of the Trust. The Company's equity interest in the trust subsidiary of $315,000, which had previously been eliminated in consolidation, is now reported in "Other assets." The adoption of FIN 46 did not have an impact on the Company's results of operations or liquidity.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases the premises for its principal office and full service banking operation under a five-year operating lease agreement with a related party expiring November 2007. The Company has the option to extend the lease agreement for four additional five-year lease terms. The Company is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is the estate of the former chairman, who was a principal shareholder of the Company until his death. In addition, the Company leases two vehicles under 36-month leases expiring May 2006 and an offsite disaster recovery facility with a lease expiring November 2007.

Future minimum lease payments by year are as follows:

                         MINIMUM ANNUAL     MINIMUM ANNUAL
                         LEASE PAYMENTS     LEASE PAYMENTS
                          TO RELATED           TO THIRD
                             PARTY              PARTIES               TOTAL
                            ------               ------               ------
                                            (IN THOUSANDS)

         2005               $  343               $   29               $  372
         2006                  361                   21                  382
         2007                  331                   16                  347
                            ------               ------               ------

                            $1,035               $   66               $1,101
                            ======               ======               ======

Rental expense, which includes accruals for common charges, was $361,000 and $335,000 for the years ended December 31, 2004 and 2003, respectively, including $336,000 and $303,000, respectively, to the related party.

NOTE 12 - EMPLOYMENT AGREEMENT

The Company entered into an employment agreement with its President and Chief Executive Officer which includes minimum annual salary commitments over a term of three years. The agreement automatically extends by one day for each day of the contract term and includes restrictions on competition and confidentiality.

NOTE 13 - STOCKHOLDERS' EQUITY

On June 15, 2000, the Company's subsidiary, American Bank issued to the public 1,520,391 shares of common stock at $6.67 per share. In addition, the Company's subsidiary granted warrants entitling subscribers in the public offering to purchase one additional share for each two shares purchased during the offering. The warrants were exercisable at any time through June 30, 2003 at an exercise price of $6.67. The total number of warrants issued in connection with the public offering were 760,205, of which 727,588 were exercised by the expiration date. During 2003, 717,452 warrants were exercised.

In January 2004, the Company established a dividend reinvestment and stock purchase plan to provide the shareholders of the Company with a convenient and economic method of investing cash dividends and optional cash payments in additional shares of the common stock of the Company. The Company registered 2,127,275 shares of its common stock for sale under the plan.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - NET INCOME PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2004 and 2003:

                                                                                 2004          2003
                                                                                ------        ------
                                                                             (IN THOUSANDS, EXCEPT PER
                                                                                      SHARE DATA)

     Numerator, basic earnings per share, net income                            $3,167        $2,637
     Interest paid on mandatory redeemable debentures, net of tax effect           403           404
                                                                                ------        ------

     Numerator, diluted earnings per share                                      $3,570        $3,041
                                                                                ======        ======

     Denominators:
          Average basic shares outstanding                                       7,129         6,458
          Average dilutive option effect                                            48            83
          Average dilutive warrant effect                                         --              87
          Average dilutive mandatory redeemable debentures effect                1,199         1,200
                                                                                ------        ------

            AVERAGE DILUTED SHARES OUTSTANDING                                   8,376         7,828
                                                                                ======        ======

     Net income per common share:

          Basic                                                                 $ 0.44        $ 0.41
                                                                                ======        ======

          Diluted                                                               $ 0.43        $ 0.39
                                                                                ======        ======

Options to purchase 39,800 and 58,600 shares of common stock outstanding at December 31, 2004 and 2003, respectively, were not included in dilutive earnings per share since their exercise price exceeded the fair value of the related common stock.

NOTE 15 - EMPLOYEE BENEFITS

The Company has a 401(k) plan covering substantially all employees. The Company matches 50% of an employee's contribution on the first 6% of gross pay, up to a maximum of 3%. Additionally, discretionary contributions may be determined annually by the Board of Directors. The Company's contributions are expensed as costs are incurred. Total expense amounted to $45,000 and $43,000 for the years ended December 31, 2004 and 2003, respectively.

The Company has a Non-Qualified Stock Option Plan (the "Plan") that includes officers and independent directors. The Plan covers 312,502 shares of common stock. Options granted under the Plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. The options expire not more than ten years after the date of the grant. Exercise and vesting dates and terms may vary and are specified at the date of the grant.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - EMPLOYEE BENEFITS (CONTINUED)

Stock option transactions under the Plan were as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                     -------------------------------------------------------
                                                               2004                         2003
                                                     -------------------------     -------------------------
                                                                      WEIGHTED                      WEIGHTED
                                                                      AVERAGE                       AVERAGE
                                                                      EXERCISE                      EXERCISE
                                                      OPTIONS           PRICE       OPTIONS          PRICE
                                                     --------         --------     --------         --------
     Outstanding at the beginning of the year         255,588         $   6.07      265,250         $   6.02
          Granted                                      14,000             8.69        2,338             9.31
          Exercised                                   (86,500)            4.81      (12,000)            5.58
                                                     --------         --------     --------         --------

     Outstanding at the end of the year               183,088         $   6.87      255,588         $   6.07
                                                     ========         ========     ========         ========

     Exercisable at December 31                       180,750         $   6.84      216,750         $   5.76
                                                     ========         ========     ========         ========

At December 31, 2004, 110,500 outstanding options had exercise prices ranging from $3.33 to $8.00 per share. The weighted average remaining life of these options is 5.5 years. In addition, at December 31, 2004, 72,588 outstanding options had exercise prices ranging from $8.01 to $9.42 per share. The weighted average remaining life of these options is 6.5 years. The weighted-average remaining contractual life of the outstanding options at December 31, 2003 is approximately 6.3 years.

Options available for grant at December 31, 2004 were 129,414.

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

During 2004, the Company made contributions to the Plan, purchased 2,625 shares into the Plan, recognized expense of $21,000 and authorized the allocation of 2,500 shares of stock to eligible employees, leaving 15,900 shares of stock being held as unallocated at year end. The fair value of the unallocated ESOP shares at December 31, 2004 was $118,000.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - EMPLOYEE BENEFITS (CONTINUED)

During 2003, the Company made contributions to the Plan, recognized expense of $29,000 and authorized the allocation of 3,000 shares of stock to eligible employees.

American Bank established a Non-qualified Deferred Compensation Plan for Senior Employees (the "Plan"), effective January 1, 2003, for senior employees designated by the Board of Directors. The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. Each year American Bank may, but is not required to, make discretionary contributions to the Plan on behalf of participants. The rate of return credited to participants' accounts each year, the vesting provisions, and other provisions are set forth in the Plan document. For as long as the participant participates in the Plan as an employee of American Bank or while receiving benefits under the Plan, the participant will be bound by the non-disclosure/trade secret and non-solicitation provisions of the Plan. At December 31, 2004 and 2003, the liability for the Plan was $84,000 and $42,000, respectively. The amount charged to expense in connection with the Plan for the years ended December 31, 2004 and 2003 was $42,000 each year.

NOTE 16 - INCOME TAXES

The provision for federal income taxes for the years ended December 31, 2004 and 2003 consisted of the following:

                                  2004                 2003
                                -------               -------
                                       (IN THOUSANDS)

         Current                $ 1,192               $ 1,333
         Deferred                   201                  (197)
                                -------               -------

                                $ 1,393               $ 1,136
                                =======               =======

Reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                       2004             2003
                                                     -------          -------
                                                           (IN THOUSANDS)

         Computed statutory tax expense              $ 1,550          $ 1,283
         Earnings on bank owned life insurance          (119)            (108)
         Dividends received deduction                    (39)             (44)
         Other, net                                        1                5
                                                     -------          -------

                                                     $ 1,393          $ 1,136
                                                     =======          =======

The income tax provision applicable to net realized gains on the sale of securities was $114,000 in 2004 and $293,000 in 2003.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - INCOME TAXES (CONTINUED)

At December 31, 2004 and 2003, the significant components of deferred tax assets and liabilities are as follows:

                                                             2004         2003
                                                            -------     -------
                                                              (IN THOUSANDS)
   Deferred tax assets:
        Allowance for loan losses                           $   931     $   809
        Deferred compensation                                    14          --
        Charitable contributions                                  2          --
        Other                                                     1           2
                                                            -------     -------
          TOTAL DEFERRED TAX ASSETS                             948         811
                                                            -------     -------
   Deferred tax liabilities:
        Depreciation                                            (54)        (88)
        Prepaid expenses                                        (51)         --
        Loan origination costs                                 (321)         --
        Unrealized gains on securities available for sale      (644)        (30)
                                                            -------     -------
          TOTAL DEFERRED TAX LIABILITIES                     (1,070)       (118)
                                                            -------     -------
          NET DEFERRED TAX ASSET (LIABILITY)                $  (122)    $   693
                                                            =======     =======

NOTE 17 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $22,357,000 and $15,839,000 at December 31, 2004 and 2003, respectively. Loans to related parties totaled $255,000 and $229,000 at December 31, 2004 and 2003, respectively. During 2004, $48,000 of new loans were made and repayments totaled $22,000. In addition, the Company leases property from a related party (see Note
11).

NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

A summary of the Company's financial instrument commitments at December 31, 2004 and 2003 is as follows:

                                                         2004           2003
                                                       -------        -------
                                                           (IN THOUSANDS)

     Commitments to extend credit                      $ 7,923        $ 6,870
     Unfunded commitments under lines of credit         44,681         40,477
     Outstanding letters of credit                       6,095          3,842

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

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2004 and 2003 for guarantees under standby letters of credit issued is not material.

NOTE 19 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.



--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - REGULATORY MATTERS (CONTINUED)

As of December 31, 2004, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios at December 31, 2004 and 2003 are presented below:

                                                                                                          TO BE WELL
                                                                                                       CAPITALIZED UNDER
                                                                             FOR CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                                           ACTUAL                  PURPOSES             ACTION PROVISIONS
                                                    --------------------     --------------------      -------------------
                                                     AMOUNT        RATIO      AMOUNT        RATIO       AMOUNT       RATIO
                                                    -------        -----     --------       -----      --------      -----
                                                                    (DOLLAR AMOUNTS IN THOUSANDS)
AS OF DECEMBER 31, 2004:
     Total capital (to risk-weighted
         assets):
         Consolidated                               $54,133        17.50%    $=>24,973      =>8.0%        N/A          N/A
         Bank                                        43,267        14.33      =>24,161      =>8.0      $=>30,201     =>10.0%
     Tier 1 capital (to risk-weighted assets):

         Consolidated                                50,828        16.28      =>12,486      =>4.0         N/A          N/A
         Bank                                        40,491        13.41      =>12,080      =>4.0       =>18,121     => 6.0
     Tier 1 capital (to average assets):

         Consolidated                                50,828         9.98      =>20,365      =>4.0         N/A          N/A
         Bank                                        40,491         8.14      =>19,895      =>4.0       =>24,869     => 5.0

AS OF DECEMBER 31, 2003:
     Total capital (to risk-weighted
         assets):
         Consolidated                               $47,782        17.68%    $=>21,690      =>8.0%        N/A          N/A
         Bank                                        39,548        14.86      =>21,288      =>8.0      $=>26,610     =>10.0%
     Tier 1 capital (to risk-weighted assets):

         Consolidated                                45,106        16.69      =>10,845      =>4.0         N/A          N/A
         Bank                                        37,136        13.96      =>10,644      =>4.0       =>15,966     => 6.0
     Tier 1 capital (to average assets):

         Consolidated                                45,106         9.40      =>19,200      =>4.0         N/A          N/A
         Bank                                        37,136         7.81      =>19,016      =>4.0       =>23,770     => 5.0

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY)

BALANCE SHEETS

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   2004          2003
                                                                                 -------        -------
                                                                                     (IN THOUSANDS)

                   ASSETS

     Cash and equivalents                                                        $   534        $ 3,359
     Investment in common and preferred stock                                     11,534          4,974
     Investment in bank subsidiary                                                40,250         36,808
     Other assets                                                                    476            162
                                                                                 -------        -------

            TOTAL ASSETS                                                         $52,794        $45,303
                                                                                 =======        =======

          LIABILITIES AND STOCKHOLDERS' EQUITY

     Corporate obligation for mandatory redeemable convertible debentures        $10,187        $10,200
     Other liabilities                                                               697            140

     Stockholders' equity                                                         41,910         34,963
                                                                                 -------        -------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $52,794        $45,303
                                                                                 =======        =======

STATEMENTS OF INCOME

                                                                         YEARS ENDED DECEMBER 31,
                                                                         -----------------------
                                                                          2004             2003
                                                                         -------         -------
                                                                             (IN THOUSANDS)

     Dividend income on common stock                                     $   101         $    96
     Interest expense on corporate obligation for mandatory
          redeemable convertible debentures                                 (611)           (612)
     Gains on sales of investments                                           422             976
     Operating expenses                                                     (180)           (149)
                                                                         -------         -------

            INCOME (LOSS) BEFORE INCOME TAXES                               (268)            311

     Income tax expense (benefits)                                           (83)             96
                                                                         -------         -------

            INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS           (185)            215
                OF BANK SUBSIDIARY

     Equity in undistributed earnings of bank subsidiary                   3,352           2,422
                                                                         -------         -------

            NET INCOME                                                   $ 3,167         $ 2,637
                                                                         =======         =======


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                           2004          2003
                                                          -------       -------
                                                             (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                           $ 3,167       $ 2,637
     Adjustments to reconcile net income to
         net cash provided by operating
         activities:
         Net gains realized on sales of securities           (422)         (976)
         Deferred tax (benefit) expense                      (145)         (276)
         Income tax benefit on stock options exercised        140            99
         (Increase) decrease in other assets                 (314)          329
         Increase in other liabilities                        541           175
         Equity in undistributed earnings of bank
              subsidiary                                   (3,352)       (2,422)
                                                          -------       -------

              Net cash used in operating activities          (385)         (434)
                                                          -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale:
         Purchases                                         (6,730)       (7,127)
         Sales                                              1,877         6,428
     Capital contribution in bank subsidiary                   --        (2,500)
                                                          -------       -------

              Net cash used in investing activities        (4,853)       (3,199)
                                                          -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES
     Dividends declared                                      (684)           --
     Issuance of common stock                               2,711         4,842
     Purchase of common stock, ESOP trust                     (22)           --
     Proceeds from stock options                              408            --
                                                          -------       -------

              Net cash provided by financing activities     2,413         4,842
                                                          -------       -------

              Increase in cash and cash equivalents        (2,825)        1,209

Cash and cash equivalents:
     Beginning                                              3,359         2,150
                                                          -------       -------

     Ending                                               $   534       $ 3,359
                                                          =======       =======


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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


--------------------------------------------------------------------------------

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The carrying amounts approximate their fair value.

LONG-TERM DEBT

     The fair value of long-term debt is calculated on the discounted value of contractual cash flows, using rates currently available for borrowings from the FHLB with similar maturities.

JUNIOR SUBORDINATED DEBENTURES

     The fair value of junior subordinated debentures is based on a quoted market price.

OFF-BALANCE SHEET INSTRUMENTS

     Off-balance sheet instruments consist of letters of credit, loan commitments and unfunded lines of credit. Fair values for off-balance sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. Any fees charged are immaterial.

A summary of the estimated fair values of the Company's financial instruments are as follows:

                                                                 2004                      2003
                                                        ---------------------     ---------------------
                                                        CARRYING       FAIR       CARRYING       FAIR
                                                         AMOUNT       VALUE        AMOUNT        VALUE
                                                        --------     --------     --------     --------
                                                                        (IN THOUSANDS)
Financial assets:
     Cash and due from banks                            $  6,510     $  6,510     $  4,623     $  4,623
     Interest-bearing deposit with bank                      216          216          237          237
     Securities                                          234,391      234,797      252,107      252,330
     Loans receivable, net                               242,348      243,934      204,832      206,684
     Restricted investments in bank stock                  6,887        6,887        6,994        6,994
     Accrued interest receivable                           2,122        2,122        1,973        1,973

Financial liabilities:
     Deposits                                            345,732      346,138      332,286      333,972
     Securities sold under agreements to repurchase        6,991        6,991        6,909        6,909
     Long-term debt                                       96,095       97,005       96,357       98,614
     Mandatory redeemable convertible debentures              --           --       10,200       12,300
     Junior subordinated debentures                       10,187       13,183           --           --
     Accrued interest payable                                646          646          629          629

Off-balance sheet financial instruments:
     Commitments to extend credit                             --           --           --           --
     Unfunded commitment under lines of credit                --           --           --           --
     Outstanding letters of credit                            --           --           --           --


--------------------------------------------------------------------------------

                             STOCKHOLDER INFORMATION

                                        INDEPENDENT REGISTERED PUBLIC ACCOUNTING
ANNUAL MEETING                          FIRM

The Annual Meeting of Stockholders      Beard Miller Company LLP
will be held at 9:00 a.m. on April      2609 Keiser Blvd. P.O. Box 311 Reading,
20, 2005 at The Holiday Inn West,       P.O. Box 311 Reading,
Route 100 and Interstate 78             Pennsylvania 19603
Fogelsville, Pennsylvania.
                                        TRANSFER AGENT
STOCK LISTING
                                        StockTrans, Inc.
Our common stock trades on the          44 West Lancaster Ave.
Nasdaq SmallCap Market under the        Ardmore, Pennsylvania 19003
symbol "AMBK".
                                        ANNUAL REPORT ON FORM 10-KSB

American Capital Trust I's              A copy of our Form 10-KSB for the
preferred stock trades on the OTC       fiscal year ended December 31,
Bulletin Board under the symbol         2004, will be furnished without
"AMBKP.OB."                             charge to stockholders of record as
                                        of March 18, 2005, upon written
SPECIAL COUNSEL                         request to the Secretary, American
                                        Bank Incorporated, 4029 West
Luse Gorman Pomerenk & Schick, P.C.     Tilghman Street, Allentown,
5335 Wisconsin Avenue, N.W., Suite      Pennsylvania 18104.
400 Washington, D.C. 20015



STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders of American Bank Incorporated may communicate with the Board or any individual Director through our website at www.pcbanker.com or by writing to:

                           American Bank Incorporated
                          Attention: Board of Directors
                            Mark W. Jaindl, Chairman
                            4029 West Tilghman Street
                               Allentown, PA 18104

                             DIRECTORS AND OFFICERS

                 * Denotes officer of American Bank Incorporated

                     DIRECTORS                        OFFICERS
                 ----------------            ----------------------------
                 Mark W. Jaindl *            Mark W. Jaindl *
                 Chairman                    Chairman, President and
                                                 Chief Executive Officer
                 David M. Jaindl
                 Vice Chairman               Harry C. Birkhimer *
                                             Senior Vice President, Treas.
                                                 Chief Financial Officer
                 Elizabeth B. Gaul
                                             Sandra A. Berg *
                 Anne L. Jaindl              Senior Vice President, Sec.
                                                 Chief Operating Officer
                 John C. Long
                                             Chris J. Persichetti
                 J. Scott Pidcock            Senior Vice President and
                                                 Chief Lending Officer
                 Philip S. Schwartz
                                             Robert W. Turner
                 Martin F. Spiro             Senior Vice President and
                                                 Chief Information Officer

                               [GRAPHIC OMITTED]


                            4029 West Tilghman Street
                               Allentown, PA 18104
                             Phone: (610) 366 - 1800
                              Fax: (610) 366 - 1900
                                www.pcbanker.com
                          E-mail: service@pcbanker.com