Form 10KSB, Exhibit 13
period 2005-12-31
AMERICAN BANK INC
filed 2006-03-31
CIK 1163747

EXHIBIT 13

           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

         The following information is derived from the audited financial statements of American Bank Incorporated (the "Company"). For additional information about the formation of American Bank Incorporated and its acquisition of all the outstanding shares of American Bank, reference is made to the Consolidated Financial Statements of American Bank Incorporated and related notes included elsewhere herein.

                                                                                AT DECEMBER 31,
                                                     ---------------------------------------------------------------------
                                                        2005           2004          2003           2002            2001
                                                     ---------      ---------      ---------      ---------      ---------
                                                                                 (IN THOUSANDS)
Selected Financial Condition Data:
----------------------------------
Total assets                                         $ 529,100      $ 503,436      $ 481,992      $ 453,265      $ 368,709
Loans receivable, net                                  301,394        242,348        204,832        134,926        135,589
Securities available for sale                          188,691        220,911        236,746        276,569        175,177
Securities held to maturity                             13,482         13,480         15,361         13,466         14,822
Deposits                                               368,958        345,732        332,286        306,751        253,763
Short-term debt                                         12,921          6,991          6,909          7,784          4,237
Long-term debt                                          90,848         96,095         96,357         97,791         83,238
Junior subordinated debentures                          10,187         10,187             --             --             --
Mandatory redeemable convertible debentures                 --             --         10,200         10,200             --
Stockholders' equity                                    44,345         41,910         34,963         28,593         25,508

                                                                       FOR THE YEAR ENDED DECEMBER 31,
                                                     ---------------------------------------------------------------------
                                                        2005           2004          2003           2002            2001
                                                     ---------      ---------      ---------      ---------      ---------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Operating Data:
------------------------
Total interest income                                $  24,293      $  20,702      $  19,225      $  20,489      $  19,995
Total interest expense                                  14,246         11,583         11,937         12,409         13,123
                                                     ---------      ---------      ---------      ---------      ---------
Net interest income                                     10,047          9,119          7,288          8,080          6,872
Provision for loan losses                                  624            393            405            212            651
                                                     ---------      ---------      ---------      ---------      ---------
Net interest income after provision for loan
 losses                                                  9,423          8,726          6,883          7,868          6,221
                                                     ---------      ---------      ---------      ---------      ---------
Fees and service charges                                   200            207            165            160            131
Net realized gains on sale of mortgage loans               127            122            401            296            164
Net gains (losses) on securities                           263            334            862            112            (13)
Earnings on bank owned life insurance                      339            349            318            160             --
Other income                                               614            257            255            229            193
                                                     ---------      ---------      ---------      ---------      ---------
Total other income                                       1,543          1,269          2,001            957            475
Total other expenses                                     5,869          5,435          5,111          5,212          5,061
                                                     ---------      ---------      ---------      ---------      ---------
Income before taxes on income                            5,097          4,560          3,773          3,613          1,635
Taxes on income                                          1,565          1,393          1,136          1,097            297
                                                     ---------      ---------      ---------      ---------      ---------
Net income                                           $   3,532      $   3,167      $   2,637      $   2,516      $   1,338
                                                     =========      =========      =========      =========      =========
Dividend payout per share                            $    0.11      $    0.10             --             --             --
Earnings per share-basic(1)                          $    0.48      $    0.44      $    0.41      $    0.42      $    0.22
Earnings per share-diluted(1)                        $    0.45      $    0.43      $    0.39      $    0.40      $    0.22
Performance Ratios:
-------------------
Return on assets (ratio of net income to
 average total assets)                                    0.68%          0.64%          0.56%          0.62%          0.43%
Return on equity (ratio of net income to
 average equity)                                          8.05%          8.24%          8.27%          9.51%          5.48%
Interest rate spread information:
Average during period                                     1.73%          1.68%          1.37%          1.89%          2.14%
End of period                                             1.77%          1.83%          1.57%          1.60%          2.18%
Net interest margin (ratio of net interest
 income divided by average earning assets)                2.01%          1.90%          1.59%          2.08%          2.40%
Ratio of operating expense to average total
 assets                                                   1.13%          1.09%          1.07%          1.28%          1.60%
Ratio of average interest-earning assets to
 average interest-bearing liabilities                   109.79%        109.27%        108.48%        106.18%        105.55%

Asset Quality Ratios:
---------------------
Non-performing assets to total assets at end of
 period                                                  0.001%          0.15%            --             --             --
Allowance for loan losses to non-performing
 loans                                                8,312.60%        373.66%           n/a            n/a            n/a
Allowance for loan losses to loans receivable,
 net                                                      1.12%          1.13%          1.16%          1.28%          1.47%

Capital Ratios:
---------------
Stockholders' equity to total assets at end of
 period                                                   8.38%          8.33%          7.25%          6.31%          6.92%
Average stockholders' equity to average assets            8.46%          7.71%          6.77%          6.52%          8.33%

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

         American Bank is a full-service, Pennsylvania-state chartered bank. We currently operate from a single branch located in Allentown, Pennsylvania. Our principal business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investment securities. We offer a comprehensive menu of deposit and loan products for consumer, business, institutional and governmental customers, including interest-bearing checking and money market accounts, savings accounts, certificates of deposit and individual retirement accounts. We also engage in mortgage banking activities, which include the origination, purchase and, in certain instances, subsequent sale of residential mortgage loans.

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

          Net income increased $365,000, or 11.5%, to $3.5 million for the year ended December 31, 2005 from $3.2 million for the year ended December 31, 2004. Net interest income increased $928,000, or 10.2%, to $10.0 million for the year ended December 31, 2005 from $9.1 million for the year ended December 31, 2004. Non-interest income increased $274,000, or 21.6%, to $1.5 million for the year ended December 31, 2005 compared to $1.3 million for the year ended December 31, 2004, while non-interest expense increased $434,000, or 8.0%, to $5.9 million for the year ended December 31, 2005 from $5.4 million for the year ended December 31, 2004.

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

                  ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is the estimated amount considered necessary to absorb credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for us.

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

                  STOCK-BASED COMPENSATION. We have a non tax-qualified Stock Option Plan for which we follow the disclosure requirements of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense for this stock option plan has been recognized in our financial statements. If compensation cost for the plan had been recognized, net income for 2005 would have been reduced by $23,000, from $3,532,000 to $3,509,000 and basic earnings per share would have been reduced to $0.47 per share from $0.48 per share. Diluted earnings per share would have been unchanged at $0.45 per share.

                  We calculate the compensation cost of the options using the Black-Scholes model to determine the fair value of the options granted for disclosure purposes. In calculating the fair value of the options, management makes assumptions regarding the risk-free rate of return, the expected volatility of our common stock and the expected life of the options.

                  OTHER-THAN-TEMPORARY IMPAIRMENT OF INVESTMENT SECURITIES. Management evaluates the individual securities in the investment portfolio for other-than-temporary impairment on at least a quarterly basis. The evaluation considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, the current interest rate cycle and the expected direction of interest rates in the near term horizon and the intent and ability of the Company to retain its investment in the issue for a period of time sufficient to allow for any anticipated recovery in fair value.

                  Securities that are determined to be other than temporarily impaired are recorded at the then current fair value and the loss is recorded in current income. Subsequent recoveries in fair value are not recorded in the carring value of the investment and gain is not recognized until the security is sold.

                  At December 31, 2005, management determined that Freddie Mac Preferred Stock Series-M was other-than-temporarily impaired. Management recorded a charge to current earnings, in the amount of $199,000, to reduce the amortized cost of this security to fair market value at that date.

                  At December 31, 2005 management determined that Fannie Mae Series F preferred stock was temporarily impaired due to changes in interest rates subsequent to the purchase of the security. The dividend rate on this security resets every two years to a rate equal to the two-year Treasury note minus 16 basis points. The next reset date is March 31, 2006. Management believes that a recovery of market value will occur on or about this date. Further, the Company has the ability and the intent to hold this security until the expected recovery of value occurs.

                  In management's opinion, the remaining unrealized losses at December 31, 2005 reflect changes in interest rates subsequent to the acquisition of specific securities. There were 70 securities available for sale and 22 securities held to maturity that are classified as temporarily impaired at December 31, 2005. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of the securities.

INTEREST SENSITIVITY

         We monitor and manage the pricing and maturity of our assets and liabilities in order to manage the potential adverse impact that changes in interest rates could have on our net interest income. One monitoring technique employed by us is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced or which mature within a given period of time. We also employ financial modeling techniques to assess the impact that varying interest rates and balance sheet mix assumptions may have on net interest income. We attempt to manage interest rate sensitivity by, among other actions, repricing assets or liabilities, selling securities classified as available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing or maturing in the same time interval helps to control the risk and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest rate sensitivity and formulate guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to manage interest rate risk within our policy requirements.

         The following table illustrates our gap position at December 31, 2005. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Savings deposits and demand and NOW accounts do not have contractual maturities and are assumed to run off, or decay, at 30%, 20%, 15%, 15%, 10%, and 10% during the time-frames shown on the following table.

                                                                         DECEMBER 31, 2005
                                  -----------------------------------------------------------------------------------------------
                                                                      MATURITIES AND REPRICINGS
                                   WITHIN                                                                   OVER
                                   1 YEAR       1-2 YEARS      2-3 YEARS      3-5 YEARS     5-10 YEARS    10 YEARS        TOTAL
                                  --------      ---------      ---------      ---------     ----------    --------       --------
                                                                        (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold              $     55      $     --       $     --       $     --      $     --      $     --       $     55
Loans receivable                    76,576        19,931         42,757         99,704        45,725        19,358        304,051
Mortgage-backed securities          63,033        19,759          7,218            135           715           214         91,074
Investment securities               96,257         7,167          2,029          4,001         1,099           546        111,099
Bank-owned life insurance            8,866            --             --             --            --            --          8,866
Restricted investments
 in bank stocks                      6,452            --             --             --            --            --          6,452
                                  --------      --------       --------       --------      --------      --------       --------
  Total interest-earning assets   $251,239      $ 46,857       $ 52,004       $103,840      $ 47,539      $ 20,118       $521,597
                                  ========      ========       ========       ========      ========      ========       ========

Interest-bearing liabilities:
Demand                            $ 27,089      $ 18,059       $ 13,544       $ 13,544      $  9,030      $  9,030       $ 90,296
Savings                             32,646        21,976         16,482         16,482        11,306        10,988        109,880
Time                                74,500        46,859          5,789         26,279            --            --        153,427
Borrowings                         103,477           115            131             46            --            --        103,769
Junior subordinated debentures          --            --             --             --            --        10,187         10,187
                                  --------      --------       --------       --------      --------      --------       --------
  Total interest-bearing
   liabilities                    $237,712      $ 87,009       $ 35,946       $ 56,351      $ 20,336      $ 30,205       $467,559
                                  ========      ========       ========       ========      ========      ========       ========

Interest sensitivity gap          $ 13,527      $(40,152)      $ 16,058       $ 47,489      $ 27,203      $(10,087)      $ 54,038
                                  ========      ========       ========       ========      ========      ========       ========
Cumulative interest
 sensitivity gap                  $ 13,527      $(26,625)      $(10,567)      $ 36,922      $ 64,125      $ 54,038       $ 54,038
                                  ========      ========       ========       ========      ========      ========       ========
Ratio of gap to total assets           2.6%         (7.6)%          3.0%           9.0%          5.1%         (1.9)%         10.2%
                                  ========      ========       ========       ========      ========      ========       ========
Ratio of cumulative gap to
 total assets                          2.6%         (5.0)%         (2.0)%          7.0%         12.1%         10.2%          10.2%
                                  ========      ========       ========       ========      ========      ========       ========

         American Bank Incorporated generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and from decreasing market rates of interest when it is liability-sensitive. As of December 31, 2005, we were asset sensitive over a time horizon of up to twelve months. This "positive gap" of $13.5 million within such time frame resulted principally from growth in longer term certificates of deposit and stockholders' equity, resulting from the dividend reinvestment and stock purchase plan, the proceeds of which were used to fund increases in loans and securities that had similar or shorter terms to repricing or maturity. Management's goal is to continue to acquire assets with short interest rate lives and fund those assets with liabilities that have similar or longer interest rate lives. This strategy will allow us to benefit or at least remain neutral from increasing interest rates. Falling interest rates would have a negative impact on our net interest income stream.

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

AVERAGE BALANCE SHEETS

         The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax-equivalent adjustments have been made. All average balances are daily average balances. Loans that are classified as non-accrual are included in the average balances in the table. Income from non-accrual loans is recognized when collected and is included in interest income in the table below.

                                                         FOR THE YEARS ENDED DECEMBER 31,
                      -----------------------------------------------------------------------------------------------------
                                      2005                             2004                            2003
                      --------------------------------- -------------------------------  ----------------------------------
                        AVERAGE     INTEREST              AVERAGE    INTEREST              AVERAGE    INTEREST
                      OUTSTANDING   EARNED/      YIELD/ OUTSTANDING   EARNED/    YIELD/  OUTSTANDING   EARNED/       YIELD/
                        BALANCE      PAID         RATE    BALANCE      PAID       RATE     BALANCE      PAID         RATE
                      -----------   --------     ------ -----------  --------    ------  -----------  --------       ------
                                                              (DOLLARS IN THOUSANDS)
Interest-earning
 assets:
Interest bearing
 deposits and
 Federal funds sold     $  1,737    $    45       2.59%   $    248    $     2     0.81%   $  5,307    $     54       1.02%
Loans receivable         269,296     16,206       6.02     219,961     12,791     5.82     164,289       9,984       6.08
Mortgage-backed
 securities              116,280      3,523       3.03     172,676      4,804     2.78     233,866       6,534       2.79
Investment
 securities              105,634      4,296       4.07      81,071      2,949     3.64      47,134       2,485       5.27
Restricted bank
 stock                     6,500        223       3.43       7,055        156     2.21       6,730         168       2.50
                        --------    -------       ----    --------    -------     ----    --------     -------       ----
  Total interest-
   earning assets        499,447     24,293       4.86     481,011     20,702     4.30     457,326      19,225       4.20
                        --------    -------       ----    --------    -------     ----    --------     -------       ----

Interest-bearing
 liabilities:
Demand                    93,753      1,729       1.84     103,761      1,313     1.27      94,011       1,263       1.34
Savings                  104,299      2,276       2.18     102,236      1,386     1.36      91,416       1,386       1.52
Time                     142,740      5,145       3.60     120,834      3,809     3.15     120,628       4,163       3.45
Borrowings               103,940      4,485       4.31     103,185      4,464     4.33     105,302       4,513       4.29
Junior subordinated
 debentures               10,187        611       6.00      10,190        611     6.00          --          --         --
Mandatory redeemable
 convertible
 debentures                   --         --         --          --         --       --      10,200         612       6.00
                        --------    -------       ----    --------    -------     ----    --------     -------       ----
  Total interest-
   bearing
   liabilities           454,919     14,246       3.13     440,206     11,583     2.63     421,557      11,937       2.83
                        --------    -------       ----    --------    -------     ----    --------     -------       ----

Net interest
 income                             $10,047                           $ 9,119                          $ 7,288
                                    =======                           =======                          =======
Net interest rate spread                          1.73%                           1.67%                              1.37%
                                                  ====                            ====                               ====
Net earning assets       $44,528                          $ 40,805                        $ 35,769
                         =======                          ========                        ========

Net yield on average
interest-earning assets                           2.01%                           1.90%                              1.59%
                                                  ====                            ====                               ====

Ratio of interest-
 earning assets to
 interest bearing
 liabilities               109.8%                            109.3%                         108.5%
                         =======                          ========                        ========

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

                                             FOR THE YEARS ENDED                         FOR THE YEARS ENDED
                                                  DECEMBER 31,                               DECEMBER 31,
                                                  2005 V. 2004                               2004 V. 2003
                                      -------------------------------------     -------------------------------------
                                        INCREASE/DECREASE                          INCREASE/DECREASE
                                             DUE TO                TOTAL                DUE TO               TOTAL
                                      ---------------------       INCREASE/     ---------------------       INCREASE/
                                      VOLUME         RATE         DECREASE      VOLUME         RATE         DECREASE
                                      -------       -------       -------       -------       -------       -------
                                                                      (IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold                   $    25       $    18       $    43       $   (48)      $    (4)      $   (52)
Loans receivable                        2,941           474         3,415         3,248          (441)        2,807
Mortgage-backed securities             (1,641)          360        (1,281)       (1,727)           (3)       (1,730)
Investment securities                     946           401         1,347         1,328          (864)          464
Restricted bank stock                     (15)           82            67             8           (20)          (12)
                                      -------       -------       -------       -------       -------       -------
  Total interest-earning assets         2,256         1,335         3,591         2,809        (1,332)        1,477
                                      -------       -------       -------       -------       -------       -------

Interest-bearing liabilities:
Demand deposits                          (127)          543           416           122           (72)           50
Savings deposits                           40           850           890           155          (155)           --
Time deposits                             736           600         1,336             7          (361)         (354)
Borrowings                                 37           (16)           21           (91)           42           (49)
Mandatory redeemable convertible
  debentures                               --            --            --            (1)           --            (1)
                                      -------       -------       -------       -------       -------       -------
  Total interest-bearing
liabilities                               686         1,977         2,663           192          (546)         (354)
                                      -------       -------       -------       -------       -------       -------

Net interest income                   $ 1,570       $  (642)      $   928       $ 2,617       $  (786)      $ 1,831
                                      =======       =======       =======       =======       =======       =======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004

OVERVIEW

         Total assets increased to $529.1 million at December 31, 2005 from $503.4 million at December 31, 2004, an increase of $25.7 million, or 5.1%. Investment securities decreased by $32.2 million, or 13.7%, to $202.2 million at December 31, 2005 compared to $234.4 million at December 31, 2004. Loans receivable, net, increased by $59.1 million, or 24.4%, to $301.4 million at December 31, 2005, compared to $242.3 million at December 31, 2004. The growth in assets was funded by an increase in deposits of $23.3 million. In addition, stockholders' equity increased $2.4 million to $44.3 million at December 31, 2005 from $41.9 million at December 31, 2004.

LOANS

         Loans receivable, net of allowance for loan losses and deferred origination fees and costs, were $301.4 million at December 31, 2005, an increase of $59.1 million, or 24.4%, compared to the December 31, 2004 balance of $242.3 million. Loans receivable represented 57.0% of total assets at December 31, 2005, compared to 48.2% of total assets at December 31, 2004. During 2005, we emphasized the origination of residential and commercial real estate loans.

         Residential real estate loans increased to $93.4 million at December 31, 2005, an increase of $20.6 million, or 28.3%, compared to $72.8 million at December 31, 2004. The increase resulted from the increase in the demand for housing in the Lehigh Valley and surrounding areas during 2005 and 2004. The increase in the residential real estate loan portfolio was comprised primarily of adjustable-rate mortgage loans that have initial interest rate locks of three to seven years, after which the loan converts to an annual adjustment, based on the one-year constant maturity treasury note plus a margin of 275 to 300 basis points. We originated and retained $7.4 million of fixed-rate residential mortgage loans with terms of 15 to 30 years. During 2005, we purchased $16.9 million of adjustable-rate residential mortgage loans from mortgage brokers. In addition to the residential real estate loans that were originated and retained in our portfolio, we originated and sold $13.8 million of fixed-rate residential mortgage loans during 2005. At the present time, management does not desire to retain all the long-term, fixed-rate residential mortgage loans in portfolio due to the interest rate risk that is associated with these assets.

         Commercial real estate loans increased $25.5 million, or 23.5%, to $134.2 million at December 31, 2005, compared to $108.7 million at December 31, 2004. Commercial business loans (not secured by real estate) increased by $13.9 million, or 31.4%, to $58.2 million at December 31, 2005, from $44.3 million at December 31, 2004. Consumer loans decreased by $500,000, or 2.7%, to $18.3 million at December 31, 2005, from $18.8 million at December 31, 2004.

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

         The amount of the general portion of the allowance for loan losses is determined by applying loss factors to the outstanding loans in the portfolio. The amount of the factor applied to the loans is dependent upon the type of loan and management's assessment of the relative risk associated with that loan type. The factors may change from time to time if conditions or events warrant such change. American Bank commenced operations in 1997, and as of December 31, 2005 had recorded charge-offs on five loans. In addition, we have had very limited amounts of loan delinquencies. As a result, we consider the past experience and knowledge of management, gained at other banking institutions where they have worked and the experience of our peer group, in determining our loss factors.

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

         At December 31, 2005 and December 31, 2004, we had an allowance for loan losses of $3.4 million and $2.8 million, respectively. Management believes that the allowance for loan losses at December 31, 2005 was sufficient to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions we used in making the determinations. Furthermore, while we believe we have established our existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America, there can be no assurance that the Pennsylvania Department of Banking or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

INVESTMENT SECURITIES

         Total investment securities decreased by $32.2 million, or 13.7%, to $202.2 million at December 31, 2005 from $234.4 million at December 31, 2004. Investment securities classified as available for sale decreased by $32.2 million, or 14.6%, to $188.7 million, while investment securities classified as held to maturity increased by $2,000, or 0.01%, to $13.5 million. The decrease in our portfolio of securities resulted primarily from securities being called and from repayments of mortgage backed securities; we used the proceeds to fund the growth in our loan portfolio. In addition, at December 31, 2005, we determined that Freddie Mac Preferred Stock Series-M was other-than-temporarily impaired and we recorded a charge of $199,000 in current earnings to reduce the amortized cost of this security to fair value at that date.

         In management's opinion, the remaining unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of these securities.

DEPOSITS

         Total deposits increased by $23.3 million, or 6.7%, to $369.0 million at December 31, 2005 from the December 31, 2004 balance of $345.7 million. Non-interest bearing demand deposits decreased $1.4 million, or 8.3%, to $15.4 million at December 31, 2005, from $16.8 million at December 31, 2004. Interest-bearing checking accounts decreased $15.4 million, or 14.6%, to $90.3 million, at December 31, 2005, compared to $105.7 million at December 31, 2004. Savings deposits, including money market accounts, increased $13.3 million, or 13.8%, to $109.9 million at December 31, 2005, from the balance of $96.6 million at December 31, 2004. Total certificates of deposit increased by $26.7 million, or 21.1%, to $153.4 million from the December 31, 2004 balance of $126.7 million. The increase in deposits resulted from our paying higher rates than our competition on certain types of deposit accounts to attract new customers and the related banking relationships those customers bring.

BORROWED MONEY

         Borrowed money consists of short-term overnight borrowings in the form of advances from the Federal Home Loan Bank of Pittsburgh ("FHLB") and securities sold under agreements to repurchase and long-term debt from the FHLB.

         Securities sold under agreements to repurchase totaled $8.7 million at December 31, 2005, an increase of $1.7 million, or 24.3%, from the total of $7.0 million at December 31, 2004. These transactions generally mature in one day and are secured by U.S. Government agency securities. This account is typically used by commercial business customers as a way to generate interest income on funds that would otherwise sit idle in non-interest bearing demand accounts.

         As of December 31, 2005, the amount of advances outstanding from the FHLB was $95.0 million, a decrease of $1.1 million, or 1.1%, compared to the $96.1 million outstanding at December 31, 2004. At December 31, 2005, there was $4.2 million of short-term advances due in one day and $90.8 million in long-term advances outstanding from the FHLB. The decrease resulted from the scheduled payments of principal on certain amortizing advances and the repayment of a $5.0 million advance. American Bank is subject to maximum borrowing limitations with the FHLB based, in part, on the amount of qualifying assets American Bank holds in the form of residential mortgage loans and U.S. Government agency securities, including mortgage backed securities. As of December 31, 2005 American Bank's maximum borrowing capacity was $254.7 million of which $159.7 million was available.

JUNIOR SUBORDINATED MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

         On April 26, 2002, American Bank Incorporated issued $10.2 million principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"). American Bank Incorporated owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10.2 million of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by American Bank Incorporated after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the trust preferred securities may elect to convert the preferred securities into common stock of American Bank Incorporated at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,198,494 shares of common stock at December 31, 2005. American Bank Incorporated's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by American Bank Incorporated of the Trust's obligations under the preferred securities.

         The trust and the underlying securities are subject to Financial Accounting Standards Board Interpretation No. 46R ("FIN 46R"), which provides guidance for the consolidation of variable interest entities ("VIEs"). Management determined that under the provisions of FIN 46, American Capital Trust I was required to be de-consolidated as of March 31, 2004. After adoption of FIN 46 the junior subordinated debentures issued to the Trust continue to be reported on the Consolidated Balance Sheets as "Long-term debt". American Bank Incorporated's equity interest in the Trust of $315,000 (which was eliminated in consolidation prior to adoption of FIN 46R) is reported in "Other assets". Please refer to Note 10 to the Consolidated Financial Statements for additional discussion of FIN 46R.

         The debentures qualify as Tier 1, or core capital of American Bank Incorporated, subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% of capital limitation qualifies as Tier 2, or supplementary capital of American Bank Incorporated. At December 31, 2005 the entire $10.2 million of the debentures outstanding qualified as Tier 1 capital of American Bank Incorporated. The Federal Reserve Board ("FRB") has indicated that the preferred securities will continue to qualify as Tier I Capital, subject to the above noted limitations, until further notice. Should the FRB determine that the preferred securities no longer qualify as Tier I capital, American Bank Incorporated has the right to call the entire issue.

STOCKHOLDERS' EQUITY

         Stockholders' equity at December 31, 2005 was $44.3 million, an increase of $2.4 million, or 5.7%, from the December 31, 2004 balance of $41.9 million. This increase was attributable to net income of $3.5 million, shares purchased under the dividend reinvestment and stock purchase plan ("DRIP") of $1.6 million and the exercise of options by option holders of $81,000 (including tax benefits). Stockholders' equity was reduced by $1.8 million of unrealized losses on investment securities classified as available for sale (net of the related tax benefit), the repurchase of $789,000 of shares to be held in treasury and $191,000 of shares for the Employee Stock Ownership Plan ("ESOP") and the Senior Employee Retirement Plan ("SERP"), and by $190,000 in cash dividends paid.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NET INCOME

         For the year ended December 31, 2005, we reported net income of $3.5 million, or $0.48 per basic share and $0.45 per diluted share, for a return on average assets of 0.68% and a return on average equity of 8.05%. This was an increase of $365,000, or 11.5%, over net income of $3.2 million for the year ended December 31, 2004, or $0.44 per basic share and $0.43 per diluted share. The increase in net income was primarily the result of increases of $901,000 in net interest income and $301,000 in other income partially offset by increases of $434,000 in other expense and $172,000 in taxes on income.

NET INTEREST INCOME

         Net interest income, which is the sum of interest and certain loan origination fees generated by interest-earning assets minus interest paid on deposits and other funding sources, is the principal source of our earnings. Net interest income increased by $901,000, or 9.9%, to $10.0 million for the year ended December 31, 2005, as compared to $9.1 million for the year ended December 31, 2004. Average interest-earning assets grew to $499.4 million for the year ended December 31, 2005, an increase of $18.4 million, or 3.8%, as compared to the average of $481.0 million for the year ended December 31, 2004. Average interest-bearing liabilities grew to $454.9 million for the year ended December 31, 2005, an increase of $14.7 million, or 3.3%, compared to the average of $440.2 million for the year ended December 31, 2004. The yield on average interest-earning assets was 4.86% for the year ended December 31, 2005, an increase of 55 basis points from the yield of 4.30% for the year ended December 31, 2004. The increase in the yield on earning assets resulted from the rising interest rate environment and American Bank's continued efforts to increase the size of the loan portfolio as a percent of total assets. The cost of funds was 3.13% for the year ended December 31, 2005, an increase of 50 basis points from the cost of 2.63% for the year ended December 31, 2004. The increase in the cost of funds results from the rising interest rate environment during 2005. Our strategy is to price fixed maturity and non-maturity deposits in the top 5% of financial institutions nationwide. As interest rates have risen our cost of funds have risen. Our net interest margin (net interest income as a percentage or average interest-earning assets) increased 11 basis points, to 2.01%, for the year ended December 31, 2005, as compared to 1.90%, for the year ended December 31, 2004.

PROVISION FOR LOAN LOSSES

         Management records a provision for loan losses in amounts that result in an allowance for loan losses that management believes is sufficient to absorb losses inherent in the loan portfolio. Management's evaluation includes such factors as past loan loss experience, economic conditions, delinquency statistics and re-evaluation of the credit quality of the loans in the portfolio. During the year ended December 31, 2005, the provision for loan losses amounted to $624,000, an increase of $231,000, or 58.8%, from the $393,000 provision for the year ended December 31, 2004. The increase in the provision in the current year was primarily the result of the increase in loans outstanding. At December 31, 2005, the allowance for loan losses as a percentage of outstanding loans was 1.12%, as compared to 1.13% at December 31, 2004. Management considers the allowance for loan losses at December 31, 2005 to be adequate for the inherent risks of loss in its loan portfolio at that date.

OTHER INCOME

         Total other income for the year ended December 31, 2005 was $1.5 million, an increase of $274,000, or 21.6%, compared to $1.2 million for the year ended December 31, 2004. Service charges on deposit accounts decreased to $200,000 for the year 2005, compared to $207,000 for the year 2004. Net realized gains on sale of loans increased $5,000, or 4.1%, to $127,000 in 2005 compared to $122,000 in 2004. Net gains on securities available for sale totaled $263,000 for the year ended December 31, 2005, compared to $334,000 for year 2004. The gains on securities available for sale for the year 2005 includes an impairment charge of $199,000 recorded on Freddie Mac Preferred Stock Series M as of December 31, 2005. During the fourth quarter of 2005, the Company sold $3.4 million of common stock of financial institutions held for investment purposes and realized $588,000 of gain. These securities were sold to generate cash to repurchase a block of the Company's shares of common stock in a private transaction. Other non-interest income, comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees and sales of checks and checkbooks increased $6,000, or 2.6%, to $236,000 for year ended December 31, 2005, compared to $230,000 for the year ended December 31, 2004. The increases in these fees were due to higher volumes of foreign ATM transactions and sales of checks and checkbooks. The increase in the carrying value of bank-owned life insurance included in income for the year ended December 31, 2005, was $339,000, compared to $349,000 for the year ended December 31, 2004. The decrease in earnings for 2005 was due to lower crediting rates. Other non-interest income comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees, sales of checks and checkbooks and other fee income on loans increased $384,000 for the year ended December 31, 2005. Other fee income on loans in the amount of $357,000 resulted from one transaction in which the borrower paid fees to satisfy the contractual terms of a loan secured by computer and other equipment. This income is not recurring income.

OTHER EXPENSE

         Other expense for the year ended December 31, 2005 increased $434,000, or 8.0%, to $5.9 million as compared to $5.4 million for the year ended December 31, 2004. Our efficiency ratio (other expense divided by the sum of net interest income and other income) improved to 50.6% for the year ended December 31, 2005, as compared to 52.3% for the year ended December 31, 2004. Salaries and wages for the year ended December 31, 2005 totaled $2.0 million, an increase of $162,000, or 9.0%, as compared to salaries and wages for the year ended December 31, 2004, primarily the result of an increase of three employees and merit based pay raises. Employee benefit costs increased by $45,000, compared to 2004, most notably from increases in group medical insurance premiums. Net occupancy expense of $843,000 represented an increase of $28,000, or 3.4%, compared to the prior year, due to scheduled increases in base rents provided for in our lease agreements, an increase in real estate taxes and increased utility costs. Marketing and business development costs increased $33,000 due largely to increases in advertising expense. Loan origination and product management expense increased $86,000, or 25.4%, to $424,000 for the year ended December 31, 2005 from $338,000 for the year ended December 31, 2004, primarily the result of our changing service providers for electronic bill payment during the year. Professional fees decreased by $55,000, or 18.2%, to $248,000 for the year ended December 31, 2005, compared to $303,000 for the year ended December 31, 2004 primarily from legal, accounting and consulting fees paid in connection with the DRIP that was established in 2004 and from legal fees associated with certain trademark and fictitious name filings during 2004. Pennsylvania bank shares tax increased $60,000, to $272,000, the result of a higher amount of capital subject to tax in 2005 compared to 2004. Other expense increased $93,000, or 14.7%, to $724,000 for the year ended December 31, 2005, compared to $631,000 for the year ended December 31, 2004. The increase in other expenses was due an increase of $75,000 in director's fees and an increase of $8,000 in fees paid to our stock transfer agent for DRIP related fees.

INCOME TAX EXPENSE

         Income tax expense for the year ended December 31, 2005 amounted to $1.6 million, an increase of $172,000 from the $1.4 million incurred for the year ended December 31, 2005, due primarily to the increase in pretax income. Our effective tax rate for the year 2005 was 30.7%, as compared to 30.6% for 2004. The benefit realized from income with preferential tax treatment was less in 2005 than in 2004.

CAPITAL RESOURCES AND LIQUIDITY

         Our liquidity management objectives are to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit account withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. Our primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operations, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB.

         We monitor our liquidity position on an on-going basis and report regularly to the Board of Directors the level of liquidity as compared to minimum levels established by Board policy. As of December 31, 2005, our level of liquidity was in excess of the minimum established by Board policy.

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

         Quantitative measures established by regulation to ensure capital adequacy require American Bank Incorporated and American Bank to maintain minimum amounts and ratios (set forth in the tables below) of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. As of December 31, 2005, American Bank Incorporated and American Bank exceeded all applicable capital adequacy requirements.

         At December 31, 2005, American Bank's actual and required minimum capital ratios were as follows:

                                                                       REQUIRED FOR CAPITAL   REQUIRED TO BE CONSIDERED
                                                     ACTUAL             ADEQUACY PURPOSES        "WELL CAPITALIZED"
                                             ----------------------   ---------------------   -------------------------
                                              AMOUNT        PERCENT    AMOUNT       PERCENT   AMOUNT         PERCENT
                                             -------        -------   -------       -------   -------        -------
                                                                  (DOLLARS IN THOUSANDS)
As of December 31, 2005:
Total Capital (to risk weighted assets)      $47,496         13.22%   $28,738         8.00%   $35,923         10.00%
Tier I Capital (to risk weighted assets)      44,103         12.28     14,369         4.00     21,554          6.00
Tier I Capital (to average assets)            44,103          8.53     20,672         4.00     25,840          5.00

         At December 31, 2005, American Bank Incorporated's actual and required minimum capital ratios were as follows:

                                                                        REQUIRED FOR CAPITAL
                                                     ACTUAL               ADEQUACY PURPOSES
                                              ----------------------    --------------------
                                              AMOUNT         PERCENT    AMOUNT       PERCENT
                                              ------         -------    ------       -------
                                                           (DOLLARS IN THOUSANDS)
As of December 31, 2005:
Total Capital (to risk weighted assets)       $58,876         16.10%   $29,252         8.00%
Tier I Capital (to risk weighted assets)       55,045         15.05     14,626         4.00
Tier I Capital (to average assets)             55,045         10.43     21,103         4.00

COMMITMENTS AND OFF BALANCE SHEET OBLIGATIONS

         American Bank Incorporated's consolidated financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2005 totaled $64.5 million. This consisted of $8.0 million in commitments to fund commercial business, commercial real estate, residential real estate and commercial and residential construction loans, $51.8 million under lines of credit, including $5.5 million in home equity lines of credit and $4.7 million in standby letters of credit. Because these commitments have a fixed maturity date and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to American Bank Incorporated.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. American Bank Incorporated has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS AND CAPITAL RESOURCES

         The following table represents American Bank Incorporated's aggregate on- and off-balance sheet contractual obligations to make future payments as of December 31, 2005.

                                             DUE AFTER       DUE AFTER
                                            DECEMBER 31,    DECEMBER 31,
                               DUE BY       2006 THROUGH    2008 THROUGH      DUE AFTER
                            DECEMBER 31,     DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                               2006             2008            2010            2010              TOTAL
                            ------------    -------------   -------------    ------------        --------
                                                           (IN THOUSANDS)
Time deposits                $74,500          $52,648          $26,279          $    --          $153,427
Short-term debt               12,921               --               --               --            12,921
Long-term debt                   113           18,235           15,000           57,500            90,848
Junior subordinated           10,187
debentures                        --               --               --           10,187
Operating leases                 382              347               --               --               729
                             -------          -------          -------          -------          --------
  Total                      $87,916          $71,230          $41,279          $67,687          $268,112
                             =======          =======          =======          =======          ========

         American Bank Incorporated is not aware of any known trends or any known demands, commitments, events or uncertainties which would result in any material increase or decrease in liquidity.

         The greater the capital resources, the more likely we will be able to meet our cash obligations and unforeseen expenses. Stockholders' equity at December 31, 2005 totaled $44.3 million, an increase of $2.4 million over $41.9 million at December 31, 2004. The increase was the result of net income of $3.5 million, net proceeds from the DRIP of $1.6 million, the exercise of options by option holders of $81,000, off-set by an increase in treasury stock, ESOP shares and SERP shares of $989,000 and a decrease in the unrealized gain (loss) on investment securities classified as available for sale (net of the related tax effect) of $1.8 million.

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

         At December 31, 2005, we had no loans delinquent more than 30 days. At that date we had two loans classified as non-performing or non-accrual, and no assets acquired in settlement of loans. The two loans, which are to one borrower, are secured by real estate and currently in the process of foreclosure. We classified both loans as impaired and recorded a loss of $39,000 to write the loans down to the estimated net realizable value in 2004. During the year ended December 31, 2005, we did not charge-off any loans. During 2005, we recovered $1,000 of loans charged-off in previous years.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired by American Bank as a result of foreclosure or by deed in lieu of foreclosure would be classified as real estate acquired in settlement of loans until sold. At December 31, 2005 and 2004, we had no real estate acquired in settlement of loans.

RESTRUCTURED LOANS

         Under accounting principles generally accepted in the United States of America ("GAAP"), American Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if American Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings and troubled debt restructurings do not necessarily result in non-accrual loans. We had no restructured loans as of December 31, 2005.

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

         At December 31, 2005, the aggregate amount of our assets classified as "Special Mention" and "Substandard" were $2,723,200 and $-0-, respectively. No assets were classified as "Doubtful," and $41,000 of assets were classified as "Loss."

IMPACT OF NEW ACCOUNTING STANDARDS

         In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 (revised 2004), Share-Based Payment. Statement No. 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Statement No. 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates the intrinsic value method of accounting in APB Opinion No. 25, "Accounting for Stock Issued to Employees," which was permitted under Statement No. 123, as originally issued.

         The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements.

         Statement No. 123(R) is effective for public companies that file as small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005 (i.e., first quarter 2006 for American Bank Incorporated). All public companies must use either the modified prospective or the modified retrospective transition method. Early adoption of this Statement for interim or annual periods for which financial statements or interim reports have not been issued is encouraged. We do not expect the adoption of this Statement to have a significant impact on our financial position or results of operations.

         In October 2005, the FASB issued FSP FAS 123(R)-2, "Practical Accommodation to the Application of Grant Date as Defined in FAS 123(R) ("FSP 123(R)-2"). FSP 123(R)-2 provides guidance on the application of grant date as defined in SFAS No. 123(R). In accordance with this standard a grant date of an award exists if (a) the award is a unilateral grant and (b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. We will adopt this standard when we adopt SFAS No. 123(R), and it will not have a material impact on our consolidated financial position, results of operations or cash flows.

         In November 2005, the FASB issued final FASB Staff Position FAS No. 123R-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards." The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS 123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS 123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS 123R or effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in FAS 123R. FSP 123R-3 is effective upon initial adoption of FAS 123R and will become effective for the Company the first quarter of fiscal 2006. We are currently evaluating the potential impact of calculating the APIC pool with this alternative method and have not determined which method we will adopt, nor the expected impact on our financial position or results of operations.

         In March 2004, the EITF reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For the Company the effective date will be the first quarter of 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

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

                        COMMON STOCK AND RELATED MATTERS

         We began paying a cash dividend to stockholders in March 2004. Historically we have paid dividends annually on our common stock. Beginning in 2006 we intend to pay dividends quarterly. Payment of dividends on American Bank Incorporated's common stock is subject to determination and declaration by the Board of Directors and depends upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, American Bank Incorporated's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that cash dividends will continue to be declared and paid or, if declared, what the amount of dividends will be.

         Our shares of common stock are listed for trading on the Nasdaq Capital Market under the symbol "AMBK." As of March 17, 2006, we had seven registered market makers, 707 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 6,047,586 shares outstanding.

         The following tables set forth market price and dividend information for the common stock for the last two fiscal years.

YEAR ENDED DECEMBER 31, 2005              HIGH                         LOW                CASH DIVIDENDS DECLARED
----------------------------              ----                         ---                -----------------------
Fourth Quarter                           $ 9.05                        $8.17                      $  --
Third Quarter                              9.37                         8.63                         --
Second Quarter                            10.50                         8.50                         --
First Quarter                             10.25                         8.30                       0.11

YEAR ENDED DECEMBER 31, 2004              HIGH                         LOW                CASH DIVIDENDS DECLARED
----------------------------              ----                         ---                -----------------------
Fourth Quarter                           $ 9.25                        $8.25                      $  --
Third Quarter                              9.75                         8.12                         --
Second Quarter                            11.43                         8.61                         --
First Quarter                             13.75                         8.61                       0.10

                             STOCKHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 9:00 a.m. on April 26, 2006 at The
Holiday Inn West, Route 100 and Interstate 78
Fogelsville, Pennsylvania.

STOCK LISTING

Our common stock trades on the Nasdaq Capital
Market under the symbol "AMBK".

American Capital Trust I preferred stock trades on the OTC Bulletin Board under the symbol
"AMBKP.OB."

SPECIAL COUNSEL

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400
Washington, D.C.  20015

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Beard Miller Company LLP
2609 Keiser Blvd.
P.O. Box 311
Reading, Pennsylvania  19603

TRANSFER AGENT

StockTrans, Inc.
44 West Lancaster Ave.
Ardmore, Pennsylvania  19003

ANNUAL REPORT ON FORM 10-KSB

A COPY OF OUR FORM 10-KSB FOR THE FISCAL
YEAR ENDED DECEMBER 31, 2005, WILL BE
FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF
RECORD AS OF MARCH 17, 2006, UPON WRITTEN
REQUEST TO THE SECRETARY, AMERICAN BANK
INCORPORATED, 4029 WEST TILGHMAN STREET,
ALLENTOWN, PENNSYLVANIA 18104.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Stockholders of American Bank Incorporated may communicate with the Board or any individual Director through our website at www.pcbanker.com or by writing to:

                           American Bank Incorporated
                          Attention: Board of Directors
                            Mark W. Jaindl, Chairman
                            4029 West Tilghman Street
                               Allentown, PA 18104

                             DIRECTORS AND OFFICERS
                 *Denotes officer of American Bank Incorporated

          DIRECTORS                               OFFICERS
          ---------                               --------
 Mark W. Jaindl *                               Mark W. Jaindl *
 Chairman, President and CEO,                    Chairman, President and Chief
 American Bank Incorporated                         Executive Officer

 John F. Eureyecko                              Harry C. Birkhimer *
 President and CEO,                             Senior Vice President, Treasurer
 Belhaven Capital Group                            and Chief Financial Officer

 John W. Galuchie, Jr.                          Sandra A. Berg *
 President and COO,                             Senior Vice President, Secretary
 T. R. Winston & Company, LLC                      and Chief Operating Officer

 Michael D. Molewski                            Chris J. Persichetti
 Majority Partner,                              Senior Vice President and
 Molewski Financial Partners                       Chief Lending Officer

 Phillip S. Schwartz                            Robert W. Turner
 President,                                     Senior Vice President and
 Schwartz Heating & Plumbing,                      Chief Information Officer
    Inc.

 Martin F. Spiro
 Retired,
 Garment Manufacturer

 Donald J. Whiting, Jr.
 President and CEO,
 Whiting Door Manufacturing
    Corp.

[bmc logo]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
American Bank Incorporated
Allentown, Pennsylvania

         We have audited the accompanying consolidated balance sheets of American Bank Incorporated and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and its subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                    /s/ Beard Miller Company LLP


Beard Miller Company LLP
Reading, Pennsylvania
March 3, 2006

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                       ------------------------
                                                                                         2005            2004
                                                                                       ---------      ---------
                                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                                SHARE DATA)
ASSETS

   Cash and due from banks                                                             $   3,727      $   6,510
   Interest bearing deposit with bank                                                         55            216
                                                                                       ---------      ---------

       Cash and Cash Equivalents                                                           3,782          6,726
   Securities available for sale                                                         188,691        220,911
   Securities held to maturity, fair value 2005 $14,012; 2004 $13,886                     13,482         13,480
   Loans receivable, net of allowance for loan losses 2005 $3,393; 2004 $2,768           301,394        242,348
   Restricted investments in bank stocks                                                   6,452          6,887
   Bank owned life insurance                                                               8,866          8,527
   Premises and equipment, net                                                             1,170          1,462
   Accrued interest receivable                                                             2,709          2,122
   Other assets                                                                            2,554            973
                                                                                       ---------      ---------

       TOTAL ASSETS                                                                    $ 529,100      $ 503,436
                                                                                       =========      =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing                                                             $  15,355      $  16,808
      Interest-bearing                                                                   353,603        328,924
                                                                                       ---------      ---------

       Total Deposits                                                                    368,958        345,732
   Securities sold under agreements to repurchase                                          8,721          6,991
   Short-term debt                                                                         4,200             --
   Long-term debt                                                                         90,848         96,095
   Junior subordinated debentures                                                         10,187         10,187
   Accrued interest payable                                                                  817            646
   Other liabilities                                                                       1,024          1,875
                                                                                       ---------      ---------

       TOTAL LIABILITIES                                                                 484,755        461,526
                                                                                       ---------      ---------

STOCKHOLDERS' EQUITY

   Preferred stock, par value $.10 per share; authorized 5,000,000 shares;                    --             --
      issued and outstanding -0- shares
   Common stock, par value $.10 per share; authorized 15,000,000 shares;
      2005 issued 7,551,249 shares, outstanding 7,424,048 shares;
      2004 issued 7,223,102 shares, outstanding 7,207,327 shares                             755            722
   Paid-in capital                                                                        35,157         32,720
   Treasury stock, at cost (89,401 shares in 2005, -0- shares in 2004)                      (789)            --
   Unallocated ESOP shares, at cost (25,087 shares in 2005, 15,775 shares in 2004)          (200)          (118)
   Allocated but undistributed shares in SERP, at cost (12,713 shares in 2005, -0-
      shares in 2004)                                                                       (109)            --
   Retained earnings                                                                      10,072          7,336
   Accumulated other comprehensive income (loss)                                            (541)         1,250
                                                                                       ---------      ---------

       TOTAL STOCKHOLDERS' EQUITY                                                         44,345         41,910
                                                                                       ---------      ---------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 529,100      $ 503,436
                                                                                       =========      =========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                  2005        2004
                                                                -------     -------
                                                               (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
INTEREST INCOME
   Loans receivable, including fees                             $16,206     $12,791
   Securities, taxable                                            8,042       7,909
   Interest-bearing deposit with bank                                45           2
                                                                -------     -------

       TOTAL INTEREST INCOME                                     24,293      20,702
                                                                -------     -------

INTEREST EXPENSE
   Deposits                                                       9,150       6,508
   Short-term debt                                                  165          55
   Long-term debt                                                 4,320       4,409
   Junior subordinated debentures                                   611         611
                                                                -------     -------

       TOTAL INTEREST EXPENSE                                    14,246      11,583
                                                                -------     -------

       NET INTEREST INCOME                                       10,047       9,119

PROVISION FOR LOAN LOSSES                                           624         393
                                                                -------     -------

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        9,423       8,726
                                                                -------     -------

OTHER INCOME
   Service fees                                                     200         207
   Net realized gains on sale of residential mortgage loans         127         122
   Net gains on securities available for sale                       263         334
   Earnings on bank owned life insurance                            339         349
   Other                                                            614         257
                                                                -------     -------

       TOTAL OTHER INCOME                                         1,543       1,269
                                                                -------     -------

OTHER EXPENSES
   Salaries and wages                                             1,969       1,807
   Employee benefits                                                527         482
   Occupancy                                                        843         815
   Equipment and data processing                                    658         676
   Marketing and business development                               204         171
   Loan origination and product management                          424         338
   Professional services                                            248         303
   Pennsylvania bank shares tax                                     272         212
   Other                                                            724         631
                                                                -------     -------

       TOTAL OTHER EXPENSES                                       5,869       5,435
                                                                -------     -------

       INCOME BEFORE INCOME TAXES                                 5,097       4,560

INCOME TAXES                                                      1,565       1,393
                                                                -------     -------

       NET INCOME                                               $ 3,532     $ 3,167
                                                                =======     =======
NET INCOME PER COMMON SHARE
   Basic                                                        $  0.48     $  0.44
                                                                =======     =======

   Diluted                                                      $  0.45     $  0.43
                                                                =======     =======

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2004

                             SHARES OF                             TREASURY,                  ACCUMULATED
                              COMMON                               ESOP AND                      OTHER
                               STOCK        COMMON    PAID-IN       SERP         RETAINED    COMPREHENSIVE
                              ISSUED        STOCK     CAPITAL       SHARES       EARNINGS    INCOME (LOSS)      TOTAL
                             ---------      ------    -------      ---------     --------    --------------   --------
                                                            (DOLLARS IN THOUSANDS)
BALANCE -
 DECEMBER 31, 2003           6,807,279      $681      $29,489      $  (117)      $  4,853       $    57       $ 34,963
                                                                                                              --------
Comprehensive income:
    Net income                      --        --           --           --          3,167            --          3,167
    Net change in
     unrealized
     gains on
     securities
     available for
     sale, net of
     reclassification
     adjustment and
     tax effect                     --        --           --           --             --         1,193          1,193
                                                                                                              --------

    TOTAL COMPREHENSIVE
     INCOME                         --        --           --           --             --            --          4,360
                                                                                                              --------

Purchase of shares
 by ESOP                            --        --           --          (22)            --            --            (22)
Allocation of shares
 by ESOP                            --        --           --           21             --            --             21
Dividends declared                  --        --           --           --           (684)           --           (684)
Dividends reinvested            68,163         7          557           --             --            --            564
Optional purchase
 through DRIP                  259,654        26        2,121           --             --            --          2,147
Conversion of trust
 preferred
 Securities                      1,506        --           13           --             --            --             13
Exercise of
 stock options                  86,500         8          540           --             --            --            548
                             ---------      ----      -------      -------       --------       -------       --------

BALANCE -
 DECEMBER 31, 2004           7,223,102       722       32,720         (118)         7,336         1,250         41,910
                                                                                                              --------

Comprehensive income:
    Net income                      --        --           --           --          3,532            --          3,532
    Net change
     in unrealized
     losses on
     securities
     available for
     sale, net of
     reclassification
     adjustment and
     tax effect                     --        --           --           --             --        (1,791)        (1,791)
                                                                                                              --------

    TOTAL
     COMPREHENSIVE
     INCOME                         --        --           --           --             --            --          1,741
                                                                                                              --------

Purchase of shares
 into Treasury                      --        --           --         (789)            --            --           (789)
Purchase of shares
 by SERP                            --        --           --         (109)            --            --           (109)
Purchase of shares
 by ESOP                            --        --           --         (110)            --            --           (110)
Allocation of
 shares by ESOP                     --        --           --           28             --            --             28
Dividends declared                  --        --           --           --           (796)           --           (796)
Dividends reinvested            80,317         8          599           --             --            --            607
Optional purchase
 through DRIP                  235,830        24        1,758           --             --            --          1,782
Exercise of
 stock options                  12,000         1           80           --             --            --             81
                             ---------      ----      -------      -------       --------       -------       --------

BALANCE -
 DECEMBER 31, 2005           7,551,249      $755      $35,157      $(1,098)      $ 10,072       $  (541)      $ 44,345
                             =========      ====      =======      =======       ========       =======       ========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                    ------------------------
                                                                                      2005            2004
                                                                                    --------       ---------
                                                                                     (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                       $  3,532       $   3,167
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                       624             393
         Depreciation                                                                    480             595
         Proceeds from sale of residential mortgage loans held for sale               13,919          10,939
         Net realized gains on sale of loans                                            (127)           (122)
         Originations of residential mortgage loans held for sale                    (13,792)        (10,817)
         Net amortization of securities premiums and discounts                         1,541           1,866
         Net gains on available for sale securities                                     (263)           (334)
         Deferred tax expense (benefit)                                                 (218)            201
         Income tax benefit on stock options exercised                                    14             140
         Earnings on bank owned life insurance                                          (339)           (349)
         Allocation of ESOP shares                                                        28              21
         Increase in accrued interest receivable and other assets                     (1,026)           (697)
         Increase (decrease) in accrued interest payable and other liabilities          (680)          1,244
                                                                                    --------       ---------

         NET CASH PROVIDED BY OPERATING ACTIVITIES                                     3,693           6,247
                                                                                    --------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Purchases                                                                      (82,044)       (109,201)
      Maturities and principal repayments                                             72,076         115,826
      Sales                                                                           38,236           9,560
   Securities held to maturity:
      Purchases                                                                      (10,099)         (1,576)
      Maturities and principal repayments                                             10,056           3,382
   Net increase in loans receivable                                                  (59,670)        (37,909)
   Purchases of premises and equipment                                                  (188)           (249)
   Redemption of restricted investments in bank stocks                                   435             107
                                                                                    --------       ---------

         NET CASH USED IN INVESTING ACTIVITIES                                       (31,198)        (20,060)
                                                                                    --------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand and savings deposits                             (3,500)          5,383
   Net increase in time deposits                                                      26,726           8,063
   Net increase in securities sold under agreements to repurchase                      1,730              82
   Increase in short-term debt                                                         4,200              --
   Repayments on long-term debt                                                       (5,247)           (262)
   Issuance of common stock                                                            2,389           2,711
   Proceeds from exercise of stock options                                                67             408
   Dividends paid                                                                       (796)           (684)
   Purchase of common stock-Treasury, ESOP and SERP                                   (1,008)            (22)
                                                                                    --------       ---------

         NET CASH PROVIDED BY FINANCING ACTIVITIES                                    24,561          15,679
                                                                                    --------       ---------

         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         (2,944)          1,866

CASH AND CASH EQUIVALENTS - BEGINNING                                                  6,726           4,860
                                                                                    --------       ---------

CASH AND CASH EQUIVALENTS - ENDING                                                  $  3,782       $   6,726
                                                                                    ========       =========

SUPPLEMENTARY CASH FLOWS INFORMATION
   Interest paid                                                                    $ 14,074       $  11,566
                                                                                    ========       =========

   Income taxes                                                                     $  1,875       $     810
                                                                                    ========       =========

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

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, assessment of other than temporary impairment of investment securities and the valuation of deferred tax assets.

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

     Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer and (3) the intent and ability of the Company to hold the security until its anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

RESIDENTIAL MORTGAGE LOANS HELD FOR SALE

     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in other income. Servicing rights are not retained on residential mortgage loans sold. There were no loans held for sale at December 31, 2005 and 2004.

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

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and commercial mortgage loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, or the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

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

RESTRICTED INVESTMENT IN BANK STOCKS

     The Company owns several restricted investments in bank stocks including stock in the Federal Home Loan Bank of Pittsburgh (FHLB), the Federal Reserve Bank of Philadelphia and the Atlantic Central Bankers Bank. These stocks are reflected on the balance sheet at historical cost. Under the Bank's membership agreement with the FHLB, required stock purchases are based on a percentage of outstanding borrowings, a percentage of unused borrowing capacity and may also include a percentage of assets sold to the FHLB.

BANK OWNED LIFE INSURANCE

     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies in the amount of $8,866,000 and $8,527,000 at December 31, 2005 and 2004, respectively.
     Income from the increase in cash surrender value of the policies is included in other income on the income statement.

TRANSFERS OF FINANCIAL ASSETS

     Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company,
     (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs of $80,000 and $87,000 are included in marketing and business development expenses for the years ended December 31, 2005 and 2004, respectively.

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

EARNINGS PER SHARE

     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate to outstanding stock options and are determined using the treasury stock method. Potential common shares also include the mandatory redeemable convertible debentures determined using the "if converted" method.

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

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (CONTINUED)

     The components of other comprehensive income (loss) and related tax effects are as follows:

                                                                                 2005          2004
                                                                                -------      -------
                                                                                   (IN THOUSANDS)
         Unrealized holding gains (losses) on securities available for sale     $(2,452)     $ 2,141
         Reclassification adjustment for net gains in net income                   (263)        (334)
                                                                                -------      -------

                NET UNREALIZED GAINS (LOSSES)                                    (2,715)       1,807

         Tax effect                                                                 924         (614)
                                                                                -------      -------

                NET OF TAX AMOUNT                                               $(1,791)     $ 1,193
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

     Pro forma information regarding net income and net income per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The weighted average fair value of options granted during 2005 and 2004 was $2.13 and $2.22, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2005 and 2004, respectively: dividend yield 1.30% and 1.16%; expected volatility of 27% and 27%; risk-free interest rates of 4.28% and 4.24% and an expected life of the options of ten years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                                  ------------------------
                                                                                     2005         2004
                                                                                   -------      -------
                                                                                      (IN THOUSANDS)
         Net income, as reported                                                   $ 3,532      $ 3,167
         Total stock based employee compensation expense determined under fair
              value based method for all awards, net of related tax effects            (23)         (43)
                                                                                   -------      -------

                PRO FORMA NET INCOME                                               $ 3,509      $ 3,124
                                                                                   =======      =======

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                         2005              2004
                                                         ----              ----
                   Earnings per share:
                        As reported:
                            Basic                        $0.48            $0.44
                            Diluted                       0.45             0.43
                        Pro forma:
                            Basic                         0.47             0.44
                            Diluted                       0.45             0.42

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

     We will adopt SFAS 123(R) using the modified prospective method with no restatement and will record stock compensation expense of approximately $29,000 between the first quarter of fiscal 2006 through fiscal 2007 for stock awards outstanding as of December 31, 2005. Any additional impact that the adoption of this statement will have on our financial position and results of operations will be determined by share-based payments granted in future periods and the assumptions on which the value of those share-based payments is based.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS (CONTINUED)

     In October 2005, the FASB issued FSP FAS 123(R)-2, "Practical Accommodation to the Application of Grant Date as Defined in FAS 123(R)" ("FSP 123(R)-2"). FSP 123(R)-2 provides guidance on the application of grant date as defined in SFAS No. 123(R). In accordance with this standard a grant date of an award exists if a) the award is a unilateral grant and b) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. We will adopt this standard when we adopt SFAS No. 123(R), and it will not have a material impact on our consolidated financial position, results of operations or cash flows.

     In November 2005, the FASB issued final FASB Staff Position FAS No. 123R-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards." The FSP provides an alternative method of calculating excess tax benefits (the APIC pool) from the method defined in FAS123R for share-based payments. A one-time election to adopt the transition method in this FSP is available to those entities adopting FAS 123R using either the modified retrospective or modified prospective method. Up to one year from the initial adoption of FAS 123R or effective date of the FSP is provided to make this one-time election. However, until an entity makes its election, it must follow the guidance in FAS 123R. FSP 123R-3 is effective upon initial adoption of FAS 123R and will become effective for the Company the first quarter of fiscal 2006. We are currently evaluating the potential impact of calculating the APIC pool with this alternative method and have not determined which method we will adopt, nor the expected impact on our financial position or results of operations.

     In March 2004, the EITF reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS 115 and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In November 2005, the FASB approved the issuance of FASB Staff Position FAS No. 115-1 and FAS 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP addresses when an investment is considered impaired, whether the impairment is other-than-temporary and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary. The FSP is effective for reporting periods beginning after December 15, 2005 with earlier application permitted. For the Company the effective date will be the first quarter of 2006. The adoption of this accounting principle is not expected to have a significant impact on our financial position or results of operations.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

American Bank is required to maintain reserve balances with the Federal Reserve Bank. The required reserve balances at December 31, 2005 and 2004 were $25,000 and $168,000, respectively.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2005 and 2004 are summarized as follows:

                                                                     DECEMBER 31, 2005
                                                   ----------------------------------------------------------
                                                                    GROSS            GROSS
                                                   AMORTIZED      UNREALIZED       UNREALIZED          FAIR
                                                     COST           GAINS            LOSSES            VALUE
                                                   ---------      ----------       ----------        --------
                                                                       (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies                      $ 63,489        $    --         $    (813)        $ 62,676
     Mortgage-backed securities                      90,036            169              (708)          89,497
     U.S. Government agency preferred stock           2,305             --              (224)           2,081
     Common stock                                     6,214            970                (8)           7,176
      Trust preferred obligations                    27,468             97              (304)          27,261
                                                   --------        -------         ---------         --------

                                                   $189,512        $ 1,236         $  (2,057)        $188,691
                                                   ========        =======         =========         ========

SECURITIES HELD TO MATURITY:
     Trust preferred obligations                   $ 11,355        $   546         $     (24)        $ 11,877
     Mortgage-backed securities                       1,577             17                --            1,594
     Other                                              550             --                (9)             541
                                                   --------        -------         ---------         --------

                                                   $ 13,482        $   563         $     (33)        $ 14,012
                                                   ========        =======         =========         ========

                                                                     DECEMBER 31, 2004
                                                   ----------------------------------------------------------
                                                                    GROSS            GROSS
                                                   AMORTIZED      UNREALIZED       UNREALIZED          FAIR
                                                     COST           GAINS            LOSSES            VALUE
                                                   ---------      ----------       ----------        --------
                                                                       (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies                      $ 27,750        $     1         $    (131)        $ 27,620
     Mortgage-backed securities                     132,727            560              (524)         132,763
     Mutual funds, mortgage-backed
         mutual funds                                19,254             --               (86)          19,168
     U.S. Government agency preferred stock           2,505             --              (522)           1,983
     Common stock                                     9,114          2,402               (55)          11,461
     Trust preferred obligations                     27,667            368              (119)          27,916
                                                   --------        -------         ---------         --------

                                                   $219,017        $ 3,331         $  (1,437)        $220,911
                                                   ========        =======         =========         ========

SECURITIES HELD TO MATURITY:
     Trust preferred obligations                   $ 10,683        $   361         $      (5)        $ 11,039
     Mortgage-backed securities                       2,446             50                --            2,496
     Other                                              351             --                --              351
                                                   --------        -------         ---------         --------

                                                   $ 13,480        $   411         $      (5)        $ 13,886
                                                   ========        =======         =========         ========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

Gross realized gains on the sale of securities available for sale totaled $682,000 and $440,000 for the years ended December 31, 2005 and 2004, respectively. Gross realized losses on the sale of securities available for sale totaled $220,000 and $106,000 for the years ended December 31, 2005 and 2004, respectively. Not included in the 2005 amount above was an other than temporary impairment charge of $199,000 which is discussed below.

Securities with a carrying value of $23,975,000 and $8,493,000 at December 31, 2005 and 2004, respectively, were pledged to secure advances from the Federal Home Loan Bank, public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

The following table shows gross unrealized losses and fair value on securities, aggregated by category and length of time that individual securities have been in continuous unrealized loss positions, at December 31, 2005 and 2004.

                                                                       DECEMBER 31, 2005
                                  ------------------------------------------------------------------------------------------------
                                     LESS THAN 12 MONTHS                12 MONTHS OR MORE                       TOTAL
                                  --------------------------        --------------------------         ---------------------------
                                    FAIR          UNREALIZED         FAIR           UNREALIZED           FAIR           UNREALIZED
                                   VALUE            LOSSES           VALUE            LOSSES             VALUE            LOSSES
                                  --------        ----------        --------        ----------         ---------        ----------
                                                                         (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies     $ 35,530         $   (209)        $ 27,146         $    (604)        $  62,676         $  (813)
     Mortgage-backed
     securities                     24,862             (149)          28,426              (559)           53,288            (708)
     U.S. Government agency
         preferred stock                --               --            2,081              (224)            2,081            (224)
     Common stock                      122               (8)              --                --               122              (8)
     Trust preferred
     obligations                    10,745             (142)           4,989              (162)           15,734            (304)
                                  --------         --------         --------         ---------         ---------         -------

                                    71,259             (508)          62,642            (1,549)          133,901          (2,057)
                                  --------         --------         --------         ---------         ---------         -------

SECURITIES HELD TO MATURITY:
     Trust preferred
     obligations                     2,126              (23)               7                (1)            2,133             (24)
     Other                             241               (9)              --                --               241              (9)
                                  --------         --------         --------         ---------         ---------         -------

                                     2,367              (32)               7                (1)            2,374             (33)
                                  --------         --------         --------         ---------         ---------         -------
      TOTAL TEMPORARILY
       IMPAIRED SECURITIES        $ 73,626         $   (540)        $ 62,649           $(1,550)        $ 136,275         $(2,090)
                                  ========         ========         ========         =========         =========         =======

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

                                                                       DECEMBER 31, 2004
                                  ------------------------------------------------------------------------------------------------
                                     LESS THAN 12 MONTHS                12 MONTHS OR MORE                       TOTAL
                                  --------------------------        --------------------------         ---------------------------
                                    FAIR          UNREALIZED         FAIR           UNREALIZED           FAIR           UNREALIZED
                                   VALUE            LOSSES           VALUE            LOSSES             VALUE            LOSSES
                                  --------        ----------        --------        ----------         ---------        ----------
                                                                         (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies     $ 23,619         $   (131)        $     --         $      --         $  23,619         $  (131)
     Mortgage-backed
     securities                     52,126             (363)          23,359              (161)           75,485            (524)
     Mutual funds, mortgage-
         backed mutual funds            --               --            6,035               (86)            6,035             (86)
     U.S. Government agency
         preferred stock               499               (1)           1,484              (521)            1,983            (522)
     Common stock                    2,236              (55)              --                --             2,236             (55)
     Trust preferred
     obligations                     6,113              (55)           1,922               (64)            8,035            (119)
                                  --------         --------         --------         ---------         ---------         -------

                                    84,593             (605)          32,800              (832)          117,393          (1,437)

SECURITIES HELD TO MATURITY:
     Trust preferred
     obligations                       420               (4)             454                (1)              874              (5)
                                  --------         --------         --------         ---------         ---------         -------

       TOTAL TEMPORARILY
           IMPAIRED SECURITIES    $ 85,013         $   (609)        $ 33,254         $    (833)        $ 118,267         $(1,442)
                                  ========         ========         ========         =========         =========         =======

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005 management determined that one security was other than temporarily impaired and recorded an impairment charge of $199,000 in the fourth quarter of 2005. Freddie Mac Series M preferred stock has been in an unrealized loss position for longer than twelve months. The security pays dividends at the rate of the two-year Treasury note plus 10 basis points and resets every two years. The security does not have a maturity date. At December 31, 2005 the Company determined that this security was other than temporarily impaired based upon management no longer being able to determine when a recovery in market value is expected to occur and therefore not able to determine its intent and ability to hold the security until such recovery.

At December 31, 2005 management determined that Fannie Mae Series F preferred stock was temporarily impaired due to changes in interest rates subsequent to the purchase of the security. The dividend rate on this security resets every two years to a rate equal to the two-year Treasury note minus 16 basis points. The next reset date is March 31, 2006. Management believes that a recovery of market value will occur on or about this date. Further, the Company has the ability and the intent to hold this security until the expected recovery of value occurs.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

In management's opinion, the remaining unrealized losses at December 31, 2005 reflect changes in interest rates subsequent to the acquisition of specific securities. There were 70 securities available for sale and 22 securities held to maturity that are classified as temporarily impaired at December 31, 2005. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of the securities.

The amortized cost and fair value of securities as of December 31, 2005, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.

                                                  HELD TO MATURITY             AVAILABLE FOR SALE
                                             -------------------------       ------------------------
                                             AMORTIZED        FAIR           AMORTIZED          FAIR
                                               COST           VALUE            COST            VALUE
                                             ---------       --------        ---------       --------
                                                                  (IN THOUSANDS)
Due in one year or less                       $   250        $    241        $  4,000        $  3,946
Due after one year through five years             100             100          59,489          58,730
Due after five years through ten years            200             200              --              --
Due after ten years                            11,355          11,877          29,773          29,342
Mortgage-backed securities                      1,577           1,594          90,036          89,497
Common stock                                       --              --           6,214           7,176
                                              -------        --------        --------        --------

                                              $13,482        $ 14,012        $189,512        $188,691
                                              =======        ========        ========        ========

NOTE 5 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2005 and 2004 is as follows:

                                                2005             2004
                                             ---------         ---------
                                                    (IN THOUSANDS)
          Commercial                         $  58,184         $  44,254
          Commercial mortgage                  134,191           108,702
          Residential mortgage                  93,411            72,840
          Consumer                              18,265            18,804
                                             ---------         ---------

                                               304,051           244,600
          Net deferred loan costs                  736               516
          Allowance for loan losses             (3,393)           (2,768)
                                             ---------         ---------

                 NET LOANS RECEIVABLE        $ 301,394         $ 242,348
                                             =========         =========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE (CONTINUED)

Summary of information related to impaired loans at December 31, 2005 and 2004 is as follows:

                                                                             2005        2004
                                                                             ----        ----
                                                                               (IN THOUSANDS)

         Total Impaired loans without a valuation allowance                  $702        $741
                                                                             ====        ====

         Total Non-Accrual Loans                                             $ 41        $741
                                                                             ====        ====

         Average investment in impaired loans                                $721        $163
                                                                             ====        ====

         Interest income recognized on a cash basis on impaired loans        $  2        $  9
                                                                             ====        ====

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2005 and 2004:

                                                2005           2004
                                               ------        -------
                                                   (IN THOUSANDS)
         Balance, beginning                    $2,768        $ 2,412
              Provision for loan losses           624            393
              Charge-offs                          --            (39)
              Recoveries                            1              2
                                               ------        -------

         Balance, ending                       $3,393        $ 2,768
                                               ======        =======

NOTE 7 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2005 and 2004 are as follows:

                                                                            2005            2004
                                                                          -------         -------
                                                                               (IN THOUSANDS)
                   Leasehold improvements                                 $   885         $   885
                   Furniture, fixtures and equipment                        1,253           1,224
                   Computer equipment and data processing software          2,734           2,575
                                                                          -------         -------

                                                                            4,872           4,684
                   Accumulated depreciation                                (3,702)         (3,222)
                                                                          -------         -------

                                                                          $ 1,170         $ 1,462
                                                                          =======         =======

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS

The components of deposits at December 31, 2005 and 2004 are as follows:

                                               2005            2004
                                             --------        --------
                                                  (IN THOUSANDS)
         Demand, non-interest bearing        $ 15,355        $ 16,808
         Demand, interest-bearing              90,296         105,653
         Savings                              109,880          96,570
         Time, $100,000 and over               40,144          33,468
         Time, other                          113,283          93,233
                                             --------        --------

                                             $368,958        $345,732
                                             ========        ========

At December 31, 2005, the scheduled maturities of time deposits approximated the following (in thousands):

         2006                                      $ 74,500
         2007                                        46,859
         2008                                         5,789
         2009                                         9,376
         2010                                        16,903
                                                   --------

                                                   $153,427
                                                   ========

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

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                          YEARS ENDED DECEMBER 31,
                                                                         --------------------------
                                                                           2005               2004
                                                                         -------            -------
                                                                           (DOLLARS IN THOUSANDS)
         Average balance during the year                                 $ 8,037            $ 6,693
         Average interest rate during the year                              1.27%              0.76%
         Maximum month-end balance during the year                       $12,391            $10,417
         Weighted average interest rate at the end of the year              2.35%              0.91%

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) which permits the Bank to obtain funding in the form of advances, subject to a maximum borrowing capacity of $254,700,000, of which $95,048,000 was outstanding at December 31, 2005.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - DEBT (CONTINUED)

Membership in the FHLB also requires that the Bank maintain a certain percentage of its assets in home mortgage assets, which may include mortgage-backed securities, and to purchase a certain amount of FHLB common stock. Both requirements follow formulas established by the FHLB and, at December 31, 2005, American Bank was in compliance with these requirements.

At December 31, 2005, short-term debt consisted of $4,200,000 of advances from the FHLB maturing on January 2, 2006, with interest at 4.25%.

At December 31, 2005, long-term debt consists of $90,500,000 in fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB may, at its option, elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then current 90 day LIBOR. If the FHLB does reprice the advance, the Bank has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2005 range from 2.74% to 6.07%, with a weighted average interest rate of 4.57%.

At December 31, 2005, there is a $348,000 advance from the FHLB that amortizes principal monthly with a fixed interest rate of 5.26%. This advance matures on October 20, 2008.

Scheduled repayments of principal are as follows (in thousands):

               2006                                 $   113
               2007                                  15,120
               2008                                   3,115
               2009                                      --
               2010                                  15,000
         Thereafter                                  57,500
                                                    -------

                                                    $90,848
                                                    =======

NOTE 10 - JUNIOR SUBORDINATED DEBENTURES

On April 26, 2002, the Company issued $10,200,000 principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"), a Delaware Business Trust. The Company owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10,200,000 of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by the Company after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the preferred securities may elect to convert the preferred securities into common stock of the Company at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,198,494 shares of common stock at December 31, 2005. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

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

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - JUNIOR SUBORDINATED DEBENTURES (CONTINUED)

Financial Interpretation 46 (FIN 46) required the Company to deconsolidate American Capital Trust I from the consolidated financial statements as of March 31, 2004. There has been no restatement of prior periods. The impact of this deconsolidation was to increase junior subordinated debentures by $10,200,000 and reduce mandatory redeemable convertible securities by $10,200,000, which had represented the trust preferred securities of the Trust. The current outstanding balance of the junior subordinated debentures is $10,187,000. The Company's equity interest in the trust subsidiary of $315,000, which had previously been eliminated in consolidation, is now reported in "Other assets." The adoption of FIN 46 did not have an impact on the Company's results of operations or liquidity.

NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases the premises for its principal office and full service banking operation under a five-year operating lease agreement with a related party expiring November 2007. The Company has the option to extend the lease agreement for four additional five-year lease terms. The Company is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is an entity owned and controlled by the Chairman of the Board, President and Chief Executive Officer of the Company. In addition, the Company leases two vehicles under 36-month leases expiring January 2006 and an offsite disaster recovery facility with a lease expiring November 2007.

Future minimum lease payments by year are as follows:

                     MINIMUM ANNUAL  MINIMUM ANNUAL
                     LEASE PAYMENTS  LEASE PAYMENTS
                       TO RELATED      TO THIRD
                         PARTY         PARTIES           TOTAL
                     --------------  --------------      -----
                                    (IN THOUSANDS)

         2006            $361            $ 21            $382
         2007             331              16             347
                         ----            ----            ----

                         $692            $ 37            $729
                         ====            ====            ====

Rental expense, which includes accruals for common charges, was $376,000 and $361,000 for the years ended December 31, 2005 and 2004, respectively, including $345,000 and $336,000, respectively, to the related party.


NOTE 12 - EMPLOYMENT AGREEMENT

The Company entered into an employment agreement with its President and Chief Executive Officer which includes minimum annual salary commitments over a term of three years. The agreement automatically extends by one day for each day of the contract term and includes restrictions on competition and confidentiality.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCKHOLDERS' EQUITY

In January 2004, the Company established a dividend reinvestment and stock purchase plan to provide the shareholders of the Company with a convenient and economic method of investing cash dividends and optional cash payments in additional shares of the common stock of the Company. The Company registered 2,127,275 shares of its common stock for sale under the plan.


NOTE 14 - NET INCOME PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2005 and 2004:

                                                                                    2005          2004
                                                                                   ------        ------
                                                                                 (IN THOUSANDS, EXCEPT PER
                                                                                         SHARE DATA)
         Numerator, basic earnings per share, net income                           $3,532        $3,167
         Interest paid on junior subordinated debentures, net of tax effect           403           403
                                                                                   ------        ------

         Numerator, diluted earnings per share                                     $3,935        $3,570
                                                                                   ======        ======

         Denominators:
              Average basic shares outstanding                                      7,420         7,129
              Average dilutive option effect                                           40            48
              Average dilutive mandatory redeemable debentures effect               1,198         1,199
                                                                                   ------        ------

                AVERAGE DILUTED SHARES OUTSTANDING                                  8,658         8,376
                                                                                   ======        ======

         Net income per common share:
              Basic                                                                $ 0.48        $ 0.44
                                                                                   ======        ======

              Diluted                                                              $ 0.45        $ 0.43
                                                                                   ======        ======

Options to purchase 58,500 and 39,800 shares of common stock outstanding at December 31, 2005 and 2004, respectively, were not included in dilutive earnings per share since their exercise price exceeded the fair value of the related common stock.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE BENEFITS

The Company has a 401(k) plan covering substantially all employees. The Company matches 50% of an employee's contribution on the first 6% of gross pay, up to a maximum of 3%. Additionally, discretionary contributions may be determined annually by the Board of Directors. The Company's contributions are expensed as costs are incurred. Total expense amounted to $55,000 and $45,000 for the years ended December 31, 2005 and 2004, respectively.

The Company has a Non-Qualified Stock Option Plan (the "Plan") that includes officers and independent directors. The Plan covers 313,542 shares of common stock. Options granted under the Plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. The options expire not more than ten years after the date of the grant. Exercise and vesting dates and terms may vary and are specified at the date of the grant.

Stock option transactions under the Plan were as follows:

                                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------------------
                                                                       2005                               2004
                                                              -------------------------          -------------------------
                                                                               WEIGHTED                            WEIGHTED
                                                                                AVERAGE                             AVERAGE
                                                                                EXERCISE                           EXERCISE
                                                              OPTIONS            PRICE           OPTIONS             PRICE
                                                              -------          ---------         -------           ---------
         Outstanding at the beginning of the year             183,088             $6.87          255,588             $6.07
              Granted                                          13,000              8.44           14,000              8.69
              Exercised                                       (12,000)             5.58          (86,500)             4.81
                                                              -------             -----          -------             -----

         Outstanding at the end of the year                   184,088             $7.06          183,088             $6.87
                                                              =======             =====          =======             =====

         Exercisable at December 31                           154,750             $6.77          180,750             $6.84
                                                              =======             =====          =======             =====

At December 31, 2005, 98,500 outstanding options had exercise prices ranging from $3.33 to $8.00 per share. The weighted average remaining life of these options is 4.5 years. In addition, at December 31, 2005, 85,588 outstanding options had exercise prices ranging from $8.01 to $9.42 per share. The weighted average remaining life of these options is 6.0 years. The weighted-average remaining contractual life of the outstanding options at December 31, 2005 is approximately 5.2 years.

Options available for grant at December 31, 2005 were 129,487.

The Company maintains an Employee Stock Ownership Plan (ESOP) covering employees who meet certain eligibility requirements. The Plan is designed to provide officers and eligible employees with proprietary interest in the Company as an incentive to contribute to the Company's success and to help ensure the attainment of the Company's goals.

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

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE BENEFITS (CONTINUED)

During 2005, the Plan purchased 12,687 shares, the Company recognized expense of $28,000 and 3,500 shares of stock were allocated to eligible employees, leaving 25,087 shares of stock being held as unallocated at year end. The fair value of the unallocated ESOP shares at December 31, 2005 was $205,000.

During 2004, the Plan purchased 2,625 shares, the Company recognized expense of $21,000 and 2,500 shares of stock were allocated to eligible employees.

American Bank established a Non-qualified Deferred Compensation Plan for Senior Employees (the "Plan" or "SERP"), effective January 1, 2003, for senior employees designated by the Board of Directors. The Plan is a funded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. Each year American Bank may, but is not required to, make discretionary contributions to the Plan on behalf of participants. The rate of return credited to participants' accounts each year, the vesting provisions, and other provisions are set forth in the Plan document. For as long as the participant participates in the Plan as an employee of American Bank or while receiving benefits under the Plan, the participant will be bound by the non-disclosure/trade secret and non-solicitation provisions of the Plan. At December 31, 2005 and 2004, the liability for the Plan was $109,000 and $84,000, respectively. The amount charged to expense in connection with the Plan for the years ended December 31, 2005 and 2004 was $25,000 and $42,000 respectively. During 2005, the Plan purchased 12,713 shares of the Company's common stock for allocation to the participants.

NOTE 16 - INCOME TAXES

The provision for federal income taxes for the years ended December 31, 2005 and 2004 consisted of the following:

                               2005               2004
                             -------             ------
                                   (IN THOUSANDS)

         Current             $ 1,783             $1,192
         Deferred               (218)               201
                             -------             ------

                             $ 1,565             $1,393
                             =======             ======

Reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                      2005                2004
                                                    -------             -------
                                                           (IN THOUSANDS)

         Computed statutory tax expense             $ 1,733             $ 1,550
         Earnings on bank owned life insurance         (115)               (119)
         Dividends received deduction                   (49)                (39)
         Other, net                                      (4)                  1
                                                    -------             -------

                                                    $ 1,565             $ 1,393
                                                    =======             =======
The income tax provision applicable to net realized gains on the sale of securities was $157,000 in 2005 and $114,000 in 2004.

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - INCOME TAXES (CONTINUED)

At December 31, 2005 and 2004, the significant components of deferred tax assets and liabilities are as follows:

                                                                      2005          2004
                                                                     -------      -------
                                                                        (IN THOUSANDS)
         Deferred tax assets:
              Allowance for loan losses                              $ 1,144      $   931
              Deferred compensation                                       23           14
              Charitable contributions                                    --            2
              Unrealized losses on securities available for sale         280           --
              Depreciation                                                15           --
              Other                                                        1            1
                                                                     -------      -------

                TOTAL DEFERRED TAX ASSETS                              1,463          948
                                                                     -------      -------

         Deferred tax liabilities:
              Depreciation                                                --          (54)
              Prepaid expenses                                           (66)         (51)
              Loan origination costs                                    (377)        (321)
              Unrealized gains on securities available for sale           --         (644)
                                                                     -------      -------

                TOTAL DEFERRED TAX LIABILITIES                          (443)      (1,070)
                                                                     -------      -------

                NET DEFERRED TAX ASSET (LIABILITY)                   $ 1,020      $  (122)
                                                                     =======      =======

NOTE 17 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND
          PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $23,572,000 and $22,357,000 at December 31, 2005 and 2004, respectively. Loans to related parties totaled $1,274,000 and $40,000 at December 31, 2005 and 2004, respectively. During 2005, no new loans were made and repayments totaled $7,000. During 2005, two of the Directors named to the Board in 2005 had existing borrowing relationships with the Bank which totaled $1,241,000 at December 31, 2005. In addition, the Company leases property from a related party (see Note
11).


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

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

A summary of the Company's financial instrument commitments at December 31, 2005 and 2004 is as follows:

                                                          2005        2004
                                                        -------     -------
                                                           (IN THOUSANDS)

         Commitments to extend credit                   $ 8,511     $ 7,923
         Unfunded commitments under lines of credit      51,811      44,681
         Outstanding letters of credit                    4,670       6,095

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

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2005 and 2004 for guarantees under standby letters of credit issued is not material.

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

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios at December 31, 2005 and 2004 are presented below:

                                                                                                        TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                                     ACTUAL                    PURPOSES             ACTION PROVISIONS
                                               ------------------        -------------------        ------------------
                                               AMOUNT       RATIO        AMOUNT        RATIO        AMOUNT       RATIO
                                               ------       -----        ------        -----        ------       -----
                                                                  (DOLLAR AMOUNTS IN THOUSANDS)
AS OF DECEMBER 31, 2005:
     Total capital (to risk-weighted
         assets):
         Consolidated                          $58,876        16.10%    $=>29,252      =>8.0%        N/A          N/A
         Bank                                   47,496        13.22      =>28,738      =>8.0      $=>35,923      =>10.0%
     Tier 1 capital (to risk-weighted assets):
         Consolidated                           55,045        15.05      =>14,626      =>4.0         N/A          N/A
         Bank                                   44,103        12.28      =>14,369      =>4.0       =>21,554     =>  6.0
     Tier 1 capital (to average assets):
         Consolidated                           55,045        10.43      =>21,103      =>4.0         N/A          N/A
         Bank                                   44,103         8.53      =>20,672      =>4.0       =>25,840     =>  5.0

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

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY)

BALANCE SHEETS

                                                                                        DECEMBER 31,
                                                                                   ----------------------
                                                                                     2005          2004
                                                                                   --------      --------
                                                                                       (IN THOUSANDS)
                            ASSETS

                   Cash and equivalents                                            $  3,490      $    534
                   Investment in common and preferred stock                           7,251        11,534
                   Investment in other securities                                       201            --
                   Investment in bank subsidiary                                     42,919        40,250
                   Other assets                                                       1,598           476
                                                                                   --------      --------

                          TOTAL ASSETS                                             $ 55,459      $ 52,794
                                                                                   ========      ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

                   Corporate obligation for junior subordinated debentures         $ 10,187      $ 10,187
                   Other liabilities                                                    927           697
                   Stockholders' equity                                              44,345        41,910
                                                                                   --------      --------

                          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 55,459      $ 52,794
                                                                                   ========      ========

         STATEMENTS OF INCOME
                                                                                  YEARS ENDED DECEMBER 31,
                                                                                  ------------------------
                                                                                     2005          2004
                                                                                   --------      --------
                                                                                       (IN THOUSANDS)

                   Dividend income on common stock                                 $    117      $    101
                   Interest income on other securities                                   10            --
                   Interest expense on corporate obligation for junior
                        subordinated debentures                                        (611)         (611)
                   Gains on sales of investments                                        607           422
                   Operating expenses                                                  (146)         (180)
                                                                                   --------      --------

                          LOSS BEFORE INCOME TAXES                                      (23)         (286)
                   Income tax (benefit)                                                  (7)          (83)
                                                                                   --------      --------

                          LOSS BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF BANK          (16)         (185)
                              SUBSIDIARY

                   Equity in undistributed earnings of bank subsidiary                3,548         3,352
                                                                                   --------      --------

                          NET INCOME                                               $  3,532      $  3,167
                                                                                   ========      ========

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                           YEARS ENDED DECEMBER 31,
                                                                           ------------------------
                                                                              2005         2004
                                                                            -------      -------
                                                                               (IN THOUSANDS)
         CASH FLOWS FROM OPERATING ACTIVITIES
              Net income                                                    $ 3,532      $ 3,167
              Adjustments to reconcile net income to
                  net cash provided by operating activities:
                  Net gains realized on sales of securities                    (607)        (422)
                  Deferred tax benefit                                          454         (145)
                  Income tax benefit on stock options exercised                  14          140
                  Decrease in other assets                                     (809)        (314)
                  Allocation of ESOP shares                                      28           21
                  Increase (decrease) in other liabilities                     (284)         541
                  Equity in undistributed earnings of bank
                       subsidiary                                            (3,548)      (3,352)
                                                                            -------      -------

                       NET CASH USED IN OPERATING ACTIVITIES                 (1,220)        (385)
                                                                            -------      -------

         CASH FLOWS FROM INVESTING ACTIVITIES
              Securities available for sale:
                  Purchases                                                  (1,233)      (6,730)
                  Sales                                                       4,757        1,877
                                                                            -------      -------

                       NET CASH PROVIDED BY (USED IN) INVESTING               3,524       (4,853)
                           ACTIVITIES
                                                                            -------      -------

         CASH FLOWS FROM FINANCING ACTIVITIES
              Dividends declared                                               (796)        (684)
              Issuance of common stock                                        2,389        2,711
              Purchase of common stock, Treasury, ESOP and
                      SERP                                                   (1,008)         (22)
              Proceeds from stock options                                        67          408
                                                                            -------      -------

                       NET CASH PROVIDED BY FINANCING ACTIVITIES                652        2,413
                                                                            -------      -------

                       INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       2,956       (2,825)

         CASH AND CASH EQUIVALENTS
              Beginning                                                         534        3,359
                                                                            -------      -------

              Ending                                                        $ 3,490      $   534
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

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND SHORT-TERM DEBT

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

A summary of the estimated fair values of the Company's financial instruments are as follows:

                                                                     2005                           2004
                                                           ------------------------        ------------------------
                                                           CARRYING          FAIR          CARRYING         FAIR
                                                            AMOUNT          VALUE           AMOUNT          VALUE
                                                           --------        --------        --------        --------
                                                                               (IN THOUSANDS)
Financial assets:
     Cash and due from banks                               $  3,727        $  3,727        $  6,510        $  6,510
     Interest-bearing deposit with bank                          55              55             216             216
     Securities                                             202,173         202,703         234,391         234,797
     Loans receivable, net                                  301,394         295,883         242,348         243,934
     Restricted investments in bank stock                     6,452           6,452           6,887           6,887
     Accrued interest receivable                              2,709           2,709           2,122           2,122

Financial liabilities:
     Deposits                                               368,958         366,066         345,732         346,138
     Securities sold under agreements to repurchase           8,721           8,721           6,991           6,991
     Short-term debt                                          4,200           4,200              --              --
     Long-term debt                                          90,848          90,821          96,095          97,005
     Junior subordinated debentures                          10,187          12,285          10,187          13,183
     Accrued interest payable                                   817             817             646             646

Off-balance sheet financial instruments:
     Commitments to extend credit                                --              --              --              --
     Unfunded commitment under lines of credit                   --              --              --              --
     Outstanding letters of credit                               --              --              --              --

AMERICAN BANK INCORPORATED
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - SUBSEQUENT EVENTS

On February 16, 2006 the Company entered into an agreement to purchase, and did purchase, 1,444,444 shares of the Company's common stock at a per share price of $8.94 and an aggregate price of $12,913,330. The sellers were the brother and the mother, both directors of the Company at the time of sale, and certain other family members of the Chief Executive Officer.

In connection with the purchase of the shares, the Company borrowed $4.0 million from a unrelated bank. The loan term is for two years with interest floating monthly at one month LIBOR plus 50 basis points for year one and one month LIBOR plus 100 basis points for year two. The remainder of the money to fund the purchase came from the Company. The shares are being held as treasury shares.