Form 10KSB, Exhibit 13
period 2006-12-31
AMERICAN BANK INC
filed 2007-04-02
CIK 1163747

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

                                                                        AT DECEMBER 31,
                                                --------------------------------------------------------------
                                                  2006           2005         2004         2003         2002
                                                ---------     ---------    ---------    ---------    ---------
                                                                       (IN THOUSANDS)
Selected Financial Condition Data:
----------------------------------
Total assets                                    $ 504,595     $ 529,100    $ 503,436    $ 481,992    $ 453,265
Loans receivable, net                             319,969       301,394      242,348      204,832      134,926
Securities available for sale                     149,636       188,691      220,911      236,746      276,569
Securities held to maturity                        11,709        13,482       13,480       15,361       13,466
Deposits                                          368,995       368,958      345,732      332,286      306,751
Short-term debt                                    27,616        12,921        6,991        6,909        7,784
Long-term debt                                     61,734        90,848       96,095       96,357       97,791
Junior subordinated debentures                     10,503        10,187       10,187           --           --
Mandatory redeemable convertible debentures            --            --           --       10,200       10,200
Stockholders' equity                               34,219        44,345       41,910       34,963       28,593

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------
                                                  2006           2005         2004         2003         2002
                                                ---------     ---------    ---------    ---------    ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                --------------------------------------------------------------
Selected Operating Data:
------------------------
Total interest income                           $  28,162     $  24,293    $  20,702    $  19,225    $  20,489
Total interest expense                             18,402        14,246       11,583       11,937       12,409
                                                ---------     ---------    ---------    ---------    ---------
Net interest income                                 9,760        10,047        9,119        7,288        8,080
Provision for loan losses                             349           624          393          405          212
                                                ---------     ---------    ---------    ---------    ---------
Net interest income after provision for loan
 losses                                             9,411         9,423        8,726        6,883        7,868
                                                ---------     ---------    ---------    ---------    ---------
Fees and service charges                              192           200          207          165          160
Net realized gains on sale of mortgage loans           57           127          122          401          296
Net gains (losses) on securities                      (79)          263          334          862          112
Earnings on bank owned life insurance                 342           339          349          318          160
Other income                                          243           614          257          255          229
                                                ---------     ---------    ---------    ---------    ---------
Total other income                                    755         1,543        1,269        2,001          957
Total other expenses                                6,058         5,869        5,435        5,111        5,212
                                                ---------     ---------    ---------    ---------    ---------
Income before taxes on income                       4,108         5,097        4,560        3,773        3,613
Taxes on income                                     1,277         1,565        1,393        1,136        1,097
                                                ---------     ---------    ---------    ---------    ---------
Net income                                      $   2,831     $   3,532    $   3,167    $   2,637    $   2,516
                                                =========     =========    =========    =========    =========
Dividend payout per share                       $    0.24     $    0.11         0.10           --           --
Earnings per share-basic(1)                     $    0.46     $    0.48    $    0.44    $    0.41    $    0.42
Earnings per share-diluted(1)                   $    0.43     $    0.45    $    0.43    $    0.39    $    0.40

Performance Ratios:
-------------------
Return on assets (ratio of net income to
 average total assets)                               0.54%         0.68%        0.64%        0.56%        0.62%
Return on equity (ratio of net income to
 average equity)                                     8.25%         8.05%        8.24%        8.27%        9.51%
Interest rate spread information:
Average during period                                1.67%         1.73%        1.67%        1.37%        1.89%
End of period                                        1.71%         1.77%        1.83%        1.57%        1.60%
Net interest margin (ratio of net interest
 income divided by average earning assets)           1.94%         2.01%        1.90%        1.59%        2.08%
Ratio of operating expense to average total
 assets                                              1.15%         1.13%        1.09%        1.07%        1.28%
Ratio of average interest-earning assets to
 average interest-bearing liabilities              107.40%       109.79%      109.27%      108.48%      106.18%

Asset Quality Ratios:
---------------------
Non-performing assets to total assets at end of
 period                                              0.01%         0.01%        0.15%          --           --
Allowance for loan losses to non-performing
 loans                                           5,373.75%     8,312.60%      373.66%         n/a          n/a
Allowance for loan losses to loans receivable,
 net                                                 1.12%         1.12%        1.13%        1.16%        1.28%

Capital Ratios:
---------------
Stockholders' equity to total assets at end of
 period                                              6.79%         8.38%        8.33%        7.25%        6.31%
Average stockholders' equity to average assets       6.53%         8.46%        7.71%        6.77%        6.52%

------------
(1)  Adjusted to reflect three-for-two stock split declared in January 2002.

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

         American Bank is a full-service, Pennsylvania state-chartered bank. We currently operate from a single branch located in Allentown, Pennsylvania. Our principal business is attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate loans and to purchase investment securities. We offer a comprehensive menu of deposit and loan products for consumer, business, institutional and governmental customers, including interest-bearing checking and money market accounts, savings accounts, certificates of deposit and individual retirement accounts. We also engage in mortgage banking activities, which include the origination, purchase and, in certain instances, subsequent sale of residential mortgage loans.

         AmericanBank Online and pcbanker.com are registered trademarks of American Bank and the brand names for Internet banking and financial services provided by American Bank. Through AmericanBank Online and pcbanker.com, American Bank delivers convenience through innovative technology, absent the restrictions of time and geography, by offering a broad menu of real-time, web-browser based Internet banking and financial services.

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

          Net income decreased $701,000, or 19.9%, to $2.8 million for the year ended December 31, 2006 from $3.5 million for the year ended December 31, 2005. Net interest income decreased $287,000, or 2.9%, to $9.8 million for the year ended December 31, 2006 from $10.0 million for the year ended December 31, 2005. Non-interest income decreased $788,000, or 51.1%, to $755,000 for the year ended December 31, 2006 compared to $1.5 million for the year ended December 31, 2005, while non-interest expense increased $189,000, or 3.2%, to $6.1 million for the year ended December 31, 2006 from $5.9 million for the year ended December 31, 2005.

         The following discussion and analysis, significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of American Bank Incorporated and its results of operations.

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

                  The analysis consists of specific and general components. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience (we currently review peer group data when considering this factor), delinquency trends, general economic conditions, geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. A component is maintained to cover uncertainties which reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on the financial results.

                  STOCK-BASED COMPENSATION. We have a non tax-qualified Stock Option Plan. We adopted Financial Accounting Standards Board Statement No. 123(R), Share Based Payments on January 1, 2006 using the modified prospective method. Accordingly, no compensation expense has been recognized in our financial statements for years ended prior to January 1, 2006. If compensation expense for the plan had been recognized, net income for 2005 would have been reduced by $23,000, from $3,532,000 to $3,509,000 and basic earnings per share would have been reduced to $0.47 per share from $0.48 per share. Diluted earnings per share would have been unchanged at $0.45 per share. For the year ended December 31, 2006, we recorded expense of $59,000 for option grants and recorded a deferred tax benefit of $20,000.

                  We calculate the compensation expense of the options using the Modified Black-Scholes-Merton option pricing model to determine the fair value of the options granted. In calculating the fair value of the options, management makes assumptions regarding the risk-free rate of return, the expected volatility of our common stock and the expected life of the options.

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

                  Securities that are determined to be other than temporarily impaired are recorded at the then current fair value and the loss is recorded in current income. Subsequent recoveries in fair value are not recorded in the carrying value of the investment and gain is not recognized until the security is sold.

                  At December 31, 2005, management determined that Freddie Mac Series-M preferred stock was other-than-temporarily impaired. Management recorded a charge to current earnings, in the amount of $199,000, to reduce the amortized cost of this security to fair market value at that date.

                  At March 31, 2006, management determined that Fannie Mae Series-F preferred stock was other-than-temporarily impaired. Management recorded a charge to current earnings, in the amount of $145,000, to reduce the amortized cost of this security to fair market value at that date.

                  In management's opinion, the remaining unrealized losses at December 31, 2006 reflect changes in interest rates subsequent to the acquisition of specific securities. There were 111 securities available for sale and 40 securities held to maturity that are classified as temporarily impaired at December 31, 2006. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of the securities.

INTEREST SENSITIVITY

         We monitor and manage the pricing and maturity of our assets and liabilities in order to manage the potential adverse impact that changes in interest rates could have on our net interest income. One monitoring technique employed by us is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced or that mature within a given period of time. We also employ financial modeling techniques to assess the impact that varying interest rates and balance sheet mix assumptions may have on net interest income. We attempt to manage interest rate sensitivity by, among other actions, repricing assets or liabilities, selling securities classified as available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing or maturing in the same time interval helps to control the risk and minimize the impact on net interest income of rising or falling interest rates. We evaluate interest rate sensitivity and formulate guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to manage interest rate risk within our policy requirements.

         The following table illustrates our gap position at December 31, 2006. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Savings deposits and demand and NOW accounts do not have contractual maturities and are assumed to run off, or decay, at 20%, 20%, 20%, 15%, 15%, and 10% during the time-frames shown on the following table.

                                                                            DECEMBER 31, 2006
                                        -------------------------------------------------------------------------------------
                                                                        MATURITIES AND REPRICINGS
                                          WITHIN                                                         OVER
                                          1 YEAR     1-2 YEARS    2-3 YEARS    3-5 YEARS   5-10 YEARS  10 YEARS       TOTAL
                                        ---------    ---------    ---------    ---------   ---------   ---------    ---------
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits               $     256    $      --    $      --    $      --   $      --   $      --    $     256
Loans receivable                           83,079       43,345       28,657       92,780      54,453      20,593      322,907
Mortgage-backed securities                 50,969        6,061           23          201         375         157       57,786
Investment securities                      90,587        3,698        5,356        1,878       1,500         540      103,559
Bank-owned life insurance                   9,208           --           --           --          --          --        9,208
Restricted investments in bank stocks       5,067           --           --           --          --          --        5,067
                                        ---------    ---------    ---------    ---------   ---------   ---------    ---------
  Total interest-earning assets         $ 239,166    $  53,104    $  34,036    $  94,859   $  56,328   $  21,290    $ 498,783
                                        =========    =========    =========    =========   =========   =========    =========

Interest-bearing liabilities:
Demand deposits                         $  15,447    $  15,447    $  15,447    $  11,585   $  11,585   $   7,724    $  77,235
Savings deposits                           14,638       14,638       14,638       10,978      10,978       7,319       73,189
Time deposits                             165,735       12,838        8,666       15,478          --          --      202,717
Borrowings                                 89,245          105           --           --          --          --       89,350
Junior subordinated debentures                 --           --           --           --          --      10,503       10,503
                                        ---------    ---------    ---------    ---------   ---------   ---------    ---------
  Total interest-bearing liabilities    $ 285,065    $  43,028    $  38,751    $  38,041   $  22,563   $  25,546    $ 452,994
                                        =========    =========    =========    =========   =========   =========    =========
Interest sensitivity gap                $ (45,899)   $  10,076    $  (4,715)   $  56,818   $  33,765   $  (4,256)   $  45,789
                                        =========    =========    =========    =========   =========   =========    =========
Cumulative interest sensitivity gap     $ (45,899)   $ (35,823)   $ (40,538)   $  16,280   $  50,045   $  45,789    $  45,789
                                        =========    =========    =========    =========   =========   =========    =========
Ratio of gap to total assets                 (9.1)%        2.0%        (0.9)%       11.2%        6.7%       (0.8)%        9.1%
                                        =========    =========    =========    =========   =========   =========    =========
Ratio of cumulative gap to total assets      (9.1)%       (7.1)%       (8.0)%        3.2%        9.9%        9.1%         9.1%
                                        =========    =========    =========    =========   =========   =========    =========

         American Bank Incorporated generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and from decreasing market rates of interest when it is liability-sensitive. As of December 31, 2006, we were liability-sensitive over a time horizon of up to twelve months. This "negative gap" of $44.9 million within such time frame resulted principally from growth in shorter term certificates of deposit and short-term borrowings, the proceeds of which were used to fund increases in loans and securities that had similar or longer terms to repricing or maturity and to pay down long-term debt. Management's goal is to continue to acquire assets with relatively short interest rate lives and fund those assets with liabilities that have similar or shorter interest rate lives. This strategy will allow us to benefit or at least remain neutral from decreasing interest rates. Rising interest rates would have a negative impact on our net interest income stream.

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

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------------------------------
                                              2006                              2005                            2004
                                 ------------------------------    -----------------------------    ------------------------------
                                   AVERAGE    INTEREST              AVERAGE    INTEREST             AVERAGE      INTEREST
                                 OUTSTANDING  EARNED/    YIELD/   OUTSTANDING   EARNED/   YIELD/   OUTSTANDING   EARNED/   YIELD/
                                   BALANCE     PAID       RATE      BALANCE      PAID     RATE       BALANCE      PAID      RATE
                                 --------    --------   -------    --------   --------   -------    --------    --------   -------
                                                                     (DOLLARS IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
    Federal funds sold           $    583    $     26      4.46%   $  1,737   $     45      2.59%   $    248    $      2      0.81%
Loans receivable, net             311,561      19,634      6.30     269,296     16,206      6.02     219,961      12,791      5.82
Mortgage-backed securities         75,372       2,993      3.97     116,280      3,523      3.03     172,676       4,804      2.78
Investment securities             110,433       5,183      4.69     105,634      4,296      4.07      81,071       2,949      3.64
Restricted bank stock               6,272         326      5.20       6,500        223      3.43       7,055         156      2.21
                                 --------    --------   -------    --------   --------   -------    --------    --------   -------
  Total interest-earning
    assets                        504,221      28,162      5.59     499,447     24,293      4.86     481,011      20,702      4.30
                                 --------    --------   -------    --------   --------   -------    --------    --------   -------
Interest-bearing liabilities:
Demand deposits                    79,685       1,991      2.50      93,753      1,729      1.84     103,761       1,313      1.27
Savings deposits                   98,375       3,078      3.13     104,299      2,276      2.18     102,236       1,386      1.36
Time deposits                     173,798       7,514      4.32     142,740      5,145      3.60     120,834       3,809      3.15
Borrowings                        107,582       5,208      4.84     103,940      4,485      4.31     103,185       4,464      4.33
Junior subordinated debentures     10,187         611      6.00      10,187        611      6.00      10,190         611      6.00
                                 --------    --------   -------    --------   --------   -------    --------    --------   -------
  Total interest-bearing
    liabilities                   469,627      18,402      3.92     454,919     14,246      3.13     440,206      11,583      2.63
                                 --------    --------   -------    --------   --------   -------    --------    --------   -------
Net interest income                          $  9,760                         $ 10,047                          $  9,119
                                             ========                         ========                          ========
Net interest rate spread                                   1.67%                            1.73%                             1.67%
                                                        =======                          =======                           =======
Net earning assets               $ 34,594                          $ 44,528                         $ 40,805
                                 ========                          ========                         ========
Net yield on average
  interest-earning assets                                  1.94%                            2.01%                             1.90%
                                                        =======                          =======                           =======
Ratio of interest-earning
assets to interest bearing
liabilities                         107.4%                            109.8%                           109.3%
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

                                        FOR THE YEARS ENDED               FOR THE YEARS ENDED
                                            DECEMBER 31,                     DECEMBER 31,
                                            2006 V. 2005                     2005 V. 2004
                                   -----------------------------    -----------------------------
                                   INCREASE/DECREASE      TOTAL     INCREASE/DECREASE
                                         DUE TO          INCREASE/       DUE TO            TOTAL
                                   ------------------    -------    ------------------    INCREASE/
                                   VOLUME      RATE      DECREASE   VOLUME      RATE      DECREASE
                                   -------    -------    -------    -------    -------    -------
                                                           (IN THOUSANDS)
Interest-earning assets:
Interest bearing deposits and
 Federal funds sold                $   (37)   $    18    $   (19)   $    25    $    18    $    43
Loans receivable, net                2,954        474      3,428      2,941        474      3,415
Mortgage-backed securities          (1,141)       611       (530)    (1,641)       360     (1,281)
Investment securities                  686        201        887        946        401      1,347
Restricted bank stock                   (7)       110        103        (15)        82         67
                                   -------    -------    -------    -------    -------    -------
  Total interest-earning assets      2,455      1,414      3,869      2,256      1,335      3,591
                                   -------    -------    -------    -------    -------    -------
Interest-bearing liabilities:
Demand deposits                       (357)       619        262       (127)       543        416
Savings deposits                      (189)       991        802         40        850        890
Time deposits                        1,621        748      2,369        736        600      1,336
Borrowings                             172        551        723         37        (16)        21
Mandatory redeemable convertible
  debentures                            --         --         --         --         --         --
                                   -------    -------    -------    -------    -------    -------
  Total interest-bearing
    liabilities                      1,247      2,909      4,156        686      1,977      2,663
                                   -------    -------    -------    -------    -------    -------
Net interest income                $ 1,208    $(1,495)   $  (287)   $ 1,570    $  (642)   $   928
                                   =======    =======    =======    =======    =======    =======


COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2006 AND 2005

OVERVIEW

         Total assets decreased to $504.6 million at December 31, 2006 from $529.1 million at December 31, 2005, a decrease of $24.5 million, or 4.6%. This was the result of the Company refining the mix of its balance sheet in response to the current interest rate and economic environments. The investment portfolio was allowed to shrink in size and the cash flow was used to fund loans, pay down borrowings and repurchase Company common stock. Investment securities decreased by $40.8 million, or 20.2%, to $161.3 million at December 31, 2006 compared to $202.2 million at December 31, 2005. Loans receivable, net, increased by $18.6 million, or 6.2%, to $320.0 million at December 31, 2006, compared to $301.4 million at December 31, 2005. Short-term and long-term debt decreased by $14.4 million and stockholders' equity decreased by $10.1 million to $34.2 million at December 31, 2006 from $44.3 million at December 31, 2005. The decrease in stockholders' equity resulted from the Company repurchasing $14.0 million of its common stock during the year.

INVESTMENT SECURITIES

         Total investment securities decreased by $40.8 million, or 20.2%, to $161.3 million at December 31, 2006 from $202.2 million at December 31, 2005. Investment securities classified as available for sale decreased by $39.1 million, or 20.7%, to $149.6 million, while investment securities classified as held to maturity decreased by $1.8 million, or 13.3%, to $11.7 million. The decrease in our portfolio of securities resulted from securities maturing or being called and from repayments of mortgage backed securities; we used the proceeds to fund the growth in our loan portfolio, pay down borrowings and repurchase our common stock.

         In addition, at March 31, 2006, we determined that Fannie Mae Series F preferred stock was other-than-temporarily impaired and we recorded a charge of $145,000 to current earnings to reduce the amortized cost of this security to fair value at that date.

         In management's opinion, the remaining unrealized losses reflect changes in interest rates subsequent to the acquisition of specific securities. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of these securities.

LOANS

         Loans receivable, net of allowance for loan losses and deferred origination fees and costs, were $320.0 million at December 31, 2006, an increase of $18.6 million, or 6.2%, compared to the December 31, 2005 balance of $301.4 million. Loans receivable represented 63.5% of total assets at December 31, 2006, compared to 57.0% of total assets at December 31, 2005. During 2006, we emphasized the origination of commercial business and commercial real estate loans.

         Commercial real estate loans increased $21.7 million, or 16.2%, to $155.9 million at December 31, 2006, compared to $134.2 million at December 31, 2005. Commercial business loans (not secured by real estate) increased by $1.5 million, or 2.6%, to $59.7 million at December 31, 2006, from $58.2 million at December 31, 2005.

          Residential real estate loans decreased to $90.2 million at December 31, 2006, a decrease of $3.2 million, or 3.4%, compared to $93.4 million at December 31, 2005. The decrease resulted from a slow down in the housing market in the Lehigh Valley and surrounding areas during 2006 and from a slow down in refinancing activity as interest rates rose. Adjustable-rate mortgage loans comprise 79.6% of our residential mortgage loan portfolio. The current interest rate environment does not provide borrowers with an economic advantage to use adjustable rate loans and borrowers elect to take fixed-rate financing instead. We sell a majority of the fixed-rate residential mortgage loans that we originate because we do not wish to absorb the interest rate risk associated with these assets with long lives. We originated $14.6 million of fixed-rate residential mortgage loans with terms of 15 to 30 years during 2006 and sold $10.4 million of these loans to the secondary market.

         Consumer loans decreased by $1.1 million, or 6.0%, to $17.2 million at December 31, 2006, from $18.3 million at December 31, 2005.

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

         Our evaluation of the adequacy of the allowance for loan losses includes a review of all loans on a monthly basis. For residential mortgage loans and consumer loans, the primary factors used to determine the adequacy of the allowance are delinquency, collateral value, general economic conditions and, where applicable, individual borrower information that is known to us. For commercial loans and commercial real estate loans, the review includes financial performance of the borrower, payment history, collateral value, general economic conditions and more specific economic conditions affecting specific industries or business activities of the borrowers within the portfolio segments.

         The amount of the general portion of the allowance for loan losses is determined by applying loss factors to the outstanding loans in the portfolio. The amount of the factor applied to the loans is dependent upon the type of loan and management's assessment of the relative risk associated with that loan type. The factors may change from time to time if conditions or events warrant such change. American Bank commenced operations in 1997, and as of December 31, 2006 had recorded charge-offs on eight loans. In addition, we have had very limited amounts of loan delinquencies. As a result, we consider the past experience and knowledge of management, gained at other banking institutions where they have worked and the experience of our peer group, in determining our loss factors.

         Management maintains an allowance for loan losses that it considers adequate based on the evaluation process that it performs on a monthly basis. As part of this process, management considers it appropriate to maintain a portion of the allowance that is based on credit quality trends, loan volume, current economic trends and other uncertainties. This portion of the allowance for loan losses is recorded as a component of the general portion.

         At December 31, 2006 and December 31, 2005, we had an allowance for loan losses of $3.7 million and $3.4 million, respectively. Management believes that the allowance for loan losses at December 31, 2006 was sufficient to absorb losses inherent in the portfolio at that date. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and the results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions we used in making the determinations. Furthermore, while we believe we have established our existing allowance for loan losses in accordance with U. S. generally accepted accounting principles, there can be no assurance that the Pennsylvania Department of Banking or the Board of Governors of the Federal Reserve System, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that material increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Company's financial condition and results of operations.

DEPOSITS

Total deposits increased by $37,000, or 0.1%, to $369,995,000 at December 31, 2006 from the December 31, 2005 balance of $369,958,000. Non-interest bearing demand deposits increased $499,000, or 3.3%, to $15.9 million at December 31, 2006, from $15.4 million at December 31, 2005. Interest-bearing checking accounts decreased $13.1 million, or 14.5%, to $77.2 million, at December 31, 2006, compared to $90.3 million at December 31, 2005. Savings deposits, including money market accounts, decreased $36.7 million, or 33.4%, to $73.2 million at December 31, 2006, from the balance of $109.9 million at December 31, 2005. Total certificates of deposit increased by $49.3 million, or 32.1%, to $202.7 million from the December 31, 2005 balance of $153.4 million.

BORROWED MONEY

         Short-term borrowed money consists of federal funds purchased, overnight borrowings in the form of advances from the Federal Home Loan Bank of Pittsburgh ("FHLB") and securities sold under agreements to repurchase.

         The Bank purchases federal funds as needed directly from other banks on a nationwide basis. Generally, these borrowings are for one day at a rate agreed upon by the parties to the transaction. These borrowings are unsecured. Overnight funds are borrowings from the FHLB under an open repurchase agreement and renew daily at a rate determined by the FHLB. These borrowings are secured by the master borrowing agreement between the Bank and the FHLB. The Bank enters into agreements with customers as part of cash management services where the Bank sells securities to the customer overnight with the agreement to repurchase them at par. Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one day of the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The securities underlying the agreements are under the Bank's control and the fair value of the underlying securities are monitored on a daily basis.

         Federal funds purchased totaled $15.0 million at December 31, 2006. There were no federal funds purchased at December 31, 2005. Overnight borrowings from the FHLB totaled $475,000 at December 31, 2006, a decrease from the $4.2 million outstanding on December 31, 2005. Securities sold under agreements to repurchase totaled $12.0 million at December 31, 2006, an increase of $3.3 million, or 37.9%, from the total of $8.7 million at December 31, 2005.

         At December 31, 2006, long-term debt consisted of a $4.0 million loan due December 31, 2007 with interest at prime rate (as published in the Wall Street Journal) plus 100 basis points and resetting monthly. This loan was used to finance in part the repurchase of 1.4 million shares of the Company's common stock in February of 2006. Also included in long-term debt at December 31, 2006, is $57.5 million of fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB may, at its option, elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then-current 90 day LIBOR. If the FHLB does reprice the advance, the Bank has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2006 range from 2.74% to 6.07%, with a weighted average interest rate of 4.85%.

         American Bank is subject to maximum borrowing limitations with the FHLB based, in part, on the amount of qualifying assets American Bank holds in the form of residential mortgage loans and U.S. Government agency securities, including mortgage backed securities. As of December 31, 2006 American Bank's maximum borrowing capacity was $229.2 million, of which $171.0 million was available.

JUNIOR SUBORDINATED MANDATORY REDEEMABLE CONVERTIBLE DEBENTURES

         On April 26, 2002, American Bank Incorporated issued $10.2 million principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"). American Bank Incorporated owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10.2 million of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by American Bank Incorporated after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the trust preferred securities may elect to convert the preferred securities into common stock of American Bank Incorporated at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,198,494 shares of common stock at December 31, 2006. American Bank Incorporated's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by American Bank Incorporated of the Trust's obligations under the preferred securities.

         The trust and the underlying securities are subject to Financial Accounting Standards Board Interpretation No. 46R ("FIN 46R"), which provides guidance for the consolidation of variable interest entities ("VIEs"). Management determined that under the provisions of FIN 46, American Capital Trust I was required to be de-consolidated as of March 31, 2004. After adoption of FIN 46, the junior subordinated debentures issued to the Trust continue to be reported on the Consolidated Balance Sheets as "Long-term debt." American Bank Incorporated's equity interest in the Trust of $315,000 (which was eliminated in consolidation prior to adoption of FIN 46R) is reported in "Other assets." Please refer to Note 10 to the Consolidated Financial Statements for additional discussion of FIN 46R.

         The debentures qualify as Tier 1, or core capital of American Bank Incorporated, subject to a 25% of capital limitation under risk-based capital guidelines developed by the Federal Reserve Board. The portion that exceeds the 25% of capital limitation qualifies as Tier 2, or supplementary capital of American Bank Incorporated. At December 31, 2006 the entire $10.2 million of the debentures outstanding qualified as Tier 1 capital of American Bank Incorporated. The Federal Reserve Board ("FRB") has indicated that the preferred securities will continue to qualify as Tier I Capital, subject to the above noted limitations, until further notice. Should the FRB determine that the preferred securities no longer qualify as Tier I capital, American Bank Incorporated has the right to call the entire issue.

STOCKHOLDERS' EQUITY

         Stockholders' equity at December 31, 2006 was $34.2 million, a decrease of $10.1 million, or 22.8%, from the December 31, 2005 balance of $44.3 million. This decrease was attributable to the repurchase of 1.6 million shares of Company stock for $14.0 million during the year. This decrease was partially off-set by net income of $2.8 million, shares purchased under the dividend reinvestment and stock purchase plan ("DRIP") of $1.0 million and an increase in other comprehensive income of $1.3 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NET INCOME

         For the year ended December 31, 2006, we reported net income of $2.8 million, or $0.46, per basic share and $0.43 per diluted share for a return on average assets of 0.54% and a return on average equity of 8.02%. This was a decrease of $701,000, or 19.9%, from net income of $3.5 million for the year ended December 31, 2005, or $0.48 per basic share and $0.45 per diluted share. The decrease in net income was primarily the result of decreases of $287,000 in net interest income, $788,000 in other income and by an increase of $189,000 in other expense.

NET INTEREST INCOME

         Net interest income, which is the sum of interest and certain loan origination fees generated by interest-earning assets minus interest paid on deposits and other funding sources, is the principal source of our earnings. Net interest income decreased by $287,000, or 2.9%, to $9.8 million for the year ended December 31, 2006, as compared to $10.0 million for the year ended December 31, 2005. Average interest-earning assets grew to $504.2 million for the year ended December 31, 2006, an increase of $4.8 million, or 1.0%, as compared to the average of $499.4 million for the year ended December 31, 2005. Average interest-bearing liabilities grew to $469.6 million for the year ended December 31, 2006, an increase of $14.7 million, or 3.2%, compared to the average of $454.9 million for the year ended December 31, 2005. The yield on average interest-earning assets was 5.59% for the year ended December 31, 2006, an increase of 73 basis points from the yield of 4.86% for the year ended December 31, 2005. The increase in the yield on earning assets resulted from the current interest rate environment and American Bank's continued efforts to increase the size of the loan portfolio as a percent of total assets. The cost of funds was 3.92% for the year ended December 31, 2006, an increase of 79 basis points from the cost of 3.13% for the year ended December 31, 2005. The increase in the cost of funds resulted from the current interest rate environment and our strategy of pricing fixed maturity and non-maturity deposits in the top 5% of financial institutions nationwide. As interest rates have risen, our cost of funds has risen at a slightly faster rate than the yield on our earning assets. Our net interest margin (net interest income as a percentage or average interest-earning assets) decreased seven basis points, to 1.94%, for the year ended December 31, 2006, as compared to 2.01%, for the year ended December 31, 2005.

PROVISION FOR LOAN LOSSES

         Management records a provision for loan losses in amounts that result in an allowance for loan losses that management believes is sufficient to absorb losses inherent in the loan portfolio. Management's evaluation includes such factors as past loan loss experience, economic conditions, delinquency statistics and re-evaluation of the credit quality of the loans in the portfolio. During the year ended December 31, 2006, the provision for loan losses amounted to $349,000, a decrease of $275,000, or 44.1%, from the $624,000 provision for the year ended December 31, 2005. The decrease in the provision in the current year was primarily the result of the continued favorable performance of our loans outstanding and a decrease in loans originated during the year. At December 31, 2006, the allowance for loan losses as a percentage of outstanding loans was 1.12%, the same percentage as at December 31, 2005. Management considers the allowance for loan losses at December 31, 2006 to be adequate for the inherent risks of loss in its loan portfolio at that date.

OTHER INCOME

         Total other income for the year ended December 31, 2006 was $755,000, a decrease of $788,000, or 51.1%, compared to $1.5 million for the year ended December 31, 2005. Service charges on deposit accounts decreased to $192,000 for the year 2006, compared to $200,000 for the year 2005. Net realized gains on sale of loans decreased $70,000, or 55.1%, to $57,000 in 2006 compared to $127,000 in 2005. The decrease in gains on sale of loans reflects the slow down in the housing market in the Lehigh Valley, the result of rising interest rates. Net losses on securities available for sale totaled $79,000 for the year ended December 31, 2006, compared to a net gain of $263,000 for year 2005. During the fourth quarter of 2005, the Company sold $3.4 million of common stock of financial institutions held for investment purposes and realized $588,000 of gain. These securities were sold to generate cash to repurchase a block of the Company's shares of common stock in a private transaction. Other non-interest income is comprised primarily of income from automated teller machine fees, safe deposit box rental fees, wire transfer fees, sales of checks and checkbooks and other fee income on loans. Other fee income decreased by $371,000, or 60.4%, to $243,000 for the year ended December 31, 2006 compared to $614,000 for the year ended December 31, 2005. During the year 2005, the Company generated $357,000 from one transaction in which the borrower paid fees to satisfy the contractual terms of a loan secured by computer and other equipment.

OTHER EXPENSE

         Other expense for the year ended December 31, 2006 increased $189,000, or 3.2%, to $6.1 million as compared to $5.9 million for the year ended December 31, 2005. Our efficiency ratio (other expense divided by the sum of net interest income and other income) increased to 56.7% for the year ended December 31, 2006, as compared to 50.6% for the year ended December 31, 2005. This was primarily the result of the decrease in other income during the year 2006. Salaries, wages and benefits for the year ended December 31, 2006 totaled $2.6 million, an increase of $139,000, or 5.6%, as compared to salaries and wages for the year ended December 31, 2005, primarily the result of merit based pay raises and increases in the cost of benefit plans provided to employees. Marketing and business development costs decreased $33,000 due largely to decreases in advertising expense. Professional fees increased by $63,000, or 25.4%, to $311,000 for the year ended December 31, 2006, compared to $248,000 for the year ended December 31, 2005 primarily from legal, accounting and consulting fees paid in connection with the repurchase of 1.4 million shares of Company stock in a private transaction and from the Company' change of independent registered public accounting firms during the year. Pennsylvania bank shares tax increased $67,000, to $339,000, the result of a higher amount of capital subject to tax in 2006 compared to 2005.

INCOME TAX EXPENSE

         Income tax expense for the year ended December 31, 2006 amounted to $1.3 million, a decrease of $288,000 from the $1.6 million incurred for the year ended December 31, 2005, due primarily to the decrease in pretax income. Our effective tax rate for the year 2006 was 31.1%, as compared to 30.7% for 2005. The benefit realized from income with preferential tax treatment was less in 2006 than in 2005.

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

         We monitor our liquidity position on an ongoing basis and report regularly to the Board of Directors the level of liquidity as compared to minimum levels established by Board policy. As of December 31, 2006, our level of liquidity was in excess of the minimum established by Board policy.

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

         Quantitative measures established by regulation to ensure capital adequacy require American Bank Incorporated and American Bank to maintain minimum amounts and ratios (set forth in the tables below) of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets. As of December 31, 2006, American Bank Incorporated and American Bank exceeded all applicable capital adequacy requirements.

         At December 31, 2006, American Bank's actual and required minimum capital ratios were as follows:

                                                                       REQUIRED FOR CAPITAL    REQUIRED TO BE CONSIDERED
                                                    ACTUAL               ADEQUACY PURPOSES        "WELL CAPITALIZED"
                                           ----------------------     ----------------------     --------------------
                                            AMOUNT        PERCENT      AMOUNT       PERCENT       AMOUNT      PERCENT
                                           --------      --------     --------      --------     --------    --------
                                                                      (DOLLARS IN THOUSANDS)
As of December 31, 2006:
Total Capital (to risk weighted assets)    $ 45,237         12.36%    $  29,281         8.00%    $ 36,601       10.00%
Tier I Capital (to risk weighted assets)     41,503         11.34        14,640         4.00       21,961        6.00
Tier I Capital (to average assets)           41,503          8.22        20,190         4.00       25,238        5.00

         At December 31, 2006, American Bank Incorporated's actual and required minimum capital ratios were as follows:

                                                                       REQUIRED FOR CAPITAL
                                                    ACTUAL               ADEQUACY PURPOSES
                                           ----------------------     --------      --------
                                            AMOUNT        PERCENT      AMOUNT       PERCENT
                                           --------      --------     --------      --------
                                                        (DOLLARS IN THOUSANDS)
As of December 31, 2006:
Total Capital (to risk weighted assets)    $ 47,990         12.89%    $  29,789        8.00%
Tier I Capital (to risk weighted assets)     43,140         11.59        14,894        4.00
Tier I Capital (to average assets)           43,140          8.45        20,413        4.00

COMMITMENTS AND OFF BALANCE SHEET OBLIGATIONS

         American Bank Incorporated's consolidated financial statements do not reflect various commitments that are made in the normal course of business, which may involve some liquidity risk. These commitments consist mainly of unfunded loans and letters of credit made under the same standards as on-balance sheet instruments. Unused commitments at December 31, 2006 totaled $57.7 million. This consisted of $12.9 million in commitments to fund commercial business, commercial real estate, residential real estate and commercial and residential construction loans, $37.3 million under lines of credit, including $5.6 million in home equity lines of credit and $5.5 million in standby letters of credit. Because these commitments have a fixed maturity date and because many of them will expire without being drawn upon, they do not generally present any significant liquidity risk to American Bank Incorporated.

         Management believes that any amounts actually drawn upon can be funded in the normal course of operations. American Bank Incorporated has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

CONTRACTUAL OBLIGATIONS AND CAPITAL RESOURCES

         The following table represents American Bank Incorporated's aggregate on- and off-balance sheet contractual obligations to make future payments as of December 31, 2006.

                                        DUE AFTER      DUE AFTER
                                       DECEMBER 31,   DECEMBER 31,
                          DUE BY       2007 THROUGH   2009 THROUGH     DUE AFTER
                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                            2007           2009          2011            2011        TOTAL
                          --------       --------       --------       --------     --------
                                                (IN THOUSANDS)
Time deposits             $165,734       $ 21,504       $ 15,479       $     --       $202,717
Short-term debt             27,616             --             --             --         27,616
Long-term debt              19,129            105         27,500         15,000         61,734
Junior subordinated
debentures                      --             --             --         10,503         10,503
Operating leases               387            826            832            399          2,444
                          --------       --------       --------       --------       --------
  Total                   $212,866       $ 22,435       $ 43,811       $ 25,902       $305,014
                          ========       ========       ========       ========       ========

         American Bank Incorporated is not aware of any known trends or any known demands, commitments, events or uncertainties which would result in any material increase or decrease in liquidity.

         The greater the capital resources, the more likely we will be able to meet our cash obligations and unforeseen expenses. Stockholders' equity at December 31, 2006 totaled $34.2 million and was in excess of our required regulatory capital levels.

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

         During the year ended December 31, 2006, we charged off three loans totaling approximately $8,000 and classified one loan as non-performing and impaired but not requiring an impairment charge. At December 31, 2006, we had three loans classified as non-performing and in the process of being resolved. Two of the loans which are to one borrower were classified as non-performing in the year 2004. At December 31, 2006, we had four loans with unpaid balances of $249,000 that were delinquent more than 30 days and still accruing interest. During the year ended December 31, 2006, we did not charge off any loans and did not record impairment charges on any loans. At December 31, 2005, we had two loans, to one borrower, classified as non-performing and in the process of being resolved, no loans delinquent more than 30 days and still accruing interest and no assets acquired in settlement of loans. The two loans classified as non-performing at December 31, 2005, were classified as non-performing at December 31, 2004. The borrower on these loans has filed for protection under the U. S. Bankruptcy Code.

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

         Real estate acquired by American Bank as a result of foreclosure or by deed in lieu of foreclosure would be classified as real estate acquired in settlement of loans until sold. At December 31, 2006 and 2005, we had no real estate acquired in settlement of loans.

RESTRUCTURED LOANS

         Under U.S. Generally Accepted Accounting Principles ("GAAP"), American Bank is required to account for certain loan modifications or restructurings as "troubled debt restructurings." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if American Bank, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings and troubled debt restructurings do not necessarily result in non-accrual loans. We had no restructured loans as of December 31, 2006.

ASSET CLASSIFICATION

         The Pennsylvania Department of Banking and Board of Governors of the Federal Reserve System have adopted various regulations regarding problem assets of banking institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, regulatory examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: "Substandard," "Doubtful," and "Loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the weaknesses of "Substandard" assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values questionable, and there is a high probability of loss, although the amount of such loss may not be determinable at such time. An asset classified as "Loss" is considered uncollectible and of such little value that continuance as an asset of American Bank is not warranted. If an asset or portion thereof is classified as "Loss," we must establish a specific allowance for loss for the amount of the portion of the asset classified as "Loss." All or a portion of general loan loss allowances established to cover possible losses related to assets classified "Substandard" or "Doubtful" can be included in determining our regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as "Special Mention" and monitored by us.

         At December 31, 2006, the aggregate amount of our assets classified as "Special Mention" and "Substandard" were $1,746,200 and $-0-, respectively. No assets were classified as "Doubtful," and $39,000 of assets were classified as "Loss."

IMPACT OF NEW ACCOUNTING STANDARDS

         In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and
140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

            In September 2006, the FASB issued FAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). FAS No. 158 requires that a company recognize the overfunded or underfunded status of its defined benefit post retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position and that it recognize changes in the funded status in the year in which the changes occur through other comprehensive income. FAS No. 158 also requires the measurement of defined benefit plan assets and obligations as of the fiscal year-end, in addition to footnote disclosures. On December 31, 2006, the Company adopted FAS No. 158, except for the measurement provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

         In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This Interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This Interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations.

         In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 ("EITF 06-4"), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that is associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations or financial condition.

         In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5 ("EITF 06-5"), Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations or financial condition.

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

                        COMMON STOCK AND RELATED MATTERS

         We began paying a cash dividend to stockholders in March 2004. Historically, we have paid dividends annually on our common stock. We began paying dividends quarterly during 2006. Payment of dividends on American Bank Incorporated's common stock is subject to determination and declaration by the Board of Directors and depends upon a number of factors, including capital requirements, regulatory limitations on the payment of dividends, American Bank Incorporated's results of operations and financial condition, tax considerations and general economic conditions. No assurance can be given that cash dividends will continue to be declared and paid or, if declared, what the amount of dividends will be.

         Our shares of common stock are listed for trading on the Nasdaq Capital Market under the symbol "AMBK." As of March 19, 2007, we had seven registered market makers, 682 stockholders of record (excluding the number of persons or entities holding stock in street name through various brokerage firms), and 5,948,157 shares outstanding.

         The following tables set forth market price and dividend information for the common stock for the last two fiscal years.

YEAR ENDED DECEMBER 31, 2006        HIGH           LOW       CASH DIVIDENDS DECLARED
----------------------------     ---------       --------    -----------------------
Fourth Quarter                   $    9.05       $   8.17       $   0.04
Third Quarter                         9.37           8.63           0.04
Second Quarter                       10.50           8.50           0.04
First Quarter                        10.25           8.30           0.12


YEAR ENDED DECEMBER 31, 2005        HIGH           LOW       CASH DIVIDENDS DECLARED
----------------------------     ---------       --------    -----------------------

Fourth Quarter                   $    9.05       $   8.17       $     --
Third Quarter                         9.37           8.63             --
Second Quarter                       10.50           8.50             --
First Quarter                        10.25           8.30           0.11

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




Board of Directors and Stockholders
American Bank Incorporated

We have audited the accompanying consolidated balance sheet of American Bank Incorporated and subsidiaries as of December 31, 2006, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying consolidated financial statements of American Bank Incorporated and subsidiaries as of December 31, 2005, and for the year then ended, were audited by other auditors whose report thereon dated March 3, 2006, expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.


/s/ S.R. Snodgrass, A.C.


Wexford, PA
March 14, 2007

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders
American Bank Incorporated
Allentown, Pennsylvania


         We have audited the consolidated balance sheet of American Bank Incorporated and its subsidiaries as of December 31, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the 2005 consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bank Incorporated and its subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                   /s/ BEARD MILLER COMPANY LLP

Beard Miller Company LLP
Reading, Pennsylvania
March 3, 2006

AMERICAN BANK INCORPORATED
================================================================================

CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                    --------------------------
                                                                                       2006            2005
                                                                                    ---------        ---------
                                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
   Cash and due from banks                                                              $   3,047     $   3,727
   Interest bearing deposit with bank                                                         256            55
                                                                                        ---------     ---------
       Cash and Cash Equivalents                                                            3,303         3,782
   Securities available for sale                                                          149,636       188,691
   Securities held to maturity, fair value 2006 $12,070; 2005 $14,012                      11,709        13,482
   Loans receivable, net of allowance for loan losses 2006 $3,734; 2005 $3,393            319,969       301,394
   Restricted investments in bank stocks                                                    5,067         6,452
   Bank owned life insurance                                                                9,208         8,866
   Premises and equipment, net                                                                893           871
   Accrued interest receivable                                                              2,750         2,709
   Other assets                                                                             2,060         2,853
                                                                                        ---------     ---------

       TOTAL ASSETS                                                                     $ 504,595     $ 529,100
                                                                                        =========     =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Deposits:
      Non-interest bearing                                                              $  15,854     $  15,355
      Interest-bearing                                                                    353,141       353,603
                                                                                        ---------     ---------

       Total Deposits                                                                     368,995       368,958
   Short-term debt                                                                         27,616        12,921
   Long-term debt                                                                          61,734        90,848
   Junior subordinated debentures                                                          10,503        10,187
   Accrued interest payable                                                                   871           817
   Other liabilities                                                                          657         1,024
                                                                                        ---------     ---------
       TOTAL LIABILITIES                                                                  470,376       484,755
                                                                                        ---------     ---------

STOCKHOLDERS' EQUITY

   Preferred stock, par value $.10 per share; authorized 5,000,000 shares;                     --            --
      issued and outstanding -0- shares
   Common stock, par value $.10 per share; authorized 15,000,000 shares; 2006 issued
      7,687,928 shares, outstanding 6,020,026 shares; 2005 issued 7,551,249
      shares, outstanding 7,461,284 shares                                                    769           755
   Paid-in capital                                                                         36,239        35,157
   Treasury stock, at cost (1,667,902 shares in 2006, 89,401 shares in 2005)              (14,748)         (789)
   Unearned ESOP shares, at cost (22,523 shares in 2006, 25,087 shares in 2005)              (178)         (200)
   Allocated but unvested shares in SERP, at cost (12,713 shares in 2006, 12,713
      shares in 2005)                                                                        (109)         (109)
   Retained earnings                                                                       10,980        10,072
   Accumulated other comprehensive income (loss)                                            1,266          (541)
                                                                                        ---------     ---------
       TOTAL STOCKHOLDERS' EQUITY                                                          34,219        44,345
                                                                                        ---------     ---------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 504,595     $ 529,100
                                                                                        =========     =========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
================================================================================

CONSOLIDATED STATEMENTS OF INCOME

                                                                       YEARS ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    2006                   2005
                                                                  --------               --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Loans receivable, including fees                               $ 19,634               $ 16,206
   Securities, taxable                                               8,502                  8,042
   Interest-bearing deposit with bank                                   26                     45
                                                                  --------               --------
       TOTAL INTEREST INCOME                                        28,162                 24,293
                                                                  --------               --------
INTEREST EXPENSE
   Deposits                                                         12,583                  9,150
   Short-term debt                                                   1,796                    165
   Long-term debt                                                    3,412                  4,320
   Junior subordinated debentures                                      611                    611
                                                                  --------               --------
       TOTAL INTEREST EXPENSE                                       18,402                 14,246
                                                                  --------               --------
       NET INTEREST INCOME                                           9,760                 10,047

PROVISION FOR LOAN LOSSES                                              349                    624
                                                                  --------               --------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES           9,411                  9,423
                                                                  --------               --------

OTHER INCOME
   Service fees                                                        192                    200
   Net realized gains on sale of residential mortgage loans             57                    127
   Net gains (losses) on securities available for sale                 (79)                   263
   Earnings on bank owned life insurance                               342                    339
   Other                                                               243                    614
                                                                  --------               --------
       TOTAL OTHER INCOME                                              755                  1,543
                                                                  --------               --------
OTHER EXPENSES
   Salaries, wages and benefits                                      2,635                  2,496
   Occupancy                                                           848                    843
   Equipment and data processing                                       602                    658
   Marketing and business development                                  171                    204
   Loan origination and product management                             412                    424
   Professional services                                               311                    248
   Pennsylvania bank shares tax                                        339                    272
   Other                                                               740                    724
                                                                  --------               --------
       TOTAL OTHER EXPENSES                                          6,058                  5,869
                                                                  --------               --------
       INCOME BEFORE INCOME TAXES                                    4,108                  5,097

INCOME TAXES                                                         1,277                  1,565
                                                                  --------               --------
       NET INCOME                                                 $  2,831               $  3,532
                                                                  ========               ========
NET INCOME PER COMMON SHARE
   Basic                                                          $   0.46               $   0.48
                                                                  ========               ========
   Diluted                                                        $   0.43               $   0.45
                                                                  ========               ========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
================================================================================

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005


                                 SHARES OF                                  TREASURY,                   ACCUMULATED
                                  COMMON                                    ESOP AND                       OTHER
                                  STOCK          COMMON       PAID-IN         SERP         RETAINED    COMPREHENSIVE
                               OUTSTANDING       STOCK        CAPITAL        SHARES        EARNINGS     INCOME (LOSS)      TOTAL
                               -----------    -----------   -----------    -----------    -----------    -----------    -----------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE - DECEMBER 31, 2004      7,222,538    $       722   $    32,720    $      (118)   $     7,336    $     1,250    $    41,910
                                                                                                                        -----------
Comprehensive income:
    Net income                          --             --            --             --          3,532             --          3,532
    Net change in unrealized
       losses on  securities
       available for
       sale, net of
       reclassification
       adjustment and tax
       effect                           --             --            --             --             --         (1,791)        (1,791)
                                                                                                                        -----------

    TOTAL COMPREHENSIVE
      INCOME                                                                                                                  1,741
                                                                                                                        -----------

Purchase of shares into
  Treasury                         (89,401)            --            --           (789)            --             --           (789)
Purchase of shares by SERP              --             --            --           (109)            --             --           (109)
Purchase of shares by ESOP              --             --            --           (110)            --             --           (110)
Allocation of shares by ESOP            --             --            --             28             --             --             28
Dividends declared ($0.12
  per share)                            --             --            --             --           (796)            --           (796)
Dividends reinvested                80,317              8           599             --             --             --            607
Optional purchase through
  DRIP                             235,830             24         1,758             --             --             --          1,782
Exercise of stock options           12,000              1            80             --             --             --             81
                               -----------    -----------   -----------    -----------    -----------    -----------    -----------

BALANCE - DECEMBER 31, 2005      7,461,284            755        35,157         (1,098)        10,072           (541)        44,345
                                                                                                                        -----------

Comprehensive income:
    Net income                          --             --            --             --          2,831             --          2,831
    Net change in unrealized
      gains on securities
      available for sale, net
      of reclassification
      adjustment and tax
      effect                            --             --            --             --             --          1,807          1,807
                                                                                                                        -----------

    TOTAL COMPREHENSIVE
      INCOME                                                                                                                  4,638
                                                                                                                        -----------

Stock option expense                    --             --            59             --             --             --             59
Purchase of shares into
  Treasury                      (1,578,501)            --            --        (13,959)            --             --        (13,959)
Allocation of shares by ESOP            --             --            --             22             --             --             24
Dividends declared ($0.24
  per share)                            --             --            --             --         (1,923)            --         (1,923)
Dividends reinvested               137,243             14         1,023             --             --             --          1,037
Optional purchase through
  DRIP                                  --             --            --             --             --             --             --
                               -----------    -----------   -----------    -----------    -----------    -----------    -----------
BALANCE - DECEMBER 31, 2006      6,020,026    $       769   $    36,239    $   (15,035)   $    10,980    $     1,266    $    34,219
                               ===========    ===========   ===========    ===========    ===========    ===========    ===========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                                 -------------------------
                                                                                   2006             2005
                                                                                 --------         --------
                                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                    $  2,831         $  3,532
   Adjustments to reconcile net income to net cash provided by operating activities:
         Provision for loan losses                                                    349              624
         Depreciation and amortization                                                443              480
         Proceeds from sale of residential mortgage loans held for sale            10,467           13,919
         Net realized gains on sale of loans                                          (57)            (127)
         Originations of residential mortgage loans held for sale                 (10,410)         (13,792)
         Net amortization of securities premiums and discounts                      1,290            1,541
         Net (gains) losses on available for sale securities                           79             (263)
         Deferred tax benefit                                                        (291)            (218)
         Income tax benefit on stock options exercised                                 --               14
         Earnings on bank owned life insurance                                       (342)            (339)
         Allocation of ESOP shares                                                     22               28
         (Increase) decrease in accrued interest receivable and other assets          326           (1,026)
         Decrease in accrued interest payable and other liabilities                  (554)            (680)
                                                                                 --------         --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                                  4,153            3,693
                                                                                 --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
   Securities available for sale:
      Purchases                                                                   (12,764)         (82,044)
      Maturities and principal repayments                                          47,352           72,076
      Sales                                                                         5,965           38,236
   Securities held to maturity:
      Purchases                                                                    (1,362)         (10,099)
      Maturities and principal repayments                                           3,005           10,056
   Net increase in loans receivable                                               (18,966)         (59,670)
   Purchases of premises and equipment                                               (320)            (188)
   Purchases of restricted investments in bank stocks                             (11,088)          (3,398)
   Redemption of restricted investments in bank stocks                             12,473            3,833
                                                                                 --------         --------
         NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                       24,295          (31,198)
                                                                                 --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net decrease in demand and savings deposits                                    (49,253)          (3,500)
   Net increase in time deposits                                                   49,290           26,726
   Net increase in short-term debt                                                 14,695            5,930
   Proceeds form long-term debt                                                     4,000               --
   Repayments on long-term debt                                                   (33,114)          (5,247)
   Proceeds from exercise of stock options                                             --               67
   Dividends paid                                                                    (586)            (796)
   Purchase of common stock-Treasury, ESOP and SERP                               (13,959)          (1,008)
                                                                                 --------         --------
         NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                      (28,927)          24,561
                                                                                 --------         --------
         NET DECREASE IN CASH AND CASH EQUIVALENTS                                   (479)          (2,944)

CASH AND CASH EQUIVALENTS - BEGINNING                                               3,782            6,726
                                                                                 --------         --------
CASH AND CASH EQUIVALENTS - ENDING                                               $  3,303         $  3,782
                                                                                 ========         ========

SUPPLEMENTARY CASH FLOWS INFORMATION
   Interest paid                                                                 $ 18,348         $ 14,074
                                                                                 ========         ========
   Income taxes                                                                  $  2,037         $  1,875
                                                                                 ========         ========

See notes to consolidated financial statements.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

American Bank Incorporated (the "Company") was formed to become the holding company of American Bank (the "Bank"). The consolidated financial statements include the accounts of American Bank Incorporated and its wholly-owned subsidiaries American Bank and American Capital Trust I, a trust formed for the purpose of issuing the mandatory redeemable debentures on behalf of the Company (for additional information, see Note 10). All material intercompany transactions have been eliminated. The Company is subject to regulation and supervision by the Federal Reserve Bank.

The Bank was incorporated September 3, 1996 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank commenced operations on June 5, 1997 and provides full banking services. The Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

ESTIMATES

     The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, assessment of other than temporary impairment of investment securities and the valuation of deferred tax assets.

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

PRESENTATION OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits with banks.

SECURITIES

     Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

SECURITIES (CONTINUED)

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

RESIDENTIAL MORTGAGE LOANS HELD FOR SALE

     Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in other income. Servicing rights are not retained on residential mortgage loans sold. There were no loans held for sale at December 31, 2006 and 2005.

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

     The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. A component is maintained to cover uncertainties that could affect management's estimate of probable losses. This component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the assets estimated useful lives. Leasehold improvements are depreciated over the estimated useful life of the improvement. The estimated useful lives for calculating depreciation are as follows:

                                                                         YEARS
                                                                        -------
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

BANK OWNED LIFE INSURANCE

     The Company invests in bank owned life insurance ("BOLI") as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies in the amount of $9,208,000 and $8,866,000 at December 31, 2006 and 2005, respectively.
     Income from the increase in cash surrender value of the policies is included in other income on the income statement. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as non-interest income.

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

ADVERTISING COSTS

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising costs of $84,000 and $80,000 are included in marketing and business development expenses for the years ended December 31, 2006 and 2005, respectively.

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

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME (CONTINUED)

     The components of other comprehensive income (loss) and related tax effects are as follows:

                                                                               2006         2005
                                                                             -------      -------
                                                                                (IN THOUSANDS)
      Unrealized holding gains (losses) on securities available for sale     $ 2,658      $(2,452)
      Reclassification adjustment for net (gains) losses in net income            79         (263)
                                                                             -------      -------

             NET UNREALIZED GAINS (LOSSES)                                     2,737       (2,715)

      Tax expense (benefit)                                                     (930)         924
                                                                             -------      -------

             NET OF TAX AMOUNT                                               $ 1,807      $(1,791)
                                                                             =======      =======

STOCK-BASED COMPENSATION

     The Company adopted FASB Statement No 123(R) "Share Based Payment" on January 1, 2006 using the modified prospective method. Under the provisions of the modified prospective method, prior periods have not been restated. Prior to the adoption of FASB No 123(R), the Company followed Accounting Principles Board Opinion No 25, "Accounting For Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price equaled the market price on the underlying stock at the date of grant, no compensation expense was recognized.

     Pro forma information regarding net income and net income per share is required by FASB Statement No. 123(R), and has been determined as if the Company had accounted for its stock options under the fair value method of that statement for the year ended December 31, 2005. The weighted average fair value of options granted during 2006 and 2005 was $2.87 and $2.13, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                                2005
                                                                            -----------
                                                                          (IN THOUSANDS)
      Net income, as reported                                                $     3,532
      Total stock based employee compensation expense determined under fair value based method for all awards, net of related
         tax effects                                                                 (23)
                                                                             -----------

          PRO FORMA NET INCOME                                               $     3,509
                                                                             ===========

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                               2005
                                                            ----------
                   Earnings per share:
                        As reported:
                            Basic                           $     0.48
                            Diluted                               0.45
                        Pro forma:
                            Basic                                 0.47
                            Diluted                               0.45


     FASB 123(R) requires that the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for stock-based awards (excess tax benefits) be classified as financing cash flows. Prior to the adoption of FASB 123(R), such excess tax benefits were presented as operating cash flows. Accordingly, $20,000 excess tax benefits has been classified as a financing cash inflow for the year ended December 31, 2006 in the Consolidated Statements of Cash Flows.

NEW ACCOUNTING STANDARDS

     In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 155, Accounting for Certain Hybrid Instruments, as an amendment of FASB Statements No. 133 and
     140. FAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In March 2006, the FASB issued FAS No. 156, Accounting for Servicing of Financial Assets. This statement, which is an amendment to FAS No. 140, will simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities. Specifically, FAS No. 156 addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. FAS No. 156 also clarifies when an obligation to service financial assets should be separately recognized as a servicing asset or a servicing liability; requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; and permits an entity with a separately recognized servicing asset or servicing liability to choose either of the amortization or fair value methods for subsequent measurement. The provisions of FAS No. 156 are effective as of the beginning of the first fiscal year that begins after September 15, 2006. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In September 2006, the FASB issued FAS No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require or permit assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. FAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS (CONTINUED)

     In September 2006, the FASB issued FAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). FAS No. 158 requires that a company recognize the overfunded or underfunded status of its defined benefit post retirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position and that it recognize changes in the funded status in the year in which the changes occur through other comprehensive income. FAS No. 158 also requires the measurement of defined benefit plan assets and obligations as of the fiscal year-end, in addition tofootnote disclosures. On December 31, 2006, the Company adopted FAS No. 158, except for the measurement provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In June 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 is an interpretation of FAS No. 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. This Interpretation clarifies that management is expected to evaluate an income tax position taken or expected to be taken for likelihood of realization before recording any amounts for such position in the financial statement. FIN 48 also requires expanded disclosure with respect to income tax positions taken that are not certain to be realized. This Interpretation is effective for fiscal years beginning after December 15, 2006, and will require management to evaluate every open tax position that exists in every jurisdiction on the date of initial adoption. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations.


     In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-4 ("EITF 06-4"), Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. The guidance is applicable to endorsement split-dollar life insurance arrangements, whereby the employer owns and controls the insurance policy, that are associated with a postretirement benefit. EITF 06-4 requires that for a split-dollar life insurance arrangement within the scope of the issue, an employer should recognize a liability for future benefits in accordance with FAS No. 106 (if, in substance, a postretirement benefit plan exists) or Accounting Principles Board Opinion No. 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations or financial condition.

     In September 2006, the FASB reached consensus on the guidance provided by Emerging Issues Task Force Issue 06-5("EITF 06-5"), Accounting for Purchases of Life Insurance--Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact the adoption of the standard will have on the Company's results of operations or financial condition.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS:

     Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

American Bank is required to maintain reserve balances with the Federal Reserve Bank. The required reserve balances at December 31, 2006 and 2005 were $319,000 and $25,000, respectively.

NOTE 4 - SECURITIES

The amortized cost and approximate fair value of securities as of December 31, 2006 and 2005 are summarized as follows:


                                                                    DECEMBER 31, 2006
                                                -----------------------------------------------------
                                                                GROSS          GROSS
                                                 AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                                   COST         GAINS          LOSSES         VALUE
                                                ---------     ---------      ---------      ---------
                                                                   (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies                   $  59,490     $      --      $    (567)     $  58,923
     Mortgage-backed securities                    56,685           195           (264)        56,616
     U.S. Government agency preferred stock         2,161            74            (45)         2,190
     Common stock                                   5,735         2,545            (59)         8,221
     Trust preferred obligations                   23,099           134            (86)        23,147
      Other                                           550            --            (11)           539
                                                ---------     ---------      ---------      ---------

                                                $ 147,720     $   2,948      $  (1,032)     $ 149,636
                                                =========     =========      =========      =========

SECURITIES HELD TO MATURITY:
     Trust preferred obligations                $  10,539     $     375      $     (23)     $  10,891
      Mortgage-backed securities                    1,170             9             --          1,179
                                                ---------     ---------      ---------      ---------

                                                $  11,709     $     384      $     (23)     $  12,070
                                                =========     =========      =========      =========


AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES (CONTINUED)

                                                                   DECEMBER 31, 2005
                                                -----------------------------------------------------
                                                                GROSS          GROSS
                                                 AMORTIZED    UNREALIZED     UNREALIZED       FAIR
                                                   COST         GAINS          LOSSES         VALUE
                                                ---------     ---------      ---------      ---------
                                                                   (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies                   $  63,489     $      --      $    (813)     $  62,676
     Mortgage-backed securities                    90,036           169           (708)        89,497
     U.S. Government agency preferred stock         2,305            --           (224)         2,081
     Common stock                                   6,214           970             (8)         7,176
     Trust preferred obligations                   27,468            97           (304)        27,261
                                                ---------     ---------      ---------      ---------
                                                $ 189,512     $   1,236      $  (2,057)     $ 188,691
                                                =========     =========      =========      =========

SECURITIES HELD TO MATURITY:
     Trust preferred obligations                $  11,355     $     546      $     (24)     $  11,877
     Mortgage-backed securities                     1,577            17             --          1,594
     Other                                            550            --             (9)           541
                                                ---------     ---------      ---------      ---------
                                                $  13,482     $     563      $     (33)     $  14,012
                                                =========     =========      =========      =========

Proceeds from sales of securities available for sale totaled $5,965,000 and $38,236,000 in the years 2006 and 2005, respectively. Gross realized gains on the sale of securities available for sale totaled $66,000 and $682,000 for the years ended December 31, 2006 and 2005, respectively. Gross realized losses on the sale of securities available for sale totaled $-0- and $220,000 for the years ended December 31, 2006 and 2005, respectively. Not included in the 2006 and 2005 amounts above were other than temporary impairment charges of $145,000 and $199,000, in 2006 and 2005 respectively, which are discussed below.

Securities with a carrying value of $21,817,000 and $23,975,000 at December 31, 2006 and 2005, respectively, were pledged to secure advances from the Federal Home Loan Bank, public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES (CONTINUED)

The following table shows gross unrealized losses and fair value on securities, aggregated by category and length of time that individual securities have been in continuous unrealized loss positions, at December 31, 2006 and 2005.

                                                                     DECEMBER 31, 2006
                                    ------------------------------------------------------------------------------------
                                       LESS THAN 12 MONTHS           12 MONTHS OR MORE                    TOTAL
                                    ------------------------      ------------------------      ------------------------
                                      FAIR         UNREALIZED       FAIR        UNREALIZED        FAIR         UNREALIZED
                                      VALUE          LOSSES         VALUE         LOSSES          VALUE          LOSSES
                                    ---------      ---------      ---------      ---------      ---------      ---------
                                                                        (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies       $      --      $      --      $  58,923      $    (567)     $  58,923      $    (567)
     Mortgage-backed securities        12,661            (87)        19,584           (177)        32,245           (264)
     U.S. Government agency
         preferred stock                1,315            (45)            --             --          1,315            (45)
     Common stock                       2,191            (49)           119            (10)         2,310            (59)
     Trust preferred obligations           --             --          3,940            (86)         3,940            (86)
     Other                                239            (11)            --             --            239            (11)
                                    ---------      ---------      ---------      ---------      ---------      ---------

                                       16,406           (192)        82,566           (840)        98,972         (1,032)
                                    ---------      ---------      ---------      ---------      ---------      ---------

SECURITIES HELD TO MATURITY:
     Trust preferred obligations        3,538            (23)            --             --          3,538            (23)
                                    ---------      ---------      ---------      ---------      ---------      ---------


       TOTAL TEMPORARILY
           IMPAIRED SECURITIES      $  20,240      $    (215)     $  82,566      $    (840)     $ 102,806      $  (1,055)
                                    =========      =========      =========      =========      =========      =========


AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES (CONTINUED)

                                                                     DECEMBER 31, 2005
                                   ------------------------------------------------------------------------------------
                                     LESS THAN 12 MONTHS            12 MONTHS OR MORE                    TOTAL
                                   ------------------------      ------------------------      ------------------------
                                     FAIR         UNREALIZED       FAIR        UNREALIZED        FAIR        UNREALIZED
                                     VALUE          LOSSES         VALUE         LOSSES          VALUE         LOSSES
                                   ---------      ---------      ---------      ---------      ---------      ---------
                                                                     (IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE:
     U.S. Government agencies      $  35,530      $    (209)     $  27,146      $    (604)     $  62,676      $    (813)
     Mortgage-backed
     securities                       24,862           (149)        28,426           (559)        53,288           (708)
     U.S. Government agency
         preferred stock                  --             --          2,081           (224)         2,081           (224)
     Common stock                        122             (8)            --             --            122             (8)
     Trust preferred
     obligations                      10,745           (142)         4,989           (162)        15,734           (304)
                                   ---------      ---------      ---------      ---------      ---------      ---------

                                      71,259           (508)        62,642         (1,549)       133,901         (2,057)
                                   ---------      ---------      ---------      ---------      ---------      ---------

SECURITIES HELD TO MATURITY:
        Trust preferred
          obligations                  2,126            (23)             7             (1)         2,133            (24)
        Other                            241             (9)            --             --            241             (9)
                                   ---------      ---------      ---------      ---------      ---------      ---------

                                       2,367            (32)             7             (1)         2,374            (33)
                                   ---------      ---------      ---------      ---------      ---------      ---------

       TOTAL TEMPORARILY
          IMPAIRED SECURITIES      $  73,626      $    (540)     $  62,649      $  (1,550)     $ 136,275      $  (2,090)
                                   =========      =========      =========      =========      =========      =========

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

At March 31, 2006 management determined that Fannie Mae Series F preferred stock was other-than-temporarily impaired and recorded an impairment charge of $145,000. The dividend rate on this security resets every two years to a rate equal to the two-year Treasury note minus 16 basis points. The next reset date is March 31, 2008. The security does not have a maturity date. At March 31, 2006, management determined that this security was other than temporarily impaired when the market value did not recover as expected on the dividend reset date.

At December 31, 2005 management determined that Freddie Mac Series M preferred stock was other-than-temporarily impaired and recorded an impairment charge of $199,000 in the fourth quarter of 2005. The security pays dividends at the rate of the two-year Treasury note plus 10 basis points and resets every two years. The security does not have a maturity date. At December 31, 2005 the Company determined that this security was other than temporarily impaired based upon management no longer being able to determine when a recovery in market value is expected to occur and therefore not able to determine its intent and ability to hold the security until such recovery.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - SECURITIES (CONTINUED)

In management's opinion, the remaining unrealized losses at December 31, 2006 reflect changes in interest rates subsequent to the acquisition of specific securities. There were 111 securities available for sale and 40 securities held to maturity that are classified as temporarily impaired at December 31, 2006. The Company has the ability to hold these securities until maturity or market price recovery. Management believes that the unrealized losses represent temporary impairment of the securities.

The amortized cost and fair value of securities as of December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalty.

                                              HELD TO MATURITY        AVAILABLE FOR SALE
                                           ---------------------     ---------------------
                                           AMORTIZED      FAIR       AMORTIZED     FAIR
                                             COST         VALUE        COST        VALUE
                                           --------     --------     --------     --------
                                                           (IN THOUSANDS)
Due in one year or less                    $     --     $     --     $ 33,700     $ 33,372
Due after one year through five years            --           --       24,340       24,103
Due after five years through ten years           --           --        2,000        1,987
Due after ten years                          10,539       10,891       25,260       25,337
Mortgage-backed securities                    1,170        1,179       56,685       56,616
Common stock                                     --           --        5,735        8,221
                                           --------     --------     --------     --------

                                           $ 11,709     $ 12,070     $147,720     $149,636
                                           ========     ========     ========     ========

NOTE 5 - LOANS RECEIVABLE

The composition of net loans receivable at December 31, 2006 and 2005 is as follows:

                                                                       2006          2005
                                                                     ---------    ---------
                                                                          (IN THOUSANDS)
         Commercial                                                  $  59,707    $  58,184
         Commercial mortgage                                           155,870      134,191
         Residential mortgage                                           90,213       93,411
         Consumer                                                       17,207       18,265
                                                                     ---------    ---------

                                                                       322,997      304,051
         Net deferred loan costs                                           706          736
         Allowance for loan losses                                      (3,734)      (3,393)
                                                                     ---------    ---------

                NET LOANS RECEIVABLE                                 $ 319,969    $ 301,394
                                                                     =========    =========

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE (CONTINUED)

Summary of information related to impaired loans at December 31, 2006 and 2005 is as follows:

                                                                                                  2006           2005
                                                                                               ----------     ----------
                                                                                                      (IN THOUSANDS)
          Total Non-Accrual Loans                                                              $       68     $       41
                                                                                               ==========     ==========

          Interest income recognized on a cash basis on impaired loans                         $        3     $        2
                                                                                               ==========     ==========

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following table presents changes in the allowance for loan losses for the years ended December 31, 2006 and 2005:


                                                                                                  2006           2005
                                                                                               ----------     ----------
                                                                                                      (IN THOUSANDS)
          Balance, beginning                                                                   $    3,393     $    2,768
               Provision for loan losses                                                              349            624
               Charge-offs                                                                              8             --
               Recoveries                                                                              --              1
                                                                                               ----------     ----------

          Balance, ending                                                                      $    3,734     $    3,393
                                                                                               ==========     ==========

NOTE 7 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31, 2006 and 2005 are as follows:


                                                                                                  2006           2005
                                                                                               ----------     ----------
                                                                                                      (IN THOUSANDS)
          Leasehold improvements                                                               $      989     $      885
          Furniture, fixtures and equipment                                                         1,431          1,253
          Computer equipment                                                                        1,450          1,423
                                                                                               ----------     ----------

                                                                                                    3,874          3,561
          Accumulated depreciation                                                                 (2,981)        (2,690)
                                                                                               ----------     ----------

                                                                                               $      893     $      871
                                                                                               ============   ==========

Depreciation expense for the year ending December 31, 2006 and 2005, respectively is $291,000 and $333,000.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSITS

The components of deposits at December 31, 2006 and 2005 are as follows:


                                                                                                  2006           2005
                                                                                               ----------     ----------
                                                                                                      (IN THOUSANDS)
          Demand, non-interest bearing                                                         $   15,854     $   15,355
          Demand, interest-bearing                                                                 77,235         90,296
          Savings                                                                                  73,189        109,880
          Time, $100,000 and over                                                                  66,564         40,144
          Time, other                                                                             136,153        113,283
                                                                                               -----------    ----------

                                                                                               $  368,995     $  368,958
                                                                                               ==========     ==========

At December 31, 2006, the scheduled maturities of time deposits are as follows (in thousands):


          2007                                                                                 $  165,734
          2008                                                                                     12,838
          2009                                                                                      8,666
          2010                                                                                     13,703
          2011                                                                                      1,776
                                                                                               ----------
                                                                                               $  202,717
                                                                                               ==========

NOTE 9 - DEBT

The Bank purchases federal funds as needed directly from other banks on a nation-wide basis. Generally, these borrowings are for one day at a rate agreed upon by the parties to the transaction. These borrowings are unsecured. Overnight funds are borrowings from the FHLB under an open repurchase agreement and renew daily at a rate determined by the FHLB. These borrowings are secured by the master borrowing agreement between the Bank and the FHLB.

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

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - DEBT (CONTINUED)

Information concerning federal funds purchased, FHLB overnight advances and securities sold under agreements to repurchase is summarized as follows:

                                                                                                  YEARS ENDED
                                                                                                  DECEMBER 31,
                                                                                             2006               2005
                                                                                           --------            -------
                                                                                              (DOLLARS IN THOUSANDS)
          Ending balance                                                                    $27,490           $12,921
          Average balance during the year                                                    36,393             8,037
          Average interest rate during the year                                                4.93%             1.27%
          Maximum month-end balance during the year                                          59,048            12,391
          Weighted average interest rate at the end of the year                                4.28%             2.35%

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) which permits the Bank to obtain funding in the form of advances, subject to a maximum borrowing capacity of $288,220,000 of which $58,209,000 was outstanding at December 31, 2006.

Membership in the FHLB also requires that the Bank maintain a certain percentage of its assets in home mortgage assets, which may include mortgage-backed securities, and to purchase a certain amount of FHLB common stock. Both requirements follow formulas established by the FHLB and, at December 31, 2006, American Bank was in compliance with these requirements.

At December 31, 2006, long-term debt consisted of a $4,000,000 loan due December 31, 2007 with interest at prime rate (as published in the Wall Street Journal) plus 100 basis points and resetting monthly. This loan was used to finance in part the repurchase of 1.4 million shares of the Company' common stock in February of 2006. Also included in long-term debt at December 31, 2006, is $57,500,000 of fixed maturity advances with interest rates locked for certain periods of time, after which the FHLB may, at its option, elect to convert the advances to a variable rate of interest that resets quarterly and is based on a spread over the then current 90 day LIBOR. If the FHLB does reprice the advance, the Bank has the option to pay the advances back to the FHLB with no penalty. Interest rates on these advances at December 31, 2006 range from 2.74% to 6.07%, with a weighted average interest rate of 4.85%. Also at December 31, 2006, there is a $234,000 advance from the FHLB that amortizes principal monthly with a fixed interest rate of 5.26%. This advance matures on October 20, 2008.

Scheduled repayments of principal are as follows (in thousands):


                                                              WEIGHTED
                                                              AVERAGE
                                                 BALANCE       RATE
                                               ----------    ---------
          2007                                 $   19,119         3.33%
          2008                                        115         5.26
          2009                                         --           --
          2010                                     15,000         5.50
          2011                                     12,500         5.08
          Thereafter                               15,000         6.07
                                               ----------    ---------
                                               $   61,734         4.90%
                                               ==========    =========

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - JUNIOR SUBORDINATED DEBENTURES

On April 26, 2002, the Company issued $10,503,000 principal amount of 6.0% junior subordinated debentures due March 31, 2032 to American Capital Trust I (the "Trust"), a Delaware Business Trust. The Company owns all of the common equity of the Trust. The debentures are the sole asset of the Trust. The Trust issued $10,200,000 of 6.0% cumulative convertible trust preferred securities to investors. The trust preferred securities are callable by the Company after March 31, 2007, or earlier under certain conditions. The trust preferred securities must be redeemed at the maturity of the debentures on March 31, 2032. Holders of the preferred securities may elect to convert the preferred securities into common stock of the Company at any time, at a conversion ratio of one share of common stock for each preferred security. Preferred securities are convertible into 1,198,494 shares of common stock at December 31, 2006. The Company's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

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

NOTE 11 - LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Company leases the premises for its principal office and full service banking operation under a five-year operating lease agreement with a related party expiring November 2007. The Company has the option to extend the lease agreement for four additional five-year lease terms. The Company is responsible for its direct or proportionate share of real estate taxes, insurance, utilities and maintenance and repairs on the building. The lessor is the Chairman of the Board, President and Chief Executive Officer of the Company. In addition, the Company leases two vehicles under 36-month leases expiring May 2006 and an offsite disaster recovery facility with a lease expiring November 2007.

Future minimum lease payments by year are as follows:

                 MINIMUM ANNUAL   MINIMUM ANNUAL
                 LEASE PAYMENTS   LEASE PAYMENTS
                  TO RELATED         TO THIRD
                    PARTY            PARTIES           TOTAL
                  --------          --------         --------
                                 (IN THOUSANDS)
         2007     $    364          $     23         $    387
         2008           --                21               21
         2009           --                 1                1
                  --------          --------         --------
                  $    364          $     45         $    409
                  ========          ========         ========

Rental expense, which includes accruals for common charges, was $395,000 and $376,000 for the years ended December 31, 2006 and 2005, respectively, including $363,000 and $345,000, respectively, to the related party.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - EMPLOYMENT AGREEMENT

The Company entered into an employment agreement with its President and Chief Executive Officer which includes minimum annual salary commitments over a term of three years. The agreement automatically extends by one day for each day of the contract term and includes restrictions on competition and confidentiality.

NOTE 13 - STOCKHOLDERS' EQUITY

The Company maintains a dividend reinvestment and stock purchase plan to provide the shareholders of the Company with a convenient and economic method of investing cash dividends and optional cash payments in additional shares of the common stock of the Company. The plan was amended in February 2006 to discontinue the optional cash purchase provisions of the plan. The Company registered 2,127,275 shares of its common stock for sale under the plan.

On March 15, 2005, the Company announced a program to repurchase up to 375,000 shares of its outstanding common stock. The program does not have an expiration date. As of December 31, 2006 the Company has purchased 223,458 shares under the program.

On February 16, 2006, the Company entered into an agreement to purchase, and did purchase, 1,444,444 shares of its common stock at a per share price of $8.94 and an aggregate price of $12,913,330. The sellers were (i) the brother and mother of the Chief Executive Officer, both directors of the Company at the time of sale, and (ii)certain other family members of the Chief Executive Officer.

NOTE 14 - NET INCOME PER COMMON SHARE

The following table sets forth the computations of basic and diluted earnings per share for the years ended December 31, 2006 and 2005:

                                                                                  2006         2005
                                                                                --------     --------
                                                                                (IN THOUSANDS, EXCEPT
                                                                                   PER SHARE DATA)
         Numerator, basic earnings per share, net income                        $  2,831     $  3,532
         Interest paid on junior subordinated debentures, net of tax effect          403          403
                                                                                --------     --------
         Numerator, diluted earnings per share                                  $  3,234     $  3,935
                                                                                ========     ========
         Denominators:
              Average basic shares outstanding                                     6,219        7,420
              Average dilutive option effect                                          36           40
              Average dilutive mandatory redeemable debentures effect              1,198        1,198
                                                                                --------     --------
                AVERAGE DILUTED SHARES OUTSTANDING                                 7,453        8,658
                                                                                ========     ========
         Net income per common share:
              Basic                                                             $   0.46     $   0.48
                                                                                ========     ========
              Diluted                                                           $   0.43     $   0.45
                                                                                ========     ========

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - NET INCOME PER COMMON SHARE (CONTINUED)

Options to purchase 115,875 shares of common stock, ranging in price from $8.00 to $9.42, and 58,500 shares of common stock, ranging in price from $8.00 to $9.42, outstanding at December 31, 2006 and 2005, respectively, were not included in dilutive earnings per share since their exercise price exceeded the fair value of the related common stock.

NOTE 15 - EMPLOYEE BENEFITS

The Company has a 401(k) plan covering substantially all employees. The Company matches 50% of an employee's contribution on the first 6% of gross pay, up to a maximum of 3%. Additionally, discretionary contributions may be determined annually by the Board of Directors. The Company's contributions are expensed as costs are incurred. Total expense amounted to $56,000 and $55,000 for the years ended December 31, 2006 and 2005, respectively.

The Company has a Non-Qualified Stock Option Plan (the "Plan") that includes officers and independent directors. The Plan covers 391,302 shares of common stock. Options granted under the Plan will have an option price at least equal to the fair market value of the common stock on the date of the grant. The options expire not more than ten years after the date of the grant. Exercise and vesting dates and terms may vary and are specified at the date of the grant. Normal vesting of the options is three years.

Stock option transactions under the Plan were as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------------
                                                                2006                       2005
                                                      ----------------------     ----------------------
                                                                    WEIGHTED                   WEIGHTED
                                                                    AVERAGE                    AVERAGE
                                                                    EXERCISE                   EXERCISE
                                                       OPTIONS       PRICE        OPTIONS       PRICE
                                                      --------      --------     --------      --------
         Outstanding at the beginning of the year      184,088      $   7.06      183,088      $   6.87
              Granted                                   45,500          8.48       13,000          8.44
              Exercised                                     --            --      (12,000)         5.58
              Forfeited                                 (4,000)         8.50           --            --
                                                      --------      --------     --------      --------

         Outstanding at the end of the year            225,588      $   7.32      184,088      $   7.06
                                                      ========      ========     ========      ========

         Exercisable at December 31                    157,088      $   6.80      154,750      $   6.77
                                                      ========      ========     ========      ========

At December 31, 2006, 98,500 outstanding options had exercise prices ranging from $3.33 to $8.00 per share. The weighted average remaining life of these options is 3.5 years. In addition, at December 31, 2006, 127,088 outstanding options had exercise prices ranging from $8.01 to $9.42 per share. The weighted average remaining life of these options is 5.9 years. The weighted-average remaining contractual life of the outstanding options at December 31, 2006 is approximately 4.8 years.

Options available for grant at December 31, 2006 were 165,714.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - EMPLOYEE BENEFITS (CONTINUED)

At December 31, 2006, options outstanding and options exercisable were as follows:

                                   OUTSTANDING                                                    EXERCISABLE
      ---------------------------------------------------------------------------        --------------------------
                                                         WEIGHTED
                                                         AVERAGE        WEIGHTED                          WEIGHTED
                                                         REMAINING      AVERAGE                           AVERAGE
                                                        CONTRACTUAL     EXERCISE                          EXERCISE
      RANGE OF EXERCISE PRICES               NUMBER    LIFE IN YEARS     PRICE             NUMBER          PRICE
      -----------------------             ----------    ----------     ----------        ----------      ----------
           $3.33 - 6.00                       62,000        3.5         $   3.90             62,000      $    3.90

           $6.01 - 8.50                       91,000        7.7             8.16             36,500           7.71

           $8.51 - 10.00                      72,588        5.4             9.19             58,588           9.31
                                          ----------                                     ----------

   Outstanding/Exercisable                   225,588                        7.32            157,088           6.80
                                          ==========                                     ==========

    Aggregate Intrinsic Value             $  626,775                                     $  431,580
                                          ==========                                     ==========

For the year ended December 31, 2006, stock option compensation expense of $59,000 was recognized in connection with the option plans. A tax benefit of $20,000 was recognized relative to stock options during the year ended December 31, 2006. At December 31, 2006, future compensation expense related to non vested stock option grants aggregated to $93,000 and is expected to be recognized as follows:

                                                                STOCK OPTION
                                                                COMPENSATION
                                                                   EXPENSE
                                                                 ----------
                                                               (In Thousands)

For the year ending December 31,                  2007           $      33
                                                  2008                  18
                                                  2009                  13
                                                  2010                  10
                                                  2011                   7
                                                  2012                   5
                                                  2013                   4
                                                  2014                   2
                                                  2015                   1

The fair value of the options granted during the years ended December 31, 2006 and 2005 was calculated using the Black-Scholes option pricing model with the following assumptions:

                                                       YEAR ENDED DECEMBER 31,
                                                      2006               2005
                                                    -------            -------
Expected dividend rate                                 1.50%              1.30%
Stock price volatility                                26.24%             27.43%
Risk free interest rate                                4.33%              4.28%
Expected life                                       9.0 yrs           10.0 yrs

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

During 2006, the Plan did not purchase any shares, the Company recognized expense of $23,500 and 3,000 shares of stock were allocated to eligible employees, leaving 22,523 shares of stock being held as unallocated at year end. The fair value of the unallocated ESOP shares at December 31, 2006 was $177,600.

During 2005, the Plan purchased 12,687 shares, the Company recognized expense of $28,000 and 3,500 shares of stock were allocated to eligible employees.

American Bank established a Non-qualified Deferred Compensation Plan for Senior Employees (the "Plan" or "SERP"), effective January 1, 2003, for senior employees designated by the Board of Directors. The Plan is a funded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended. Each year American Bank may, but is not required to, make discretionary contributions to the Plan on behalf of participants. The rate of return credited to participants' accounts each year, the vesting provisions, and other provisions are set forth in the Plan document. For as long as the participant participates in the Plan as an employee of American Bank or while receiving benefits under the Plan, the participant will be bound by the non-disclosure/trade secret and non-solicitation provisions of the Plan. At December 31, 2006 and 2005, the liability for the Plan was $134,900 and $109,000, respectively. The amount charged to expense in connection with the Plan for the years ended December 31, 2006 and 2005 was $26,000 and $25,000 respectively. During 2005, the Plan purchased 12,713 shares of the Company's common stock for allocation to the participants.

NOTE 16 - INCOME TAXES

The provision for federal income taxes for the years ended December 31, 2006 and 2005 consisted of the following:

                                                     2006             2005
                                                 -----------      ------------
                                                        (IN THOUSANDS)

          Current                                $     1,568      $      1,783
          Deferred                                      (291)             (218)
                                                 -----------      ------------

                                                 $     1,277      $      1,565
                                                 ===========      ============

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - INCOME TAXES (CONTINUED)

Reconciliation of the statutory income tax expense computed at 34% to the income tax expense included in the statements of income is as follows:

                                                                                                  2006           2005
                                                                                               ----------     ----------
                                                                                                      (IN THOUSANDS)
          Computed statutory tax expense                                                       $    1,397     $    1,733
          Earnings on bank owned life insurance                                                      (116)          (115)
          Dividends received deduction                                                                (37)           (49)
          Other, net                                                                                  (33)            (4)
                                                                                               ----------     ----------

                                                                                               $    1,277     $    1,565
                                                                                               ==========     ==========


The income tax provision applicable to net realized gains on the sale of securities was $22,000 in 2006 and $157,000 in 2005.

At December 31, 2006 and 2005, the significant components of deferred tax assets and liabilities are as follows:

                                                                                                  2006           2005
                                                                                               ----------     ----------
                                                                                                      (IN THOUSANDS)
          Deferred tax assets:
               Allowance for loan losses                                                       $    1,270     $    1,144
               Deferred compensation                                                                   32             23
                 Stock option expense                                                                  20             --
               Unrealized losses on securities available for sale                                      --            280
               Depreciation                                                                            75             15
               Other                                                                                   49              1
                                                                                               ----------     ----------

                 TOTAL DEFERRED TAX ASSETS                                                          1,446          1,463
                                                                                               ----------     ----------

          Deferred tax liabilities:
               Bad debt to recapture                                                                   (6)            --
               Prepaid expenses                                                                       (42)           (66)
               Loan origination costs                                                                (367)          (377)
               Unrealized gains on securities available for sale                                     (653)             -
                                                                                               -----------    ----------

                 TOTAL DEFERRED TAX LIABILITIES                                                    (1,068)          (443)
                                                                                               -----------    ----------

                 NET DEFERRED TAX ASSET                                                        $      378     $    1,020
                                                                                               ============   ==========

No valuation allowance was established at December 31, 2006 and 2005, in view of the Company's ability to carryback taxes paid in previous years and certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $8,185,000 and $23,572,000 at December 31, 2006 and 2005, respectively. Loans to related parties totaled $1,224,000 and $1,274,000 at December 31, 2006 and 2005,
respectively. During 2006, three new loans were granted in the amount of $884,00 and repayments totaled $934,000. In addition, the Company leases property from a related party (see Note 11).

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

A summary of the Company's financial instrument commitments at December 31, 2006 and 2005 is as follows:


                                                           2006          2005
                                                        ----------    ---------
                                                              (IN THOUSANDS)

          Commitments to extend credit                  $    12,900   $   8,511
          Unfunded commitments under lines of credit         39,317      51,811
          Outstanding letters of credit                       5,526       4,670

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

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2006 and 2005 for guarantees under standby letters of credit issued is not material.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier l capital (as defined in the regulations) to risk-weighted assets, and of Tier l capital to average assets. Management believes, as of December 31, 2006, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - REGULATORY MATTERS (CONTINUED)

The Company's and the Bank's actual capital amounts and ratios at December 31, 2006 and 2005 are presented below:

                                                                                                        TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL ADEQUACY       PROMPT CORRECTIVE
                                                     ACTUAL                    PURPOSES             ACTION PROVISIONS
                                               ------------------        -------------------        ------------------
                                               AMOUNT       RATIO        AMOUNT        RATIO        AMOUNT       RATIO
                                               ------       -----        ------        -----        ------       -----
                                                                  (DOLLAR AMOUNTS IN THOUSANDS)

AS OF DECEMBER 31, 2006:
     Total capital (to risk-weighted
         assets):
         Consolidated                          $48,022        12.91%    $=>29,768      =>8.0%           N/A         N/A
         Bank                                   45,270        12.37      =>29,271      =>8.0      $=>36,589      =>10.0%
     Tier 1 capital (to risk-weighted assets):
         Consolidated                           43,140        11.59      =>14,884      =>4.0            N/A          N/A
         Bank                                   41,503        11.34      =>14,635      =>4.0       =>21,953      => 6.0
     Tier 1 capital (to average assets):
         Consolidated                           43,140         8.44      =>20,437      =>4.0            N/A          N/A
         Bank                                   41,503         8.22      =>20,189      =>4.0       =>25,236      => 5.0

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

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY)

BALANCE SHEETS

                                                                                          DECEMBER 31,
                                                                                    ----------------------
                                                                                      2006          2005
                                                                                    --------      --------
                                                                                         (IN THOUSANDS)
                            ASSETS

                   Cash and equivalents                                             $      9      $  3,490
                   Investment in common and preferred stock                            8,275         7,251
                   Investment in other securities                                        201           201
                   Investment in bank subsidiary                                      41,448        42,919
                   Other assets                                                          255         1,598
                                                                                    --------      --------

                          TOTAL ASSETS                                              $ 50,188      $ 55,459
                                                                                    ========      ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

                   Long-term debt                                                   $  4,000      $     --
                   Corporate obligation for junior subordinated debentures            10,503        10,187
                   Other liabilities                                                   1,468           927
                   Stockholders' equity                                               34,219        44,345
                                                                                    --------      --------

                          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 50,188      $ 55,459
                                                                                    ========      ========

STATEMENTS OF INCOME

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                    ----------------------
                                                                                      2006          2005
                                                                                    --------      --------
                                                                                         (IN THOUSANDS)

                   Dividends from subsidiary                                        $  6,200      $     --
                   Dividend income on common stock                                        50           117
                   Interest income on other securities                                    11            10
                   Interest expense on short-term debt                                  (199)           --
                   Interest expense on corporate obligation for junior
                        subordinated debentures                                         (611)         (611)
                   Gains on sales of investments                                          66           607
                   Operating expenses                                                   (264)         (146)
                                                                                    --------      --------
                          INCOME (LOSS) BEFORE INCOME TAXES                            5,253           (23)
                   Income tax (benefit)                                                 (178)           (7)
                                                                                    --------      --------
                          INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
                              OF BANK SUBSIDIARY                                       5,431           (16)
                   Equity in undistributed earnings of bank subsidiary                (2,600)        3,548
                                                                                    --------      --------

                          NET INCOME                                                $  2,831      $  3,532
                                                                                    ========      ========

AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20 - CONDENSED FINANCIAL INFORMATION OF AMERICAN BANK INCORPORATED (PARENT COMPANY ONLY) (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                            YEARS ENDED DECEMBER 31,
                                                                            ----------------------
                                                                              2006          2005
                                                                            --------      --------
                                                                                 (IN THOUSANDS)
         CASH FLOWS FROM OPERATING ACTIVITIES
              Net income                                                    $  2,831      $  3,532
              Adjustments to reconcile net income to
                  net cash provided by operating activities:
                  Net gains realized on sales of securities                      (66)         (607)
                  (Increase) decrease in other assets                            833          (341)
                      Option award expense                                        59            --
                  Allocation of ESOP shares                                       22            28
                  Increase (decrease) in other liabilities                       239          (284)
                  Equity in undistributed earnings of bank
                       subsidiary                                              2,600        (3,548)
                                                                            --------      --------
                       NET CASH PROVIDED BY (USED IN) OPERATING
                         ACTIVITIES                                            6,518        (1,220)
                                                                            --------      --------
         CASH FLOWS FROM INVESTING ACTIVITIES
              Securities available for sale:
                  Purchases                                                       --        (1,233)
                  Sales                                                          546         4,757
                                                                            --------      --------
                       NET CASH PROVIDED BY INVESTING ACTIVITIES                 546         3,524
                                                                            --------      --------
         CASH FLOWS FROM FINANCING ACTIVITIES
                Proceeds from new borrowings                                   4,000            --
              Dividends paid                                                    (586)         (796)
              Issuance of common stock                                            --         2,389
              Purchase of common stock, Treasury, ESOP and
                      SERP                                                   (13,959)       (1,008)
              Proceeds from stock options                                         --            67
                                                                            --------      --------
                       NET CASH PROVIDED BY (USED IN) FINANCING
                          ACTIVITIES                                         (10,545)          652
                                                                            --------      --------
                       INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       (3,481)        2,956
         CASH AND CASH EQUIVALENTS
              Beginning                                                        3,490           534
                                                                            --------      --------
              Ending                                                        $      9      $  3,490
                                                                            ========      ========

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

CASH AND DUE FROM BANKS AND INTEREST BEARING DEPOSIT WITH BANK

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

DEPOSITS

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

A summary of the estimated fair values of the Company's financial instruments are as follows:

                                                                 2006                     2005
                                                        ---------------------     ---------------------
                                                        CARRYING       FAIR       CARRYING      FAIR
                                                         AMOUNT        VALUE       AMOUNT       VALUE
                                                        --------     --------     --------     --------
                                                                         (IN THOUSANDS)
Financial assets:
     Cash and due from banks                            $  3,047     $  3,047     $  3,727     $  3,727
     Interest-bearing deposit with bank                      256          256           55           55
     Securities                                          161,345      161,706      202,173      202,703
     Loans receivable, net                               319,969      316,707      301,394      295,883
     Restricted investments in bank stock                  5,067        5,067        6,452        6,452
     Accrued interest receivable                           2,750        2,750        2,709        2,709

Financial liabilities:
     Deposits                                            368,995      368,460      368,958      366,066
     Short-term debt                                      27,616       27,616       12,921       12,921
     Long-term debt                                       61,734       61,452       90,848       90,821
     Junior subordinated debentures                       10,503       11,086       10,187       12,285
     Accrued interest payable                                871          871          817          817


AMERICAN BANK INCORPORATED
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 22 - QUARTERLY RESULTS

The following is a summary of the unaudited quarterly results of operations:


                                                       THREE MONTHS ENDED
                                    -----------------------------------------------------
                                    MARCH 31,       JUNE 30,    SEPTEMBER 30,  DECEMBER 31,
                                      2006            2006           2006          2006
                                    ---------      ---------      ---------     ---------
Total interest income               $   6,802      $   6,959      $   7,241     $   7,160
Total interest expense                  4,189          4,540          4,839         4,834
                                    ---------      ---------      ---------     ---------
Net interest income                     2,613          2,419          2,402         2,326
Provision for loan losses                 128            135             61            25
                                    ---------      ---------      ---------     ---------
Net interest income after
  provision for loan losses             2,485          2,284          2,341         2,301
                                    ---------      ---------      ---------     ---------

Total noninterest income                  117            219            206           213
Total noninterest expense               1,539          1,523          1,491         1,505
                                    ---------      ---------      ---------     ---------
Income before income taxes              1,063            980          1,056         1,009
Income taxes                              325            295            322           335
                                    ---------      ---------      ---------     ---------
Net income                          $     738      $     685      $     734     $     674
                                    =========      =========      =========     =========

Per share data:
Net income
     Basic                          $    0.11      $    0.11         $ 0.12     $    0.11
     Diluted                             0.10           0.11           0.12          0.10

Average shares outstanding
     Basic                              6,839          6,054          6,014         5,983
     Diluted                            8,073          7,287          7,243         7,217

Quarterly earnings per share data may vary from annual earnings due to rounding